As filed with the Securities and Exchange Commission on May 6, 2004
No. 333-112312

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Conseco, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6321	75-3108137
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11825 N. Pennsylvania Street

Carmel, Indiana 46032
(317) 817-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Eugene M. Bullis, Executive Vice President and Chief Financial Officer

William S. Kirsch, Executive Vice President, General Counsel and Secretary
Conseco, Inc.
11825 N. Pennsylvania Street
Carmel, Indiana 46032
(317) 817-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

James S. Rowe Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 (312) 861-2000	Vincent J. Pisano Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 10022 (212) 446-4800	William J. Whelan, III Andrew J. Pitts Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:     ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

       This Registration Statement contains alternate sections, paragraphs, sentences or phrases which will be contained in two forms of prospectus covered in this Registration Statement, one to be used in connection with an offering of shares of our common stock and the other to be used in connection with a concurrent offering of shares of our class B mandatorily convertible preferred stock. Those sections, paragraphs, sentences or phrases that will appear only in the common stock prospectus are marked at the beginning of such section, paragraph, sentence or phrase by the symbol [C] and those that will appear only in the class B mandatorily convertible preferred stock prospectus are designated with the symbol [P]. Unless so indicated with a [C] or [P], the language therein will appear in both forms of prospectus.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[C]

Subject to Completion, Dated May 6, 2004

44,000,000 Shares

Conseco, Inc.

Common Stock

       We are offering 44,000,000 shares of our common stock. Concurrently with this offering, we are offering 20,000,000 shares of our      % class B mandatorily convertible preferred stock. The closing of this offering is not conditioned upon the closing of the class B preferred stock offering.

       Our common stock is listed on the New York Stock Exchange under the symbol “CNO.” The last reported sale price of our common stock on May 5, 2004 was $19.41 per share.

       Investing in our securities involves risks. See “Risk Factors” beginning on page 21 to read about factors you should consider before buying our securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Conseco	$	$

       To the extent that the underwriters sell more than 44,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 6,600,000 shares from us at the initial price to public less the underwriting discount.

       The underwriters expect to deliver the shares of common stock to purchasers on                           , 2004.

Goldman, Sachs & Co.	Morgan Stanley

Banc of America Securities LLC

Credit Suisse First Boston

Deutsche Bank Securities

JPMorgan

Lazard

Advest, Inc.

Keefe, Bruyette & Woods

Prospectus dated                     , 2004.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[P]

Subject to Completion, Dated May 6, 2004

20,000,000 Shares

Conseco, Inc.

       % Mandatorily Convertible Preferred Stock, Class B

(liquidation preference $25 per share)

       We are offering 20,000,000 shares of our      % mandatorily convertible preferred stock, class B. Concurrently with this offering, we are offering 44,000,000 shares of our common stock. The closing of this offering is conditioned upon the closing of the common stock offering.

       Dividends on the shares of class B preferred stock will be cumulative from the date of issuance and will be payable February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2004. Accumulated unpaid dividends will cumulate dividends at the annual rate of           %. The dividend rate is $           per share per annum.

       On the mandatory conversion date, each share of class B preferred stock will automatically convert into shares of our common stock based on the conversion rates described in this prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “CNO.” The last reported sale price of our common stock on May 5, 2004 was 19.41 per share.

       Prior to this offering there has been no public market for the class B preferred stock. We intend to list the class B preferred stock on the New York Stock Exchange under the symbol “CNO PrB.”

       Investing in our securities involves risks. See “Risk Factors” beginning on page 21 to read about factors you should consider before buying our securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Conseco	$	$

       To the extent that the underwriters sell more than 20,000,000 shares of class B preferred stock, the underwriters have the option to purchase up to an additional 3,000,000 shares of class B preferred stock from us at the initial price to public less the underwriting discount.

       The underwriters expect to deliver the shares of class B preferred stock to purchasers on                           , 2004.

Goldman, Sachs & Co.	Morgan Stanley

JPMorgan

Banc of America Securities LLC

Credit Suisse First Boston

Lazard

Prospectus dated                     , 2004.

PROSPECTUS SUMMARY
Operating Results
Collected Premiums
Supplemental Health Product Loss Ratios
Statutory-basis Measure
Selected Consolidated Financial Data
RISK FACTORS
OUR RECENT EMERGENCE FROM BANKRUPTCY
[P] RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS, AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
[P] DESCRIPTION OF THE MANDATORILY CONVERTIBLE PREFERRED STOCK
[P] U.S. FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
[C] UNDERWRITING
[P] UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Computation of Ratio of Earnings to Fixed Charges
Consent of PricewaterhouseCoopers LLP

Page

PROSPECTUS SUMMARY	1
RISK FACTORS	21
OUR RECENT EMERGENCE FROM BANKRUPTCY	43
[P] RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS, AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS	45
USE OF PROCEEDS	47
PRICE RANGE OF OUR COMMON STOCK	48
DIVIDEND POLICY	49
CAPITALIZATION	50
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA	51
MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS	53
BUSINESS	106
MANAGEMENT	132
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	141
PRINCIPAL STOCKHOLDERS	142
[P] DESCRIPTION OF THE MANDATORILY CONVERTIBLE PREFERRED STOCK	143
[P] U.S. FEDERAL INCOME TAX CONSIDERATIONS	155
DESCRIPTION OF CAPITAL STOCK	160
SHARES ELIGIBLE FOR FUTURE SALE	168
[C] UNDERWRITING	171
[P] UNDERWRITING	174
LEGAL MATTERS	177
EXPERTS	177
WHERE YOU CAN FIND MORE INFORMATION	177
INDEX TO FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

Our Business

       We are a holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We focus on serving the senior and middle-income markets, which we believe are attractive, high growth markets. We sell our products through three distribution channels: career agents, professional independent producers and direct marketing. As of December 31, 2003, we had $2.8 billion of shareholders’ equity and $29.9 billion of assets. For the four months ended December 31, 2003, we had $1,505.5 million of revenues and $96.3 million of net income.

       We conduct our business operations through two primary operating segments, based primarily on method of product distribution, and a third segment comprised of businesses in run-off. Prior to September 30, 2003, we conducted our insurance operations through one segment. In the fourth quarter of 2003, we implemented changes contemplated in our restructuring plan to conduct our business through the following segments:

•	Bankers Life, which consists of the businesses of Bankers Life & Casualty Company and Colonial Penn Life Insurance Company. Bankers Life & Casualty markets and distributes Medicare supplement insurance, life insurance, long-term care insurance and fixed annuities to the senior market through approximately 4,000 exclusive career agents and sales managers. Colonial Penn markets life insurance directly to consumers through television advertising, direct mail, the internet and telemarketing. Both Bankers Life & Casualty and Colonial Penn market their products under their own brand names.

•	Conseco Insurance Group, which markets and distributes specified disease insurance, Medicare supplement insurance and certain life and annuity products to the senior and middle-income markets through over 500 independent marketing organizations that represent over 9,100 producing independent agents. This segment markets its products under the “Conseco” brand.

•	Other business in run-off, which includes blocks of business that we no longer market or underwrite and are managed separately from our other businesses. This segment consists of long-term care insurance sold through independent agents and major medical insurance.

       We also have a corporate segment, which consists of holding company activities and certain non-insurance company businesses that are not related to our operating segments.

       The following table sets forth information on our segments for the four months ended December 31, 2003 (dollars in millions):

	Collected Premiums
			Income Before
	$	Percentage	Income Taxes

Bankers Life	$720.3	54.8%	$85.5
Conseco Insurance Group	421.6	32.0	94.3
Other Business In Run-off	173.9	13.2	12.8
Corporate	—	—	(43.1)

Total	$1,315.8	100.0%	$149.5

Our Restructuring

       We are in the process of significantly restructuring our business through a process which included the bankruptcy of our predecessor company and our subsequent emergence from bankruptcy on September 10, 2003. None of our insurance company subsidiaries were a part of the bankruptcy petitions, although the bankruptcy did cause disruptions to our insurance operations.

       We have achieved several critical financial goals as part of our restructuring, including:

•	reducing our debt and other obligations by $5.7 billion,

•	disposing of the assets of our predecessor’s finance business,

•	selling non-core operating subsidiaries such as Conseco Variable Insurance Company,

•	improving the risk profile of our investment portfolio, and

•	improving the financial strength of our insurance companies as measured by risk-based capital.

       We have also recruited and integrated new members into our management team, and we have a new board of directors. Since our emergence from bankruptcy, management has continued to take steps in an effort to improve our profitability and further streamline our business. For example, in September 2003, we sold our stake in the General Motors building in New York City, which increased the statutory capital and surplus of our insurance subsidiaries by over $350 million.

       We have also undertaken several strategic initiatives to streamline our business lines, focusing on those businesses we believe are most profitable. These initiatives include emphasizing the sales of Medicare supplement and specified disease products and de-emphasizing sales of certain annuity and life products, ceasing sales of long-term care products in Conseco Insurance Group and attempting to re-price certain lines of business through significant rate increases.

       The next stage of our restructuring, which includes the offering of our common stock and the offering of the class B preferred stock, is a recapitalization of our current balance sheet. The completion of the offering of our class B preferred stock is conditioned upon the completion of the offering of our common stock. The completion of the offering of our common stock is not conditioned upon the completion of the offering of our class B preferred stock. Our current capitalization is presented below:

As of
December 31, 2003

(In millions)
Notes payable	$1,300.0

Equity:
Preferred stock, par value $0.01 per share, 265,000,000 authorized; 34,386,740 shares of class A senior cumulative convertible exchangeable preferred stock issued and outstanding	887.5
Common stock, par value $0.01 per share, 8,000,000,000 authorized; 100,115,772 issued and outstanding	1.0
Additional paid-in-capital	1,641.9
Accumulated other comprehensive income	218.7
Retained earnings	68.5

Total equity	2,817.6

Total capitalization	$4,117.6

       Our recapitalization has two components:

•	Redemption of our existing preferred stock. We plan to use a portion of the proceeds of the offerings to redeem all of our outstanding class A senior cumulative convertible exchangeable preferred stock.

•	Reduction and replacement or renegotiation of our existing bank credit facility. We intend to reduce our overall senior indebtedness, reduce our borrowing costs and improve the terms and conditions of our existing bank credit facility. We believe that we can achieve these goals by using a portion of the proceeds of the offerings of our common stock and our class B preferred stock to retire a portion of our existing debt and/or by renegotiating the terms of our existing bank credit facility.

       By redeeming all the class A preferred stock and reducing our overall indebtedness, our goals are to improve the financial flexibility of our top-tier holding company and improve the financial strength ratings of our insurance companies. The completion of the common stock offering is not conditioned upon completion of the class B preferred stock offering, and if we complete the common stock offering but not the class B preferred stock offering, we will have fewer proceeds to apply in this regard.

Competitive Strengths

       We believe our competitive strengths have enabled and will continue to enable us to capitalize on the opportunities in our target markets. These strengths include:

•	our position as a leading national provider of life and health insurance products to the senior market,

•	our broad-based distribution networks,

•	our strong, nationally recognized brand names, and

•	our experienced management with a proven track record.

       Leading National Provider of Life and Health Insurance Products to the Senior Market. The Bankers Life segment is one of the leading national providers of life and health insurance products focused primarily on the senior market. The career agents and direct distribution channels within Bankers Life provide a number of products that are important to the financial well-being of seniors: supplemental health coverage, including Medicare supplement and long-term care insurance, as well as selected life and annuity products. According to the most recently published study on the Medicare supplement market by the Life Insurance Marketing Research Association, we were ranked third in sales of agent-distributed Medicare supplement insurance based on collected premiums in 2003. Our approximately 4,000 career agents are trained to cater to the needs of the senior market. Current demographic trends indicate that the senior market will continue to grow, and we believe our focus on seniors will provide us with a significant opportunity to increase our share of this market.

       Broad-Based Distribution Networks. Our broad-based distribution networks provide us with a number of ways to reach our target markets. Our career agents and direct distribution channels focus on the senior market. We also have independent agents who focus on senior market products such as Medicare supplement insurance. Our independent agents also sell certain of our products that are specifically designed for the under-age-65 middle-income market. These products include our specified disease insurance coverage, such as cancer and heart/stroke products, as well as equity-indexed life insurance and equity-indexed annuities. Despite the bankruptcy, we have retained the majority of our career agents, including 80 percent of our top 1,000 career agents. Our top 1,000 career agents collectively accounted for over 50 percent of Bankers Life & Casualty’s sales during 2003. In 2003, 52 percent of our sales were through career agents, 45 percent were through independent distributors and 3 percent were through direct marketing by Colonial Penn.

       Strong, Nationally Recognized Brand Names. We believe our brands are widely recognized by our customers and distributors. We believe we have successfully developed product-focused consumer recognition in our chosen markets through three distinct brands — Conseco, Bankers Life & Casualty and Colonial Penn. We believe our multiple-brand strategy has helped us maintain sales of certain key products, such as Medicare supplement, and retain business through our reorganization. We continue to raise the profile of our brands through our “Step Up” campaign and several national and local community sponsorship arrangements, including the Indy Racing League and the Conseco Fieldhouse in Indianapolis, home to the Indiana Pacers NBA basketball team. In addition, we continue to raise the profile of our Bankers Life brand through our continued relationship with the Alzheimer’s Association and International Longevity Center as well as a renewed relationship with Paul Harvey, who for many years was the spokesperson for Bankers Life & Casualty. We believe that our brands give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors.

       Experienced Management With a Proven Track Record. Our strong, experienced senior management team has led us through our restructuring to date. Our management is led by our President and Chief Executive Officer, William J. Shea, who has over 25 years of financial services experience and joined Conseco in 2001. Mr. Shea has served as Vice Chairman and Chief Financial Officer of BankBoston Corporation and as Partner and Vice Chairman of PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP. In addition to our experienced senior management team, our Non-Executive Chairman, R. Glenn Hilliard, has over 35 years of insurance experience, having served most recently as Chairman and CEO of ING Americas. Mr. Hilliard joined our board in September 2003. Our management’s knowledge and experience have helped us maintain our business operations through the restructuring and are expected to provide us with opportunities to further enhance our business in the future.

Summary Risk Factors

       You should carefully consider the following important risks:

•	Our recent bankruptcy and legal proceedings in which we are involved may continue to disrupt our operations and hamper our efforts to restore confidence in the “Conseco” brand, which may negatively impact our financial results and liquidity.

•	An important competitive factor for our insurance subsidiaries is the financial strength ratings they receive from nationally recognized rating organizations. Most of our competitors have higher financial strength ratings than we do and we believe it is critical for us to improve our ratings to be competitive. If we are not able to improve and maintain the financial strength ratings of our insurance subsidiaries, we may experience lower sales, increased agent attrition and increased policyholder lapses and redemptions.

•	Despite our recent emergence from bankruptcy, we continue to have a substantial amount of indebtedness. If we fail to meet our repayment obligations or to meet or maintain various covenants and financial ratios under our senior credit facility, our lenders are entitled to accelerate the repayment of these loans. If the loans are accelerated and we do not have sufficient liquidity to repay them, we may be forced to seek bankruptcy protection again. In addition, our senior credit facility may restrict our ability to engage in activities that may be beneficial to our future growth and profitability.

•	We are an insurance holding company with no business operations of our own. As a result, we depend on our subsidiaries for cash to meet our obligations. The ability of our insurance subsidiaries to distribute cash to us is subject to state insurance regulations. Accordingly, our ability to meet our obligations [P], including our obligation to pay dividends on the class B preferred stock, may be constrained by our subsidiaries’ ability under state insurance regulations to distribute cash to us.

•	We set premium rates on our insurance policies based on facts and circumstances at the time we issue the policies and on assumptions about numerous variables. When we set premium rates, we cannot predict with certainty what the actual claims on our policies will be. This is particularly true in the context of setting rates on our long-term care policies, for which we have relatively limited historical claims experience. If our premium rates are not adequate or if we are unable to obtain regulatory approval to increase our premium rates, our results of operations will be negatively affected.

       Please see “Risk Factors” for information on these and other risks related to our business and this offering.

Strategy

       Our objective is to generate attractive returns on equity while growing a stable, well capitalized insurance business focused on serving the middle-income and senior markets. We intend to achieve these objectives by executing the following strategies:

•	focus on the senior and middle-income markets,

•	continue to improve our financial condition,

•	use our distribution network to strengthen market access, and

•	continue to improve our operational efficiency.

       Focus on the Senior and Middle-Income Markets. We are committed to serving the senior and middle-income markets in the United States. Our customer base includes approximately 3.8 million policyholders. According to the January 2004 issue of “Journal of Financial Service Professionals,” the population of the United States age 50 or older is projected to increase by approximately 27 percent from 2004 to 2014. We have taken several steps in recent periods to sharpen our focus on both markets by strengthening our distribution, reducing our sales of non-core life and annuity products and introducing new and innovative supplemental health and retirement savings products targeting senior and middle-income customers.

       Continue to Improve Our Financial Condition. We seek to continue to improve our financial condition by reducing debt at the holding company, maintaining adequate risk-based capital in our operating subsidiaries and focusing on marketing profitable products. We took a series of actions in 2002 and 2003 to enhance our financial condition. In addition to reducing our debt and other obligations at the holding company by $5.7 billion through the bankruptcy, we improved the risk profile of our investment portfolio and the financial strength of our insurance companies as measured by risk-based capital. Our fixed maturity investment portfolio is primarily comprised of government, investment grade and structured securities. Below-investment grade securities comprised 3.9 percent of our fixed maturity portfolio as of December 31, 2003, down from 6.5 percent as of December 31, 2002. Our insurance companies’ consolidated company action level risk-based capital ratio improved from 166 percent at December 31, 2002 to 287 percent at December 31, 2003. The risk-based capital ratio is one of the tools insurance regulators use to determine the adequacy of an insurance company’s capital. See “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Statutory Information” for further information. We intend to continue to manage our business with a view to improving our capitalization, financial strength and ratings.

       Use Our Distribution Network to Strengthen Market Access. We seek to use our broad distribution channels to meet our customers’ needs and enhance our market presence. We believe we have created appropriate incentives focused on persistent and profitable production, as well as improved monitoring and tracking of production and persistency levels by distributor. We promote cross-selling of life, supplemental health and retirement savings products in certain markets to capture a greater share of our policyholders’ coverage needs. In addition, we utilize our independent producers and career agent network as important sources of information regarding the evolving needs of our customer base. As a result, our products are tailored to include the specific features that we believe are most important to our customers. If we are successful in raising our ratings, we expect to be able to add new agents to our career and independent agency distribution channels, which we believe will result in increased sales of our insurance products.

       Continue to Improve Our Operational Efficiency. We have undertaken several initiatives to improve our operational efficiency and lower costs. We have simplified our organizational structure by divesting certain businesses and consolidating several legal entities. We are in the process of integrating policy administration and claims management systems from previous acquisitions to lower our operational costs in our Conseco Insurance Group segment. We intend to reduce the number of policy administration and related support systems by 50 percent, from 33 systems in April 2003 to 16 systems by the end of 2004. We have also reduced our headcount over the past two years and have focused on improving the productivity of our employees, career agents and independent distributors. We intend to continue to work to improve our operational efficiency by rationalizing expenses and systems in an effort to enhance our service standards and profitability.

       We also intend to consider from time to time, as we have in the past, various strategic alternatives to enhance shareholder value, including but not limited to acquisitions, dispositions, business combinations, joint ventures and strategic alliances. We do not currently have any definitive plans to enter into any such transactions.

Recent Developments

       We and certain of our subsidiaries emerged from chapter 11 bankruptcy proceedings on September 10, 2003. However, for accounting convenience, the effective date of the plan of reorganization was deemed to have occurred on August 31, 2003. Fresh start accounting has been implemented as of August 31, 2003, and accordingly, we restated all of our assets and liabilities to their current estimated value, reestablished shareholders’ equity at the reorganization value determined in connection with our Sixth Amended Joint Plan of Reorganization, and recorded the portion of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. As a result, our financial statements for periods following August 31, 2003 are not comparable with those prepared before that date.

Operating Results

       We announced on May 6, 2004 the following financial information for the quarter ended March 31, 2004. All of the following information is subject to revision based upon completion of our first quarter of 2004 financial statements and the related review by our independent accountants in connection with the filing of our Form 10-Q for the quarter ended March 31, 2004. For the quarter ended March 31, 2004, our reported net income (after dividends on convertible exchangeable preferred stock) was $49.9 million, or 50 cents per diluted common share. Results for the first quarter of 2004 included net after-tax gains of $12.9 million from realized investment gains. Our predecessor company previously reported a net loss for the quarter ended March 31, 2003 of $19.0 million. Results by segment were as follows (dollars in millions):

	Successor		Predecessor

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2004	2003	2003

Earnings (loss) before taxes:
Bankers Life	$56.4	$60.0	$55.9
Conseco Insurance Group	60.5	68.8	16.3
Other Business in Run-off	14.9	10.7	(32.4)
Corporate Operations	(39.1)	(29.0)	(112.4)
Realized gains, net of related amortization, and venture capital income (losses)	19.7	1.2	25.1

Earnings (loss) before taxes and discontinued operations	112.4	111.7	(47.5)
Tax expense (benefit)	39.6	39.6	(14.6)

Income (loss) before discontinued operations	72.8	72.1	(32.9)
Discontinued operations, net of income taxes	—	—	13.9

Net income (loss)	72.8	72.1	(19.0)
Preferred stock dividends	22.9	22.5	—

Net income (loss) applicable to common stock	$49.9	$49.6	$(19.0)

       Earnings in our Bankers Life and Conseco Insurance Group segments were below our original expectations due, in part, to decreases in net investment income. Although the book value of our total investments increased, net investment income decreased by approximately $9.0 million between the fourth quarter of 2003 and the first quarter of 2004 primarily due to prevailing market interest rates and prepayments in our mortgage-backed securities portfolio. Net investment income in the first quarter of 2004 was reduced by approximately $6.2 million of premium amortization associated with prepayments on fixed maturity investments, primarily mortgage-backed securities, which had been marked to market as required by “fresh start” accounting, at prices above par. Investment purchases during the first quarter of 2004 were at average yields of 5.05 percent. The average portfolio yield on our fixed maturity portfolio was 5.55 percent at December 31, 2003 and 5.53 percent at March 31, 2004.

       Pre-tax results in our Conseco Insurance Group segment included adverse life mortality experience of approximately $4.4 million from higher than expected death claims.

       Pre-tax results in our Corporate Operations segment included severance expense of $4.4 million and a credit agreement charge of $2.0 million.

Collected Premiums

       Collected premiums in each of our operating segments by product line were as follows (dollars in millions):

	Successor		Predecessor

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2004	2003	2003

Bankers Life segment:
Annuity products	$177.3	$190.2	$260.0
Supplemental health products	303.2	311.3	278.5
Life products	37.8	46.7	34.1

Total collected premiums	$518.3	$548.2	$572.6

Conseco Insurance Group segment:
Annuity products	$13.4	$12.8	$37.8
Supplemental health products	190.9	204.6	196.5
Life products	101.8	97.3	105.9

Total collected premiums	$306.1	$314.7	$340.2

Other Business in Run-off segment:
Long-term care products	$98.6	$102.8	$96.9
Major medical products	6.0	22.6	61.6

Supplemental Health Product Loss Ratios

       Loss ratios on major supplemental health lines of business in each of our segments were as follows:

	Successor		Predecessor

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
	2004	2003	2003

Bankers Life segment:
Medicare Supplement:
Earned premium	$162 million	$159 million	$162 million
Loss ratio	65.56%	61.56%	71.08%
Long-Term Care:
Earned premium	$131 million	$130 million	$123 million
Loss ratio	89.26%	85.48%	83.31%
Interest-adjusted loss ratio(a)	62.86%	59.27%	66.90%
Conseco Insurance Group segment:
Medicare Supplement:
Earned premium	$96 million	$98 million	$96 million
Loss ratio	61.10%	66.02%	67.73%
Specified Disease:
Earned premium	$90 million	$91 million	$92 million
Loss ratio	70.15%	61.92%	69.37%
Other Business in Run-off segment:
Earned premium	$103 million	$109 million	$188 million
Loss ratio	98.06%	99.07%	113.57%
Interest-adjusted loss ratio(a)	59.99%	64.45%	95.02%

(a)	Calculated as the product’s (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities divided by (2) insurance policy income.

Statutory-basis Measure

       For the quarter ended March 31, 2004, our combined company action level risk-based capital ratio was an estimated 297 percent at March 31, 2004, up from 287 percent at December 31, 2003, and 166 percent at March 31, 2003.

Selected Consolidated Financial Data

       The following tables set forth selected financial data for Conseco as of and for the quarter ended March 31, 2004, as of December 31, 2003 and for the quarter ended March 31, 2003 (dollars in millions).

	Successor

	March 31,	December 31,
	2004	2003

	(unaudited)
ASSETS
Investments:
Actively managed fixed maturities at fair value (amortized cost:
March 31, 2004 - $20,145.4; December 31, 2003 - $19,470.7)	$20,963.4	$19,840.1
Equity securities at fair value (cost: March 31, 2004 - $72.3; December 31, 2003 - $71.8)	77.2	74.5
Mortgage loans	1,116.0	1,139.5
Policy loans	492.9	503.4
Trading securities	935.4	915.1
Other invested assets	195.8	324.1

Total investments	23,780.7	22,796.7
Cash and cash equivalents:
Unrestricted	999.0	1,228.7
Restricted	15.5	31.9
Accrued investment income	309.0	315.5
Value of policies in force at the Effective Date	2,807.2	2,949.5
Cost of policies produced	181.4	101.8
Reinsurance receivables	924.4	930.5
Income tax assets	9.8	24.6
Goodwill	773.9	952.2
Other intangible assets	153.3	155.2
Assets held in separate accounts	34.8	37.7
Other assets	475.3	395.8

Total assets	$30,464.3	$29,920.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Liabilities for insurance and asset accumulation products:
Interest-sensitive products	$12,443.7	$12,480.4
Traditional products	11,435.7	11,431.8
Claims payable and other policyholder funds	903.4	892.3
Liabilities related to separate accounts	34.8	37.7
Other liabilities	742.1	573.0
Investment borrowings	461.2	387.3
Notes payable – direct corporate obligations	1,296.5	1,300.0

Total liabilities	27,317.4	27,102.5

Commitments and Contingencies
Shareholders’ equity:
Preferred stock	910.4	887.5
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: March 31 – 100,115,772; December 31, 2003 – 100,115,772)	1.0	1.0
Additional paid-in-capital	1,646.4	1,641.9
Accumulated other comprehensive income	470.7	218.7
Retained earnings	118.4	68.5

Total shareholders’ equity	3,146.9	2,817.6

Total liabilities and shareholders’ equity	$30,464.3	$29,920.1

	Successor	Predecessor

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2004	2003

	(unaudited)	(unaudited)
Revenues:
Insurance policy income	$748.4	$873.6
Net investment income:
General account assets	312.0	347.3
Policyholder and reinsurer accounts	15.7	(23.1)
Venture capital income related to investment in AT&T Wireless Services, Inc.	—	2.5
Net realized investment gains	27.1	23.3
Fee revenue and other income	7.4	13.6

Total revenues	1,110.6	1,237.2

Benefits and expenses:
Insurance policy benefits	719.7	858.7
Provision for losses	—	15.3
Interest expense (contractual interest: $97.6 for the three months ended March 31, 2003)	29.1	73.6
Amortization	98.2	158.0
Other operating costs and expenses	151.2	161.0
Reorganization items	—	18.1

Total benefits and expenses	998.2	1,284.7

Income (loss) before income taxes and discontinued operations	112.4	(47.5)
Tax expense (benefit) on period income (loss)	39.6	(14.6)

Income (loss) before discontinued operations	72.8	(32.9)
Discontinued operations, net of income taxes	—	13.9

Net income (loss)	72.8	(19.0)
Preferred stock dividends	22.9	—

Net income (loss) applicable to common stock	$49.9	$(19.0)

Earnings per common share:
Basic:
Weighted average shares outstanding	100,116,000

Net income	$.50

Diluted:
Weighted average shares outstanding	100,588,000

Net income	$.50

Corporate Information

       We are a corporation organized under the laws of the State of Delaware, and the successor to Conseco, Inc., an Indiana corporation. We emerged from bankruptcy on September 10, 2003. Our principal executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032, and our telephone number at this location is (317) 817-6100. Our website is www.conseco.com. Information on our website should not be construed to be part of this prospectus.

       Our common stock is listed on the New York Stock Exchange under the symbol “CNO,” and our series A warrants are listed on the New York Stock Exchange under the symbol “CNOWS.” Our class A preferred stock currently trades on the Over-the-Counter Bulletin Board under the symbol “CNSJP.”

[C] The Offering

Issuer	Conseco, Inc.

Common stock offered	44,000,000 shares

Common stock to be outstanding after this offering	144,115,772 shares if the underwriters do not exercise the option to purchase additional shares.

Over-allotment option	6,600,000 shares

Use of proceeds	We intend to use the net proceeds of this offering, together with the net proceeds of the concurrent class B preferred stock offering, to redeem all of our outstanding class A preferred stock, to repay indebtedness under our existing senior credit facility, to contribute capital to our insurance subsidiaries and/ or for general corporate purposes. The completion of the common stock offering is not conditioned upon completion of the class B preferred stock offering.

NYSE symbol	CNO

The number of shares of our common stock shown above to be outstanding after this offering is based on 100,115,772 shares, the number of shares of our common stock outstanding as of May 5, 2004, and excludes:

•	approximately 6 million shares of common stock issuable upon the exercise of outstanding series A warrants at an exercise price of $27.60 per share;

•	approximately 43.6 million shares of common stock issuable upon the conversion of outstanding class A preferred stock at a conversion price of $20.35 per share, which shares are not convertible into common stock until September 30, 2005, and which we intend to redeem with the proceeds of this offering and the concurrent class B preferred stock offering;

•	the shares of common stock issuable upon the conversion of the class B preferred stock expected to be issued in the concurrent offering;

•	1 million shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price per share of $18.01;

•	an aggregate of approximately 2 million shares of unvested restricted stock granted to our directors and officers;

•	approximately 3 million shares of common stock issuable upon the exercise of options to purchase common stock under our long-term equity incentive plan that we currently intend to grant to our officers on or shortly after the date of this prospectus at an exercise price equal to the greater of the fair market value on the date of grant and $21.00; and

•	approximately 4 million shares of common stock available for other future grants under our long-term equity incentive plan.

[P] The Offering

Issuer	Conseco, Inc.

Securities offered	20,000,000 shares of % class B mandatorily convertible preferred stock, which we call the class B preferred stock.

Option to purchase additional class B preferred stock	The underwriters have the option to purchase up to 3,000,000 additional shares of class B preferred stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. If the underwriters exercise their option to purchase additional shares of class B preferred stock in full, we will have 23,000,000 shares of class B preferred stock outstanding.

Dividends	$ per year for each share of class B preferred stock. Dividends will be cumulative from the date of issuance, and to the extent that assets are legally available to pay dividends and such payments will not violate the agreement that governs our senior credit facility, we will pay dividends in cash on each dividend payment date. Accumulated unpaid dividends will cumulate dividends at the annual rate of %. The dividend payable on the first dividend payment date is $ , and on each subsequent dividend payment date will be $ .

Dividend payment dates	February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2004.

Redemption	The class B preferred stock will not be redeemable.

Mandatory conversion date	May 15, 2007, which we call the mandatory conversion date.

Automatic conversion	On the mandatory conversion date, each share of class B preferred stock will automatically convert into shares of our common stock, based on the conversion rate described below.

The holders of the class B preferred stock on the mandatory conversion date will have the right to receive the cash dividends due on such date, including any accrued and unpaid dividends on the shares of class B preferred stock as of the mandatory conversion date, whether or not declared prior to such date, provided that we have legally available assets for the payment of cash dividends at such time and such payments will not violate the agreement that governs our senior credit facility. If we are unable to pay any or all accumulated dividends in cash on the mandatory conversion date, then we will deliver to the holders of the class B preferred stock shares of our common stock in respect of the dividends which we are unable to pay in cash.

Conversion rate	The conversion rate for each share of class B preferred stock will be not more than shares and not less than shares of our common stock, depending on the applicable market value of our common stock on the mandatory conversion date.

The applicable market value of our common stock is the arithmetic average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date.

The following table illustrates the conversion rate per share of class B preferred stock:

Applicable Market
Value on
Mandatory	Conversion
Conversion Date	Rate

less than or equal to $
between $ and $	to
equal to or greater than $

Optional conversion	At any time prior to May 15, 2007 and on or after the day immediately following the issue date of the class B preferred stock, you may elect to convert each of your shares of class B preferred stock at the minimum conversion rate of shares of our common stock for each share of class B preferred stock.

Provisional conversion at our option	If at any time prior to May 15, 2007 and on or after the day immediately following the issue date of the class B preferred stock, the closing price per share of our common stock exceeds $ , subject to anti-dilution adjustments, for at least 20 trading days within a period of 30 consecutive trading days, we may elect to cause the conversion of all, but not less than all, of the shares of class B preferred stock then outstanding at the minimum conversion rate of shares of our common stock for each share of class B preferred stock. We may elect to cause this conversion only if, in addition to issuing you such shares of common stock, we pay you in cash the present value of all the remaining dividend payments on the class B preferred stock through and including May 15, 2007, computed using a discount rate equal to the treasury yield, as well as any accrued and unpaid dividends on the shares of class B preferred stock, whether or not declared, in each case, out of legally available assets.

Early conversion upon cash merger	If we are involved in a merger prior to the mandatory conversion date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on the date specified in our notice to you each holder of shares of class B preferred stock will have the right to convert their shares of class B preferred stock into shares of our common stock at the conversion rate in effect immediately prior to the cash merger.

Anti-dilution adjustments	The formula for determining the conversion rate on the mandatory conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted in some circumstances.

Liquidation preference	$25 per share of class B preferred stock, plus an amount equal to the sum of all accrued and unpaid dividends.

Voting rights	Holders of shares of class B preferred stock will only be entitled to voting rights in limited circumstances.

Ranking	The class B preferred stock will rank:

• junior to all of our and our subsidiaries’ existing and future debt obligations;

• junior to any class or series of our capital stock the terms of which provide that such class or series will rank senior to the class B preferred stock;

• senior to any class or series of our capital Stock the terms of which provide that such class or series will rank junior to the class B preferred stock;

• senior in right of payment to all of our class A preferred stock and common stock now outstanding or to be issued in the future; and

• on a parity with any other class or series of our capital stock ranking pari passu with the class B preferred stock as to the payment of dividends or the distribution of assets upon distribution, liquidation or winding up.

As of December 31, 2003, we had total outstanding indebtedness of $1.3 billion, and our subsidiaries had no outstanding indebtedness, excluding intercompany balances and guarantees.

We will not be entitled to issue any class or series of our capital stock the terms of which provide that such class or series will rank senior to the class B preferred stock without the consent of the holders of at least two- thirds of the shares of the class B preferred stock.

As of the date of this prospectus, we are authorized to issue up to 8,000,000,000 shares of common stock, $0.01 par value per share. As of December 31, 2003, 100,115,772 shares of common stock were issued and outstanding. In addition, as of such date, there were:

• approximately 6 million shares of common stock issuable upon the exercise of our outstanding series A warrants at an exercise price of $27.60 per share;

• approximately 43.6 million shares of common stock issuable upon the conversion of our outstanding class A preferred stock at a conversion price of $20.35 per share, which shares are not convertible into common stock until September 30, 2005, and which we intend to redeem with the proceeds of this offering and the concurrent common stock offering;

• 1 million shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price per share of $18.01;

• an aggregate of approximately 2 million shares of unvested restricted stock granted to our officers and directors;

• approximately 3 million shares of common stock issuable upon the exercise of options to purchase common stock under our long-term equity incentive plan that we currently intend to grant to our officers on or shortly after the date of this prospectus at an exercise price equal to the greater of the fair market value on the date of grant and $21.00; and

• approximately 4 million shares of common stock available for other future grants under our long-term equity incentive plan.

Use of proceeds	We intend to use the net proceeds of this offering, together with the net proceeds of the concurrent common stock offering, to redeem all outstanding shares of our class A preferred stock, to repay indebtedness under our existing senior credit facility, to contribute capital to our insurance subsidiaries and/or for general corporate purposes. The completion of this offering is conditioned upon completion of the common stock offering.

NYSE symbol	We intend to list the class B preferred stock on the New York Stock Exchange under the symbol “CNO PrB.”

       For further information regarding the class B preferred stock, including, among other things, more complete descriptions of our dividend obligations, the conversion of the class B preferred stock, and the anti-dilution adjustments and voting rights applicable to the class B preferred stock, please see “Description of the Mandatorily Convertible Preferred Stock” beginning on page 143 of this prospectus.

Summary Financial Data

       The following table sets forth summary financial data for Conseco, Inc. as of and for the four months ended December 31, 2003, for the eight months ended August 31, 2003, and for each of the two years ended December 31, 2002. The data should be read in conjunction with “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in this prospectus.

       We and certain of our subsidiaries emerged from chapter 11 bankruptcy proceedings on September 10, 2003. However, for accounting convenience, the effective date of the plan of reorganization was deemed to have occurred on August 31, 2003. Fresh start accounting has been implemented as of August 31, 2003, and accordingly, we restated all of our assets and liabilities to their current estimated value, reestablished shareholders’ equity at the reorganization value determined in connection with our Sixth Amended Joint Plan of Reorganization, and recorded the portion of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. As a result, our financial statements for periods following August 31, 2003 are not comparable with those prepared before that date.

       For financial reporting purposes, we refer to Conseco and its subsidiaries on or prior to August 31, 2003 as the predecessor company and after August 31, 2003 as the successor company.

       As part of our chapter 11 reorganization, we sold the assets of our finance business and exited this line of business effective March 31, 2003. In October 2002, we sold Conseco Variable Insurance Company, our primary writer of variable annuity products. The results of operations of these former businesses have been reported as discontinued operations in all periods prior to their sale presented in the summary financial data. The predecessor’s net income (loss) includes amounts related to the discontinued operations of $16.0 million, $(2,216.8) million and $(100.6) million for the eight months ended August 31, 2003, and for the years ended December 31, 2002 and 2001, respectively. The sales of these businesses further affect the comparability of the summary financial data.

       We have derived the summary financial data as of and for the four months ended December 31, 2003, for the eight months ended August 31, 2003, and for the years ended December 31, 2002 and 2001 from our audited consolidated financial statements included in this prospectus.

       We have prepared the summary financial data, other than statutory data, in conformity with generally accepted accounting principles. We have derived the statutory data from the statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from generally accepted accounting principles.

       The following is a summary, and in order to more fully understand our historical consolidated financial data, you should read the following in conjunction with “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in this prospectus.

	Successor		Predecessor

	As of or for
	the Four		For the Eight
	Months		Months	Year Ended
	Ended		Ended	December 31,
	December 31,		August 31,
	2003		2003	2002	2001

			(Amounts in millions,
			except per share data)
STATEMENT OF OPERATIONS DATA(a)
Insurance policy income	$1,005.8		$2,204.3	$3,602.3	$3,992.7
Net investment income	474.6		969.0	1,334.3	1,550.0
Net realized investment gains (losses)	11.8		(5.4)	(556.3)	(340.0)
Total revenues	1,505.5		3,202.2	4,450.4	5,492.0
Interest expense on corporate notes payable and investment borrowings (contractual interest: $268.5 for the eight months ended August 31, 2003; and $345.3 for 2002)	36.8		202.5	341.9	400.0
Total benefits and expenses	1,356.0		1,030.0	6,082.6	5,735.4
Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of accounting change	149.5		2,172.2	(1,632.2)	(243.4)
Cumulative effect of accounting change, net of income tax	—		—	(2,949.2)	—
Net income (loss)	96.3		2,201.7	(7,835.7)	(405.9)
Preferred stock dividends	27.8		—	2.1	12.8
Net income (loss) applicable to common stock	68.5		2,201.7	(7,837.8)	(418.7)
PER SHARE DATA
Net income, basic	$.68
Net income, diluted	$.67
Book value per common share outstanding	$19.28
Weighted average shares outstanding for basic earnings	100.1
Weighted average shares outstanding for diluted earnings	143.5
Shares outstanding at period end	100.1
BALANCE SHEET DATA — AT PERIOD END
Total investments	$22,796.7
Goodwill	952.2
Total assets	29,920.1
Corporate notes payable	1,300.0
Total liabilities	27,102.5
Shareholders’ equity	2,817.6
STATUTORY DATA(b)
Statutory capital and surplus	$1,514.1
Asset valuation reserve	40.9
Total statutory capital and surplus and asset valuation reserve	1,555.0
OTHER FINANCIAL DATA
Ratio of earnings to fixed charges(c)	1.79	x
Ratio of earnings to fixed charges and preferred stock dividends	1.46	x
Pro forma ratio of earnings to fixed charges(c)(d)	1.88	x
Pro forma ratio of earnings to fixed charges and preferred stock dividends(e)	1.72	x

(a)	Our financial condition and results of operations have been significantly affected during the periods presented by the discontinued finance operations. Please refer to note 19 to the audited consolidated financial statements included elsewhere in this prospectus.

(b)	We have derived the statutory data from statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting principles, which vary in certain respects from generally accepted accounting principles.

(c)	For the purpose of computing the “ratio of earnings to fixed charges”, earnings represent consolidated net income (loss) before income taxes, minority interest, discontinued operations, extraordinary gain (loss), cumulative effect of accounting change and the fixed charges described in the following sentence. Fixed charges consist of: (1) interest expense on corporate debt, including amortization; (2) interest expense on investment borrowings; (3) interest added to policyholder account balances; and (4) the portion of rental expense we deem representative of the interest factor.

(d)	For purposes of the pro forma ratio of earnings to fixed charges, fixed charges for the four months ended December 31, 2003 have been reduced and earnings have been increased by $8.5 million to reflect the reduction in interest expense resulting from the repayment of $350 million of indebtedness under our senior credit facility using a portion of the proceeds from the offering of the common stock and class B preferred stock.

(e)	For purposes of the pro forma ratio of earnings to fixed charges, fixed charges for the four months ended December 31, 2003 have been reduced and earnings have been increased by $8.5 million to reflect the reduction in interest expense resulting from the repayment of $350 million of indebtedness under our senior credit facility using a portion of the proceeds from the offering of the common stock and class B preferred stock. In addition, preferred stock dividends for the four months ended December 31, 2003 have been reduced by $26.9 million to reflect the reduction in preferred stock dividends resulting from the redemption of all outstanding class A preferred stock, net of assumed dividends on the newly issued class B preferred stock.

RISK FACTORS

       An investment in our securities involves significant risks. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and related notes contained in this prospectus, before you decide to buy our securities. If any of the following risks actually occur, our business prospects, financial condition and results of operations could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business

Our recent bankruptcy may continue to disrupt our operations and hamper our efforts to restore confidence in the “Conseco” brand, which may contribute to lower sales, increased agent attrition and policyholder lapses and redemptions.

       The announcement of our intention to seek a restructuring of our capital in August 2002 and our subsequent filing of bankruptcy petitions in December 2002 caused significant disruptions in our operations. We believe that adverse publicity in national and local media concerning our distressed financial condition and disputes with former members of our management caused sales of our insurance products to decline and policyholder lapses and redemptions to increase. For example, our total premium collections decreased 8.4 percent to $4,180.9 million for the year ended December 31, 2003, compared to 2002. In addition, withdrawals from annuities and other investment-type products exceeded deposits received by $615.4 million during the year ended December 31, 2003.

       We also experienced increased agent attrition, which in some cases led us to increase agents’ commissions or sales incentives in order to retain agents. For example, the number of producing agents selling products through the Conseco Insurance Group segment decreased by approximately 45 percent to 9,100 at December 31, 2003 compared to a year earlier. The number of career agents selling products through the Bankers Life segment remained at approximately 4,000 throughout 2003. We implemented agent sales incentive programs to retain the career agency force during periods of negative media coverage, decreased ratings and increased competitive activity from agents selling competitors’ products. The total cost for the agent incentive programs during 2003 was $17 million.

       While we cannot quantify with specificity the portion of these adverse changes that were caused by our distressed financial condition and the associated negative publicity, we believe that these events contributed significantly to these trends. Although we believe that the successful completion of the bankruptcy and our continuing restructuring efforts will reverse these trends and will enable us to restore confidence in the “Conseco” brand among customers, agents, regulators and our other constituencies, we only recently emerged from bankruptcy and there have not yet been any significant improvements in these trends. It may take several quarters of operating results following our emergence to determine the extent of our operational and reputational recovery from these events.

Legal proceedings that arose in the context of our bankruptcy and current regulatory investigations may continue to disrupt our operations, subject us to material liability and hamper our efforts to restore confidence in the “Conseco” brand, which may negatively impact our financial results and liquidity.

       We continue to be involved in various legal proceedings that arose in the context of our restructuring. For example, since our August 2002 announcement that we would seek to restructure our capital, we and/or our predecessor and several of our former, and in some instances current, officers and directors have been named as defendants in lawsuits, including class action lawsuits, alleging, among other things, securities fraud and breaches of fiduciary duty under ERISA. While we were discharged from pre-petition obligations of our predecessor in connection with the bankruptcy, we still owe indemnity obligations to some of our current and former officers and directors for expenses and losses they may incur in connection with these lawsuits. Our ultimate financial exposure with respect to this indemnity may be limited by the availability of insurance, but not all of the cases relating to periods prior to our bankruptcy are so limited and we cannot predict with certainty what our ultimate liability in these cases may be.

       We are also involved in, and have been subject to subpoena with respect to, federal investigations relating to the accounting for certain interest-only securities by our predecessor’s finance subsidiary, which was sold in connection with our reorganization. We have also commenced litigation against certain of our former officers and directors in connection with our efforts to collect amounts outstanding under our predecessor’s director and officer loan programs.

       Finally, the New York Attorney General and the SEC are conducting investigations concerning alleged market timing on the part of holders of variable annuity policies issued by Conseco Variable Insurance Company, a former wholly-owned subsidiary of Conseco Life Insurance Company of Texas, that occurred prior to the sale of Conseco Variable Insurance Company to an unrelated third party in October 2002, and could make a claim against us at any time. In addition, we may be subject to potential indemnity claims by the buyer in respect of our prior ownership. Other investigations by the SEC and state regulators concerning market timing allegedly permitted by mutual fund managers have resulted in highly publicized settlements involving substantial penalties. While we believe the facts in those other cases are distinguishable, it is not possible to predict the ultimate resolution of these investigations at this time.

       We believe that adverse publicity in national and local media concerning the above proceedings may hamper our efforts to restore confidence in the “Conseco” brand, and impose impediments to our customers’ willingness to continue to buy our products and our ability to attract new customers. Similarly, the adverse publicity concerning these proceedings may make it more difficult for us to attract and retain agents and independent marketing organizations to market our products. While we believe that these events have affected, and may continue to affect, our customers’ and agents’ willingness to do business with us, we cannot quantify the extent of these effects with specificity. See “Business — Legal Proceedings.”

A failure to improve and maintain the financial strength ratings of our insurance subsidiaries could cause us to experience lower sales, increased agent attrition and increased policyholder lapses and redemptions.

       An important competitive factor for our insurance subsidiaries is the ratings they receive from nationally recognized rating organizations. Agents, insurance brokers and marketing companies who market our products and prospective purchasers of our products view ratings as an important factor in determining which insurer’s products to market or purchase. This is especially true for annuity, interest-sensitive life insurance and long-term care products. Our insurance companies’ financial strength ratings were downgraded by all of the major rating agencies beginning in July 2002 in connection with the financial distress that ultimately led to our predecessor’s bankruptcy. The current financial strength ratings of our insurance subsidiaries from A.M. Best Company, Standard & Poors Corporation and Moody’s Investors Services, Inc. are “B (Fair),” “BB-” and “Ba3,” respectively, except that the current financial strength ratings of Conseco Senior Health Insurance Company from A.M. Best, Standard & Poor’s and Moody’s are “B (Fair),” “CCC” and “Caa1,” respectively. A “B” rating from A.M. Best is the seventh highest of sixteen possible ratings. A “BB-” rating from S&P is the thirteenth highest of twenty-one possible ratings, and a “CCC” rating from S&P is the eighteenth highest of twenty-one possible ratings. A “Ba3” rating from Moody’s is the thirteenth highest of twenty-one possible ratings, and a “Caa1” rating from Moody’s is the seventeenth highest of twenty-one possible ratings. Most of our competitors have higher financial strength ratings and we believe it is critical for us to improve our ratings to be competitive. The lowered ratings assigned to our insurance subsidiaries were one of the primary factors causing sales of our insurance products to decline and policyholder redemptions and lapses to increase during 2002 and 2003. We also experienced increased agent attrition, which in some cases led us to increase commissions or sales incentives in an effort to retain them. These events have had a negative effect on our ability to market our products and attract and retain agents, which in turn negatively affected our financial results.

       Our plan of reorganization contemplated that our insurance subsidiaries would achieve an “A” category rating from A.M. Best approximately by the end of 2004. In order to achieve this rating, we believe that we will have to demonstrate to the rating agencies a sustained improvement in our financial results, a lower debt to total capital ratio, and improved risk-based capital ratios of our insurance subsidiaries. While we believe that the improved capital position of our insurance subsidiaries, the lower debt to capital ratio that we expect to have upon completion of these offerings and our plan for continued improvements in our financial results will warrant an upgrade to an “A” category rating from A.M. Best, the decision to upgrade is a subjective one that will be made if and when A.M. Best believes it is warranted. If we fail to achieve and maintain an “A” category rating from A.M. Best, sales of our insurance products could fall further, we may face further defections among our independent and career sales force, and existing policyholders may redeem or allow their policies to lapse, adversely affecting our financial results, which in turn could lead to further downgrades.

       If our financial performance or business prospects deteriorate, and we experience a downgrade in our current ratings, our product sales would likely decline significantly, we would likely experience substantial defections among our independent and career sales force, and our existing policyholders would likely redeem or allow their policies to lapse at higher rates. In addition, events that may cause the ratings agencies to downgrade our financial strength ratings may also cause us to be in breach of covenants under our senior credit facility, which would entitle our lenders to accelerate these borrowings. We presently do not have sufficient liquidity to repay these borrowings if they were to be accelerated, and we may not have such liquidity in the future or we may not be able to borrow money from other lenders to enable us to refinance these loans. If we are unable to repay or refinance these loans, we may be forced to seek bankruptcy protection again.

Our ability to meet our obligations, including our obligation to pay dividends on the class B preferred stock, may be constrained by our subsidiaries’ ability to distribute cash to us.

       Conseco, Inc. and CDOC, Inc., our wholly owned subsidiary and a guarantor under the senior credit facility, are holding companies with no business operations of their own. As a result, they depend on their operating subsidiaries for cash to make principal and interest payments on debt, and to pay administrative expenses and income taxes. The cash they receive from insurance subsidiaries consists of dividends and distributions, principal and interest payments on surplus debentures, fees for services, tax-sharing payments, and from our non-insurance subsidiaries, loans and advances. A deterioration in the financial condition, earnings or cash flow of the significant subsidiaries of Conseco or CDOC for any reason could limit their ability to pay cash dividends or other disbursements to Conseco and CDOC, which, in turn, would limit the ability of Conseco and CDOC to meet debt service requirements and satisfy other financial obligations, including payment of cash dividends with respect to the class B preferred stock.

       The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations and is based on the financial statements of our insurance subsidiaries prepared in accordance with statutory accounting practices prescribed or permitted by regulatory authorities, which differ from GAAP. These regulations generally permit dividends to be paid from statutory earned surplus of the insurance company for any 12-month period in amounts equal to the greater of, or in a few states, the lesser of:

•	statutory net gain from operations or statutory net income for the prior year; or

•	10 percent of statutory capital and surplus as of the end of the preceding year.

       Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. Prior to their release on November 19, 2003, we were subject to consent orders with the Commissioner of Insurance for the State of Texas that, among other things, limited the ability of our insurance subsidiaries to pay dividends. The following table sets forth the aggregate amount of dividends and other distributions that our insurance subsidiaries would have been able to pay to us in each of the last two fiscal years without obtaining specific approval from state insurance regulators, assuming that the Texas consent order released in November 2003 had not been in effect (dollars in millions):

	2003	2002

Dividends	$340.6	$230.8
Surplus debenture interest	52.1	56.0

Total that was available to be paid	$392.7	$286.8

Our business may be adversely impacted as a result of our substantial indebtedness, which requires the use of a substantial portion of our excess cash flow and may limit our access to additional capital.

       We continue to have significant indebtedness after our emergence from bankruptcy. As of December 31, 2003, we had approximately $1.3 billion of indebtedness under our senior credit facility. The following table sets forth the aggregate amount of our debt payment obligations, including estimated interest, for each of the next five years (dollars in millions):

						5 Year
	2004	2005	2006	2007	2008	Total

Scheduled principal payments	$53.0	$53.0	$103.0	$153.0	$153.0	$515.0
Projected interest payments	107.2	101.3	97.1	88.1	76.2	469.9

Total debt service	$160.2	$154.3	$200.1	$241.1	$229.2	$984.9

       As of December 31, 2003, our debt to total capital ratio was 32 percent. This ratio is higher than the ratio of most of our competitors. As adjusted to give effect to the concurrent offerings of our common stock and class B preferred stock and the use of proceeds thereof as described under “Use of Proceeds,” our debt to total capital ratio as of December 31, 2003 would have been 23 percent. In order to raise our financial strength ratings, we will need to improve this ratio by either lowering our indebtedness or increasing our equity capital or through a combination of both.

       Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to adverse economic and industry conditions by limiting our flexibility in planning for and reacting to changes in our business and industry;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, therefore diverting funds from other beneficial uses;

•	limit our ability to make strategic acquisitions or take other significant corporate actions;

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt; and

•	limit our ability to borrow funds and increase the cost of funds that we can borrow.

Moreover, if are unable to meet our repayment obligations, our lenders are entitled to accelerate their loans, and we may be forced to seek bankruptcy protection again.

       S&P and Moody’s have assigned ratings on our senior secured debt of “B- (Weak)” and “Caa1 (Very Poor)”, respectively. In S&P’s view, an obligation rated “B-” is vulnerable to nonpayment, but the obligor currently has the capacity to meet its commitment on the obligation. S&P has a total of twenty-two separate categories in which to rate senior debt, ranging from “AAA (Extremely Strong)” to “D (Payment Default)”. A “B-” rating is the seventeenth highest rating. In Moody’s view, an obligation rated “Caa” is of poor standing and may be in default, or there may be present elements of danger with respect to the payment of principal or interest. Moody’s has a total of twenty-one separate categories in which to rate senior debt, ranging from “Aaa (Exceptional)” to “C (Lowest Rated)”. A “Caa” rating is the seventeenth highest rating.

Our current senior debt ratings may restrict our access to capital, and therefore our ability to refinance our senior credit facility.

If we fail to meet or maintain various covenants and financial ratios under our senior credit facility, our lenders are entitled to accelerate the repayment of these loans; if the loans are accelerated and we do not have sufficient liquidity to repay them, we may be forced to seek bankruptcy protection again.

       Our senior credit facility imposes a number of covenants and financial ratios that we must meet or maintain. For example, we must:

•	have earnings before interest, taxes, depreciation and amortization of greater than or equal to $490 million for the two quarters ended March 31, 2004, and increasing over time to $1,296.0 million for the four quarters ending March 31, 2010. This amount was approximately $290 million for the one quarter period ended December 31, 2003;

•	have a debt to total capitalization (excluding unrealized gains (losses)) ratio of .356 to 1.0 or less at December 31, 2003, with such ratio decreasing over time to .20 to 1.0 at June 30, 2008 and remaining level thereafter. At December 31, 2003, our debt to total capitalization ratio was .334 to 1.0;

•	have an interest coverage ratio of greater than 1.0 to 1.0 for the quarter ending December 31, 2003, and increasing over time to 4.50 to 1.0 for the four quarters ending December 31, 2009 and remaining level thereafter. Our interest coverage ratio was greater than 1.25 to 1.0 for the quarter ending December 31, 2003.

       Although we believe we are on track to meet and/or maintain these covenants and financial ratios, our ability to do so may be affected by events outside of our control. If we default under these requirements, the lenders could declare all outstanding borrowings immediately due and payable, the aggregate amount of which was approximately $1.3 billion as of December 31, 2003. We presently do not have sufficient liquidity to repay these borrowings if they were to be accelerated, and we may not have sufficient liquidity in the future and may not be able to borrow money from other lenders to enable us to refinance these loans. Accordingly, if we default under these requirements and the loans are accelerated, we may be forced to seek bankruptcy protection again.

Our operating flexibility is limited in significant respects by the restrictive covenants in our senior credit facility.

       Our senior credit facility imposes restrictions on us that could increase our vulnerability to adverse economic and industry conditions by limiting our flexibility in planning for and reacting to changes in our business and industry. Specifically, these restrictions limit our ability to:

•	incur additional indebtedness;

•	issue stock of subsidiaries;

•	create liens;

•	transfer or sell assets.

•	enter into transactions with affiliates;

•	fundamentally change the type of business in which we engage;

•	enter into mergers or other types of business combination transactions;

•	pay cash dividends and make cash distributions on certain classes of equity securities;

•	repurchase stock;

•	make investments; and

•	make capital expenditures.

       Our ability to engage in these types of transactions is generally limited by the terms of our senior credit facility, even if we believe that a specific transaction would contribute to our future growth, operating results or profitability. If we are able to enter into these types of transactions under the terms of our senior credit facility, or if we obtain a waiver from our lenders with respect to any specific transaction, that transaction may cause our indebtedness to increase, may not result in the benefits we anticipate or may cause us to incur greater costs or suffer greater disruptions in our business than we anticipate, and could therefore negatively impact our business and operating results.

The results of operations of our insurance business will decline if our premium rates are not adequate or if we are unable to obtain regulatory approval to increase rates.

       We set the premium rates on our health insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the probable size of the claim, maintenance costs to administer the policies and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics, the rates of our competitors and other factors, but we cannot predict with certainty what the actual claims on our products will be. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our financial results may be adversely affected.

       Most of our supplemental health policies allow us to increase premium rates when warranted by our actual claims experience. These rate increases must be approved by the applicable state insurance departments, and we are required to submit actuarial claims data to support the need for the rate increases. The re-rate application and approval process on supplemental health products is a normal recurring part of our business operations and reasonable rate increases are typically approved by the state departments as long as they are supported by actual claims experience and are not unusually large in either dollar amount or percentage increase. For policy types on which rate increases are a normal recurring event, our estimates of insurance liabilities assume we will be able to raise rates if the blocks warrant such increases in the future.

       The loss ratios for our long-term care products included in the other business in run-off segment have increased in recent periods and exceeded 103 percent during the four months ended December 31, 2003. We will have to raise rates or take other actions with respect to some of these policies or this business will continue to be unprofitable and our financial results will be adversely affected. During 2002 and 2003, we filed for and received approval on rate increases totaling $44 million and $37 million, respectively, relating to this long-term care business that had approximately $400 million of collected premiums.

       We review the adequacy of our premium rates regularly and file proposed rate increases on our products when we believe existing premium rates are too low. It is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our net income may decrease. Moreover, in some instances our ability to exit unprofitable lines of business is limited by the guaranteed renewal feature of the policy. In that situation we cannot exit the business without regulatory approval, which may require that we continue to service products at a loss for an extended period of time. For example, most of our long-term care business is guaranteed renewable, meaning we cannot terminate these policies without regulatory approval. Therefore, without approval of necessary rate increases, we may have no other option but to operate this business at a loss for an extended period of time.

       If we are successful in obtaining regulatory approval to raise premium rates, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse. This could result in significantly higher claim costs as a percentage of premiums if healthier policyholders who can get coverage elsewhere allow their policies to lapse, while policies related to less healthy policyholders continue in force. This would reduce our premium income and profitability in future periods.

       On home health care policies issued in some areas of Florida and other states, payments for the benefit of policyholders have exceeded the premiums we receive by a significant amount. On April 20, 2004, the Florida Office of Insurance Regulation issued an order to our subsidiary, Conseco Senior Health Insurance Company, that affects approximately 18,000 home health care policies issued in Florida by Conseco Senior Health and its predecessor companies. The order provides for Conseco Senior Health to offer the following three alternatives to holders of these policies:

•	retention of their current policy with a maximum rate increase of 50 percent in the first year and actuarially justified increases in subsequent years;

•	receipt of a replacement policy with reduced benefits and a maximum rate increase in the first year of 25 percent and no more than 15 percent in subsequent years;

•	receipt of a paid up policy, allowing the holder to file future claims up to 100 percent of the amount of premiums paid since the inception of the policy.

The order also requires Conseco Senior Health to pursue a similar course of action with respect to approximately 21,000 home health care policies issued by Conseco Senior Health and its predecessor companies in other states, subject to consideration and approval by other state insurance departments. If we are unsuccessful in obtaining rate increases or other forms of relief in other states, or if the policy changes approved by the Florida Office of Insurance Regulation prove inadequate, our future results of operations could be adversely affected. We are also aggressively seeking rate increases on other long-term care policies in our other business in run-off segment.

The limited historical claims experience on our long-term care products could negatively impact our operations if our estimates prove wrong and we have not adequately set premium rates.

       In setting premium rates, we consider historical claims information and other factors, but we cannot predict with certainty what the actual claims on our products will be. This is particularly true in the context of setting premium rates on our long-term care insurance products, for which we have relatively limited historical claims experience. Long-term care products tend to have lower frequency of claims than other health products such as Medicare supplement or specified disease, but when claims are incurred on long-term care policies they tend to be much higher in dollar amount. Also, long-term care products have a much longer tail, meaning that claims are incurred much later in the life of the policy than other supplemental health products. As a result of these product traits, longer historical experience is necessary in order to price products appropriately.

       Our Bankers Life segment has offered long-term care insurance since 1985. Bankers Life’s experience on its long-term care blocks has generally been within its pricing expectations. Our acquired blocks of long-term care insurance included in the other business in run-off segment were acquired through acquisitions completed in 1996 and 1997. The majority of the business was written between 1990 and 1997. The experience on these acquired blocks has generally been worse than the acquired companies’ original pricing expectations. We have requested and received approval for numerous premium rate increases in recent years on these blocks. Even with the various rate increases, these blocks experienced loss ratios of 103 percent in the four months ended December 31, 2003, 170 percent in the eight months ended August 31, 2003, 139 percent in 2002 and 96 percent in 2001. If future claims experience proves to be worse than anticipated as our long-term care blocks continue to age, our financial results could be adversely affected.

Our reserves for future insurance policy benefits and claims may prove to be inadequate, requiring us to increase liabilities and resulting in reduced net income and shareholders’ equity.

       We calculate and maintain reserves for the estimated future payment of claims to our policyholders based on assumptions made by our actuaries. For our life insurance business, our limit of risk retention for each policy is generally $.8 million or less because amounts above $.8 million are ceded to reinsurers. For our health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement, and incurred but not reported claims, as well as a reserve for the present value of amounts on claims not yet due. For our long-term care insurance business, we establish reserves based on the same assumptions and estimates of factors that we consider when we set premium rates. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, regulatory actions, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on estimates, assumptions and prior years’ statistics. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. We have recently incurred significant losses which have exceeded our expectations as a result of actual claim costs and persistency of our long-term care business included in the other business in run-off segment. For example, we increased claim reserves by $130 million during 2002 and $85 million during the eight months ended August 31, 2003 as a result of adverse developments and changes in our estimates of ultimate claims for these products. Our financial performance depends significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in setting our reserves. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities, and it could result in a default under our senior credit facility.

Our net income and revenues will suffer if policyholder surrender levels differ significantly from our assumptions.

       Surrenders of our annuities and life insurance products can result in losses and decreased revenues if surrender levels differ significantly from assumed levels. At December 31, 2003, approximately 18 percent of our total insurance liabilities, or approximately $4.5 billion, could be surrendered by the policyholder without penalty. The surrender charges that are imposed on our fixed rate annuities typically decline during a penalty period which ranges from five to twelve years after the date the policy is issued. Surrenders and redemptions could require us to dispose of assets earlier than we had planned, possibly at a loss. Moreover, surrenders and redemptions require faster amortization of the acquisition costs or commissions associated with the original sale of a product, thus reducing our net income. We believe policyholders are generally more likely to surrender their policies if they believe the issuer is having financial difficulties, or if they are able to reinvest the policy’s value at a higher rate of return in an alternative insurance or investment product.

       For example, policyholder redemptions of annuity and, to a lesser extent, life products increased following the downgrade of our A.M. Best financial strength rating to “B (Fair)” in August of 2002. When redemptions are greater than our previous assumptions, we are required to accelerate the amortization of insurance intangibles to write off the balance associated with the redeemed policies. We recorded additional amortization related to higher redemptions and changes to our lapse assumptions of $203.2 million in 2002. Such additional amortization was not significant in 2003.

Recently enacted and pending or future legislation could adversely affect the financial performance of our insurance operations.

       During recent years, the health insurance industry has experienced substantial changes, including those caused by healthcare legislation. Recent federal and state legislation and legislative proposals relating to healthcare reform contain features that could severely limit or eliminate our ability to vary our pricing terms or apply medical underwriting standards with respect to individuals, which could have the effect of increasing our loss ratios and have an adverse effect on our financial results. In particular, Medicare reform could affect our ability to price or sell our products or profitably maintain our blocks in force. For example, recent reforms provide some additional incentives under the Medical Advantage program for health plans to offer managed care plans to seniors. Any resulting growth of managed care plans over time could decrease sales of the traditional Medicare supplement products we sell.

       Proposals currently pending in Congress and some state legislatures may also affect our financial results. These proposals include the implementation of minimum consumer protection standards for inclusion in all long-term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long-term care insurance; and guaranteed consumer access to information about insurers, including lapse and replacement rates for policies and the percentage of claims denied. Enactment of any proposal that would limit the amount we can charge for our products, such as guaranteed premium rates, or increase in benefits we must pay, such as limitations on waiting periods, or otherwise increase the costs associated with our business, could adversely affect our financial results.

Tax law changes could adversely affect our insurance product sales and profitability.

       We sell deferred annuities and some forms of life insurance products which we believe are attractive to purchasers, in part, because policyholders generally are not subject to United States Federal income tax on increases in policy values until some form of distribution is made. Recently, Congress enacted legislation to lower marginal tax rates, reduce the federal estate tax gradually over a ten-year period, with total elimination of the federal estate tax in 2010, and increase contributions which may be made to individual retirement accounts and 401(k) accounts. While these tax law changes will expire at the beginning of 2011 absent future congressional action, they could in the interim diminish the appeal of our annuity and life insurance products since the benefit of tax deferral is not as great if tax rates are lower and because fewer people may purchase these products if they are able to contribute more money to individual retirement accounts and 401(k) accounts. Additionally, Congress has considered, from time to time, other possible changes to the U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products, which would make these products less attractive to prospective purchasers and therefore would be likely to reduce our sales of these products.

Our results of operations may be negatively impacted if we are unable to achieve the goals of the initiatives we have undertaken with respect to the restructuring of our principal insurance businesses.

       Our Conseco Insurance Group segment has experienced declining sales and expense levels that exceed product pricing. We have adopted several initiatives designed to improve these operations, including focusing sales efforts on higher margin products, such as our specified disease products; reducing operating expenses by eliminating or reducing the costs of marketing some of our products; personnel reductions and streamlined administrative procedures; increasing retention rates on our more profitable blocks of inforce business; stabilizing the profitability of the long-term care block of business in run-off sold through independent agents through premium rate increases, improved claim adjudication procedures and other actions as necessary; and combining legal insurance entities to improve the efficient use of capital and eliminate the costs of separate financial reporting requirements. Conseco Insurance Group has 29 separate policy administration systems for its three main lines of business: life, health and annuities. Many of our initiatives are intended to address issues resulting from the substantial number of acquisitions undertaken by our predecessor. Between 1982 and 1997, our predecessor completed 19 transactions involving the acquisition of 44 separate insurance companies. Our future performance depends, in part, on our ability to successfully integrate these prior acquisitions. This process of integration may involve unforeseen expenses, complications and delays, including, among other things, further difficulties in integrating the systems and operations of the acquired companies, and our current initiatives may be inadequate to address such issues. In addition, some of our initiatives have only recently been adopted, and may not be successfully implemented. Our initiatives include the elimination of duplicate processing systems by converting all similar business currently accounted for on multiple systems to a single system. We expect to spend over $35 million on capital expenditures in 2004 (including amounts related to these initiatives). Even if we are able to successfully implement these measures, these measures alone may not be sufficient to improve our results of operations.

Our investment portfolio is subject to several risks which may diminish the value of our invested assets and negatively impact our profitability.

       The values of the assets in our investment portfolio are subject to numerous factors, which are difficult to predict, and are in many instances beyond our control. These factors include, but are not limited to, the following:

•	Changes in interest rates can reduce the value of our investments. Actively managed fixed maturity investments comprised 87 percent of our total investments as of December 31, 2003. The value of these investments can be affected by changing levels of market interest rates. For example, an increase in interest rates of 10 percent could reduce the value of our actively managed fixed maturity investments and short-term investments, net of corresponding changes in the value of insurance intangibles, by approximately $625 million, in the absence of other factors.

•	Our actively managed fixed maturity investments are subject to a deterioration in the ability of the issuer to make timely repayment of the securities. This risk is significantly greater with respect to below-investment grade securities, which comprised 3.9 percent of our actively managed fixed maturity investments as of December 31, 2003. We have sustained substantial credit-related investment losses in recent periods when a number of large, highly leveraged issuers experienced significant financial difficulties resulting in our recognition of other-than-temporary impairments. For example, we have recognized other-than-temporary declines in value of several of our investments, including K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc. We have recorded writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in the fair value of the investment was other than temporary as follows: $9.6 million in the four months ended December 31, 2003; $51.3 million in the eight months ended August 31, 2003; $556.8 million in 2002; and $361.7 million in 2001.

       In order to reduce our exposure to similar credit losses, we have taken a number of specific steps, including:

•	reducing the percentage of below-investment grade fixed maturity investments from 5.9 percent at December 31, 2001 to 3.9 percent at December 31, 2003;

•	implementing conservative portfolio compliance guidelines which generally limit our exposure to single issuer risks; and

•	expanding our portfolio reporting procedures to proactively identify changes in value related to credit risk in a more timely manner.

       Our structured security investments, which comprised 29 percent of our actively managed fixed maturity investments at December 31, 2003, are subject to risks relating to variable prepayment and default on the assets underlying such securities, such as mortgage loans. To the extent that structured security investments prepay faster than the expected rate of repayment, refinancing or default on the assets underlying the securities, such investments, which have a cost basis in excess of par, may be redeemed at par, thus resulting in a loss. In order to mitigate this risk, we have adopted policies that generally direct our investment in structured securities to securities with contractual or structured protections against prepayment risk.

       Our need for liquidity to fund substantial product surrenders or policy claims may require that we maintain highly liquid, and therefore lower-yielding, assets, or that we sell assets at a loss, thereby further eroding the performance of our portfolio.

       We have sustained substantial investment losses in the past and may again in the future. Because a substantial portion of our net income is derived from returns on our investment portfolio, significant losses in the portfolio may have a direct and materially adverse impact on our results of operations. In addition, losses on our investment portfolio could reduce the investment returns which we are able to credit to our customers on certain of our products, thereby impacting our sales and further eroding our financial performance.

Changing interest rates may adversely affect our results of operations.

       Our profitability may be directly affected by the level of and fluctuations in interest rates. While we monitor the interest rate environment and have previously employed hedging strategies designed to mitigate the impact of changes in interest rates, our financial results could be adversely affected by changes in interest rates. Our spread-based insurance and annuity business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited on customer deposits, thereby adversely affecting our results. Our ability to adjust for such a compression is limited by virtue of the guaranteed minimum rates that we must credit to policyholders on certain of our products, as well as by the fact that we are able to reduce the crediting rates on most of our products only at limited, pre-established intervals. Approximately 40 percent of our insurance liabilities were subject to interest rates that may be reset annually; 45 percent have a fixed explicit interest rate for the duration of the contract; 10 percent have credited rates which approximate the income we earn; and the remainder have no explicit interest rates. Second, if interest rate changes produce an unanticipated increase in surrenders of our spread-based products, we may be forced to sell invested assets at a loss in order to fund such surrenders. The profits from many non-spread-based insurance products, such as long-term care policies, are adversely affected when interest rates decline because we may be unable to reinvest the cash flows generated from premiums received and our investment portfolio at the interest rates anticipated when we sold the policies. Finally, changes in interest rates can have significant effects on the performance of our structured securities portfolio, including collateralized mortgage obligations, as a result of changes in the prepayment rate of the loans underlying such securities. We follow asset/ liability strategies that are designed to mitigate the effect of interest rate changes on our profitability but do not currently employ derivative instruments for this purpose. We may not be successful in implementing these strategies and achieving adequate investment spreads.

       We use computer models to simulate the cash flows expected from our existing insurance business under various interest rate scenarios. These simulations help us measure the potential gain or loss in fair value of our interest-sensitive financial instruments. With such estimates, we seek to manage the relationship between the duration of our assets and the expected duration of our liabilities. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. At December 31, 2003, the duration of our fixed maturity securities and short-term investments was approximately 6.7 years, and the duration of our insurance liabilities was approximately 7.2 years. We estimate that our fixed maturity securities and short-term investments, net of corresponding changes in the value of insurance intangibles, would decline in fair value by approximately $625 million if interest rates were to increase by 10 percent from their December 31, 2003 levels. This compares to a decline in fair value of $595 million based on amounts and rates at December 31, 2002. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time.

A decline or increased volatility in the securities markets, and other economic factors, may adversely affect our business, particularly our sales of certain of our life insurance products and annuities.

       Fluctuations in the securities markets and other economic factors may adversely affect sales and/or policy surrenders of our annuities and life insurance policies. For example, volatility in the equity markets may cause potential new purchasers of equity-indexed annuities to refrain from purchasing these products and may cause current policyholders to surrender their policies for the cash value or reduce their investments. Our sales of these products decreased significantly in 2001 and 2002 during periods of significant declines in the equity markets. Sales of equity-indexed annuities totaled $220.1 million in 2002 and $380.9 million in 2001, as compared to $643.5 million in 2000. In addition, significant or unusual volatility in the general level of interest rates could negatively impact sales and/or lapse rates on certain types of insurance products.

We are subject to further risk of loss notwithstanding our reinsurance agreements.

       We transfer exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of our losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. As of December 31, 2003, our reinsurance receivables totaled $930.5 million. Our ceded life insurance in force totaled $23.4 billion. Our seven largest reinsurers accounted for 80 percent of our ceded life insurance in force. We face credit risk with respect to reinsurance. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers to meet their financial obligations may require us to increase liabilities, thereby reducing our net income and shareholders’ equity.

Our goodwill and other intangible assets are subject to impairment tests, which may require us to reduce shareholders’ equity.

       Upon our emergence from bankruptcy, we revalued our assets and liabilities to estimated fair value as of August 31, 2003 and established our capital accounts at the reorganization value determined in conjunction with our bankruptcy plan. We recorded the $1,141.6 million of reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill.

       Under GAAP, we are required to evaluate our goodwill and other intangible assets for impairment on an annual basis, or more frequently if there is an indication that an impairment may exist. If certain criteria are met, we are required to record an impairment charge. We obtained independent appraisals to determine the value of the company in conjunction with the preparation of our bankruptcy plan which indicated no impairments of our goodwill or other intangible assets existed. However, we cannot assure you that we will not have to recognize an impairment charge in future periods.

       The appraisals prepared to determine the value of our subsidiaries are based on numerous estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. These estimates and assumptions had a significant effect on the determination of our reorganization value and the amount of goodwill we recognized. Accordingly, if our actual experience differs from our estimates and assumptions, it is possible we will have to recognize an impairment charge in future periods.

Our business is subject to extensive regulation, which limits our operating flexibility and could result in our insurance subsidiaries being placed under regulatory control or otherwise negatively impact our financial results.

       Our insurance business is subject to extensive regulation and supervision in the jurisdictions in which we operate. Our insurance subsidiaries are subject to state insurance laws that establish supervisory agencies with broad administrative powers relative to granting and revoking licenses to transact business, regulating sales and other practices, approving premium rate increases, licensing agents, approving policy forms, setting reserve and solvency requirements, determining the form and content of required statutory financial statements, limiting dividends and prescribing the type and amount of investments we can make.

       We have been operating under heightened scrutiny from state insurance regulators. For example, our insurance subsidiaries domiciled in Texas, Bankers National Life Insurance Company and Conseco Life Insurance Company of Texas, on behalf of itself and its subsidiaries, entered into consent orders with the Commissioner of Insurance for the State of Texas on October 30, 2002, which were formally released on November 19, 2003. These consent orders applied to all of our insurance subsidiaries and, among other things, restricted the ability of our insurance subsidiaries to pay dividends and other amounts to the parent company without regulatory consent. Notwithstanding the release of these consent orders, we have agreed with the Texas Department of Insurance to provide prior notice of certain transactions, including up to 30 days prior notice for the payment of dividends by an insurance subsidiary to any non-insurance company parent, and to provide information periodically concerning our financial performance and condition. As noted above, state laws generally provide state insurance regulatory agencies with broad authority to protect policyholders in their jurisdictions. Accordingly, we cannot assure you that regulators will not seek to assert greater supervision and control over our insurance subsidiaries’ businesses and financial affairs.

       Our insurance subsidiaries are also subject to risk-based capital requirements. These requirements were designed to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching and other business factors. The requirements are used by states as an early warning tool to discover potentially weakly-capitalized companies for the purpose of initiating regulatory action. Generally, if an insurer’s risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the magnitude of the deficiency. The 2003 statutory annual statements filed with the state insurance regulators of each of our insurance subsidiaries reflected total adjusted capital in excess of the levels subjecting the subsidiaries to any regulatory action. However, as a result of losses on the long-term care business within our other business in run-off segment, the risk-based capital ratio of Conseco Senior Health Insurance Company, which issued most of the long-term care business in our other business in run-off segment, is near the level which would require it to submit a comprehensive plan aimed at improving its capital position. Furthermore, we may not be able to maintain the risk-based capital ratios of our subsidiaries above levels that could give rise to regulatory action.

Our insurance subsidiaries may be required to pay assessments to fund policyholder losses or liabilities and this may negatively impact our financial results.

       The solvency or guaranty laws of most states in which an insurance company does business may require that company to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of other insurance companies that become insolvent. Insolvencies of insurance companies increase the possibility that these assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer’s financial strength and, in certain instances, may be offset against future premium taxes. We cannot estimate the likelihood and amount of future assessments. Although past assessments have not been material, if there were a number of large insolvencies, future assessments could be material and could have a material adverse effect on our financial results and financial position.

Litigation and regulatory investigations are inherent in our business and may harm our financial strength and reduce our profitability.

       Insurance companies historically have been subject to substantial litigation resulting from claims, disputes and other matters. In addition to the traditional policy claims associated with their businesses, insurance companies typically face policyholder suits and class action suits. The class action and policyholder suits are often in connection with insurance sales practices, policy and claims administration practices and other market conduct issues. State insurance departments focus on sales practices and product issues in their market conduct examinations. Negotiated settlements of class action and other lawsuits have had a material adverse effect on the business, financial condition and results of operations of insurance companies. We are, in the ordinary course of our business, a plaintiff or defendant in actions arising out of our insurance business, including class actions and reinsurance disputes, and, from time to time, are also involved in various governmental and administrative proceedings and investigations. Our subsidiary, Philadelphia Life Insurance Company, which is now known as Conseco Life Insurance Company, is a defendant in two purported nationwide class action lawsuits alleging fraudulent sales practices and seeking unspecified damages in Florida federal court. Five lawsuits were also filed in Mississippi state court against Conseco Life Insurance Company alleging similar claims. Our former subsidiary, Manhattan National Life Insurance Company, is a defendant in a purported nationwide class action lawsuit alleging fraud by non-disclosure of additional charges for policyholders wishing to pay premiums on other than an annual basis and seeking unspecified damages in New Mexico state court. Four of our subsidiaries have also been named in purported nationwide class action lawsuits seeking unspecified damages in Colorado state court alleging claims similar to those alleged in the New Mexico suit naming Manhattan National Life Insurance Company. Conseco Life Insurance Company has been named as a defendant in nine recently filed purported class actions and individual cases alleging, among other things, breach of contract with regard to a change made in the way monthly deductions are calculated for insurance coverage. The ultimate outcome of these lawsuits, however, cannot be predicted with certainty, and although we do not presently believe that any of these lawsuits, individually, are material, they could, in the aggregate, have a material adverse effect on our financial condition. Because our insurance subsidiaries were not part of our bankruptcy proceedings, the bankruptcy proceedings did not result in the discharge of any claims, including claims asserted in litigation, against our insurance subsidiaries. The New York Attorney General and the SEC are also conducting investigations concerning alleged market timing on the part of holders of variable annuity policies issued by Conseco Variable Insurance Company, a former wholly-owned subsidiary of Conseco Life of Texas, that occurred prior to the sale of Conseco Variable Insurance Company to an unrelated third party in October 2002, and could make a claim against us at any time. In addition, we may be subject to potential indemnity claims by the buyer in respect of our prior ownership. In other cases involving the investigation of market timing allegedly permitted by mutual fund managers, the SEC and state regulators have sought to impose penalties far in excess of the alleged losses to the investing public, and we cannot assure you that they would not seek to do so with us. While we would vigorously defend against efforts to impose substantial penalties against us, any such penalties, if imposed, could have a material adverse effect on our financial condition. See “Business — Legal Proceedings” below.

Competition from companies that have greater market share, higher ratings and greater financial resources may impair our ability to retain existing customers and sales representatives, attract new customers and sales representatives and maintain or improve our financial results.

       The supplemental health insurance, annuity and individual life insurance markets are highly competitive. Competitors include other life and accident and health insurers, commercial banks, thrifts, mutual funds and broker-dealers.

       Our principal competitors vary by product line. Our main competitors for agent sold long-term care insurance products include GE Financial Assurance, John Hancock Financial Services, Aegon USA, Lincoln Benefit Life, MetLife and Unum Provident. Our main competitors for agent sold Medicare supplement insurance products include Mutual of Omaha, Blue Cross and Blue Shield of Florida, Physicians Mutual and Standard Life and Accident.

       In some of our product lines, such as life insurance and fixed annuities, we have a relatively small market share. Even in some of the lines in which we are one of the top five writers, our market share is relatively small. For example, while our Bankers Life segment ranked third in agent sold long-term care insurance products in 2003 with a market share of approximately seven percent, the top two writers of agent sold long-term care insurance products had a combined market share of approximately 45 percent during the period. In addition, while our Bankers Life segment was ranked third and our Conseco Insurance Group segment was ranked fourth in agent sold Medicare supplement insurance products in 2003 with a combined market share of approximately 17 percent, the top two writers of agent sold Medicare supplement insurance products had a combined market share of approximately 63 percent during the period.

       Virtually all of our major competitors have higher financial strength ratings than we do. Many of our competitors are larger companies that have greater capital, technological and marketing resources, and have access to capital at a lower cost. Recent industry consolidation, including business combinations among insurance and other financial services companies, has resulted in larger competitors with even greater financial resources. Furthermore, recent changes in federal law have narrowed the historical separation between banks and insurance companies, enabling traditional banking institutions to enter the insurance and annuity markets and further increase competition. This increasing competition may harm our ability to maintain or increase our profitability.

       In addition, because the actual cost of products is unknown when they are sold, we are subject to competitors who may sell a product at a price that does not cover its actual cost. Accordingly, if we do not also lower our prices for similar products, we may lose market share to these competitors. If we lower our prices to maintain market share, our profitability will decline.

       We must attract and retain sales representatives to sell our insurance and annuity products. Strong competition exists among insurance and financial services companies for sales representatives. We compete with other insurance and financial services companies for sales representatives primarily on the basis of our financial position, financial strength ratings, support services and compensation and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient numbers of sales representatives to sell our products, our ability to compete and our revenues would suffer.

If we are unable to attract and retain independent agents for the distribution of products sold through the Conseco Insurance Group segment, sales of our products will decline.

       Our Conseco Insurance Group segment markets and distributes its products, including specified disease insurance, Medicare supplement insurance, equity-indexed life insurance and equity-indexed annuities, exclusively through independent agents. Premiums collected by our Conseco Insurance Group segment through independent distributors totaled: $1,301.6 million, or 31 percent, of our collected premiums in 2003; $1,680.2 million, or 37 percent, of collected premiums in 2002; and $2,048.0 million, or 40 percent, of collected premiums in 2001. Given the significance of this distribution channel to our business, our ability to maintain our relationships with these independent agents is critical to our financial performance. This ability is dependent upon, among other things, the compensation we offer independent distributors and the overall attractiveness of our products to their customers. In addition, the distribution of our life insurance and annuity products through this channel is particularly sensitive to the financial strength ratings of our insurance subsidiaries. The downgrades of our ratings in 2002, as well as our bankruptcy, caused significant defections among our independent agents and increased our costs of retaining them, which had a material adverse effect on our results of operations. Following the downgrade of our A.M. Best rating to “B++” in July 2002, the premiums we collected from business distributed by independent agents decreased to $762.6 million in the last six months of 2002 and $668.7 million in the first six months of 2003, compared to $917.6 million in the first six months of 2002, the period immediately preceding the downgrade. In the event that we are unable to attract and retain qualified independent distributors of our products, our operations and financial results may be materially adversely affected.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

       Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. While we currently expect to fund our capital needs for the next several years from our operations, if those prove to be insufficient we may need to raise additional funds through future financings and, if we are unable to raise additional funds, we may need to curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Our financial results would be negatively impacted if we are required to indemnify the purchasers of businesses that we have recently sold.

       We are subject to retained liabilities and indemnification obligations related to businesses we have sold. For example, we retained liabilities for certain purported class action litigation in connection with our sale of Manhattan National Life Insurance Company in June 2002. In addition, the agreement entered into in connection with our sale of Conseco Variable Insurance Company imposes continuing indemnification obligations with respect to liabilities relating to our period of ownership of Conseco Variable Insurance Company, and the agreement entered into in connection with our sale of Conseco Finance imposes continuing tax sharing obligations with respect to tax liabilities relating to our period of ownership of Conseco Finance. We cannot assure you that we will not be subject to claims with respect to these continuing or residual obligations, or that any such claims would not be material.

[C] Risks Related to the Offering

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

       Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission;

•	changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

•	sales of common stock by our directors and executive officers.

       In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the insurance industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could drop materially based upon factors that have little or nothing to do with Conseco.

       If our share price is volatile, we may be the target of additional securities litigation, which is costly and time-consuming to defend. In the past, following periods of market volatility in the price of a company’s securities, security holders have often instituted class action litigation. If the market value of our common stock experiences adverse fluctuations and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

There is a limited trading history in our common stock and an active market may not continue.

       We emerged from bankruptcy, and our common stock was approved for listing on the New York Stock Exchange, on September 10, 2003. Accordingly, there is a limited trading history in our common stock and an active market may not continue in shares of our common stock. The liquidity of the market for shares of our common stock and the prices at which the stock trades will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the securities and other factors beyond our control. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering.

Issuance of additional common stock or preferred stock could adversely affect holders of our common stock.

       We may issue additional shares of common stock in the future, either in subsequent offerings, in connection with future acquisitions or business combinations or upon exercise, conversion or exchange of other securities. Under certain circumstances, we are authorized to issue, without stockholder approval, over 7.0 billion additional shares of common stock. After the completion of this offering, we will have 144,115,772 outstanding shares of common stock, or 150,715,772 shares if the underwriters exercise in full their option to purchase additional shares. This number includes 50,600,000 shares that we are selling in this offering, assuming the underwriters exercise in full their option to purchase additional shares, which may be resold immediately in the public market. Holders of our outstanding series A warrants are entitled to purchase one share of our common stock at a price of $27.60 per share for each such warrant. The series A warrants are exercisable for an aggregate of up to 5,999,997 shares of common stock and expire on September 10, 2008. Holders of our class B preferred stock issued in the concurrent offering will be entitled at their option at any time on or after the day immediately following the issue date of the class B preferred stock to convert the shares of class B preferred stock into an aggregate of            shares of our common stock and, under specified circumstances, such shares could be convertible into an aggregate of up to            shares of our common stock, subject to anti-dilution adjustments. In the event that we are unable to pay all accumulated dividends on the class B preferred stock in cash on the mandatory conversion date pursuant to the terms thereof, we are obligated to deliver additional shares of our common stock in respect of such unpaid dividends.

       In connection with our reorganization, we entered into registration rights agreements with creditors of our predecessor with respect to our common stock and class A preferred stock. Under these agreements, these stockholders have the right, subject to limitations, to require us to effect the registration of their shares upon written demand. In addition, subject to limitations, if we file a registration statement covering our equity securities for our own account or for the account of any holder of our equity securities (including the registration statement of which this prospectus is a part), we must offer to holders of registrable securities the opportunity to register such number of shares of registrable securities as such holder may request.

       In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

       We also consider from time to time various strategic alternatives that could involve issuances of additional common stock, including but not limited to acquisitions and business combinations, but do not currently have any definitive plans to enter into any of these transactions.

       The issuance of additional common stock or securities convertible into common stock would result in dilution of existing stockholders’ equity interests in us. Issuances of substantial amounts of our common stock, or the perception that such issuances could occur, may adversely affect prevailing market prices for our common stock.

Provisions in our certificate of incorporation and our bylaws may make it more difficult and expensive for investors to remove our current board of directors and management.

       Provisions in our amended and restated certificate of incorporation and our second amended and restated bylaws may make it more difficult and expensive for investors to remove our current board of directors and management. These provisions include:

•	a classified board of directors, which could prevent a stockholder, or group of stockholders, having majority voting power, from obtaining control of our board of directors until the second annual meeting of stockholders following September 10, 2003, the effective date of our emergence from bankruptcy;

•	advance notice requirements for stockholder proposals and director nominations; and

•	removal of directors only for cause prior to the second annual meeting of stockholders following September 10, 2003, the effective date of our emergence from bankruptcy.

State insurance laws may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders.

       State insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For instance, state insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10 percent or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. In addition, they may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

[P] Risks Related to the Offering

The market price of the common stock you receive on the mandatory conversion date may be less than the effective price you paid for these shares by purchasing shares of class B preferred stock.

       The number of shares of our common stock that you will receive upon the conversion of your shares of class B preferred stock is not fixed but instead will depend on the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date, which we refer to as the applicable market value. The market value of common stock received by you on the mandatory conversion date may be less than the effective price per share paid by you for our common stock by buying the shares of class B preferred stock. If the applicable market value of the common stock is less than the initial price of $          , the market value of the common stock issued to you pursuant to each share of class B preferred stock on the mandatory conversion date will be less than the effective price per share paid by you for the common stock on the date of issuance of the shares of class B preferred stock, assuming that the market value on the mandatory conversion date is the same as the applicable market value of the common stock. Accordingly, you assume the risk that the market value of the common stock may decline, and the decline could be substantial.

We could be prevented from paying dividends on shares of the class B preferred stock, which may negatively impact your investment.

       You will only receive cash dividends on shares of the class B preferred stock if we have funds legally available for the payment of dividends and such payment will not result in a default under our senior credit facility or cause the class B preferred stock not to come within the definition of “Permitted Refinancing Preferred Stock” under the senior credit agreement. The definition of “Permitted Refinancing Preferred Stock” in the senior credit agreement requires, among other things, that the preferred stock not require the payment of cash dividends in excess of the amount that we could have paid in compliance with the coverage ratio under the senior credit agreement for the four most recent fiscal quarters ending prior to the payment of any such dividend, determined on a pro forma basis giving effect to such dividend. For the quarter ended December 31, 2003 on an as adjusted basis to give effect to the concurrent offerings of our common stock and class B preferred stock and the use of proceeds thereof as described under “Use of Proceeds,” we would have been entitled to pay dividends of up to $17.2 million in compliance with our senior credit facility and in accordance with applicable law. In addition, because we are a holding company, our ability to pay cash dividends on shares of the class B preferred stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from our subsidiaries. Accordingly, there is no guarantee that we will be able to pay any cash dividends on shares of the class B preferred stock, including upon mandatory conversion.

       We have agreed to deliver shares of our common stock in respect of accumulated and unpaid dividends on the mandatory conversion date in the event that we are unable to pay such dividends in full in cash on such date under the foregoing restrictions, but the value of any such shares of our common stock and your ability to sell those shares at any particular price is uncertain.

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

       Issuances or sales of substantial numbers of additional shares of our common or preferred stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for our common stock to decline. We may sell additional shares of common stock in subsequent public offerings. As of the date of this prospectus, our amended and restated certificate of incorporation provides that we have authority to issue up to 8.0 billion shares of common stock. As of December 31, 2003, 100,115,772 shares of common stock were outstanding. Also, as of such date, there were approximately 50.8 million shares of common stock authorized and available for issuance (a portion of which we may issue under our long-term equity incentive plan), 7.8 billion shares of common stock authorized and reserved for issuance upon conversion or exchange of our class A preferred stock, and approximately 6.0 million shares of common stock authorized but reserved for issuance upon exercise of our series A warrants. Holders of our outstanding series A warrants are entitled to purchase one share of our common stock at a price of $27.60 per share for each such warrant. The series A warrants expire on September 10, 2008. If all of the class A preferred stock is redeemed with the proceeds of the offerings, the shares of common stock reserved for issuance upon conversion or exchange of the class A preferred stock will be available for issuance for other purposes.                     to                      shares of common stock will be issuable upon conversion of the shares of class B preferred stock, assuming that all dividends on the class B preferred stock are paid in cash, subject to anti-dilution adjustments. An additional                     to                      shares of common stock will be issuable upon conversion of the class B preferred stock if the underwriters exercise their option to purchase additional shares of class B preferred stock in full, subject to anti-dilution adjustments. We will reserve for issuance the maximum number of shares of our common stock issuable upon conversion of the shares of class B preferred stock at all times that the class B preferred stock is convertible. Because the value of the class B preferred stock is derived in large part from the value of the underlying common stock into which it is convertible, such declines in the value of our common stock could negatively impact the value of your investment in the class B preferred stock.

       In connection with our plan of reorganization, we entered into registration rights agreements with creditors of our predecessor with respect to our common stock and class A preferred stock. Under these agreements, these stockholders have the right, subject to limitations, to require us to effect the registration of their shares upon written demand. In addition, subject to limitations, if we file a registration statement covering our equity securities for our own account or for the account of any holder of our equity securities (including the registration statement of which this prospectus is a part), we must offer to holders of registrable securities the opportunity to register such number of shares of registrable securities as such holder may request.

       In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, adversely affecting the value of our class B preferred stock. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock and securities that rank on a parity with the class B preferred stock as to the payment of dividends and distributions of assets upon liquidation.

A decline in the trading price of our common stock may cause the trading price of the class B preferred stock to similarly decline.

       The trading prices for the shares of class B preferred stock in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the class B preferred stock, or the perception that such sales could occur, could affect the price of our common stock, and thus the price of our class B preferred stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the class B preferred stock. Any such arbitrage could, in turn, affect the trading prices of the shares of class B preferred stock and our common stock.

       We emerged from bankruptcy, and our common stock was approved for listing on the New York Stock Exchange, on September 10, 2003. Accordingly, there has been a limited trading history in our common stock and an active and liquid market may not continue in shares of our common stock. The liquidity of the market for shares of our common stock and the prices at which our stock trades will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the securities and other factors beyond our control. Consequently, you bear the risk that the value of your investment in the class B preferred stock will be negatively impacted if shares of our common stock do not trade at prices equal to or greater than the value of such common stock on the date you purchased the class B preferred stock.

The opportunity for equity appreciation provided by an investment in our class B preferred stock is less than that provided by a direct investment in our common stock. Accordingly, the return on an investment in our class B preferred stock may be less than the return on an investment in our common stock.

       Your opportunity for equity appreciation afforded by investing in shares of our class B preferred stock is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the shares of class B preferred stock on the mandatory conversion date, assuming that the market value is the same as the applicable market value of the common stock, will only exceed the effective price per share paid by you for our common stock on the date of issuance of the class B preferred stock if the applicable market value of the common stock exceeds the threshold appreciation price of $          , which represents an appreciation of approximately      % over the initial price of $          . If the applicable market value of our common stock exceeds the initial price but falls below the threshold appreciation price, you realize no equity appreciation of the common stock for the period during which you own the class B preferred stock. Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you would receive on the mandatory conversion date only approximately   % of the value of the shares of common stock you could have purchased with $25 at the last reported sale price of our common stock on the date hereof.

Holders of the shares of class B preferred stock have limited voting rights, and will have no rights as a common stockholder until they acquire our common stock.

       Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law or our amended and restated certificate of incorporation), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Our class B preferred stock has never been publicly traded and an active trading market for such stock may not develop.

       Prior to this offering, there has been no public market for the shares of class B preferred stock. Although we intend to apply to list the shares of class B preferred stock on the New York Stock Exchange, an active trading market may not develop, or, if developed, may not be maintained. Also, the underwriters have advised us that they intend to facilitate secondary market trading by making a market in the shares of class B preferred stock. However, the underwriters are not obligated to make a market in the shares of class B preferred stock and may discontinue market making activities at any time.

The shares of class B preferred stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

       In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the class B preferred stock only after all of our liabilities have been paid and only on a pari passu basis with any pari passu preferred stock we may issue hereafter. In addition, the class B preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any preferred stock of our subsidiaries held by third parties, and thus rights of holders of the shares of class B preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors and preferred equity holders. As of December 31, 2003, we had approximately $27.1 billion of total liabilities, excluding intercompany indebtedness. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on the class B preferred stock then outstanding. To the extent we have assets remaining after paying our and our subsidiaries’ liabilities, we are obligated to pay amounts due on any parity stock then outstanding on a pari passu basis with amounts due on any or all of the shares of class B preferred stock then outstanding.

The value of the class B preferred stock may be adversely affected by modifications to our capital structure for which the conversion rate will not be adjusted.

       The number of shares of common stock that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of a share of class B preferred stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. However, we will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. As a result, an event that adversely affects the value of the shares of class B preferred stock, but does not result in an adjustment to the conversion rate, could occur. Further, we are not restricted from issuing additional common stock while the class B preferred stock is outstanding and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received on the mandatory conversion date to the price of the common stock, such other events may adversely affect the trading price of the shares of class B preferred stock.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

       The number of shares of common stock that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of the shares of class B preferred stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you will generally have to include in income would be the fair market value of the additional common stock to which you would be entitled by reason of the increase in your proportionate equity interest in the company to the extent of our current and accumulated earnings and profits. In addition, non-U.S. holders of shares of class B preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

Provisions in our certificate of incorporation and our bylaws may make it more difficult and expensive for investors to remove our current board of directors and management.

       Provisions in our amended and restated certificate of incorporation and our second amended and restated bylaws may make it more difficult and expensive for investors to remove our current board of directors and management. These provisions include:

•	a classified board of directors, which could prevent a stockholder, or group of stockholders, having majority voting power, from obtaining control of our board of directors until the second annual meeting of stockholders following September 10, 2003, the effective date of our emergence from bankruptcy;

•	advance notice requirements for stockholder proposals and director nominations; and

•	removal of directors only for cause prior to the second annual meeting of stockholders following September 10, 2003, the effective date of our emergence from bankruptcy.

State insurance laws may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders.

       State insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For instance, state insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10 percent or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. In addition, they may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock and class B preferred stock if they are viewed as discouraging takeover attempts in the future.

OUR RECENT EMERGENCE FROM BANKRUPTCY

       On December 17, 2002, our predecessor and certain of its non-insurance company subsidiaries filed voluntary petitions for relief under chapter 11 of the bankruptcy code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. We emerged from bankruptcy protection under the plan of reorganization, which was confirmed pursuant to an order of the bankruptcy court on September 9, 2003, and became effective on September 10, 2003. Upon the confirmation of the plan of reorganization, we implemented fresh start accounting in accordance with Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”. Our accounting and actuarial systems and procedures are designed to produce financial information as of the end of a month. Accordingly, for accounting convenience purposes, we applied the effects of fresh start accounting on August 31, 2003. Our activities for the period from September 1, 2003 through September 10, 2003 are therefore included in the successor’s statement of operations and excluded from the predecessor’s statement of operations. See “Selected Consolidated Financial and Operating Data” and the notes entitled “Basis of Presentation” and “Fresh Start Reporting” in our audited consolidated financial statements included elsewhere in this prospectus for more information on fresh start accounting.

       The plan of reorganization generally provided for the full payment or reinstatement of allowed administrative claims, priority claims, fully secured claims and certain intercompany claims, and the distribution of new equity securities and warrants to partially secured and unsecured creditors of our predecessor. Holders of claims arising under our predecessor’s $1.5 billion senior bank credit facility also received a pro rata interest in our new senior credit facility. Holders of our predecessor’s common stock and preferred stock did not receive any distribution under the plan of reorganization, and these securities, together with all other prepetition securities and the $1.5 billion senior bank credit facility of our predecessor, were cancelled on the effective date.

       On the effective date, under the terms of the plan of reorganization, we emerged from the bankruptcy proceedings with a capital structure consisting of:

•	our new $1.3 billion senior credit facility;

•	approximately 34.4 million shares of class A preferred stock with an initial aggregate liquidation preference of approximately $859.7 million;

•	100.0 million shares of common stock, excluding shares issued to our new non-executive chairman upon his appointment and shares issued or to be issued to directors, officers or employees under a new equity incentive plan; and

•	series A warrants to purchase 6.0 million shares of our common stock.

       Under the terms of the plan of reorganization, we distributed the equity securities to the creditors of our predecessor in the amounts outlined below:

•	lenders under our predecessor’s senior bank credit facility and director and officer loan program received approximately 34.4 million shares of our class A preferred stock, with an initial aggregate liquidation preference of $859.7 million;

•	holders of our predecessor’s senior notes received approximately 32.3 million shares of our common stock;

•	holders of our predecessor’s guaranteed senior notes received approximately 60.6 million shares of our common stock;

•	holders of our predecessor’s general unsecured claims received approximately 3.8 million shares of our common stock; and

•	holders of trust preferred securities issued by our predecessor’s subsidiary trusts received approximately 1.5 million shares of our common stock and series A warrants to purchase 6.0 million shares of our common stock at an exercise price of $27.60 per share.

       The distribution of our common stock summarized above represents approximately 98 percent of all of the shares of common stock to be distributed under the plan of reorganization. As of December 31, 2003, approximately 1.8 million shares of outstanding common stock have been reserved for distribution under the plan of reorganization in respect of disputed claims, the resolution of which is still pending. If reserved shares remain after resolution of these disputed claims, then the reserved shares will be reallocated to other general unsecured creditors of our predecessor as provided for under the plan of reorganization.

       As part of our chapter 11 reorganization, we sold substantially all of the assets of our predecessor’s finance business and exited from this line of business. Our finance business was conducted through our predecessor’s indirect wholly-owned subsidiary, Conseco Finance Corp. We accounted for our finance business as a discontinued operation in 2002 once we formalized our plans to sell it. On April 1, 2003, Conseco Finance Corp. and 22 of its direct and indirect subsidiaries, which collectively comprised substantially all of the finance business, filed liquidating plans of reorganization with the bankruptcy court in order to facilitate the sale of this business. The sale of the finance business was completed in the second quarter of 2003. We did not receive any proceeds from this sale in respect of our interest in Conseco Finance Corp., nor did any creditors of our predecessor. As of March 31, 2003, we ceased to include the assets and liabilities of Conseco Finance Corp. on our predecessor’s consolidated balance sheet.

       For a complete discussion of the distributions provided for under the plan of reorganization, you should refer to the complete text of the plan of reorganization confirmed by the bankruptcy court, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

[P] RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS, AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

       The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to fixed charges, preferred stock dividends and distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts for the periods indicated. For purposes of the table, “earnings” represent consolidated net income (loss) before income taxes, minority interest, discontinued operations, extraordinary gain (loss), cumulative effect of accounting change and fixed charges, as defined below.

       “Fixed charges” for the “ratio of earnings to fixed charges as reported” consist of:

•	interest expense on corporate debt, including amortization;

•	interest expense on investment borrowings;

•	interest added to policyholder account balances; and

•	the portion of rental expense we deem representative of the interest factor.

       “Fixed charges” for the “ratio of earnings to fixed charges excluding interest added to policyholder balances” consist of:

•	interest expense on corporate debt, including amortization;

•	interest expense on investment borrowings; and

•	the portion of rental expense we deem representative of the interest factor.

       We calculate the “ratio of earnings to fixed charges excluding interest added to policyholder account balances” as a measure of our historical ability to meet our interest obligations related to corporate debt and investment borrowings, without consideration of insurance policy benefits credited to policyholders in the form of interest.

       “Preferred stock dividends” and “distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts” consist of income before taxes that is required to pay dividends or distributions on such securities. For further information with respect to the following table, please see Exhibit 12.1 to the registration statement of which this prospectus is a part.

	Successor		Predecessor

	Four Months		Eight Months
	Ended		Ended		Year Ended December 31
	December 31,		August 31,
	2003		2003(a)		2002		2001		2000		1999

Ratio of earnings to fixed charges:
As reported	1.79	x	4.96	x	(b	)	(d	)	(f	)	2.10	x
Excluding interest added to policyholder account balances	4.46	x	10.04	x	(b	)	(d	)	(f	)	4.24	x
Ratio of earnings to fixed charges, preferred stock dividends and distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts:
As reported	1.46	x	4.96	x	(c	)	(e	)	(g	)	1.72	x
Excluding interest added to policyholder account balances	2.23	x	10.04	x	(c	)	(e	)	(g	)	2.55	x
Pro forma ratio of earnings to fixed charges(h)	1.88	x
Pro forma ratio of earnings to fixed charges and preferred stock dividends(i)	1.72	x

(a)	Earnings for the eight months ended August 31, 2003 included reorganization items totaling $2,130.5 million. The reorganization items included: (1) $3,151.4 million related to the gain on the discharge of prepetition liabilities; (2) $(950.0) million related to fresh start adjustments; and (3) $(70.9) million related to professional fees. The ratios for the eight months ended August 31, 2003, excluding such reorganization items, would be as follows: (1) ratio of earnings to fixed charges — 1.08x; and (2) ratio of earnings to fixed charges excluding interest added to policyholder account balances — 1.17x. There were no preferred stock dividends or distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts during the eight months ended August 31, 2003.

(b)	For such ratios, earnings were $1,632.2 million less than fixed charges. Earnings for the year ended December 31, 2002 included: (1) special and reorganization charges of $110.9 million; (2) goodwill impairment charges of $500 million; and (3) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(c)	For such ratios, earnings were $1,808.6 million less than fixed charges. Earnings for the year ended December 31, 2002 included: (1) special and reorganization charges of $110.9 million; (2) goodwill impairment charges of $500 million; and (3) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(d)	For such ratios, earnings were $243.4 million less than fixed charges. Earnings for the year ended December 31, 2001 included: (1) special charges of $80.4 million; and (2) provision for losses related to loan guarantees of $169.6 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(e)	For such ratios, earnings were $447.1 million less than fixed charges. Earnings for the year ended December 31, 2001 included: (1) special charges of $80.4 million; and (2) provision for losses related to loan guarantees of $169.6 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(f)	For such ratios, earnings were $777.5 million less than fixed charges. Earnings for the year ended December 31, 2000 included: (1) special charges of $305.0 million; and (2) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(g)	For such ratios, earnings were $1,018.0 million less than fixed charges. Earnings for the year ended December 31, 2000 included: (1) special charges of $305.0 million; and (2) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the consolidated financial statements included in this prospectus.

(h)	For purposes of the pro forma ratio of earnings to fixed charges, fixed charges for the four months ended December 31, 2003 have been reduced and earnings have been increased by $8.5 million to reflect the reduction in interest expense resulting from the repayment of $350 million of indebtedness under our senior credit facility using a portion of the proceeds from the offering of the common stock and class B preferred stock.

(i)	For purposes of the pro forma ratio of earnings to fixed charges, fixed charges for the four months ended December 31, 2003 have been reduced and earnings have been increased by $8.5 million to reflect the reduction in interest expense resulting from the repayment of $350 million of indebtedness under our senior credit facility using a portion of the proceeds from the offering of the common stock and class B preferred stock. In addition, preferred stock dividends for the four months ended December 31, 2003 have been reduced by $26.9 million to reflect the reduction in preferred stock dividends resulting from the redemption of all outstanding class A preferred stock, net of assumed dividends on the newly issued class B preferred stock.

USE OF PROCEEDS

       [C] Net proceeds from the offering of the common stock will be approximately $816.2 million, or $938.9 million if the underwriters exercise in full their option to purchase additional shares of common stock in the offering, assuming a public offering price of $19.41 per share, which was the last reported sale price of our common stock on the New York Stock Exchange on May 5, 2004, and after deducting underwriting discounts and commissions and the estimated expenses of the offering. Concurrently with the offering of the common stock, we are offering 20,000,000 shares of class B preferred stock. Net proceeds from the offering of the class B preferred stock will be approximately $484.1 million, or $556.9 million if the underwriters exercise in full their option to purchase additional shares of class B preferred stock in the offering, assuming a public offering price of $25 per share, and after deducting underwriting discounts and commissions and the estimated expenses of the offering. The closing of the common stock offering is not conditioned upon the closing of the class B preferred stock offering.

       [P] Net proceeds from the offering of the class B preferred stock will be approximately $484.1 million, or $556.9 million if the underwriters exercise in full their option to purchase additional shares of class B preferred stock in the offering, assuming a public offering price of $25 per share, and after deducting underwriting discounts and commissions and the estimated expenses of the offering. Concurrently with the offering of the class B preferred stock, we are offering 44,000,000 shares of common stock. Net proceeds from the offering of the common stock will be approximately $816.2 million, or $938.9 million if the underwriters exercise in full their option to purchase additional shares of common stock in the offering, assuming a public offering price of $19.41 per share, which was the last reported sale price of our common stock on the New York Stock Exchange on May 5, 2004, and after deducting underwriting discounts and commissions and the estimated expenses of the offering. The closing of the class B preferred stock offering is conditioned upon the closing of the common stock offering and upon having sufficient net proceeds from the offerings to redeem all of our outstanding class A preferred stock.

       We expect to use the net proceeds from the offering of the common stock and the class B preferred stock as follows:

•	approximately $928.9 million to redeem all outstanding shares of our class A preferred stock,

•	approximately $350.0 million to repay indebtedness under our senior credit facility, which matures in 2009 and currently has a weighted average interest rate of 7.8 percent,

•	approximately $21.4 million to contribute capital to our insurance subsidiaries, and

•	any remaining amount for general corporate purposes.

       If we do not complete the class B preferred stock offering or for any other reason do not raise sufficient proceeds to accomplish all of our intended objectives, we intend to first redeem all of the outstanding shares of our class A preferred stock.

PRICE RANGE OF OUR COMMON STOCK

       All of our predecessor’s common stock was cancelled pursuant to the plan of reorganization, which became effective September 10, 2003. Our common stock has traded on the New York Stock Exchange under the symbol “CNO” since September 12, 2003. The high and low sale prices of our common stock, as reported on the New York Stock Exchange, for the quarterly periods beginning September 12, 2003, are set forth below. On May 5, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $19.41. As of May 4, 2004, there were 100,115,772 shares of our common stock outstanding, and there were approximately 67,000 holders of our common stock.

	Conseco
	Common Stock

	High	Low

2003
Third Quarter (beginning September 12)	$22.50	$17.70
Fourth Quarter	22.18	18.05
2004
First Quarter	$23.89	$20.90
Second Quarter (through May 5)	24.00	19.38

DIVIDEND POLICY

       We have not declared or paid any cash dividends on our common stock since our emergence from bankruptcy, nor do we expect to pay any cash dividends on our common stock for the foreseeable future. We intend to pay cash dividends on our class B preferred stock in accordance with its terms. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, regulatory and other restrictions on the payment of dividends by our subsidiaries to us, and other factors that our board of directors deems relevant. In addition, our senior credit facility contains limitations on our ability to declare and pay cash dividends. Moreover, the payment of dividends on our common stock is subject to our prior satisfaction of our obligations under any outstanding shares of preferred stock with preference as to the payment of dividends, including our existing class A preferred stock and the class B preferred stock.

       As an insurance holding company, the assets of which consist primarily of direct and indirect equity interests in our insurance company subsidiaries, our ability to pay dividends to our stockholders and meet our other obligations, including operating expenses and debt service, depends primarily on the receipt of dividends and other payments from our insurance company subsidiaries. The payment of dividends by our insurance subsidiaries is regulated under the insurance laws of the states in which they are organized. These regulations generally permit dividends to be paid from statutory earned surplus of the relevant insurance company for any 12-month period in amounts equal to the greater of, or in a few states, the lesser of:

•	statutory net gain from operations or statutory net income for the prior year; or

•	10 percent of statutory capital and surplus as of the end of the preceding year.

Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. See “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Liquidity and Capital Resources.”

CAPITALIZATION

       The following table sets forth, as of December 31, 2003, our actual consolidated capitalization and our capitalization as adjusted to give effect to:

•	the sale of 44,000,000 shares of common stock at an assumed public offering price of $19.41 per share, after deducting underwriting discounts and commissions and the estimated expenses of the offering; and

•	the sale of 20,000,000 shares of class B preferred stock at an assumed public offering price of $25 per share, after deducting underwriting discounts and commissions and the estimated expenses of the offering; and

•	the application of the estimated net proceeds from the offerings as set forth under “Use of Proceeds” as if the offerings had occurred as of December 31, 2003.

       The table should be read in conjunction with “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	As of December 31,
	2003

	Actual	As Adjusted

	(In millions)
Notes payable	$1,300.0	$950.0

Equity:
Preferred stock, par value $0.01 per share, 265,000,000 authorized:
34,386,740 shares of class A preferred stock issued and outstanding actual; no shares of class A preferred stock issued and outstanding as adjusted	887.5	—
No shares of class B preferred stock issued and outstanding actual; 20,000,000 shares of class B preferred stock issued and outstanding as adjusted	—	484.1
Common stock, par value $0.01 per share, 8,000,000,000 authorized: 100,115,772 shares issued and outstanding actual; 144,115,772 shares issued and outstanding as adjusted	1.0	1.4
Additional paid-in-capital	1,641.9	2,457.7
Accumulated other comprehensive income	218.7	218.7
Retained earnings	68.5	68.5

Total equity	2,817.6	3,230.4

Total capitalization	$4,117.6	$4,180.4

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

       The following table sets forth selected financial data for Conseco, Inc. as of and for the four months ended December 31, 2003, as of and for the eight months ended August 31, 2003, and as of and for each of the four years ended December 31, 2002. The data should be read in conjunction with “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in this prospectus.

       For financial reporting purposes, we refer to Conseco and its subsidiaries on or prior to August 31, 2003 as the predecessor and after August 31, 2003 as the successor.

       We and certain of our subsidiaries emerged from chapter 11 bankruptcy proceedings on September 10, 2003. However, for accounting convenience, the effective date of the plan of reorganization was deemed to have occurred on August 31, 2003. Fresh start accounting has been implemented as of August 31, 2003, and accordingly, we restated all of our assets and liabilities to their current estimated value, reestablished shareholders’ equity at the reorganization value determined in connection with our plan of reorganization, and recorded the portion of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. As a result, our financial statements for periods following August 31, 2003, are not comparable with those prepared before that date.

       As part of our chapter 11 reorganization, we sold the assets of our finance business and exited this line of business effective March 31, 2003. In October 2002, we sold Conseco Variable Insurance Company, our primary writer of variable annuity products. The results of operations of these former businesses have been reported as discontinued operations in all periods presented in the selected financial data prior to their sale. The predecessor’s net income (loss) includes amounts related to the discontinued operations of $16.0 million, $(2,216.8) million, $(100.6) million, $(381.9) million and $117.3 million for the eight months ended August 31, 2003 and the years ended December 31, 2002, 2001, 2000 and 1999, respectively. The sales of these businesses further affect the comparability of the selected financial data.

       We have derived the selected financial data for the four months ended December 31, 2003, the eight months ended August 31, 2003, the years ended December 31, 2002 and 2001 and as of December 31, 2003 and 2002 from our audited consolidated financial statements included in this prospectus. We have derived the selected financial data for the years ended December 31, 2000 and 1999 and as of December 31, 2001, 2000 and 1999 from our audited consolidated financial statements not included in this prospectus.

       We have prepared the selected financial data, other than statutory data, in conformity with generally accepted accounting principles. We have derived the statutory data from the statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from generally accepted accounting principles.

	Successor	Predecessor

	As of or for	As of or for
	the Four	the Eight
	Months	Months
	Ended	Ended	Years Ended December 31,
	December 31,	August 31,
	2003	2003	2002	2001	2000	1999

		(Amounts in millions, except per share data)
STATEMENT OF OPERATIONS DATA(a)
Insurance policy income	$1,005.8	$2,204.3	$3,602.3	$3,992.7	$4,170.7	$3,990.4
Net investment income	474.6	969.0	1,334.3	1,550.0	1,578.1	2,287.7
Net realized investment gains (losses)	11.8	(5.4)	(556.3)	(340.0)	(304.8)	80.0
Total revenues	1,505.5	3,202.2	4,450.4	5,492.0	5,581.4	6,315.3
Interest expense on corporate notes payable and investment borrowings (contractual interest: $268.5 for the eight months ended August 31, 2003; and $345.3 for 2002)	36.8	202.5	341.9	400.0	454.3	300.2
Total benefits and expenses	1,356.0	1,030.0	6,082.6	5,735.4	6,358.9	5,301.2
Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of accounting change	149.5	2,172.2	(1,632.2)	(243.4)	(777.5)	1,014.1
Cumulative effect of accounting change, net of income tax	—	—	(2,949.2)	—	(55.3)	—
Net income (loss)	96.3	2,201.7	(7,835.7)	(405.9)	(1,191.2)	595.0
Preferred stock dividends	27.8	—	2.1	12.8	11.0	1.5
Net income (loss) applicable to common stock	68.5	2,201.7	(7,837.8)	(418.7)	(1,202.2)	593.5
PER SHARE DATA
Net income, basic	$.68
Net income, diluted	$.67
Book value per common share outstanding	$19.28
Weighted average shares outstanding for basic earnings	100.1
Weighted average shares outstanding for diluted earnings	143.5
Shares outstanding at period end	100.1
BALANCE SHEET DATA — AT PERIOD END
Total investments	$22,796.7	$22,018.3	$21,783.7	$25,067.1	$25,017.6	$26,431.6
Goodwill	952.2	99.4	100.0	3,695.4	3,800.8	3,927.8
Total assets	29,920.1	28,318.1	46,509.0	61,432.2	58,589.2	52,185.9
Corporate notes payable and commercial paper	1,300.0	—	—	4,085.0	5,055.0	4,624.2
Liabilities subject to compromise	—	6,951.4	4,873.3	—	—	—
Total liabilities	27,102.5	30,519.5	46,637.9	54,764.7	51,810.9	43,990.6
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	—	1,921.5	1,914.5	2,403.9	2,639.1
Shareholders’ equity (deficit)	2,817.6	(2,201.4)	(2,050.4)	4,753.0	4,374.4	5,556.2
STATUTORY DATA(b)
Statutory capital and surplus	$1,514.1		$1,064.4	$1,649.8	$1,881.8	$2,170.5
Asset valuation reserve	40.9		11.6	105.1	266.8	362.8
Total statutory capital and surplus and asset valuation reserve	1,555.0		1,076.0	1,754.9	2,148.6	2,533.3

(a)	Our financial condition and results of operations have been significantly affected during the periods presented by the discontinued finance operations. Please refer to note 19 to the audited consolidated financial statements included elsewhere in this prospectus.

(b)	We have derived the statutory data from statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting principles, which vary in certain respects from generally accepted accounting principles.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following analysis of the consolidated results of our operations and financial condition should be read in conjunction with “Selected Consolidated Financial and Operating Data” and the consolidated financial statements and the related notes to the financial statements and the other financial information included elsewhere in this prospectus.

Special Note Regarding Forward-Looking Statements

       This prospectus contains forward-looking statements. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempts,” “seeks,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other “forward-looking” information based on currently available information. The “Risk Factors” section of this prospectus provides examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things:

•	the potential adverse impact of our predecessor’s chapter 11 petition on our business operations, and relationships with our customers, employees, regulators, distributors and agents;

•	our ability to operate our business under the restrictions imposed by our senior bank credit facility or future credit facilities;

•	our ability to improve the financial strength ratings of our insurance company subsidiaries and the impact of recent rating downgrades on our business;

•	our ability to obtain adequate and timely rate increases on our supplemental health products including our long-term care business;

•	general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect our ability to sell products and access capital on acceptable terms, the market value of our investments, and the lapse rate and profitability of policies;

•	our ability to achieve anticipated synergies and levels of operational efficiencies;

•	customer response to new products, distribution channels and marketing initiatives;

•	mortality, morbidity, usage of health care services, persistency and other factors which may affect the profitability of our insurance products;

•	performance of our investments;

•	changes in the Federal income tax laws and regulations which may reduce or eliminate the relative tax advantages of some of our products;

•	increasing competition in the sale of insurance and annuities;

•	regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, including the payment of dividends to us, regulation of financial services affecting bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products;

•	the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; and

•	the risk factors or uncertainties listed from time to time in our other filings with the Securities and Exchange Commission.

       Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Overview

       We are a holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We focus on serving the senior and middle-income markets, which we believe are attractive, high growth markets. We sell our products through three distribution channels: career agents, professional independent producers, some of whom sell one or more of our product lines exclusively, and direct marketing.

       We conduct our business operations through two primary operating segments, based primarily on method of product distribution, and a third segment comprised of businesses in run-off. Prior to September 30, 2003, we conducted our insurance operations through one segment. In the fourth quarter of 2003, we implemented changes contemplated in our restructuring plan to conduct our business through the following segments:

•	Bankers Life, which consists of the businesses of Bankers Life and Casualty and Colonial Penn. Bankers Life and Casualty markets and distributes Medicare supplement insurance, life insurance, long-term care insurance and fixed annuities to the senior market through approximately 4,000 exclusive career agents and sales managers. Colonial Penn markets graded benefit and simplified issue life insurance directly to consumers through television advertising, direct mail, the internet and telemarketing. Both Bankers Life and Casualty and Colonial Penn market their products under their own brand names.

•	Conseco Insurance Group, which markets and distributes specified disease insurance, Medicare supplement insurance and certain life and annuity products to the senior and middle-income markets through over 500 independent marketing organizations that represent over 9,100 producing independent agents. This segment markets its products under the “Conseco” brand.

•	Other business in run-off, which includes blocks of business that we no longer market or underwrite and are managed separately from our other businesses. This segment consists of long-term care insurance sold through independent agents and major medical insurance.

       We also have a corporate segment, which consists of holding company activities and certain noninsurance company businesses that are not related to our operating segments.

       We have restated all historical periods presented in “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” to reflect our new segments.

       We emerged from bankruptcy protection under our plan of reorganization, which was confirmed pursuant to an order of the bankruptcy court on September 9, 2003, and became effective on September 10, 2003. Upon the confirmation of the plan of reorganization, we implemented fresh start accounting in accordance with Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Our accounting and actuarial systems and procedures are designed to produce financial information as of the end of a month. Accordingly, for accounting convenience purposes, we applied the effects of fresh start accounting on August 31, 2003. Our activities for the period September 1, 2003 through

September 10, 2003 are therefore included in the successor’s statement of operations and excluded from the predecessor’s statement of operations. We believe the net income impact of the use of the convenience date is immaterial.

       In accordance with Statement of Position 90-7, we restated all of our assets and liabilities to their current estimated value, reestablished shareholders’ equity at the reorganization value determined in connection with our plan of reorganization and recorded the portion of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. As a result, our financial statements for periods following August 31, 2003, are not comparable with those prepared before that date.

       For the four months ended December 31, 2003, net income after dividends on our convertible exchangeable preferred stock totaled $68.5 million, or 67 cents per diluted share. Results for the four month period included net after-tax gains of $3.4 million from realized investment gains and venture capital losses.

       Despite low ratings and our decisions to discontinue or curtail sales of some of our products in order to conserve capital coming out of bankruptcy, collected premiums in our core products have been relatively stable since our emergence from bankruptcy.

       The past year was a year of transition for us. We continue to focus on the factors that we believe are most important to achieving our key business objective, improving the financial strength ratings of our insurance subsidiaries:

•	Combined statutory earnings (loss) (a non-GAAP measure) totaled $286.1 million and $(465.0) million in 2003 and 2002, respectively. Included in such earnings (loss) are net realized capital gains (losses), net of income taxes, of $32.8 million and $(516.1) million in 2003 and 2002, respectively. The 2003 statutory results included several positive income items resulting from the sale of the General Motors building in the third quarter, as well as expense reductions and other operating improvements.

•	Combined statutory capital and surplus (a non-GAAP measure) at December 31, 2003, was $1.5 billion, up from $1.1 billion at year-end 2002.

•	Combined risk-based capital ratio (a non-GAAP measure) was 287 percent at December 31, 2003, up from 166 percent at year-end 2002.

       Our other major goals for 2004 are to reduce our capital cost, strengthen our balance sheet and improve our execution on the basics of our business by:

•	further reducing operating expenses and improving the efficiency of our operations across all business functions;

•	continuing to address the problems in the acquired blocks of long-term care business in the other business in run-off segment;

•	consolidating and streamlining our back-office systems to reduce complexity, lower our costs and improve customer service; and

•	expanding the reach of the career agents in our Bankers Life segment into new geographic markets.

Critical Accounting Policies

       The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management has made estimates in the past that we believed to be appropriate but were subsequently revised to reflect actual experience. If our future experience differs materially from these estimates and assumptions, our results of operations and financial condition could be affected.

       We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. We continually evaluate the information used to make these estimates as our business and the economic environment change. The use of estimates is pervasive throughout our financial statements. The accounting policies and estimates we consider most critical are summarized below. Additional information on our accounting policies is included in the note to our consolidated financial statements included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies”.

Investments

       At December 31, 2003, the carrying value of our investment portfolio was $22.8 billion. The accounting risks associated with these assets relate to the recognition of income, our determination of other-than-temporary impairments and our estimation of fair values.

       We defer any fees received or costs incurred when we originate investments. We amortize fees, costs, discounts and premiums as yield adjustments over the contractual lives of the investments. We consider anticipated prepayments on structured securities in determining estimated yields on such securities. Adjustments to yields as a result of actual prepayments being different than anticipated are recognized as investment income (loss).

       When we sell a security, other than trading securities or venture capital investments, we report the difference between the sale proceeds and the amortized cost, determined based on specific identification, as a realized investment gain or loss.

       We regularly evaluate all of our investments for possible impairment based on current economic conditions, credit loss experience and other investee-specific developments. If there is a decline in a security’s net realizable value that is other than temporary, the decline is recognized as a realized loss and the cost basis of the security is reduced to its estimated fair value. During the four months ended December 31, 2003, we recorded $9.6 million of writedowns of fixed maturities, equity securities and other invested assets as a result of conditions that caused us to conclude a decline in the fair value of the investments was other than temporary. During the eight months ended August 31, 2003, we recorded writedowns of fixed maturity investments, equity securities and other invested assets totaling $51.3 million.

       If a decline in value is determined to be other than temporary and the cost basis of the security is written down to fair value, we review the circumstances which caused us to believe that the decline was other than temporary with respect to other investments in our portfolio. If such circumstances exist with respect to other investments, those investments are also written down to fair value. Future events may occur, or additional or updated information may become available, which may necessitate future realized losses of securities in our portfolio. Significant losses in the carrying value of our investments could have a material adverse effect on our earnings in future periods.

       Our evaluation of investments for impairment requires significant judgments to be made, including:

•	the identification of potentially impaired securities;

•	the determination of their estimated fair value; and

•	assessment of whether any decline in estimated fair value is other than temporary.

Our periodic assessment of whether unrealized losses are “other than temporary” also requires significant judgment. Factors considered include:

•	the extent to which market value is less than the cost basis;

•	the length of time that the market value has been less than cost;

•	whether the unrealized loss is event driven, credit-driven or a result of changes in market interest rates;

•	the near-term prospects for improvement in the issuer and/or its industry;

•	whether the investment is investment grade and our security analyst’s view of the investment’s rating and whether the investment has been downgraded since its purchase;

•	whether the issuer is current on all payments in accordance with the contractual terms of the investment and is expected to meet all of its obligations under the terms of the investment;

•	our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery; and

•	the underlying asset and enterprise values of the issuer.

If new information becomes available or the financial condition of the investee changes, our judgments may change resulting in the recognition of a realized investment loss at that time. At December 31, 2003, our net accumulated other comprehensive income included gross unrealized losses on investments of $34.5 million. We consider all such declines in estimated fair value to be temporary.

       Estimated fair values for our investments are determined based on estimates from nationally recognized pricing services, broker-dealer market makers and internally developed methods. Our internally developed methods require us to make judgments about the security’s credit quality, liquidity and market spread.

       Below-investment grade securities have different characteristics than investment grade corporate debt securities. Risk of loss upon default by the borrower is significantly greater with respect to below-investment grade securities than with other corporate debt securities. Below-investment grade securities are generally unsecured and are often subordinated to other creditors of the issuer. Also, issuers of below-investment grade securities usually have higher levels of debt and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. We attempt to reduce the overall risk in the below-investment grade portfolio, as in all investments, through careful credit analysis, strict investment policy guidelines, and diversification by issuer and/or guarantor and by industry.

       During the four months ended December 31, 2003, we sold $604.9 million of fixed maturity investments which resulted in gross realized investment losses, before income taxes, of $7.3 million. During the first eight months of 2003, we sold $2.7 billion of fixed maturity investments which resulted in gross realized investment losses, before income taxes, of $62.4 million. Securities sold at a loss are sold for a number of reasons including but not limited to:

•	changes in the investment environment;

•	expectation that the market value could deteriorate further;

•	desire to reduce our exposure to an issuer or an industry;

•	changes in credit quality; and

•	our analysis indicating there is a high probability that the security is other-than-temporarily impaired.

       We seek to manage the relationship between the estimated duration of our invested assets and the expected duration of our insurance liabilities. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. A mismatch of the durations of invested assets and insurance liabilities could have a significant impact on our results of operations and financial position. See “— Quantitative and Qualitative Disclosures About Market Risks” for additional discussion of the duration of our invested assets and insurance liabilities.

       For more information on our investment portfolio and our critical accounting policies related to investments, see the note to our consolidated financial statements included elsewhere in this prospectus entitled “Investments”.

Value of Policies Inforce at the Effective Date and Cost of Policies Produced

       In conjunction with the implementation of fresh start accounting, we eliminated the historical balances of our predecessor’s cost of policies purchased and cost of policies produced as of the effective date and replaced them with the value of policies inforce.

       The cost assigned to the right to receive future cash flows from contracts existing at August 31, 2003 is referred to as the value of policies inforce. We also defer renewal commissions paid in excess of ultimate commission levels related to the existing policies in this account. The balance of this account is amortized, evaluated for recovery, and adjusted for the impact of unrealized gains (losses) in the same manner as the cost of policies produced described below. We expect to amortize approximately 10 percent of the December 31, 2003 balance of value of policies inforce in 2004, 10 percent in 2005, 9 percent in 2006, 8 percent in 2007 and 8 percent in 2008.

       The cost of policies produced are those costs that vary with, and are primarily related to, producing new insurance business. These amounts are amortized using the interest rate credited to the underlying policy:

•	in relation to the estimated gross profits for investment and universal life-type products; or

•	in relation to future anticipated premium revenue for other products.

The amortization for investment and universal life-type products is adjusted retrospectively when estimates of current or future gross profits and margins to be realized from a group of products and contracts are revised.

       When we realize a gain or loss on investments backing our universal life or investment-type products, we adjust the amortization to reflect the change in estimated gross profits from the products due to the gain or loss realized and the effect of the event on future investment yields. We also adjust the cost of policies produced for the change in amortization that would have been recorded if actively managed fixed maturity securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. We include the impact of this adjustment in accumulated other comprehensive income (loss) within shareholders’ equity.

       At December 31, 2003, the combined balance of the value of policies inforce and cost of policies produced was $3.1 billion. The recovery of these costs is dependent on the future profitability of the related business.

       Each year, we evaluate the recoverability of the unamortized balance of the value of policies inforce and the cost of policies produced. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is charged to amortization expense.

       The assumptions we use to amortize and evaluate the recoverability of the value of policies inforce and the cost of policies produced involve significant judgment. A revision to these assumptions could have a significant adverse effect on our results of operations and financial position.

Goodwill

       Upon our emergence from bankruptcy, we revalued our assets and liabilities to current estimated fair value and established our capital accounts at the reorganization value determined in connection with the plan of reorganization. We recorded the $1,141.6 million of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. Under current accounting rules, which became effective January 1, 2002, goodwill is not amortized but is subject to an annual impairment test, or if there is an indication that an impairment may exist, more frequent tests. We obtained an independent appraisal of our business in connection with the preparation of the plan of reorganization which indicated no impairment of our goodwill existed. However, we may have to recognize impairment charges in the future if circumstances change.

       Although the goodwill balance will not be subject to amortization, it will be reduced by future use of our net deferred income tax assets, including the deferred tax assets associated with tax operating loss carryforwards, existing at August 31, 2003. The goodwill balance was reduced by $189.4 million in the four months ended December 31, 2003 as a result of our use of that amount of our tax operating loss carryforward during that period. A valuation allowance has been provided for the remaining balance of such net deferred income tax assets due to the uncertainties regarding their realization. See “— Income Taxes” below for further discussion.

Income Taxes

       Our income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities, capital loss carryforwards and net operating loss carryforwards. In assessing the realization of deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred income tax assets depends upon generating future taxable income during the periods in which our temporary differences become deductible and before our net operating loss carryforwards expire. In addition, the use of our net operating loss carryforwards is dependent, in part, on whether the IRS ultimately agrees with the tax position we plan to take in our current and future tax returns. With respect to the deferred income tax assets, we assess the need for a valuation allowance on a quarterly basis.

       At the time of our emergence from bankruptcy, we established a valuation allowance for the entire balance of net deferred income tax assets as we believed that the realization of such net deferred income tax assets in future periods was uncertain. As of December 31, 2003, we continue to believe that the realization of our net deferred income tax asset is uncertain and continue to maintain a valuation allowance for the entire balance of net deferred income tax assets. We reached this conclusion after considering the losses we realized in recent years, the uncertainties related to the tax treatment for the worthlessness of our investment in Conseco Finance, which is more fully discussed below, and the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards.

       As of December 31, 2003, we had approximately $3.6 billion of net operating loss carryforwards, after taking into account the reduction in tax attributes described in the paragraph which follows and the loss resulting from the worthlessness of our predecessor’s investment in Conseco Finance discussed below. These net operating loss carryforwards expire as follows: $11.2 million in 2004; $4.6 million in 2005; $.2 million in 2006; $5.8 million in 2007; $6.6 million in 2008; $10.5 million in 2009; $4.2 million in 2010; $2.5 million in 2011; $16.0 million in 2012; $43.4 million in 2013; $6.9 million in 2014; $60.4 million in 2016; $41.5 million in 2017; $3,399.5 million in 2018; $.7 million in 2019; $5.5 million in 2020; and $1.0 million in 2022. The timing and manner in which we will utilize the net operating loss carryforwards in any year or in total may be limited by various provisions of the Internal Revenue Code, and interpretation thereof, and our ability to generate sufficient future taxable income in the relevant carryforward period.

       The Code provides that any income realized as a result of the cancellation of indebtedness in bankruptcy will reduce certain tax attributes, including net operating loss carryforwards. We realized an estimated $2.5 billion of cancellation of debt income when we emerged from bankruptcy. Accordingly, our net operating loss carryforwards were reduced by $2.5 billion.

       The following paragraphs summarize some of the various limitations and contingencies which exist with respect to the future utilization of the net operating loss carryforwards.

       We realized an estimated $5.4 billion tax loss in 2003 as a result of our investment in Conseco Finance. In consultation with our tax advisors and based on relevant provisions of the Code, we intend to treat this loss as an ordinary loss, thereby increasing our net operating loss carryforward. We have requested a pre-filing examination by the IRS to confirm that this loss should be treated as an ordinary loss. If the IRS were to disagree with our conclusion and such determination ultimately prevailed, the loss would be treated as a capital loss, which would only be available to reduce future capital gains for the next 5 years. The procedures related to the pre-filing examination are in process, but are not expected to be completed before August 2004.

       The Code limits the extent which losses realized by one or more a non-life entities may offset income from one or more life insurance companies to the lesser of:

•	35 percent of the income of the life insurance company; or

•	35 percent of the total loss.

There is no limitation with respect to the ability to utilize net operating losses generated by a life insurance company. Subsequent to our emergence from bankruptcy, we reorganized some of our subsidiaries to improve their capital position and, as a result, the loss related to Conseco Finance was realized by a life insurance company. Accordingly, we believe the loss should be treated as a life insurance loss and should not be subject to the limitations described above. However, if the IRS were to disagree with our conclusion and such determination ultimately prevailed, the loss related to Conseco Finance would be subject to the limitation described in the first sentence of this paragraph.

The timing and manner in which we will be able to utilize some or all of our net operating loss carryforwards may be limited by section 382 of the Code. Section 382 imposes limitations on a corporation’s ability to use its net operating losses if the company undergoes an ownership change. Because we underwent an ownership change pursuant to our reorganization, we have determined that this limitation applies to us. In order to determine the amount of this limitation, we must determine how much of our net operating loss carryforward relates to the period prior to our emergence from bankruptcy (and, as a result is subject to the section 382 limitation) and how much relates to the period after emergence (and, as a result is not subject to the section 382 limitation). Pursuant to the Code, we may:

•	allocate the current year tax loss on a pro rata basis to determine earnings (loss) post- and pre-emergence; or

•	specifically identify transactions in each period and record them in the period in which they actually occurred.

We intend to elect the latter, which we believe will result in a substantial portion of the loss related to Conseco Finance being treated as post-emergence and therefore not subject to the section 382 limitation. Any losses that are subject to the section 382 limitation will only be utilized by us up to approximately $140 million per year, with any unused amounts carried forward to the following year.

       The reduction of any portion of our deferred income tax valuation allowance, including the deferred tax assets associated with net operating loss carryforwards existing as of August 31, 2003, will be accounted for as a reduction of goodwill when eliminated pursuant to Statement of Position 90-7. If all goodwill is eliminated, any additional reduction of the valuation allowance existing at August 31, 2003 will be accounted for as a reduction of other intangible assets until exhausted and thereafter as an addition to paid-in-capital. Goodwill was reduced by $189.4 million during the four months ended December 31, 2003 due to a reduction in the valuation allowance for net deferred income tax assets established at the effective date.

Liabilities for Insurance Products

       At December 31, 2003, the total balance of our liabilities for insurance and asset accumulation products was $24.8 billion. These liabilities are often payable over an extended period of time and the profitability of the related products is dependent on the pricing of the products and other factors. Differences between our expectations when we sold these products and our actual experience could result in future losses.

       We calculate and maintain reserves for the estimated future payment of claims to our policyholders based on actuarial assumptions. For our supplemental health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement and incurred but not reported claims, as well as a reserve for the present value of amounts not yet due on claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on extensive estimates, assumptions and historical experience. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our financial results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities, which would negatively affect our operating results.

       Liabilities for insurance products are calculated using management’s best judgments of mortality, morbidity, lapse rates, investment experience and expense levels that are based on our past experience and standard actuarial tables.

       In accordance with Statement of Position 90-7, we established insurance liabilities and an asset for the value of policies inforce at the effective date using current assumptions. Adjustments to the predecessor’s liabilities for insurance and asset accumulation products as of August 31, 2003 are summarized below (dollars in millions):

	Predecessor	Fresh Start	Successor
	Balance Sheet	Adjustments	Balance Sheet

Liabilities for insurance and asset accumulation products:
Traditional and limited payment products:
Traditional life insurance products	$1,885.3	$320.3	$2,205.6
Limited pay annuities	880.0	140.0	1,020.0
Individual accident and health	5,245.8	1,887.9	7,133.7
Group life and health	692.0	136.7	828.7
Unearned premiums	3.3	—	3.3

Total liabilities for traditional and limited payment products	8,706.4	2,484.9	11,191.3

Interest-sensitive products:
Investment contracts	8,489.8	132.9	8,622.7
Universal life-type products	3,994.6	(15.4)	3,979.2

Total liabilities for interest-sensitive products	12,484.4	117.5	12,601.9

Other liabilities for insurance and asset accumulation products:
Separate accounts and investment trusts	87.7	—	87.7
Claims payable and other policyholder funds	897.1	(10.3)	886.8

Total other liabilities for insurance and asset accumulation products	984.8	(10.3)	974.5

Total liabilities for insurance and asset accumulation products	$22,175.6	$2,592.1	$24,767.7

       The following provides explanations for the fresh-start adjustment to insurance liabilities related to our insurance inforce at the effective date.

Traditional Insurance and Limited Pay Products

       In accordance with Statement of Financial Accounting Standards No. 60, “Accounting and Reporting by Insurance Enterprises” and Statement of Financial Accounting Standards No. 97, “Accounting and Reporting by Insurance Enterprises for certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments”, the predecessor used the original actuarial assumptions determined when traditional long-duration and limited payment insurance contracts were issued in determining liability calculations through the fresh start date, provided the resulting liabilities were adequate to provide for future benefits and expenses under the related contracts. This accounting principle is referred to as the “lock in” principle and is only applicable to traditional insurance and limited pay products. The use of assumptions that are locked in at the time of issue means that absent loss recognition, the same assumptions are used in accounting for a particular block of business unless the block is subject to purchase or fresh start accounting.

       At the effective date, the successor established insurance liabilities at the present value of future benefits and expenses associated with the policies by using current best-estimate assumptions with provisions for adverse deviation. Such assumptions include estimates as to investment yields, mortality, morbidity, withdrawals, lapses and maintenance expenses. The current best-estimate assumptions for these blocks of business differ from the original actuarial assumptions determined when the business was acquired or issued as further described in the following paragraphs.

       Due to the current interest rate environment and the requirement to mark the value of the investment portfolio to market, we changed our assumptions related to future investment earnings. The weighted average expected yield on our investment portfolio decreased to approximately 5.6 percent at the effective date from 6.7 percent at December 31, 2002. Approximately $.9 billion of the fresh-start increase to insurance liabilities is the result of changes in future expected investment earnings.

       The performance of our long-term care business (especially the acquired block originally sold through independent agents) has generally been unfavorable relative to the predecessor’s assumptions established when these blocks of business were acquired. For example, variance in actual versus estimated morbidity, lapses and expenses have been unfavorable to original assumptions. Approximately $1.4 billion of the increase to insurance liabilities is the result of changes in non-interest assumptions for our long-term care policies. Our assumption changes for long-term care business included:

•	changes in morbidity assumptions from estimates made when the business was acquired to recent company experience;

•	changes in mortality assumptions related to certain blocks of this business from the 1958 and 1980 Commissioners Standard Ordinary Mortality table to the 1983 Group Annuity Mortality table; and

•	changes in ultimate lapse ratios from a range of approximately 3 percent to 5.5 percent prior to the adoption of fresh start accounting to a range of 2 percent to 3.5 percent.

Interest-Sensitive Products Subject to Requirements of SFAS 97

       The insurance liability for asset accumulation products such as deferred annuities and universal life products is generally equal to current policyholder account balances. These balances generally do not change as a result of the adoption of fresh start accounting. The fresh-start adjustment to insurance liabilities for interest-sensitive products primarily results from:

•	the adoption of Statement of Position 03-01 as of the effective date; and

•	certain predecessor insurance liabilities that were different from the present value of estimated future benefits as of August 31, 2003.

       The adoption of Statement of Position 03-01 as of the effective date required a change in methodology regarding persistency bonuses provided to policyholders who continue to keep their policies inforce for a stated period of time. The predecessor recognized the cost of this benefit over the period prior to the time the benefit is credited in proportion to estimated gross profits and assumed a certain number of policies would terminate before the benefit was credited. Under Statement of Position 03-01, the cost for such benefits is recognized ratably over the period prior to the time the benefit is credited without assuming policy terminations. Insurance liabilities increased by approximately $.1 billion as a result of the adoption of Statement of Position 03-01.

       In addition, the insurance liabilities for certain predecessor insurance liabilities were different than the present value of estimated future benefits as of the effective date.

       The predecessor had previously established an insurance liability related to some of its business to recognize the future loss expected to be recognized for the former practice of reducing the cost of insurance charges to amounts below the level permitted under the provisions of the policy. The predecessor amortized this liability into income in proportion to estimated gross profits on the business, consistent with Statement of Financial Accounting Standards No. 97 requirements for unearned revenues. The predecessor had previously decided to discontinue the practice of providing this nonguaranteed benefit. Accordingly, the remaining insurance liability established for this benefit was no longer required at August 31, 2003, resulting in a $.1 billion reduction to reserves in conjunction with our adoption of fresh-start accounting.

       The liabilities established for our equity-indexed annuity products, including the value of options attributable to policyholders for the estimated life of the annuity contract and accounted for as embedded derivatives, are established pursuant to different accounting rules than other interest-sensitive products. At the effective date, the present value of estimated future benefits for our equity-indexed products exceeded the value of the predecessor’s liabilities by $.2 billion, resulting in a fresh-start adjustment.

Liabilities for Loss Contingencies Related to Lawsuits and Our Guarantees of Bank Loans and Related Interest Loans

       We are involved on an ongoing basis in lawsuits relating to our operations, including with respect to sales practices, and we and current and former officers and directors are defendants in pending class action lawsuits asserting claims under the securities laws and in derivative lawsuits. The ultimate outcome of these lawsuits cannot be predicted with certainty. We recognize an estimated loss from these loss contingencies when we believe it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. However, it is difficult to measure the actual loss that might be incurred related to litigation. The ultimate outcome of these lawsuits could have a significant impact on our results of operations and financial position.

       In conjunction with the plan of reorganization, $481.3 million principal amount of bank loans made to certain former directors and certain current and former officers and key employees to enable them to purchase common stock of the predecessor were transferred to the successor. These loans had been guaranteed by the predecessor. We received all rights to collect the balances due pursuant to the original terms of these loans. In addition, we hold loans to participants for interest on the bank loans which total approximately $220 million. The former bank loans and the interest loans are collectively referred to as the “director and officer loans.” We regularly evaluate the collectibility of these loans in light of the collateral we hold and the creditworthiness of the participants. At December 31, 2003, we have estimated that approximately $51.0 million of the director and officer loan balance, which is included in other assets, is collectible, net of the cost of collection. An allowance has been established to reduce the recorded balance of the director and officer loans to this balance.

       Pursuant to the settlement that was reached with the official committee of the trust originated preferred securities holders and the official committee of unsecured creditors in the plan of recognition, the former holders of the trust originated preferred securities (issued by the predecessor’s subsidiary trusts and eliminated in our reorganization) who did not opt out of the bankruptcy settlement, will be entitled to receive 45 percent of any proceeds from the collection of certain director and officer loans in an aggregate amount not to exceed $30 million. We have established a liability of $23.1 million, which is included in other liabilities, representing our estimate of the amount which will be paid to the former holders of the trust originated preferred securities pursuant to the settlement.

Results of Operations

       Due to the application of fresh start accounting, the reported historical financial statements of our predecessor for periods prior to August 31, 2003 generally are not comparable to our financial statements prepared after that date. Therefore, our results of operations have not been combined with those of our predecessor. Please read this discussion in conjunction with the accompanying consolidated financial statements and notes included elsewhere in this prospectus.

       After our emergence from bankruptcy, we began to manage our business operations through two primary operating segments, based primarily on method of product distribution, and a third segment comprised of business in run-off. We refer to these segments as: (1) Bankers Life; (2) Conseco Insurance Group; and (3) other business in run-off. Prior to its disposition effective March 31, 2003, we also had a finance segment. We also have a corporate segment, which consists of holding company activities and certain noninsurance company businesses that are not related to our other operating segments. The following tables and narratives summarize the operating results of our segments for the periods presented as we currently manage them (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Earnings (losses) before taxes:
Bankers Life	$85.5	$159.6	$136.5	$289.3
Conseco Insurance Group	94.3	299.9	(211.5)	186.0
Other business in run-off	12.8	(171.3)	(216.8)	(106.0)
Corporate operations	(43.1)	1,884.0	(1,340.4)	(612.7)

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of accounting change	$149.5	$2,172.2	$(1,632.2)	$(243.4)

       General: Conseco, Inc. is the top tier holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We distribute these products through a career agency force and direct response marketing, which, together, represent our Bankers Life segment, and through professional independent producers, which represent our Conseco Insurance Group segment. Our other business in run-off segment consists of:

•	long-term care products written in prior years through independent agents;

•	small group and individual major medical business which we began to nonrenew in 2001; and

•	other group major medical business which we no longer actively market.

Most of the long-term care business in run-off relates to business written by certain of our subsidiaries prior to their acquisitions by Conseco in 1996 and 1997.

Bankers Life (dollars in millions)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Premiums and asset accumulation product collections:
Annuities	$253.8	$698.4	$740.9	$513.1
Supplemental health	407.9	759.6	1,159.4	1,097.4
Life	58.6	102.7	139.0	286.3

Total premium collections	$720.3	$1,560.7	$2,039.3	$1,896.8

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Average liabilities for insurance products:
Annuities:
Mortality based	$325.7	$286.5	$271.7	$257.6
Equity-linked	262.9	264.8	301.0	320.8
Deposit based	3,156.2	2,847.7	2,248.4	1,864.3
Health	2,620.8	1,916.3	1,712.0	1,497.6
Life:
Interest sensitive	333.0	324.4	311.6	300.0
Non-interest sensitive	747.3	652.4	654.0	1,083.2

Total average liabilities for insurance products, net of reinsurance ceded	$7,445.9	$6,292.1	$5,498.7	$5,323.5

Revenues:
Insurance policy income	$456.8	$892.7	$1,300.1	$1,400.1
Net investment income:
General account invested assets	128.9	253.4	382.2	391.9
Equity-indexed products based on the change in value of the S&P 500 call options	6.6	4.8	(14.8)	(15.5)
Trading account income related to policyholder and reinsurer accounts	5.2	—	—	—
Change in value of embedded derivatives related to modified coinsurance agreements	(5.2)	—	—	—
Net realized investment gains (losses)	3.4	5.5	(128.7)	(43.5)
Fee revenue and other income	.5	.2	1.3	1.2

Total revenues	596.2	1,156.6	1,540.1	1,734.2

Expenses:
Insurance policy benefits	338.2	705.6	973.4	1,002.7
Amounts added to policyholder account balances:
Annuity products and interest-sensitive life products other than those listed below	50.6	89.5	116.9	105.5
Equity-indexed products based on S&P 500 Index	7.0	—	.6	.6
Amortization related to operations	62.3	113.4	171.9	198.4
Amortization related to net realized investment gains (losses)	—	.5	(3.2)	(5.0)
Interest expense on investment borrowings	.8	3.4	4.6	6.1
Other operating costs and expenses	51.8	84.6	94.4	130.6
Special charges	—	—	45.0	6.0

Total benefits and expenses	510.7	997.0	1,403.6	1,444.9

Income before income taxes, minority interest, discontinued operations and cumulative effect of accounting change	$85.5	$159.6	$136.5	$289.3

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Health loss ratios:
All health lines:
Insurance policy benefits	$283.7	$578.5	$840.9	$770.8
Loss ratio(a)	73.11%	75.30%	74.06%	70.23%
Medicare Supplement:
Insurance policy benefits	$133.3	$283.3	$437.6	$443.1
Loss ratio(a)	62.79%	66.39%	67.15%	66.87%
Long-Term Care:
Insurance policy benefits	$148.0	$287.2	$394.3	$316.2
Loss ratio(a)	86.06%	86.08%	83.69%	75.31%
Interest-adjusted loss ratio(b)	60.04%	69.26%	67.95%	60.91%
Other:
Insurance policy benefits	$2.4	$8.0	$9.0	$11.5
Loss ratio(a)	63.79%	101.05%	71.21%	76.45%

(a)	We calculate loss ratios by taking the related product’s (1) insurance policy benefits divided by (2) insurance policy income.

(b)	We calculate the interest-adjusted loss ratio for Bankers Life’s long-term care products by taking the product’s (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities divided by (2) policy income. Interest income is an important factor in measuring losses on this product. The net cash flows from long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio reflects the effects of the investment income offset.

       Total premium collections were $720.3 million in the four months ended December 31, 2003; $1,560.7 million in the eight months ended August 31, 2003; and $2,039.3 million and $1,896.8 million in 2002 and 2001, respectively. Bankers Life’s annuity premium collections in 2003 were positively impacted by sales inducements provided to purchasers of our annuities and sales incentives to our career agents. These programs ended at various times during the second quarter of 2003. Premium collections on Bankers Life’s other products have been negatively impacted by the A.M. Best ratings downgrade to “B (Fair).” See “— Premium and Asset Accumulation Product Collections” for further analysis.

       Average liabilities for insurance products, net of reinsurance ceded, were $7.4 billion in the four months ended December 31, 2003; $6.3 billion in the eight months ended August 31, 2003; and $5.5 billion and $5.3 billion in 2002 and 2001, respectively. The increase in such liabilities through August 31, 2003 is primarily due to increases in annuity reserves. As discussed above under “— Total premium collections”, annuity premium collections in our Bankers Life segment were positively impacted during 2003 by sales inducements and incentives. The increase in such liabilities for the four months ended December 31, 2003 reflects the adoption of fresh start accounting. Bankers Life’s average life reserves decreased by $417.6 million, or 30 percent, in 2002 as compared to 2001, primarily due to a first quarter 2002 reinsurance transaction which ceded approximately $400 million of liabilities to the assuming company. The reinsurance transaction is discussed further in the note to the consolidated financial statements included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies — Reinsurance.”

       Insurance policy income is comprised of (1) premiums earned on policies which provide mortality or morbidity coverage and (2) fees and other charges made against other policies. See “Premium and Asset Accumulation Product Collections” for further analysis.

       Net investment income on general account invested assets, which excludes income on policyholder and reinsurer accounts, was:

•	$128.9 million in the four months ended December 31, 2003;

•	$253.4 million in the eight months ended August 31, 2003;

•	$382.2 million in 2002; and

•	$391.9 million in 2001.

The average balance of general account invested assets was:

•	$7.0 billion in the four months ended December 31, 2003;

•	$6.6 billion in the eight months ended August 31, 2003;

•	$6.1 billion in 2002; and

•	$5.7 billion in 2001.

The yield on these assets was:

•	5.5 percent in the four months ended December 31, 2003;

•	5.7 percent in the eight months ended August 31, 2003;

•	6.3 percent in 2002; and

•	6.9 percent in 2001.

The decrease in yield for the four months ended December 31, 2003, reflects the adoption of fresh start accounting which effectively reset the yields to market rates at August 31, 2003. The decrease in yield in the other periods reflects the lower interest rate environment prevailing during the periods presented and the resulting lower rates earned on invested assets. In 2002, net investment income and the average balance of general account invested assets both reflect the transfer of a portion of our investment portfolio to the reinsurer pursuant to the above-mentioned first quarter 2002 reinsurance transaction.

       Net investment income related to equity-indexed products based on the change in value of the S&P 500 call options represents the change in the estimated fair value of Bankers Life’s S&P 500 Index call options which are purchased in an effort to cover certain benefits accruing to the policyholders of our equity-indexed products. Our equity-indexed products are designed so that the investment income spread earned on the related insurance liabilities should be more than adequate to cover the cost of the S&P 500 call options and other costs related to these policies. Option costs that are attributable to benefits provided were:

•	$2.9 million in the four months ended December 31, 2003;

•	$7.7 million in the eight months ended August 31, 2003;

•	$15.2 million in 2002; and

•	$16.0 million in 2001.

These costs are reflected in the change in market value of the S&P 500 call options included in the investment income amounts. Net investment income (loss) related to equity-indexed products before this expense was:

•	$9.5 million in the four months ended December 31, 2003;

•	$12.5 million in the eight months ended August 31, 2003;

•	$.4 million in 2002; and

•	$.5 million in 2001.

These amounts were partially offset by the corresponding charge (credit) to amounts added to policyholder account balances for equity-indexed products based on S&P 500 Index of:

•	$7.0 million in the four months ended December 31, 2003;

•	nil in the eight months ended August 31, 2003;

•	$.6 million in 2002; and

•	$.6 million in 2001.

Such income and related charge fluctuate based on the value of options embedded in the segment’s equity-indexed annuity policyholder account balances subject to this benefit and to the performance of the S&P 500 Index to which the returns on these products are linked.

       Change in value of embedded derivatives related to modified coinsurance agreements are described in the note to our consolidated financial statements for the period ended December 31, 2003 included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies — Accounting for Derivatives.” We have transferred the specific block of investments related to these agreements to our trading securities account, which we carry at estimated fair value with changes in such value recognized as trading account income. We expect the change in the value of the embedded derivatives largely to be offset by the change in value of the trading securities.

       Net realized investment gains (losses) fluctuate from period to period. During the four months ended December 31, 2003, net realized investment gains in our Bankers Life segment included:

•	$8.6 million of net gains from the sales of investments (primarily fixed maturities), net of

•	$5.2 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary.

During the first eight months of 2003, we recognized net investment gains of $5.5 million. During the first eight months of 2003, the net realized investment gains included:

•	$20.5 million of net gains from the sales of investments (primarily fixed maturities), net of

•	$15.0 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary.

During 2002 and 2001, Bankers Life recognized net realized investment losses of $128.7 million and $43.5 million, respectively. The net realized investment losses during 2002 included:

•	$138.5 million to write down certain securities to fair value due to an other-than-temporary decline in value (including issuers who have faced significant problems: K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.); and

•	$9.8 million of net gains from the sales of investments (primarily fixed maturities).

The net realized investment losses during 2001 included writedowns of $69.4 million related to:

•	the impact of higher default rate assumptions on certain structured investments;

•	losses on investments held in our private equity portfolio; and

•	the writedown of certain securities to fair value due to an other-than-temporary decline in value or our plan to sell the securities in connection with investment restructuring activities (including issuers who have faced significant problems: Sunbeam Corp., Enron Corp., Crown Cork & Seal Company Inc., Global Crossing Ltd. and K-Mart Corp.).

       Insurance policy benefits fluctuated as a result of the factors summarized in the explanations for loss ratios related to specific products which follow. Loss ratios are calculated by taking the related insurance product’s (1) insurance policy benefits divided by (2) policy income.

       The loss ratios on Bankers Life’s Medicare supplement products have generally been in line with our expectations. Governmental regulations generally require us to attain and maintain a ratio of total benefits incurred to total premiums earned (as calculated based on amounts reported for statutory accounting purposes) of not less than 65 percent on these products. The loss ratio for the four months ended December 31, 2003, reflected the elimination of $5.8 million of reserve redundancies based on the ultimate development of reserves at August 31, 2003.

       The loss ratios on Bankers Life’s long-term care products have generally been in line with expectations. The net cash flows from our long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio for long-term care products is calculated by taking the insurance product’s: (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities divided by (2) policy income. The loss ratio on Bankers Life’s long-term care products during 2001 reflected the elimination of reserve redundancies based on the ultimate development of reserves at December 31, 2000. The decrease in the interest-adjusted loss ratio for the four months ended December 31, 2003, is primarily due to the adoption of fresh start accounting which increased the reserves on this block of business.

       The loss ratios on our other products fluctuate due to the smaller size of these blocks of business. The loss ratios on this business have generally been in line with our expectations.

       Amounts added to policyholder account balances for annuity products and interest-sensitive life products were:

•	$50.6 million in the four months ended December 31, 2003;

•	$89.5 million in the eight months ended August 31, 2003;

•	$116.9 million in 2002; and

•	$105.5 million in 2001.

The increases are primarily due to increases in annuity reserves. The weighted average crediting rates for these products were:

•	4.4 percent for the four months ended December 31, 2003;

•	4.2 percent for the eight months ended August 31, 2003;

•	4.6 percent in 2002; and

•	4.9 percent in 2001.

       Amounts added to equity-indexed products based on S&P 500 Index correspond to the related investment income accounts described above.

       Amortization related to operations includes amortization of the value of policies inforce at the effective date, cost of policies produced and the cost of policies purchased (such amortization is collectively referred to as “amortization of insurance intangibles”). Insurance intangibles are amortized:

•	in relation to the estimated gross profits for universal life-type and investment-type products or

•	in relation to future anticipated premium revenue for other products.

Bankers Life’s amortization expense was in line with our expectations given the related premium revenue and gross profits for the periods.

       Amortization related to net realized investment gains (losses) represents the increases or decreases in amortization which result from realized investment gains or losses. When we sell securities at a gain (loss) and reinvest the proceeds at a different yield, we increase (reduce) the amortization of insurance intangibles in order to reflect the change in future expected yields. Sales of fixed maturity investments resulted in an increase (decrease) in the amortization of insurance intangibles of:

•	nil in the four months ended December 31, 2003;

•	$.5 million in the eight months ended August 31, 2003;

•	$(3.2) million in 2002; and

•	$(5.0) million in 2001.

       Interest expense on investment borrowings fluctuates along with our investment borrowing activities and the interest rates thereon. Average investment borrowings in our Bankers Life segment, excluding borrowings related to the General Motors building, were:

•	$173.6 million during the four months ended December 31, 2003;

•	$263.7 million during the eight months ended August 31, 2003;

•	$452.2 million in 2002; and

•	$222.4 million in 2001.

The weighted average interest rates on such borrowings, excluding borrowings related to the General Motors building, were:

•	1.4 percent during the four months ended December 31, 2003;

•	1.9 percent during the eight months ended August 31, 2003;

•	1.0 percent during 2002; and

•	2.7 percent during 2001.

       Other operating costs and expenses in our Bankers Life segment were:

•	$51.8 million in the four months ended December 31, 2003;

•	$84.6 million in the eight months ended August 31, 2003;

•	$94.4 million in 2002; and

•	$130.6 million in 2001.

Increases in these expenses in 2003 are primarily related to increased policy acquisition costs which were non-deferrable. Such expenses decreased in 2002 by $36.2 million, or 28 percent compared to 2001, reflecting cost cutting programs implemented in the Bankers Life segment.

       Special charges in 2002 included: (1) a loss of $39.0 million on a reinsurance transaction entered into as part of our cash raising initiatives; and (2) other items totaling $6.0 million primarily related to severance benefits and costs incurred with the transfer of certain customer service and backroom operations to our former India subsidiary. Special charges in 2001 were $6.0 million. Such charges primarily related to severance benefits and costs incurred in conjunction with the transfer of certain customer service and backroom operations to our former India subsidiary.

Conseco Insurance Group (dollars in millions)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Premiums and asset accumulation product collections:
Annuities	$18.1	$74.0	$351.9	$710.6
Supplemental health	272.0	525.3	830.3	784.1
Life	131.5	280.7	498.0	553.3

Collections on insurance products	$421.6	$880.0	$1,680.2	$2,048.0

Average liabilities for insurance and asset accumulation:
Annuities:
Mortality based	$243.5	$171.0	$175.0	$198.8
Equity-linked	1,561.4	1,514.7	1,983.1	2,311.4
Deposit based	4,027.8	4,245.4	5,352.1	5,993.4
Separate accounts and investment trust liabilities	50.1	401.3	672.6	738.0
Health	2,288.3	2,046.8	1,981.6	1,969.7
Life:
Interest sensitive	3,349.8	3,407.8	3,798.7	3,733.2
Non-interest sensitive	1,483.3	1,493.9	1,327.6	1,399.8

Total average liabilities for insurance and asset accumulation products	$13,004.2	$13,280.9	$15,290.7	$16,344.3

Revenues:
Insurance policy income	$398.5	$892.8	$1,454.9	$1,377.4
Net investment income:
General account invested assets	240.9	562.2	982.0	1,114.2
Equity-indexed products based on the change in value of the S&P 500 call options	35.5	20.4	(85.7)	(98.7)
Separate account assets	—	—	—	(5.4)
Trading account income related to policyholder and reinsurer accounts	13.2	—	—	—
Change in value of embedded derivatives related to modified coinsurance agreements	(1.0)	—	—	—
Net realized investment gains (losses)	9.5	(17.1)	(368.1)	(209.1)
Fee revenue and other income	.5	17.0	25.4	31.4

Total revenues	697.1	1,475.3	2,008.5	2,209.8

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Expenses:
Insurance policy benefits	290.5	461.3	998.2	977.5
Amounts added to policyholder account balances:
Annuity products and interest-sensitive life products other than those listed below	94.9	218.4	379.7	417.8
Equity-indexed products based on S&P 500 Index	35.8	66.6	(.9)	.2
Separate account liabilities	—	—	—	(5.4)
Amortization related to operations	63.3	202.7	566.0	356.9
Amortization related to net realized investment gains (losses)	1.1	(.9)	(24.6)	(32.3)
Interest expense on investment borrowings	1.6	4.7	10.2	19.7
Other operating costs and expenses	115.6	222.6	292.1	273.9
Special charges	—	—	(.7)	15.5

Total benefits and expenses	602.8	1,175.4	2,220.0	2,023.8

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of accounting change	$94.3	$299.9	$(211.5)	$186.0

Health loss ratios:
All health lines:
Insurance policy benefits	$171.4	$381.3	$550.7	$533.1
Loss ratio(a)	64.92%	70.95%	66.36%	66.97%
Medicare Supplement:
Insurance policy benefits	$86.5	$167.2	$217.6	$192.8
Loss ratio(a)	66.57%	65.49%	61.28%	61.81%
Specified Disease:
Insurance policy benefits	$74.5	$184.7	$259.5	$250.9
Loss ratio(a)	61.61%	75.77%	69.61%	67.35%
Interest-adjusted loss ratio(b)	30.64%	46.33%	42.10%	41.70%
Other:
Insurance policy benefits	$10.4	$29.4	$73.6	$89.4
Loss ratio(a)	79.11%	76.66%	72.22%	80.09%

(a)	We calculate loss ratios by taking the related product’s (1) insurance policy benefits divided by (2) insurance policy income.

(b)	We calculate the interest-adjusted loss ratio for Conseco Insurance Group’s specified disease products by taking the product’s (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities divided by (2) policy income. Interest income is an important factor in measuring losses on this product. The net cash flows from specified disease products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio reflects the effects of the investment income offset.

       Collections on insurance products were $421.6 million in the four months ended December 31, 2003; $880.0 million in the eight months ended August 31, 2003; and $1.7 billion and $2.0 billion in 2002 and 2001, respectively. Premium collections through the independent agents in our Conseco Insurance Group segment have been negatively impacted by the A.M. Best ratings downgrade to “B (Fair)“in August 2002 and our decision to de-emphasize the sale of certain products. See “Premium and Asset Accumulation Product Collections” for further analysis.

       Average liabilities for insurance and asset accumulation products were $13.0 billion in the four months ended December 31, 2003; $13.3 billion in the eight months ended August 31, 2003; and $15.3 billion and $16.3 billion in 2002 and 2001, respectively. The decrease in such liabilities is primarily due to the increase in policyholder redemptions and lapses following the downgrade of our A.M. Best financial strength rating to “B (Fair)” in August 2002. See “— Liquidity for Insurance Operations” for additional discussion of the A.M. Best ratings downgrade.

       Insurance policy income is comprised of: (1) premiums earned on policies which provide mortality or morbidity coverage; and (2) fees and other charges made against other policies. See “— Premium and Asset Accumulation Product Collections” for further analysis.

       Net investment income on general account invested assets, which excludes income on policyholder and reinsurer accounts, was:

•	$240.9 million in the four months ended December 31, 2003;

•	$562.2 million in the eight months ended August 31, 2003;

•	$982.0 million in 2002; and

•	$1,114.2 million in 2001.

The average balance of general account invested assets was:

•	$12.7 billion in the four months ended December 31, 2003;

•	$13.7 billion in the eight months ended August 31, 2003;

•	$15.0 billion in 2002; and

•	$16.0 billion in 2001.

The yield on these assets was:

•	5.7 percent in the four months ended December 31, 2003;

•	6.2 percent in the eight months ended August 31, 2003;

•	6.5 percent in 2002; and

•	7.0 percent in 2001.

The decrease in yield for the four months ended December 31, 2003 reflects the adoption of fresh start accounting which effectively reset the yields to market rates at August 31, 2003. The decrease in yield in 2002 reflected general decreases in market interest rates between 2002 and 2001.

       Net investment income related to equity-indexed products based on the change in value of the S&P 500 call options represents the change in the estimated fair value of Conseco Insurance Group’s S&P 500 Index call options which are purchased in an effort to cover certain benefits accruing to the policyholders of our equity-indexed products. Our equity-indexed products are designed so that the investment income spread earned on the related insurance liabilities should be more than adequate to cover the cost of the S&P 500 call options and other costs related to these policies. Option costs that are attributable to benefits provided were:

•	$16.3 million in the four months ended December 31, 2003;

•	$45.8 million in the eight months ended August 31, 2003;

•	$82.3 million in 2002; and

•	$103.0 million in 2001.

These costs are reflected in the change in market value of the S&P 500 call options included in the investment income amounts. Net investment income (loss) related to equity-indexed products before this expense was:

•	$51.8 million in the four months ended December 31, 2003;

•	$66.2 million in the eight months ended August 31, 2003;

•	$(3.4) million in 2002; and

•	$4.3 million in 2001.

These amounts were partially offset by the corresponding charge (credit) to amounts added to policyholder account balances for equity-indexed products of:

•	$35.8 million in the four months ended December 31, 2003;

•	$66.6 million in the eight months ended August 31, 2003;

•	$(.9) million in 2002; and

•	$.2 million in 2001.

Such income and related charge fluctuate based on the value of options embedded in the segment’s equity-indexed annuity policyholder account balances subject to this benefit and to the performance of the S&P 500 Index to which the returns on such products are linked.

       Net investment income (loss) from separate account assets is offset by a corresponding charge (credit) to amounts added to policyholder account balances for separate account liabilities. Such income (loss) and related charge (credit) fluctuated in relationship to total separate account assets and the return earned on such assets.

       Trading account income related to policyholder and reinsurer accounts represents the income on trading security accounts established on August 31, 2003, which are designed to act as a hedge for embedded derivatives related to: (1) Conseco Insurance Group’s equity-indexed products; and (2) certain modified coinsurance agreements. In addition, such income includes the income on investments backing the market strategies of certain annuity products which provide for different rates of cash value growth based on the experience of a particular market strategy. The income on our trading account securities is designed to substantially offset: (1) the change in value of embedded derivatives related to modified coinsurance agreements described below; and (2) certain amounts included in insurance policy benefits.

       Change in value of embedded derivatives related to modified coinsurance agreements are described in the note to our consolidated financial statements included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies — Accounting for Derivatives.” We have transferred the specific block of investments related to these agreements to our trading securities account, which we carry at estimated fair value with changes in such value recognized as trading account income. The change in the value of the embedded derivatives has largely been offset by the change in value of the trading securities.

       Net realized investment gains (losses) fluctuate from period to period. During the four months ended December 31, 2003, we recognized net realized investment gains in our Conseco Insurance Group segment which included:

•	$13.4 million of net gains from the sales of investments (primarily fixed maturities), net of

•	$3.9 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary.

During the first eight months of 2003, we recognized net realized investment losses of $17.1 million. During the first eight months of 2003, the net realized investment losses included:

•	$16.8 million of net gains from the sales of investments (primarily fixed maturities), net of

•	$33.9 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary.

During 2002 and 2001, we recognized net realized investment losses of $368.1 million and $209.1 million, respectively, in our Conseco Insurance Group segment. The net realized investment losses during 2002 included:

•	$365.2 million to write down certain securities to fair value due to an other-than-temporary decline in value (including issuers who have faced significant problems: K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.); and

•	$2.9 million of net losses from the sales of investments (primarily fixed maturities).

       The net realized investment losses during 2001 included writedowns of $209.6 million related to:

•	the impact of higher default rate assumptions on certain structured investments;

•	losses on investments held in our private equity portfolio; and

•	the writedown of certain securities to fair value due to an other-than-temporary decline in value, or our plan to sell the securities in connection with investment restructuring activities (including issuers who have faced significant problems: Sunbeam Corp., Enron Corp., Crown Cork & Seal Company Inc., Global Crossing Ltd. and K-Mart Corp.).

       Fee revenue and other income primarily represents income earned by a subsidiary sold in September 2003 which earned fees for marketing insurance products of other companies.

       Insurance policy benefits fluctuated as a result of the factors summarized in the explanations for loss ratios related to specific products which follow and, in the eight months ended August 31, 2003, as a result of a change in estimates of future losses on certain policies, as discussed below in further detail. Loss ratios are calculated by taking the related insurance product’s (1) insurance policy benefits divided by (2) policy income.

       The loss ratios on Conseco Insurance Group’s Medicare supplement products have generally been in line with our expectations. Governmental regulations generally require us to attain and maintain a ratio of total benefits incurred to total premiums earned (as calculated based on amounts reported for statutory accounting purposes) of not less than 65 percent on these products. The loss ratios in 2002 and 2001 reflected eliminations of reserve redundancies based on the ultimate development of reserves at December 31, 2001 and December 31, 2000.

       The loss ratio on Conseco Insurance Group’s specified disease products reflected higher than expected incurred claims on certain cancer insurance policies during the first eight months of 2003. These policies generally provide fixed or limited benefits. Payments under cancer insurance policies are generally made directly to, or at the direction of, the policyholder following diagnosis of, or treatment for, a covered type of cancer. We had favorable claims experience in the four months ended December 31, 2003. Approximately 76 percent of our specified disease policies inforce (based on policy count) are sold with return of premium or cash value riders. The return of premium rider generally provides that after a policy has been inforce for a specified number of years or upon the policyholder reaching a specified age, we will pay to the policyholder, or a beneficiary under the policy, the aggregate amount of all premiums paid under the policy, without interest, less the aggregate amount of all claims incurred under the policy. Accordingly, the net cash flows from these products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The loss ratios on Conseco Insurance Group’s specified disease products in 2002 and 2001 were generally in line with our expectations. The interest-adjusted loss ratio for specified disease products is calculated by taking the insurance product’s: (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities; divided by (2) policy income.

       The loss ratios on Conseco Insurance Group’s other products fluctuate due to the smaller size of these blocks of business. The loss ratios on this business have generally been in line with our expectations.

       In August 2003, we decided to change a non-guaranteed element of certain Conseco Insurance Group policies. This element was not required by the policy and the change will eliminate the former practice of reducing the cost of insurance charges to amounts below the level permitted under the provisions of the policies. As a result of this decision, our estimates of future expected gross profits on these products used as a basis for amortization of insurance intangibles and the establishment of insurance liabilities has changed. We adjusted the total amortization and reserve charge we had recorded since the acquisition of these policies as a result of the change to our earlier estimates in accordance with Statement of Financial Accounting Standards No. 97, “Accounting and Reporting by Insurance Enterprises of Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments.” The effect of the change in estimate was a $220.2 million reduction to insurance policy benefits and a $39.8 million reduction to amortization recorded in the eight months ended August 31, 2003.

       Amounts added to policyholder account balances for annuity products and interest-sensitive life products were:

•	$94.9 million in the four months ended December 31, 2003;

•	$218.4 million in the eight months ended August 31, 2003;

•	$379.7 million in 2002; and

•	$417.8 million in 2001.

The decreases during the 2003 periods and 2002 are primarily due to a smaller block of annuity business inforce and changes in the weighted average crediting rates. The weighted average crediting rates for these products were:

•	4.0 percent for the four months ended December 31, 2003;

•	4.4 percent for the eight months ended August 31, 2003;

•	4.3 percent in 2002; and

•	4.4 percent in 2001.

       Amounts added to equity-indexed products based on S&P 500 Index correspond to the related investment income accounts described above.

       Amortization related to operations includes amortization of insurance intangibles. Conseco Insurance Group’s amortization recorded in the eight months ended August 31, 2003 was affected by the change in estimates of future losses on certain policies described above under “insurance policy benefits.” Policyholder redemptions of annuity and, to a lesser extent, life products increased following the downgrade of our A.M. Best financial strength rating to “B (Fair)” in August of 2002. When redemptions are greater than our previous assumptions, we are required to accelerate the amortization of insurance intangibles to write off the balance associated with the redeemed policies. Amortization in the periods presented has fluctuated as a result of the acceleration of the amortization of insurance intangibles associated with policy redemptions and changes in future lapse assumptions with respect to the policies inforce. In 2002, we changed the lapse assumptions used to determine the amortization of insurance intangibles related to certain universal life products and our annuities to reflect our then current estimates of future lapses. For certain universal life products, we changed the ultimate lapse assumption from: (1) a range of 6 percent to 7 percent to; (2) a tiered assumption based on the level of funding of the policy of a range of 2 percent to 10 percent. We recorded additional amortization related to higher redemptions and changes to our lapse assumptions of $203.2 million in 2002. Policyholder redemptions during the 2003 periods have generally been consistent with our revised lapse assumptions.

       As a result of economic developments, actual experience of our products and changes in our expectations, we changed our investment yield assumptions used in calculating the estimated gross profits to be earned on our annuity products in 2001. Such changes resulted in additional amortization of insurance intangibles of $27.8 million in 2001.

       Amortization related to net realized investment gains (losses) represents the increases or decreases in amortization which result from realized investment gains or losses. When we sell securities at a gain (loss) and reinvest the proceeds at a different yield, we increase (reduce) the amortization of insurance intangibles in order to reflect the change in future expected yields. Sales of fixed maturity investments resulted in an increase (decrease) in the amortization of insurance intangibles of:

•	$1.1 million in the four months ended December 31, 2003;

•	$(.9) million in the eight months ended August 31, 2003;

•	$(24.6) million in 2002; and

•	$(32.3) million in 2001.

       Interest expense on investment borrowings fluctuates along with Conseco Insurance Group’s investment borrowing activities and the interest rates thereon. Average investment borrowings (excluding borrowings related to the General Motors building) were:

•	$304.2 million during the four months ended December 31, 2003;

•	$403.4 million during the eight months ended August 31, 2003;

•	$639.1 million during 2002; and

•	$618.1 million during 2001.

The weighted average interest rates on these borrowings (excluding borrowings related to the General Motors building) were:

•	1.6 percent during the four months ended December 31, 2003;

•	1.7 percent during the eight months ended August 31, 2003;

•	1.6 percent during 2002; and

•	3.2 percent during 2001.

       Other operating costs and expenses were:

•	$115.6 million in the four months ended December 31, 2003;

•	$222.6 million in the eight months ended August 31, 2003;

•	$292.1 million in 2002; and

•	$273.9 million in 2001.

       Increases in these expenses in 2003 and 2002 are primarily related to increased policy acquisition costs which were non-deferrable.

       Special charges in 2002 included:

•	a gain of $4.0 million on asset sale transactions entered into as part of our cash raising initiatives; and

•	other expenses totaling $3.3 million primarily related to severance benefits and costs incurred with the transfer of certain customer service and backroom operations to our former India subsidiary.

Special charges in 2001 were $15.5 million. The 2001 charges primarily related to severance benefits and costs incurred in conjunction with the transfer of certain customer service and backroom operations to our former India subsidiary.

Other Business in Run-Off (dollars in millions)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Premiums and asset accumulation product collections:
Long-term care	$134.6	$268.0	$434.5	$463.0
Major medical	39.3	156.4	409.5	737.1

Total premium collections	$173.9	$424.4	$844.0	$1,200.1

Average liabilities for other business in run-off:
Long-term care	$3,296.2	$1,977.9	$1,768.7	$1,639.0
Major medical	103.8	120.0	225.2	407.1

Total average liabilities for other business in run-off, net of reinsurance ceded	$3,400.0	$2,097.9	$1,993.9	$2,046.1

Revenues:
Insurance policy income	$150.5	$418.8	$847.3	$1,215.2
Net investment income on general account invested assets	55.3	101.5	155.8	166.7
Net realized investment gains (losses)	(.7)	6.3	(58.2)	(24.6)
Fee revenue and other income	.9	—	.8	1.2

Total revenues	206.0	526.6	945.7	1,358.5

Expenses:
Insurance policy benefits	150.7	597.3	864.6	1,089.6
Amortization related to operations	6.3	25.7	112.2	160.1
Interest expense on investment borrowings	—	.2	.6	2.0
Other operating costs and expenses	36.2	74.7	185.1	212.8

Total benefits and expenses	193.2	697.9	1,162.5	1,464.5

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of accounting change	$12.8	$(171.3)	$(216.8)	$(106.0)

Health loss ratios:
Long-term care:
Insurance policy benefits	$136.9	$458.1	$595.9	$446.4
Loss ratio(a)	103.32%	169.76%	139.11%	96.44%
Interest-adjusted loss ratio(b)	65.84%	134.58%	110.19%	73.13%

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Major medical:
Insurance policy benefits	$13.8	$139.2	$268.7	$643.2
Loss ratio(a)	77.29%	93.43%	64.15%	85.61%

(a)	We calculate loss ratios by taking the related product’s: (1) insurance policy benefits; divided by (2) insurance policy income.

(b)	We calculate the interest-adjusted loss ratio for long-term care products included in this segment by taking the product’s: (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities; divided by (2) policy income. Interest income is an important factor in measuring losses on this product. The net cash flows from long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio reflects the effects of the investment income offset.

       Total premium collections in this segment were $173.9 million in the four months ended December 31, 2003; $424.4 million in the eight months ended August 31, 2003; and $844.0 million and $1,200.1 million in 2002 and 2001, respectively. We have ceased marketing the long-term care business included in this segment. Accordingly, collected premiums will decrease over time. Decreases in long-term care premium collections are the result of policy lapses, partially offset by premium rate increases. We have ceased marketing and have not renewed our major medical business, which has resulted in the significant reduction in major medical collected premiums. See “— Premium and Asset Accumulation Product Collections” for further analysis.

       Average liabilities for other business in run-off, net of reinsurance ceded were $3.4 billion in the four months ended December 31, 2003; $2.1 billion in the eight months ended August 31, 2003; and $2.0 billion in both 2002 and 2001. The increase in 2003 reflects the adoption of fresh start accounting as further discussed under “— Critical Accounting Policies — Liabilities for Insurance Products.”

       Insurance policy income is comprised of premiums earned on the segment’s long-term care and major medical policies. See “— Premium and Asset Accumulation Product Collections” for further analysis.

       Net investment income on general account invested assets was:

•	$55.3 million in the four months ended December 31, 2003;

•	$101.5 million in the eight months ended August 31, 2003;

•	$155.8 million in 2002; and

•	$166.7 million in 2001.

The average balance of general account invested assets was:

•	$2.8 billion in the four months ended December 31, 2003;

•	$2.5 billion in the eight months ended August 31, 2003;

•	$2.4 billion in 2002; and

•	$2.3 billion in 2001.

The yield on these assets was:

•	5.8 percent in the four months ended December 31, 2003;

•	6.1 percent in the eight months ended August 31, 2003;

•	6.6 percent in 202; and

•	7.2 percent in 2001.

The decrease in yield for the four months ended December 31, 2003 reflects the adoption of fresh start accounting which effectively reset the yields to market rates at August 31, 2003.

       Net realized investment gains (losses) fluctuate from period to period. During the four months ended December 31, 2003, net realized investment losses in our other business in run-off segment included:

•	$.2 million of net losses from the sales of investments; and

•	$.5 million of writedowns of investments as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary.

During the first eight months of 2003, we recognized net realized investment gains of $6.3 million. During the first eight months of 2003, the net realized investment gains included:

•	$8.7 million of net gains from the sales of investments (primarily fixed maturities); net of

•	$2.4 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary.

During 2002 and 2001, we recognized net realized investment losses in the other business in run-off segment of $58.2 million and $24.6 million, respectively. The net realized investment losses during 2002 included:

•	$51.8 million to writedown certain securities to fair value due to an other-than-temporary decline in value, including issuers who have faced significant problems: K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.; and

•	$6.4 million of net losses from the sales of investments, primarily fixed maturities.

The net realized investment losses during 2001 included writedowns of $21.9 million related to:

•	the impact of higher default rate assumptions on certain structured investments;

•	losses on investments held in our private equity portfolio; and

•	the writedown of certain securities to fair value due to an other-than-temporary decline in value or our plan to sell the securities in connection with investment restructuring activities, including issuers who have faced significant problems: Sunbeam Corp., Enron Corp., Crown Cork & Seal Company Inc., Global Crossing Ltd. and K-Mart Corp.

       Insurance policy benefits fluctuated primarily as a result of the factors summarized below related to loss ratios in the blocks of long-term care business in this segment. Loss ratios are calculated by taking the product’s: (1) insurance policy benefits; divided by (2) policy income.

       This segment includes long-term care insurance inforce, substantially all of which was issued through independent agents by some of our subsidiaries prior to their acquisitions by Conseco in 1996 and 1997. The loss experience on these products has been worse than we expected. Although we anticipated a higher level of benefits to be paid out on these products as the policies age, the paid claims have exceeded our projections. We are experiencing adverse developments on home health care policies issued in certain areas of Florida and other states. This adverse experience is reflected in the higher loss ratios in the eight months ended August 31, 2003. On April 20, 2004, the Florida Office of Insurance Regulation issued an order to our subsidiary, Conseco Senior Health Insurance Company, that affects approximately 18,000 home health care policies issued in Florida by Conseco Senior Health and its predecessor companies. The order provides for Conseco Senior Health to offer the following three alternatives to holders of these policies:

•	retention of their current policy with a maximum rate increase of 50 percent in the first year and actuarially justified increases in subsequent years;

•	receipt of a replacement policy with reduced benefits and a maximum rate increase in the first year of 25 percent and no more than 15 percent in subsequent years;

•	receipt of a paid up policy, allowing the holder to file future claims up to 100 percent of the amount of premiums paid since the inception of the policy.

The order also requires Conseco Senior Health to pursue a similar course of action with respect to approximately 21,000 home health care policies issued by Conseco Senior Health and its predecessor companies in other states, subject to consideration and approval by other state insurance departments. We are also seeking rate increases on other long-term care policies in this segment.

       We hired an actuarial consulting firm to help evaluate the adequacy of this segment’s long-term care reserves given our recent adverse experience and claim reserve deficiencies. Based on the results of their study and our internal evaluations, we modified our claim continuance tables to reflect longer benefit payment periods consistent with our current estimate of future loss experience. Accordingly, claim reserves increased by approximately $85 million in the eight months ended August 31, 2003, most of which was due to the new continuance tables. Excluding the increase in claim reserves, the loss ratio for the eight months ended August 31, 2003, would have been 138 percent and the interest-adjusted loss ratio for the eight months ended August 31, 2003, would have been 103 percent. The decrease in the long-term care loss ratio for the four months ended December 31, 2003 reflects the adoption of fresh start accounting.

       During 2002, we conducted an extensive examination of the assumptions used to estimate our claim reserves for long-term care products sold through our independent agent distribution channel. The examination was prompted by the continuing claim reserve deficiencies that we were experiencing based on the assumptions and estimates made by our actuaries. We engaged an independent actuarial firm to assist in the examination.

       Our prior estimates for long-term care reserves were based on claim continuance tables using experience for the period from January 1, 1990 through September 30, 1999. These tables are used to estimate the length of time an insured will receive covered long-term care for an incurred event. In 2002, we completed studies which indicated that the average length of time an insured will receive covered care had increased in recent periods. In addition, we have experienced significant fluctuations in claim inventories for these products. Accordingly, our actuaries and the independent actuarial firm concluded that estimates of future claim payments for incurred claims using the more recent data reflecting the longer covered care time periods were more appropriate than estimates based on prior data. The changes in estimation in calculating the reserves resulted in an increase to insurance policy benefits of $130.0 million in 2002. Excluding this adjustment related to the change in estimate, insurance policy benefits on long-term care policies would have been $465.9 million, the loss ratio for the year ended December 31, 2002 would have been 109 percent, and the interest-adjusted loss ratio for the year ended December 31, 2002 would have been 80 percent.

       The net cash flows from long-term care products generally result in the accumulation of amounts in the early years of a policy (accounted for as reserve increases) which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the loss ratio will typically increase, but the increase in the change in reserve will be partially offset by investment income earned on the assets which have accumulated. The interest-adjusted loss ratio for long-term care products is calculated by taking the insurance product’s: (1) insurance policy benefits less interest income on the accumulated assets which back the insurance liabilities; divided by (2) policy income.

       The loss ratio on the major medical business increased in the eight months ended August 31, 2003, primarily due to adverse claim experience. The loss ratio on the major medical business decreased during 2002. This decrease resulted primarily from lower than expected claims experience as the business began running off following our decision, in 2001, to begin nonrenewing major medical business.

       Amortization related to operations includes amortization of insurance intangibles. The decrease in amortization expense for the four months ended December 31, 2003 reflects the adoption of fresh start accounting, and also reflects the relatively small amount of value of policies inforce associated with the business comprising this segment. In 2001, we stopped renewing portions of our major medical lines of business in several unprofitable states in accordance with the contractual terms of the policies. As a result, we determined that approximately $77.4 million of insurance intangibles would not be recoverable. Such amount is recorded as amortization related to operations.

       Interest expense on investment borrowings fluctuates along with our investment borrowing activities, which have not been significant in this segment.

       Other operating costs and expenses were:

•	$36.2 million in the four months ended December 31, 2003;

•	$74.7 million in the eight months ended August 31, 2003;

•	$185.1 million in 2002; and

•	$212.8 million in 2001.

The decreases in expenses were due primarily to expense reductions in the major medical operations. Since our decision in 2001 to nonrenew the small group and individual major medical business, the total number of employees dedicated to major medical has been reduced by approximately 550 during the period June 30, 2001 through December 31, 2003.

Corporate (dollars in millions)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Corporate operations:
Interest expense on corporate debt	$(34.4)	$(194.2)	$(325.5)	$(369.6)
Investment income	.7	16.2	14.0	39.7
Provision for losses related to stock purchase plan	—	(55.6)	(240.0)	(169.6)
Venture capital income (loss) related to investment in AT&T Wireless Service, Inc., net of related expenses	(5.5)	10.5	(99.3)	(23.4)
Fee revenue and other income	11.4	17.1	59.2	68.5
Net realized investment losses	(.4)	(.1)	(1.3)	(62.8)
Other items	(14.9)	(40.4)	(182.7)	(137.8)
Goodwill amortization	—	—	—	(108.2)
Gain on sale of interest in riverboat	—	—	—	192.4
Special charges	—	—	(52.2)	(58.9)
Gain on extinguishment of debt	—	—	1.8	17.0
Goodwill impairment	—	—	(500.0)	—
Reorganization items	—	2,130.5	(14.4)	—

Income (loss) before income taxes and minority interest	$(43.1)	$1,884.0	$(1,340.4)	$(612.7)

       Interest expense on corporate debt in the four months ended December 31, 2003 includes interest expense on the senior credit facility. Interest expense decreased in the eight months ended August 31, 2003 primarily as a result of our ceasing to accrue interest on notes payable, excluding our predecessor’s senior credit facility, guaranteed senior notes and certain secured senior notes. Interest expense decreased in 2002 as a result of the repayment of debt and lower interest rates. The average debt outstanding was $4.1 billion in 2002 and $4.5 billion in 2001. The average interest rate on such debt was 8.0 percent in 2002 and 8.2 percent in 2001.

       Investment income primarily included income earned on short-term investments held by the corporate segment and the income from our investment in a riverboat casino, prior to its sale in the first quarter of 2001, and miscellaneous other income.

       Provision for losses and expense related to stock purchase plan represents the non-cash provision we established in connection with our guarantees of bank loans to approximately 155 current and former directors, officers and key employees and our related loans for interest. The funds from the bank loans were used by the participants to purchase approximately 18.0 million shares of our predecessor’s common stock. In the first eight months of 2003 and in 2002 and 2001, we established provisions of $55.6 million, $240.0 million and $169.6 million, respectively, in connection with these guarantees and loans. We determined the reserve based upon the value of the collateral held by the banks. At December 31, 2002, the reserve for losses on the loan guarantees totaled $660.0 million. The outstanding principal balance on the bank loans was $481.3 million. In addition, our predecessor provided loans to participants for interest on the bank loans totaling $179.2 million. During 2002, our predecessor purchased $55.5 million of loans from the banks utilizing cash held in a segregated cash account as collateral for our guarantee of the bank loans, including accrued interest, the balance on these loans was $56.7 million at December 31, 2002.

       In conjunction with the plan of reorganization, the $481.3 million principal amount of bank loans was transferred to us. We received all rights to collect the balances due pursuant to the original terms of these loans. In addition, we hold loans to participants for interest on the bank loans which total approximately $220 million. The former bank loans and the interest loans are collectively referred to as the director and officer loans. We regularly evaluate the collectibility of these loans in light of the collateral we hold and the creditworthiness of the participants. At December 31, 2003, we have estimated that approximately $51.0 million of the director and officer loan balance, which is included in other assets, is collectible, net of the cost of collection. An allowance has been established to reduce the recorded balance of the director and officer loans to this balance.

       Venture capital income (loss) relates to our investment in AT&T Wireless, a company in the wireless communication business. Our investment in AT&T Wireless was carried at estimated fair value, with changes in fair value recognized as investment income (loss). We sold all of our holdings in AT&T Wireless during the fourth quarter of 2003.

       Fee revenue and other income includes: (1) revenues we receive for managing investments for other companies; and (2) fees received for marketing insurance products of other companies. This amount included $16.7 million in 2002 and $5.4 million in 2001 of affiliated fee revenue earned by our subsidiary in India. This revenue is eliminated in consolidation. Excluding this affiliated income, fee revenue and other income decreased primarily as a result of a decrease in the market value of investments managed for others, upon which these fees are based. We sold our India subsidiary in the fourth quarter of 2002 and have substantially eliminated the customer service and other operations conducted there. Fee revenue and other income in the four months ended December 31, 2003 includes $5.6 million of interest received on a Federal income tax refund.

       Net realized investment losses often fluctuate from period to period. We recorded writedowns in the corporate segment totaling $1.3 million in 2002 and $60.7 million in 2001 on certain securities due to an other than temporary decline in value.

       Other items include general corporate expenses, net of amounts charged to subsidiaries for services provided by the corporate operations. During the first eight months of 2003, disputes with certain of our insurance carriers were resolved and a previously established liability of $40 million, which was established in 2002, was released which was substantially offset by increases to various litigation reserves of $30 million. This amount includes expenses in 2002 and 2001 related to our subsidiary in India which was sold in the fourth quarter of 2002.

       Goodwill amortization in 2001 was $108.2 million. Pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, intangible assets with an indefinite life are no longer amortized in periods subsequent to December 31, 2001, but are subject to annual impairment tests (or more frequently under certain circumstances) effective January 1, 2002.

       Gain on sale of interest in riverboat represents the gain recognized in the first quarter of 2001 as a result of our sale of our 29 percent ownership interest in the riverboat casino in Lawrenceberg, Indiana, for $260 million.

       Special charges in the corporate segment for 2002 included:

•	a loss of $20.0 million associated with the sale of our India subsidiary;

•	$17.7 million related to debt modification and refinancing transactions;

•	other items totaling $22.0 million; partially offset by

•	net gains of $7.5 million related to the sale of certain non-core assets.

Special charges in this segment for 2001 included:

•	litigation accrual and expenses of $23.8 million;

•	severance benefits of $2.9 million;

•	losses related to office closings and the sale of artwork totaling $6.8 million;

•	losses related to disputed reinsurance balances totaling $8.5 million; and

•	other losses totaling $16.9 million.

       During 2002, we recognized a gain on the extinguishment of debt as we repurchased $77.4 million par value of our predecessor’s notes payable resulting in a gain of $1.8 million.

       During 2001, we repurchased $893.8 million par value of our predecessor’s notes payable resulting in a gain of $17.0 million.

       In 2002, we recognized a goodwill impairment of $500.0 million as discussed in greater detail in the notes to the consolidated financial statements included elsewhere in this prospectus.

       Reorganization items in the eight months ended August 31, 2003 included:

•	$3,151.4 million related to the gain on the discharge of prepetition liabilities;

•	$(950.0) million related to fresh start adjustments; and

•	$(70.9) million related to professional fees associated with our bankruptcy proceedings which are expensed as incurred in accordance with Statement of Position 90-7.

In 2002, we incurred reorganization items of $14.4 million related to professional fees associated with our bankruptcy proceedings.

Premium and Asset Accumulation Product Collections

       In accordance with generally accepted accounting principles, insurance policy income as shown in our consolidated statement of operations consists of premiums earned for policies that have life contingencies or morbidity features. For annuity and universal life contracts without such features, premiums collected are not reported as revenues, but as deposits to insurance liabilities. We recognize revenues for these products over time in the form of investment income and surrender or other charges.

       Agents, insurance brokers and marketing companies who market our products and prospective purchasers of our products use the ratings of our insurance subsidiaries as an important factor in determining which insurer’s products to market or purchase. Ratings have the most impact on our annuity and interest-sensitive life insurance products. Our insurance companies’ financial strength ratings were downgraded by all of the major rating agencies beginning in July 2002, in connection with the financial distress that ultimately led to our predecessor’s bankruptcy. The current financial strength ratings of all of our insurance subsidiaries other than Conseco Senior Health Insurance Company from A.M. Best, S&P and Moody’s are B (Fair), BB- and Ba3, respectively. The current financial strength ratings of Conseco Senior Health Insurance Company from A.M. Best, Standard & Poor’s and Moody’s are B (Fair), CCC and Caa1, respectively. For a description of the ratings issued by these firms and additional information on our ratings, see “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Liquidity for Insurance Operations.” Many of our competitors have higher financial strength ratings and we believe it is critical for us to improve our ratings to be competitive. The lowered ratings assigned to our insurance subsidiaries were one of the primary factors causing sales of our insurance products to decline and policyholder redemptions and lapses to increase during 2002 and 2003. We also experienced increased agent attrition, which in some cases led us to increase commissions or sales incentives in an effort to retain them.

       We set the premium rates on our health insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the probable size of the claim, and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics, the rates of our competitors and other factors. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our financial results may be adversely affected. Our estimates of insurance liabilities assume we will be able to raise rates if future experience results in blocks of our health insurance business becoming unprofitable. We generally cannot raise our health insurance premiums in any state unless we first obtain the approval of the insurance regulator in that state. We review the adequacy of our premium rates regularly and file rate increases on our products when we believe existing premium rates are too low. It is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our net income may decrease. If we are successful in obtaining regulatory approval to raise premium rates due to unfavorable actual claims experience, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse. This could result in significantly higher claims cost as a percentage of premiums if healthier policyholders allow their policies to lapse. This would reduce our premium income and profitability in future periods. Increased lapse rates also could require us to expense all or a portion of our insurance intangibles relating to lapsed policies in the period in which those policies lapse, adversely affecting our financial results in that period.

       Our insurance segments sell insurance products through three primary distribution channels — career agents and direct marketing, in our Bankers Life segment, and independent producers, in our Conseco Insurance Group segment. Our career agency force in the Bankers Life segment sells primarily Medicare supplement and long-term care insurance policies, senior life insurance and annuities. These agents visit the customer’s home, which permits one-on-one contact with potential policyholders and promotes strong personal relationships with existing policyholders. Bankers Life’s direct marketing distribution channel is engaged primarily in the sale of “graded benefit life” insurance policies which are sold directly to the policyholder. Our independent producer distribution channel in the Conseco Insurance Group segment consists of a general agency and insurance brokerage distribution system comprised of independent licensed agents doing business in all fifty states, the District of Columbia, and certain protectorates of the United States. Independent producers are a diverse network of independent agents, insurance brokers and marketing organizations.

       Total premiums and accumulation product collections were as follows:

Bankers Life (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Premiums collected:
Annuities:
Equity-indexed (first-year)	$5.1	$10.0	$30.4	$41.4

Other fixed (first-year)	247.7	685.4	707.1	469.1
Other fixed (renewal)	1.0	3.0	3.4	2.6

Subtotal — other fixed annuities	248.7	688.4	710.5	471.7

Total annuities	253.8	698.4	740.9	513.1

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Supplemental health:
Medicare supplement (first-year)	20.5	37.6	75.8	74.4
Medicare supplement (renewal)	205.1	381.5	588.1	582.3

Subtotal — Medicare supplement	225.6	419.1	663.9	656.7

Long-term care (first-year)	24.6	48.7	87.7	87.8
Long-term care (renewal)	153.3	282.8	395.2	337.5

Subtotal — long-term care	177.9	331.5	482.9	425.3

Other health (first-year)	.3	.8	1.0	1.2
Other health (renewal)	4.1	8.2	11.6	14.2

Subtotal — other health	4.4	9.0	12.6	15.4

Total supplemental health	407.9	759.6	1,159.4	1,097.4

Life insurance:
First-year	15.3	25.1	37.5	50.2
Renewal	43.3	77.6	101.5	236.1

Total life insurance	58.6	102.7	139.0	286.3

Collections on insurance products:
Total first-year premium collections on insurance products	313.5	807.6	939.5	724.1
Total renewal premium collections on insurance products	406.8	753.1	1,099.8	1,172.7

Total collections on insurance products	$720.3	$1,560.7	$2,039.3	$1,896.8

       Annuities in the Bankers Life segment include equity-indexed and other fixed annuities sold to the senior market through our career agents. In order to maintain our career agency distribution force during the parent company’s chapter 11 reorganization process, we provided certain sales inducements to purchasers of annuities and sales incentives to our career agents. These programs ended at various times during the second quarter of 2003. Annuity collections from career agents totaled $253.8 million in the four months ended December 31, 2003; $698.4 million in the eight months ended August 31, 2003; and $740.9 million in 2002 and $513.1 million in 2001. Annuity premium collections in 2003 were favorably impacted by the sales inducements and incentives discussed above. In addition, the minimum guaranteed crediting rates on certain of our annuity products were very attractive. We recently introduced new annuity products which have lower minimum guaranteed crediting rates. As a result of the elimination of the sales inducements and incentives and the lower minimum guaranteed crediting rates, sales of fixed rate annuity products have declined.

       Supplemental health products in the Bankers Life segment include Medicare supplement, long-term care and other insurance products distributed through our career agency force. Our profits on supplemental health policies depend on the overall level of sales, the length of time the business remains inforce, investment yields, claims experience and expense management.

       Collected premiums on Medicare supplement policies in the Bankers Life segment were $225.6 million in the four months ended December 31, 2003; $419.1 million in the eight months ended August 31, 2003; and $663.9 million and $656.7 million in 2002 and 2001, respectively. Collected premiums have been affected by new sales levels, which have declined in the Bankers Life segment since our ratings downgrades.

       Premiums collected on Bankers Life’s long-term care policies totaled $177.9 million in the four months ended December 31, 2003; $331.5 million in the eight months ended August 31, 2003; and $482.9 million and $425.3 million in 2002 and 2001, respectively. New sales of long-term care policies through our career agents have declined since our ratings downgrades, as reflected in the declines in first-year collected premiums in 2003.

       Other health products include various other health insurance products which we have not been actively marketing. Premiums collected totaled $4.4 million in the four months ended December 31, 2003; $9.0 million in the eight months ended August 31, 2003; and $12.6 million and $15.4 million in 2002 and 2001, respectively.

       Life products in our Bankers Life segment are sold primarily to the senior market through our career agents and our direct response distribution channel. Life premiums collected in this segment totaled $58.6 million in the four months ended December 31, 2003; $102.7 million in the eight months ended August 31, 2003; and $139.0 million in 2002 and $286.3 million in 2001. The decrease in life premiums collected in 2002 and 2003 compared to 2001 is primarily due to a first quarter 2002 reinsurance transaction. The reinsurance transaction is discussed further in the note to the consolidated financial statements included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies — Reinsurance”. The A.M. Best ratings downgrade to “B (Fair)” has not had a significant impact on sales of life products through these channels.

Conseco Insurance Group (dollars in millions)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Premiums collected:
Annuities:
Equity-indexed (first-year)	$5.2	$32.8	$162.6	$306.2
Equity-indexed (renewal)	4.2	12.1	27.1	33.3

Subtotal — equity-indexed annuities	9.4	44.9	189.7	339.5

Other fixed (first-year)	1.6	14.3	134.9	339.8
Other fixed (renewal)	7.1	14.8	27.3	31.3

Subtotal — other fixed annuities	8.7	29.1	162.2	371.1

Total annuities	18.1	74.0	351.9	710.6

Supplemental health:
Medicare supplement (first-year)	16.0	36.5	90.8	47.0
Medicare supplement (renewal)	118.2	213.9	279.1	271.4

Subtotal — Medicare supplement	134.2	250.4	369.9	318.4

Specified disease (first-year)	10.0	19.7	36.8	42.1
Specified disease (renewal)	108.7	216.7	331.8	329.7

Subtotal — specified disease	118.7	236.4	368.6	371.8

Other health (first-year)	4.3	9.7	12.9	10.3
Other health (renewal)	14.8	28.8	78.9	83.6

Subtotal — other health	19.1	38.5	91.8	93.9

Total supplemental health	272.0	525.3	830.3	784.1

Life insurance:
First-year	9.0	20.6	59.2	69.9
Renewal	122.5	260.1	438.8	483.4

Total life insurance	131.5	280.7	498.0	553.3

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Collections on insurance products:
Total first-year premium collections on insurance products	46.1	133.6	497.2	815.3
Total renewal premium collections on insurance products	375.5	746.4	1,183.0	1,232.7

Total collections on insurance products	$421.6	$880.0	$1,680.2	$2,048.0

       Annuities in our Conseco Insurance Group segment include equity-indexed annuities and other fixed annuities sold through professional independent producers. Many professional independent producers discontinued marketing our annuity products after A.M. Best lowered our financial strength ratings. Accordingly, we took actions to reduce our expenses related to marketing these products through this distribution channel, and began to focus instead on the sale of products that were less ratings sensitive. Total annuity collected premiums in this segment were $18.1 million in the four months ended December 31, 2003; $74.0 million in the eight months ended August 31, 2003; and $351.9 million in 2002 and $710.6 million in 2001.

       We introduced our first equity-indexed annuity product in 1996. The account value, or “accumulation value,” of these annuities is credited with interest at an annual guaranteed minimum rate of 3 percent (or, including the effect of applicable sales loads, a 1.7 percent compound average interest rate over the term of the contracts). These annuities provide for potentially higher returns based on a percentage of the change in the S&P 500 Index during each year of their term. We purchase S&P 500 call options in an effort to hedge increases to policyholder benefits resulting from increases in the S&P 500 Index. Total collected premiums for this product were $9.4 million in the four months ended December 31, 2003; $44.9 million in the eight months ended August 31, 2003; and $189.7 million in 2002 and $339.5 million in 2001. The decreases can be attributed to (1) the general stock market performance in recent years which has made other investment products more attractive to certain customers and (2) the effect of the A.M. Best ratings downgrade to “B (Fair).”

       Other fixed rate annuity products include single-premium deferred annuities, flexible-premium deferred annuities and single-premium immediate annuities, which are credited with a declared rate. Single-premium deferred annuity and flexible-premium deferred annuity policies typically have an interest rate that is guaranteed for the first policy year, after which we have the discretionary ability to change the crediting rate to any rate not below a guaranteed minimum rate. The interest rate credited on single-premium immediate annuities is based on market conditions existing when a policy is issued and remains unchanged over the life of the single-premium immediate annuity. Annuity premiums on these products were $8.7 million in the four months ended December 31, 2003; $29.1 million in the eight months ended August 31, 2003; and $162.2 million in 2002 and $371.1 million in 2001. The decreases can be attributed to the effect of the A.M. Best ratings downgrade.

       Supplemental health products in our Conseco Insurance Group segment include Medicare supplement, specified disease and other insurance products distributed through professional independent producers. Our profits on supplemental health policies depend on the overall level of sales, the length of time the business remains inforce, investment yields, claims experience and expense management.

       Collected premiums on Medicare supplement policies in the Conseco Insurance Group segment were $134.2 million in the four months ended December 31, 2003; $250.4 million in the eight months ended August 31, 2003; and $369.9 million in 2002 and $318.4 million in 2001. Collected premiums have been affected by the decrease in new Medicare supplement sales since our ratings downgrades.

       Premiums collected on specified disease products totaled $118.7 million in the four months ended December 31, 2003; $236.4 million in the eight months ended August 31, 2003; and $368.6 million in 2002 and $371.8 million in 2001. Collected premiums have been affected by decreases in new sales since our ratings downgrades.

       Other health products include disability income, dental and various other health insurance products. We no longer actively market many of these products. The disability income and dental products have been marketed to school systems located in nearly all states. Premiums collected totaled $19.1 million in the four months ended December 31, 2003; $38.5 million in the eight months ended August 31, 2003; and $91.8 million in 2002 and $93.9 million in 2001.

       Life products in the Conseco Insurance Group segment are sold through professional independent producers. Life premiums collected totaled $131.5 million in the four months ended December 31, 2003; $280.7 million in the eight months ended August 31, 2003; and $498.0 million in 2002 and $553.3 million in 2001. The A.M. Best ratings downgrade to “B (Fair)” has negatively affected our sales of life products. We stopped actively marketing many of our life insurance products sold through the professional independent producer channel in the second quarter of 2003.

Other Business in Run-Off (dollars in millions)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Premiums collected:
Long-term care:
First-year	$.6	$3.2	$10.0	$17.4
Renewal	134.0	264.8	424.5	445.6

Subtotal — long-term care	134.6	268.0	434.5	463.0

Major medical:
Group (first-year)	—	—	.5	16.4
Group (renewal)	36.7	152.4	315.1	354.5

Subtotal — group major medical	36.7	152.4	315.6	370.9

Individual (first-year)	—	—	15.6	112.8
Individual (renewal)	2.6	4.0	78.3	253.4

Subtotal — individual major medical	2.6	4.0	93.9	366.2

Total major medical	39.3	156.4	409.5	737.1

Collections on insurance products:
Total first-year premium collections on insurance products	.6	3.2	26.1	146.6
Total renewal premium collections on insurance products	173.3	421.2	817.9	1,053.5

Total collections on insurance products	$173.9	$424.4	$844.0	$1,200.1

       As described elsewhere, the other business in run-off segment includes: (1) long-term care products written in prior years through independent agents; and (2) group and individual major medical business in run-off.

       Long-term care premiums collected in this segment totaled $134.6 million in the four months ended December 31, 2003; $268.0 million in the eight months ended August 31, 2003; and $434.5 million in 2002 and $463.0 million in 2001. Most of the long-term care premiums in this segment relate to business written by certain of our subsidiaries prior to their acquisitions by Conseco in 1996 and 1997. We ceased selling new long-term care policies through professional independent producers in the second quarter of 2003. As a result, decreases in this segment’s long-term care collected premiums reflect policy lapses partially offset by premium rate increases.

       Group major medical premiums totaled $36.7 million in the four months ended December 31, 2003; $152.4 million in the eight months ended August 31, 2003; and $315.6 million in 2002 and $370.9 million in 2001. We no longer actively market new sales of group products. In early 2002, we decided to stop renewing all inforce small group business and discontinued new sales.

       Individual major medical premiums collected were $2.6 million in the four months ended December 31, 2003; $4.0 million in the eight months ended August 31, 2003; and $93.9 million in 2002 and $366.2 million in 2001. In the second half of 2001, we stopped renewing a large portion of our major medical lines of business. In early 2002, we decided to stop renewing all inforce individual major medical business and discontinued new sales.

Liquidity and Capital Resources

       Changes in our consolidated balance sheet between December 31, 2003 and December 31, 2002, reflect: (1) the reorganization of our capital structure pursuant to the plan of reorganization; and (2) the effect of the sale of Conseco Finance.

       In accordance with generally accepted accounting principles, we record our actively managed fixed maturity investments, equity securities and certain other invested assets at estimated fair value with any unrealized gain or loss (excluding impairment losses which are recognized through earnings), net of tax and related adjustments, recorded as a component of shareholders’ equity. At December 31, 2003, we increased the carrying value of such investments by $375.2 million as a result of this fair value adjustment.

       Our capital structure was determined in accordance with the terms of the plan of reorganization and consisted of: (1) our $1.3 billion senior credit facility; (2) class A preferred stock with an aggregate liquidation preference of $887.5 million as of December 31, 2003; (3) warrants to purchase six million shares of common stock; and (4) 100 million shares of new common stock. Our capital structure as of December 31, 2003, is as follows (dollars in millions):

Total capital:
Corporate notes payable	$1,300.0
Shareholders’ equity:
Class A preferred stock	887.5
Common stock	1.0
Additional paid-in capital	1,641.9
Accumulated other comprehensive income	218.7
Retained earnings	68.5

Total shareholders’ equity	2,817.6

Total capital	$4,117.6

       The following table summarizes certain financial ratios as of and for the four months ended December 31, 2003:

Book value per common share	$19.28
Ratio of earnings to fixed charges	1.79	x
Ratio of earnings to fixed charges and preferred dividends	1.46	x
Debt to total capital ratios:
Corporate debt to total capital	32%
Corporate debt and preferred stock to total capital	53%

Contractual Obligations

       Our significant contractual obligations as of December 31, 2003, are set forth below (dollars in millions):

	Payment Due in

	Total	2004	2005-2006	2007-2008	Thereafter

Notes payable	$1,300.0	$53.0	$156.0	$306.0	$785.0
Insurance liabilities(a)	792.4	91.0	134.3	85.4	481.7
Investment borrowings	387.3	387.3	—	—	—
Operating leases	117.0	23.0	40.2	29.7	24.1

Total	$2,596.7	$554.3	$330.5	$421.1	$1,290.8

(a)	These liabilities are comprised primarily of supplemental contracts without life contingencies and structured settlements.

       Refer to the notes to the consolidated financial statements included elsewhere in this prospectus entitled “Notes Payable — Direct Corporate Obligations” and “Commitments and Contingencies” for additional information on notes payable and operating leases.

Liquidity for Insurance Operations

       Our insurance operating companies generally receive adequate cash flow from premium collections and investment income to meet their obligations. Life insurance and annuity liabilities are generally long-term in nature. Policyholders may, however, withdraw funds or surrender their policies, subject to any applicable surrender and withdrawal penalty provisions. We seek to balance the duration of our invested assets with the estimated duration of benefit payments arising from contract liabilities.

       In July 2002, A.M. Best downgraded the financial strength ratings of our primary insurance subsidiaries from “A- (Excellent)” to “B++ (Very good)” and placed the ratings “under review with negative implications.” On August 14, 2002, A.M. Best again lowered the financial strength ratings of our primary insurance subsidiaries from “B++ (Very Good)” to “B (Fair)”. A.M. Best ratings for the industry currently range from “A++ (Superior)” to “F (In Liquidation)” and some companies are not rated. An “A++” rating indicates superior overall performance and a superior ability to meet ongoing obligations to policyholders. The “B” rating is assigned to companies which have, on balance, fair balance sheet strength, operating performance and business profile, when compared to the standards established by A.M. Best, and a fair ability in A.M. Best’s opinion to meet their current obligations to policyholders, but are financially vulnerable to adverse changes in underwriting and economic conditions. The rating reflected A.M. Best’s view of the uncertainty surrounding our restructuring initiatives and the potential adverse financial impact on our subsidiaries. On September 11, 2003, A.M. Best affirmed its financial strength ratings of our primary insurance companies (“B (Fair)”) and removed the ratings from under review, indicating that the ratings outlook is positive. On October 3, 2003, A.M. Best assigned a positive outlook to all of our ratings. According to a press release issued by A.M. Best, the assignment of a positive outlook to Conseco’s ratings reflects their favorable view of our bankruptcy reorganization and a number of management initiatives including the sale of the General Motors building, sale of Conseco Finance, restructuring of our investment portfolios, expense reductions, merging of certain subsidiaries, stabilization of surrenders and a commitment in the near-to-medium term to focus on selling higher margin products with lower capital requirements.

       On August 2, 2002, S&P downgraded the financial strength rating of our primary insurance companies from BB+ to B+. On November 19, 2003, S&P assigned a “BB-” counterparty credit and financial strength rating to our primary insurance companies, with the exception of Conseco Senior Health Insurance Company, which was assigned a “CCC” rating. S&P financial strength ratings range from “AAA” to “R” and some companies are not rated. Rating categories from “BB” to “CCC” are classified as “vulnerable”, and pluses and minuses show the relative standing within a category. In S&P’s view, an insurer rated “BB” has marginal financial security characteristics and although positive attributes exist, adverse business conditions could lead to an insufficient ability to meet financial commitments. In S&P’s view, an insurer rated “CCC”

has very weak financial security characteristics and is dependent on favorable business conditions to meet financial commitments. On July 1, 2003, Moody’s downgraded the financial strength rating of our primary insurance companies from “Ba3” to “B3”. On December 4, 2003, Moody’s assigned a “Ba3” rating to our primary insurance companies with the exception of Conseco Senior Health Insurance Company, which was assigned a “Caa1” rating. Moody’s financial strength ratings range from “Aaa” to “C”. Rating categories from “Ba” to “C” are classified as “vulnerable” by Moody’s, and may be supplemented with numbers “1”, “2”, or “3” to show relative standing within a category. In Moody’s view, an insurer rated “Ba” offers questionable financial security and the ability of the insurer to meet policyholder obligations may be very moderate and thereby not well safeguarded in the future. In Moody’s view, an insurer rated “Caa” offers very poor financial security and may default on its policyholder obligations or there may be elements of danger with respect to punctual payment of policyholder obligations and claims.

       The lowered ratings assigned to our insurance subsidiaries caused sales of our insurance products to decline and policyholder redemptions and lapses to increase during 2002 and 2003. We also experienced increased agent attrition, which in some cases led us to increase commissions or sales incentives we must pay in order to retain them. These events have had a material adverse effect on our financial results.

       As more fully described under the caption “Statutory Information” within “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations,” our two insurance subsidiaries domiciled in Texas entered into consent orders with the Texas Department of Insurance, which were formally released on November 19, 2003. The consent orders applied to all of our insurance subsidiaries and, among other things, restricted the ability of our insurance subsidiaries to pay any dividends or other distributions to any non-insurance company parent without prior approval. State laws generally provide state insurance regulatory agencies with broad authority to protect policyholders in their jurisdictions. Accordingly, we cannot assure you that the regulators will not seek to assert greater supervision and control over our insurance subsidiaries’ businesses and financial affairs. We have agreed with the Texas Department of Insurance to provide prior notice of certain transactions, including up to 30 days prior notice for the payment of dividends by an insurance subsidiary to any non-insurance company parent, and periodic reporting of information concerning our financial performance and condition.

       Our insurance subsidiaries experienced increased lapse rates on annuity policies during 2002. Aggregate annuity surrenders have declined in 2003. We believe that the diversity of the investment portfolios of our insurance subsidiaries and the concentration of investments in high-quality, liquid securities provide sufficient liquidity to meet foreseeable cash requirements of our insurance subsidiaries. We believe our insurance subsidiaries could readily liquidate sufficient portions of their investments if lapses were to increase to the levels experienced in 2002.

Liquidity of the Holding Companies

       Pursuant to the plan of reorganization, we entered into a new senior credit facility. The senior credit facility consists of two tranches: Tranche A — $1.0 billion; and Tranche B — $0.3 billion. See the note to the consolidated financial statements included elsewhere in this prospectus entitled “Notes Payable — Direct

Corporate Obligations” for further discussion related to the senior credit facility. Principal repayments are due as follows (dollars in millions):

	Tranche A	Tranche B

June 30, 2004	$50.0	$3.0
June 30, 2005	50.0	3.0
June 30, 2006	50.0	1.5
December 31, 2006	50.0	1.5
June 30, 2007	75.0	1.5
December 31, 2007	75.0	1.5
June 30, 2008	75.0	1.5
December 31, 2008	75.0	1.5
June 30, 2009	—	1.5
September 10, 2009	500.0	—
December 31, 2009	—	1.5
September 10, 2010	—	282.0

	$1,000.0	$300.0

       At December 31, 2003, Conseco, Inc. and CDOC held unrestricted cash of $27.9 million and additional restricted cash of $17.3 million held in trust for the payment of bankruptcy-related professional fees. In addition, our other non-life insurance companies held unrestricted cash of approximately $61.0 million which could be upstreamed to the parent companies if needed.

       Conseco, Inc. and CDOC are holding companies with no business operations of their own; they depend on their operating subsidiaries for cash to make principal and interest payments on debt, and to pay administrative expenses and income taxes. The cash Conseco and CDOC receive from insurance subsidiaries consists of dividends and distributions, principal and interest payments on surplus debentures, fees for services, tax-sharing payments, and from our non-insurance subsidiaries, loans and advances. A further deterioration in the financial condition, earnings or cash flow of the material subsidiaries of Conseco or CDOC for any reason could further limit such subsidiaries’ ability to pay cash dividends or other disbursements to Conseco and/or CDOC, which, in turn, would limit Conseco’s and/or CDOC’s ability to meet debt service requirements and satisfy other financial obligations.

       The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations and is based on the financial statements of our insurance subsidiaries prepared in accordance with statutory accounting practices prescribed or permitted by regulatory authorities, which differ from generally accepted accounting principles. These regulations generally permit dividends to be paid from statutory earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of): (1) statutory net gain from operations or net income for the prior year; and (2) 10 percent of statutory capital and surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. Also, we have agreed with the Texas Department of Insurance to provide up to 30 days prior notice of the payment of dividends by an insurance subsidiary to any non-insurance company parent. As described under the caption “— Statutory Information”, we recently were subject to consent orders with the Commissioner of Insurance for the State of Texas that, among other things, restricted the ability of our insurance subsidiaries to pay any dividends to any non-insurance company parent without prior approval. If our financial condition were to deteriorate, we may be required to enter into similar orders in the future. In addition, we may need to contribute additional capital to improve the risk-based capital ratios of our insurance subsidiaries and this could affect the ability of our top tier insurance subsidiary to pay dividends.

       Our cash flow may be affected by a variety of factors, many of which are outside of our control, including insurance and banking regulatory issues, competition, financial markets and other general business conditions. We cannot assure you that we will possess sufficient income and liquidity to meet all of our liquidity requirements and other obligations.

       If an insurance company subsidiary were to be liquidated, that liquidation would be conducted under the insurance law of its state of domicile by such state’s insurance regulator as the receiver with respect to such insurer’s property and business. In the event of a default on our debt or our insolvency, liquidation or other reorganization, our creditors and stockholders will not have the right to proceed against the assets of our insurance subsidiaries or to cause their liquidation under federal and state bankruptcy laws.

       We have adopted several initiatives designed to reduce the expense levels that exceed product pricing at our Conseco Insurance Group segment. These initiatives include the elimination of duplicate processing systems by converting all similar systems to a single system. We expect to spend over $35 million on capital expenditures in 2004, including amounts related to the aforementioned initiatives. We believe we have adequate cash flows from operations to fund these initiatives.

       Under our senior credit facility, we have agreed to a number of covenants and other provisions that restrict our ability to engage in various financing transactions and pursue certain operating activities without the prior consent of the lenders under the senior credit facility. We have also agreed to meet or maintain various financial ratios. Our ability to meet these financial covenants may be affected by events beyond our control. These requirements represent significant restrictions on the manner in which we may operate our business. If we default under any of these requirements (subject to certain remedies), the lenders could declare all outstanding borrowings, accrued interest and fees to be immediately due and payable. If that were to occur, we cannot assure you that we would have sufficient liquidity to repay or refinance this indebtedness or any of our other debts. In January 2004, the senior credit facility was amended to remove requirements that our insurance subsidiaries maintain minimum A.M. Best financial strength ratings. In March 2004, the senior credit facility was amended to change the definition of a financial ratio we are required to maintain. The change was needed to clarify how the ratio is calculated. The definition in the amended facility is consistent with calculations used to determine the original covenant levels.

Investments

       Our investment strategy is to: (1) maintain a predominately investment grade fixed income portfolio; (2) provide adequate liquidity to meet our cash obligations to policyholders and others; and (3) maximize current investment income and total investment return through active investment management. Consistent with this strategy, investments in fixed maturity securities, mortgage loans and policy loans made up 94 percent of our $22.8 billion investment portfolio at December 31, 2003. The remainder of the invested assets were equity securities, venture capital investments and other invested assets.

       The following table summarizes the composition of our investment portfolio as of December 31, 2003 (dollars in millions):

	Carrying	Percent of Total
	Value	Investments

Actively managed fixed maturities	$19,840.1	87%
Equity securities	74.5	—
Mortgage loans	1,139.5	5
Policy loans	503.4	2
Trading securities	915.1	4
Partnership investments	192.6	1
Other invested assets	131.5	1

Total investments	$22,796.7	100%

       Insurance statutes regulate the type of investments that our insurance subsidiaries are permitted to make and limit the amount of funds that may be used for any one type of investment. In light of these statutes and regulations and our business and investment strategy, we generally seek to invest in United States government and government-agency securities and corporate securities rated investment grade by established nationally recognized rating organizations or in securities of comparable investment quality, if not rated.

       The following table summarizes the carrying values of our fixed maturity securities by industry category as of December 31, 2003 (dollars in millions):

		Percent of
	Carrying	Fixed
	Value	Maturities

Mortgage-backed securities	$5,851.0	29.5%
Bank & finance	2,713.5	13.7
Manufacturing	2,169.6	10.9
Utilities	1,322.1	6.7
Services	1,142.6	5.8
Communications	1,058.6	5.3
Asset-backed securities	761.6	3.8
Agri/ forestry/ mining	761.1	3.8
Government (US)	733.6	3.7
Transportation	498.3	2.5
Retail/ wholesale	486.2	2.5
Other	2,341.9	11.8

Total fixed maturity securities	$19,840.1	100.0%

       Our fixed maturity securities consist predominantly of publicly traded securities. We classify securities issued in the Rule 144A market as publicly traded. Our privately traded securities comprise less than 1 percent of our total fixed maturity securities portfolio and consist almost entirely of mortgage-backed securities.

       The following table sets forth fixed maturity investments at December 31, 2003, classified by rating categories. The category assigned is the highest rating by a nationally recognized statistical rating organization or, as to $661.5 million fair value of fixed maturities not rated by such firms, the rating assigned by the National Association of Insurance Commissioners. For purposes of the table, National Association of Insurance Commissioners Class 1 is included in the “A” rating; Class 2, “BBB-”; Class 3, “BB-”; and Classes 4-6, “B+ and below” (dollars in millions).

			Percent of
	Amortized	Carrying	Fixed
Investment Rating	Cost	Value	Maturities

AAA	$7,069.6	$7,131.8	36%
AA	1,592.5	1,624.5	8
A	4,918.2	5,018.3	25
BBB+	1,959.1	2,013.8	10
BBB	2,401.9	2,450.4	13
BBB-	794.9	825.3	4

Investment grade	18,736.2	19,064.1	96

BB+	191.2	199.0	1
BB	156.4	163.5	1
BB-	149.0	158.5	1
B+ and below	237.9	255.0	1

Below-investment grade	734.5	776.0	4

Total fixed maturity securities	$19,470.7	$19,840.1	100%

       The following table summarizes investment yields earned over the past three years on the general account invested assets of our insurance subsidiaries. General account investments exclude the invested assets of our corporate segment, our venture capital investment in AT&T Wireless, separate account assets, the value of S&P 500 call options and the investments held by Conseco Finance (dollars in millions).

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Weighted average general account invested assets as defined:
As reported	$23,045.4	$23,311.5	$23,407.2	$23,716.2
Excluding unrealized appreciation (depreciation)(a)	22,499.5	22,777.3	23,481.0	23,992.3
Net investment income on general account invested assets	425.1	917.1	1,520.0	1,672.8
Yields earned:
As reported	5.5%	5.9%	6.5%	7.1%
Excluding unrealized appreciation (depreciation)(a)	5.7%	6.0%	6.5%	7.0%

(a)	Excludes the effect of reporting fixed maturities at fair value as described in the note to our consolidated financial statements included elsewhere in this prospectus entitled “Investments”.

       Although investment income is a significant component of total revenues, the profitability of certain of our insurance products is determined primarily by the spreads between the interest rates we earn and the rates we credit or accrue to our insurance liabilities. At December 31, 2003, the average yield, computed on the cost basis of our actively managed fixed maturity portfolio, was 5.6 percent, and the average interest rate credited or accruing to our total insurance liabilities (excluding interest rate bonuses for the first policy year only and excluding the effect of credited rates attributable to variable or equity-indexed products) was 4.7 percent.

Actively Managed Fixed Maturities

       Our actively managed fixed maturity portfolio at December 31, 2003, included primarily debt securities of the United States government, public utilities and other corporations, and structured securities. Structured securities included mortgage-backed securities, collateralized mortgage obligations, asset-backed securities and commercial mortgage-backed securities.

       At December 31, 2003, our fixed maturity portfolio had $403.8 million of unrealized gains and $34.4 million of unrealized losses, for a net unrealized gain of $369.4 million. Estimated fair values for fixed maturity investments were determined based on estimates from: (1) nationally recognized pricing services (92 percent of the portfolio); (2) broker-dealer market makers (5 percent of the portfolio); and (3) internally developed methods (3 percent of the portfolio).

       At December 31, 2003, approximately 3.4 percent of our invested assets (3.9 percent of fixed maturity investments) were fixed maturities rated below-investment grade by nationally recognized statistical rating organizations (or, if not rated by such firms, with ratings below Class 2 assigned by the National Association of Insurance Commissioners). We plan to maintain approximately the present level of investments in below-investment grade fixed maturities. These securities generally have greater risks than other corporate debt investments, including risk of loss upon default by the borrower, and are often unsecured and subordinated to other creditors. Below-investment grade issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. We are aware of these risks and monitor our below-investment grade securities closely. At

December 31, 2003, our below-investment grade fixed maturity investments had an amortized cost of $734.5 million and an estimated fair value of $776.0 million.

       We continually evaluate the creditworthiness of each issuer whose securities we hold. We pay special attention to those securities whose market values have declined materially for reasons other than changes in interest rates or other general market conditions. We evaluate the realizable value of the investment, the specific condition of the issuer and the issuer’s ability to comply with the material terms of the security. Information reviewed may include the recent operational results and financial position of the issuer, information about its industry, information about the variety of factors affecting the issuer’s performance and other information. 40C86 Advisors employs a staff of experienced securities analysts in a variety of specialty areas who compile and review such data. If evidence does not exist to support a realizable value equal to or greater than the carrying value of the investment, and such decline in market value is determined to be other than temporary, we reduce the carrying amount to its fair value, which becomes the new cost basis. We report the amount of the reduction as a realized loss. We recognize any recovery of such reductions in the cost basis of an investment as investment income over the remaining life of the investment (but only to the extent our current valuations indicate such amounts will ultimately be collected), upon the sale, repayment or other disposition of the investment. We recorded writedowns of fixed maturity investments, equity securities and other invested assets totaling $9.6 million in the four months ended December 31, 2003 and $51.3 million in the eight months ended August 31, 2003. Our investment portfolio is subject to the risks of further declines in realizable value. However, we attempt to mitigate this risk through the diversification and active management of our portfolio.

       As of December 31, 2003, our fixed maturity investments in substantive default (i.e., in default due to nonpayment of interest or principal) or technical default (i.e., in default, but not as to the payment of interest or principal) had an amortized cost of $15.1 million and a carrying value of $16.6 million. 40C86 Advisors employs a staff of experienced professionals to manage non-performing and impaired investments. There were no other fixed maturity investments about which we had serious doubts as to the ability of the issuer to comply with the material terms of the instrument on a timely basis.

       When a security defaults, our policy is to discontinue the accrual of interest and eliminate all previous interest accruals, if we determine that such amounts will not be ultimately realized in full. Investment income forgone due to defaulted securities was $5.3 million in the four months ended December 31, 2003; $12.1 million in the eight months ended August 31, 2003; and $60.4 million and $17.6 million for the years ended December 31, 2002 and 2001, respectively.

       At December 31, 2003, fixed maturity investments included $5.9 billion of structured securities (or 29 percent of all fixed maturity securities). Collateralized mortgage obligations are backed by pools of mortgages that are segregated into sections or “tranches” that provide for reprioritizing of retirement of principal. Pass-through securities receive principal and interest payments through their regular pro rata share of the payments on the underlying mortgages backing the securities. The yield characteristics of structured securities differ from those of traditional fixed-income securities. Interest and principal payments for mortgage-backed securities occur more frequently, often monthly. Mortgage-backed securities are subject to risks associated with variable prepayments. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages backing the assets to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.

       In general, prepayments on the underlying mortgage loans and the securities backed by these loans increase when prevailing interest rates decline significantly relative to the interest rates on such loans. The yields on mortgage-backed securities purchased at a discount to par will increase when the underlying mortgages prepay faster than expected. The yields on mortgage-backed securities purchased at a premium will decrease when the underlying mortgages prepay faster than expected. When interest rates decline, the proceeds from the prepayment of mortgage-backed securities may be reinvested at lower rates than we were earning on the prepaid securities. When interest rates increase, prepayments on mortgage-backed securities decrease, as fewer underlying mortgages are refinanced. When this occurs, the average maturity and duration of the mortgage-backed securities increase, which decreases the yield on mortgage-backed securities purchased at a discount, because the discount is realized as income at a slower rate, and increases the yield on those purchased at a premium as a result of a decrease in the annual amortization of the premium.

       Pursuant to fresh start reporting, we were required to mark all of our investments to market value. The current interest rate environment is much lower than when most of our investments were purchased. Accordingly, the fresh start values of our investments generally exceed the par values of such investments. The amount of value exceeding par is referred to as a “purchase premium” which is amortized against future income. If prepayments in any period are higher than expected, purchase premium amortization is increased. In periods of unexpectedly high prepayment activity, the increased amortization will reduce net investment income.

       The following table sets forth the par value, amortized cost and estimated fair value of mortgage-backed securities, summarized by interest rates on the underlying collateral at December 31, 2003 (dollars in millions):

	Par	Amortized	Estimated
	Value	Cost	Fair Value

Below 4 percent	$60.4	$63.4	$63.8
4 percent - 5 percent	1,193.1	1,138.2	1,145.8
5 percent - 6 percent	998.6	990.5	1,005.8
6 percent - 7 percent	2,816.2	2,916.6	2,932.2
7 percent - 8 percent	579.5	613.4	618.6
8 percent and above	79.8	84.7	84.8

Total structured securities(a)	$5,727.6	$5,806.8	$5,851.0

(a)	Includes below-investment grade structured securities with an amortized cost and estimated fair value of $2.1 million.

       The amortized cost and estimated fair value of structured securities at December 31, 2003, summarized by type of security, were as follows (dollars in millions):

		Estimated Fair Value

			Percent of
	Amortized		Fixed
Type	Cost	Amount	Maturities

Pass-throughs and sequential and targeted amortization classes	$3,690.6	$3,718.1	19%
Planned amortization classes and accretion-directed bonds	714.0	713.6	3
Commercial mortgage-backed securities	1,215.8	1,234.7	6
Subordinated classes and mezzanine tranches	183.8	181.9	1
Other	2.6	2.7	—

Total structured securities(a)	$5,806.8	$5,851.0	29%

(a)	Includes below-investment grade structured securities with an amortized cost and estimated fair value of $2.1 million.

       Pass-throughs and sequential and targeted amortization classes have similar prepayment variability. Pass-throughs historically provide the best liquidity in the mortgage-backed securities market. Pass-throughs are also used frequently in the dollar roll market and can be used as the collateral when creating collateralized mortgage obligations. Sequential classes are a series of tranches that return principal to the holders of the transaction’s various tranches in sequence. Targeted amortization classes offer slightly better structure in return of principal than sequentials when prepayment speeds are close to the speed at the time of creation.

       Planned amortization classes and accretion-directed bonds are generally some of the most stable and liquid instruments in the mortgage-backed securities market. Planned amortization class bonds adhere to a fixed schedule of principal payments as long as the underlying mortgage collateral experiences prepayments within a certain range. Changes in prepayment rates are first absorbed by support or companion classes. This insulates the planned amortization class from the consequences of both faster prepayments (average life shortening) and slower prepayments (average life extension).

       Commercial mortgage-backed securities are bonds secured by commercial real estate mortgages. Commercial real estate encompasses income producing properties that are managed for economic profit. Property types include multi-family dwellings including apartments, retail centers, hotels, restaurants, hospitals, nursing homes, warehouses, and office buildings. The commercial mortgage-backed securities market currently offers high yields, strong credits, and call protection compared to similar-rated corporate bonds. Most commercial mortgage-backed securities have strong call protection features where borrowers are locked out from prepaying their mortgages for a stated period of time. If the borrower does prepay any or all of the loan, they will be required to pay prepayment penalties.

       Subordinated and mezzanine tranches are classes that provide credit enhancement to the senior tranches. The rating agencies require that this credit enhancement not deteriorate due to prepayments for a period of time, usually five years of complete lockout followed by another period of time where prepayments are shared pro rata with senior tranches. Subordinated and mezzanine tranches bear a majority of the risk of loss due to property owner defaults. Subordinated bonds are generally rated “AA” or lower; we typically do not hold securities rated lower than “BB”.

       During the four months ended December 31, 2003, we sold $604.9 million of fixed maturity investments which resulted in gross investment losses, before income taxes, of $7.3 million. During the first eight months of 2003, we sold $2.7 billion of fixed maturity investments which resulted in gross investment losses, before income taxes, of $62.4 million. Securities sold at a loss are sold for a number of reasons including but not limited to:

•	changes in the investment environment;

•	expectation that the market value could deteriorate further;

•	desire to reduce our exposure to an issuer or an industry;

•	changes in credit quality; and

•	our analysis indicating there is a high probability that the security is other-than-temporarily impaired.

As discussed in the notes to our consolidated financial statements included elsewhere in this prospectus, the realization of gains and losses affects the timing of the amortization of the cost of policies produced and the cost of policies purchased related to universal life and investment products.

Venture Capital Investment in AT&T Wireless Services, Inc.

       Our venture capital investment in AT&T Wireless was made by our subsidiary which engages in venture capital investment activity. AT&T Wireless is a company in the wireless communication business. In December 2003, we sold the remaining 4.1 million shares of AT&T Wireless common stock. In 2002, we sold 10.3 million shares of AT&T Wireless common stock which generated proceeds of $75.7 million. At December 31, 2002, we held 4.1 million shares of AT&T Wireless common stock with a value of $25.0 million. We recognized venture capital investment income (losses) of $(5.5) million in the four months ended December 31, 2003; $10.5 million in the eight months ended August 31, 2003; and $(99.3) million and $(42.9) million in 2002 and 2001, respectively, related to this investment.

Other Investments

       At December 31, 2003, we held mortgage loan investments with a carrying value of $1,139.5 million (or 5.0 percent of total invested assets) and a fair value of $1,174.1 million. Mortgage loans were substantially comprised of commercial loans. Noncurrent mortgage loans were insignificant at December 31, 2003. Realized losses on mortgage loans were not significant in any of the past three years. At December 31, 2003, we had no allowance for losses on mortgage loans (mortgage loans were recorded at market values at August 31, 2003, in conjunction with our adoption of fresh start accounting). Approximately 8 percent, 7 percent, 7 percent and 6 percent of the mortgage loan balance were on properties located in New York, Massachusetts, Florida and Pennsylvania, respectively. No other state accounted for more than 5 percent of the mortgage loan balance.

       The following table shows the distribution of our mortgage loan portfolio by property type as of December 31, 2003 (dollars in millions):

	Number of	Carrying
	Loans	Value

Retail	415	$907.2
Office building	48	159.9
Industrial	18	39.1
Multi-family	13	16.3
Other	53	17.0

Total mortgage loans	547	$1,139.5

       The following table shows our mortgage loan portfolio by loan size (dollars in millions):

	Number	Principal
	of Loans	Balance

Under $5 million	491	$719.7
$5 million but less than $10 million	43	296.4
$10 million but less than $20 million	13	149.7

Total mortgage loans	547	$1,165.8

       The following table summarizes the distribution of maturities of our mortgage loans (dollars in millions):

	Number	Principal
	of Loans	Balance

2004	13	$7.1
2005	14	7.1
2006	14	2.3
2007	28	8.7
2008	21	24.3
after 2008	457	1,116.3

Total mortgage loans	547	$1,165.8

       At December 31, 2003, we held $915.1 million of trading securities. We carry trading securities at estimated fair value; changes in fair value are reflected in the statement of operations. At August 31, 2003, we established trading security accounts which are designed to act as a hedge for embedded derivatives related to: (1) our equity-indexed annuity products; and (2) certain modified coinsurance agreements. See the note to the consolidated financial statements included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies — Accounting for Derivatives” for further discussion regarding the embedded derivatives and the trading accounts. In addition, the trading account includes the investments backing the market strategies of our multibucket annuity products.

       Other invested assets also include: (1) S&P 500 call options; and (2) certain nontraditional investments, including investments in limited partnerships and promissory notes.

       As part of our investment strategy, we enter into reverse repurchase agreements and dollar-roll transactions to increase our return on investments and improve our liquidity. Reverse repurchase agreements involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed-upon price. Dollar rolls are similar to reverse repurchase agreements except that the repurchase involves securities that are only substantially the same as the securities sold. We enhance our investment yield by investing the proceeds from the sales in short-term securities pending the contractual repurchase of the securities at discounted prices in the forward market. In many cases, such transactions arise from the market demand for mortgage-backed securities to form collateralized mortgage obligations. At December 31, 2003, we had investment borrowings of $387.3 million. Such investment borrowings (excluding borrowings related to the General Motors building) averaged approximately $488.9 million during the four months ended December 31, 2003; and $689.1 million during the eight months ended August 31, 2003 and were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rate on such borrowings (excluding borrowings related to the General Motors building) was 1.5 percent during the four months ended December 31, 2003; and 1.8 percent during the eight months ended August 31, 2003. The primary risk associated with short-term collateralized borrowings is that the counterparty might be unable to perform under the terms of the contract. Our exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments (which was not material at December 31, 2003). We believe that the counterparties to our reverse repurchase and dollar-roll agreements are financially responsible and that counterparty risk is minimal.

Statutory Information (Based on Non-GAAP Measures)

       Statutory accounting practices prescribed or permitted by regulatory authorities for our insurance subsidiaries differ from GAAP. Our insurance subsidiaries reported the following amounts to regulatory agencies, after appropriate elimination of intercompany accounts among such subsidiaries (dollars in millions):

	2003	2002

Statutory capital and surplus	$1,514.1	$1,064.4
Asset valuation reserve	40.9	11.6
Interest maintenance reserve	217.4	311.3

Total	$1,772.4	$1,387.3

       The statutory capital and surplus shown above included investments in upstream affiliates, all of which were eliminated in the consolidated financial statements prepared in accordance with GAAP, as follows (dollars in millions):

	2003	2002

Securitization debt issued by special purpose entities and guaranteed by our finance subsidiary, all of which was purchased by our insurance subsidiaries prior to the acquisition of Conseco Finance	$—	$2.0
Preferred and common stock of intermediate holding company	159.0	146.4
Other	—	2.5

Total	$159.0	$150.9

       Statutory earnings build the capital adequacy required by ratings agencies and regulators. Statutory earnings and fees and interest paid by the insurance companies to the parent company create the “cash flow capacity” the parent company needs to meet its obligations, including debt service. The combined statutory net income (loss), a non-GAAP measure, of our life insurance subsidiaries was $286.1 million, $(465.0) million and $(137.8) million in 2003, 2002 and 2001, respectively. Included in such net income (loss) are net realized capital gains (losses), net of income taxes, of $32.8 million, $(516.1) million and $(188.0) million in 2003, 2002 and 2001, respectively. In addition, the insurance subsidiaries incur fees and interest to Conseco or its non-life subsidiaries; such amounts totaled $85.8 million, $194.8 million and $279.2 million in 2003, 2002 and 2001, respectively.

       The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations. These regulations generally permit dividends to be paid from statutory earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of): (1) statutory net gain from operations or statutory net income for the prior year; or (2) 10 percent of statutory capital and surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. During 2002, our insurance subsidiaries paid dividends to Conseco totaling $240.0 million. In 2003, a non-cash dividend of $4.5 million representing affiliated common stock was paid to CDOC.

       On October 30, 2002, Bankers National Life Insurance Company and Conseco Life Insurance Company of Texas, on behalf of itself and all other Conseco insurance subsidiaries, our insurance subsidiaries domiciled in Texas, each entered into consent orders with the Commissioner of Insurance for the State of Texas whereby they agreed:

•	not to request any dividends or other distributions before January 1, 2003 and, thereafter, not to pay any dividends or other distributions to parent companies outside of the insurance system without the prior approval of the Texas Insurance Commissioner;

•	to continue to maintain sufficient capitalization and reserves as required by the Texas Insurance Code;

•	to request approval from the Texas Insurance Commissioner before making any disbursements not in the ordinary course of business;

•	to complete any pending transactions previously reported to the proper insurance regulatory officials prior to and during Conseco’s restructuring, unless not approved by the Texas Insurance Commissioner;

•	to obtain a commitment from Conseco to maintain their infrastructure, employees, systems and physical facilities prior to and during Conseco’s restructuring; and

•	to continue to permit the Texas Insurance Commissioner to examine its books, papers, accounts, records and affairs.

The consent orders were formally released on November 19, 2003. We have agreed with the Texas Insurance Department to provide prior notice of certain transactions, including up to 30 days prior notice of the payment of dividends by an insurance subsidiary to any non-insurance company parent, and periodic reporting of information concerning our financial performance and condition.

       The National Association of Insurance Commissioners’ Risk-Based Capital for Life and/or Health Insurers Model Act provides a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks and whether there is a need for possible regulatory attention. The Model Act provides four levels of regulatory attention, varying with the ratio of the insurance company’s total adjusted capital (defined as the total of its statutory capital and surplus, asset valuation reserve and certain other adjustments) to its company action level risk based capital:

•	if a company’s total adjusted capital is less than 100 percent but greater than or equal to 75 percent of its risk-based capital (the “Company Action Level”), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position;

•	if a company’s total adjusted capital is less than 75 percent but greater than or equal to 50 percent of its risk-based capital, the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be taken;

•	if a company’s total adjusted capital is less than 50 percent but greater than or equal to 35 percent of its risk-based capital, the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and

•	if a company’s total adjusted capital is less than 35 percent of its risk-based capital, the regulatory authority must place the company under its control.

In addition, the Model Act provides for an annual trend test if a company’s total adjusted capital is between 100 percent and 125 percent of its risk-based capital at the end of the year. The trend test calculates the greater of the decrease in the margin of total adjusted capital over risk-based capital: (1) between the current year and the prior year; and (2) for the average of the last 3 years. It assumes that such decrease could occur again in the coming year. Any company whose trended total adjusted capital is less than 95 percent of its risk-based capital would trigger a requirement to submit a comprehensive plan as described above for the Company Action Level.

       The 2003 statutory annual statements filed with the state insurance regulators of each of our insurance subsidiaries reflected total adjusted capital in excess of the levels subjecting the subsidiaries to any regulatory action. However, as a result of losses on the long-term care business within the other business in run-off segment, the risk-based capital ratio of one of our subsidiaries is near the level which would require it to submit a comprehensive plan aimed at improving its capital position.

       The consolidated risk-based capital ratio for our insurance subsidiaries was approximately 287 percent at December 31, 2003. We calculate the consolidated risk-based capital ratio by assuming all of the assets, liabilities, capital and surplus and other aspects of the business of our insurance subsidiaries are combined together in one insurance subsidiary, with appropriate intercompany eliminations.

       Our insurance subsidiaries hold principal protected senior notes of three trusts which invest in fixed maturities, mortgages, preferred stock, common stock and limited partnerships. We consolidate the trusts in our financial statements prepared in accordance with GAAP and at December 31, 2003, the estimated fair value of the trust investments slightly exceeded their GAAP book value. During the fourth quarter of 2003, the trusts began liquidating their portfolios, a process which was completed in the first quarter of 2004. Under statutory accounting practices, which differ from GAAP, realized capital losses of $45.9 million were recorded on the fourth quarter 2003 partial redemption of the senior notes issued by the trusts that are owned by the insurance subsidiaries. Additional statutory realized capital losses of $94.9 million were recorded at December 31, 2003 since a decision had been made to redeem the remaining senior notes at amounts less than their amortized cost. The total statutory realized losses of $140.8 million on the senior notes were included in the interest maintenance reserve.

Quantitative and Qualitative Disclosures About Market Risks

       Our spread-based insurance business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited on customer deposits, thereby adversely affecting our results. Second, if interest rate changes produce an unanticipated increase in surrenders of our spread-based products, we may be forced to sell investment assets at a loss in order to fund such surrenders. At December 31, 2003, approximately 18 percent of our total insurance liabilities (or approximately $4.5 billion) could be surrendered by the policyholder without penalty. Finally, changes in interest rates can have significant effects on the performance of our structured securities portfolio, including collateralized mortgage obligations, as a result of changes in the prepayment rate of the loans underlying such securities. We follow asset/liability strategies that are designed to mitigate the effect of interest rate changes on our profitability. However, there can be no assurance that management will be successful in implementing such strategies and achieving adequate investment spreads.

       We seek to invest our available funds in a manner that will fund future obligations to policyholders, subject to appropriate risk considerations. We seek to meet this objective through investments that:

•	have similar cash flow characteristics to the liabilities they support;

•	are diversified among industries, issuers and geographic locations; and

•	make up a predominantly investment grade fixed maturity securities portfolio.

Many of our products incorporate surrender charges, market interest rate adjustments or other features to encourage persistency.

       We seek to maximize the total return on our investments through active investment management. Accordingly, we have determined that our entire portfolio of fixed maturity securities is available to be sold in response to:

•	changes in market interest rates;

•	changes in relative values of individual securities and asset sectors;

•	changes in prepayment risks;

•	changes in credit quality outlook for certain securities;

•	liquidity needs; and

•	other factors.

From time to time, we invest in securities for trading purposes, although such investments account for a relatively small portion of our total portfolio.

       The profitability of many of our products depends on the spreads between the interest yield we earn on investments and the rates we credit on our insurance liabilities. In addition, changes in competition and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of December 31, 2003, approximately 40 percent of our insurance liabilities were subject to interest rates that may be reset annually; 45 percent had a fixed explicit interest rate for the duration of the contract; 10 percent had credited rates which approximate the income earned by the company; and the remainder had no explicit interest rates. As of December 31, 2003, the average yield, computed on the cost basis of our actively managed fixed maturity portfolio, was 5.6 percent, and the average interest rate credited or accruing to our total insurance liabilities (excluding interest rate bonuses for the first policy year only and excluding the effect of credited rates attributable to variable or equity-indexed products) was 4.7 percent.

       We use computer models to simulate the cash flows expected from our existing insurance business under various interest rate scenarios. These simulations help us to measure the potential gain or loss in fair value of our interest rate-sensitive financial instruments. With such estimates, we seek to manage the relationship between the duration of our assets and the expected duration of our liabilities. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. At December 31, 2003, the adjusted modified duration of our fixed maturity securities and short-term investments was approximately 6.7 years and the duration of our insurance liabilities was approximately 7.2 years. We estimate that our fixed maturity securities and short-term investments (net of corresponding changes in the value of insurance intangibles) would decline in fair value by approximately $625 million if interest rates were to increase by 10 percent from their December 31, 2003 levels. This compares to a decline in fair value of $595 million based on amounts and rates at December 31, 2002. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management of the investment portfolio in reaction to such change. Consequently, potential changes in value of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time.

       We are subject to the risk that our investments will decline in value. This has occurred in the past and may occur again. During the four months ended December 31, 2003, we recognized net realized investment gains of $11.8 million. The net realized investment gains during the four months ended December 31, 2003, included:

•	$21.4 million of net gains from the sales of investments (primarily fixed maturities) which generated proceeds of $5.2 billion; net of

•	$9.6 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary.

During the first eight months of 2003, we recognized net realized investment losses of $5.4 million. The net realized investment losses during the first eight months of 2003 included:

•	$45.9 million of net gains from the sales of investments (primarily fixed maturities) which generated proceeds of $5.4 billion; net of

•	$51.3 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary.

During 2002, we recognized net realized investment losses of $556.3 million, compared to net realized investment losses of $340.0 million during 2001. The net realized investment losses during 2002 included:

•	$556.8 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; net of

•	$.5 million of net gains from the sales of investments (primarily fixed maturities) which generated proceeds of $19.5 billion.

During 2002, we recognized other-than-temporary declines in value of several of our investments including K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.

       Our operations are subject to risk resulting from fluctuations in market prices of our equity securities and venture-capital investments. In general, these investments have more year-to-year price variability than our fixed maturity investments. However, returns over longer time frames have been consistently higher. We manage this risk by limiting our equity securities and venture-capital investments to a relatively small portion of our total investments.

       Our investment in S&P 500 call options is closely matched with our obligation to equity-indexed annuity holders. Market value changes associated with that investment are substantially offset by an increase or decrease in the amounts added to policyholder account balances for equity-indexed products.

Inflation

       Inflation rates may impact the financial statements and operating results in several areas. Fluctuations in rates of inflation influence interest rates, which in turn impact the market value of the investment portfolio and yields on new investments. Inflation also impacts the portion of our insurance policy benefits for certain medical coverages affected by increased costs. Operating expenses, including payrolls, are impacted to a certain degree by the inflation rate.

BUSINESS

       We are a holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We focus on serving the senior and middle-income markets, which we believe are attractive, high growth markets. We sell our products through three distribution channels: career agents, professional independent producers and direct marketing. As of December 31, 2003, we had $2.8 billion of shareholders’ equity and $29.9 billion of assets. For the four months ended December 31, 2003, we had $1,505.5 million of revenues and $96.3 million of net income.

       We are the successor to Conseco, Inc., an Indiana corporation. On December 17, 2002, our predecessor and certain of its non-insurance company subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. We became the successor to our predecessor in connection with our emergence from bankruptcy on September 10, 2003. As part of our reorganization, we sold substantially all of the assets of the predecessor’s finance business and exited this line of business in the second quarter of 2003.

       We conduct our business operations through two primary operating segments, based primarily on method of product distribution, and a third segment comprised of businesses in run-off. Prior to September 30, 2003, we conducted our insurance operations through one segment. In the fourth quarter of 2003, we implemented changes contemplated in our restructuring plan to conduct our business through the following segments:

•	Bankers Life, which consists of the businesses of Bankers Life & Casualty and Colonial Penn. Bankers Life & Casualty markets and distributes Medicare supplement insurance, life insurance, long-term care insurance and fixed annuities to the senior market through approximately 4,000 exclusive career agents and sales managers. Colonial Penn markets graded benefit and simplified issue life insurance directly to consumers through television advertising, direct mail, the internet and telemarketing. Both Bankers Life & Casualty and Colonial Penn market their products under their own brand names.

•	Conseco Insurance Group, which markets and distributes specified disease insurance, Medicare supplement insurance and certain life and annuity products to the senior and middle-income markets through over 500 independent marketing organizations that represent over 9,100 producing independent agents. This segment markets its products under the “Conseco” brand.

•	Other business in run-off, which includes blocks of business that we no longer market or underwrite and are managed separately from our other businesses. This segment consists of long-term care insurance sold through independent agents and major medical insurance.

       We also have a corporate segment, which consists of holding company activities and certain non-insurance company businesses that are not related to our operating segments.

       The following table sets forth information on our segments for the four months ended December 31, 2003 (dollars in millions):

	Collected Premiums
			Income before
	$	Percentage	Income Taxes

Bankers Life	$720.3	54.8%	$85.5
Conseco Insurance Group	421.6	32.0	94.3
Other Business In Run-off	173.9	13.2	12.8
Corporate	—	—	(43.1)

Total	$1,315.8	100.0%	$149.5

Our Restructuring

       We are in the process of significantly restructuring our business through a process which included the bankruptcy of our predecessor company and our subsequent emergence from bankruptcy on September 10, 2003. None of our insurance company subsidiaries were a part of the bankruptcy petitions, although the bankruptcy did cause disruptions to our insurance operations.

       We have achieved several critical financial goals as part of our restructuring, including:

•	reducing our debt and other obligations by $5.7 billion,

•	disposing of the assets of our predecessor’s finance business,

•	selling non-core operating subsidiaries such as Conseco Variable Insurance Company,

•	improving the risk profile of our investment portfolio, and

•	improving the financial strength of our insurance companies as measured by risk-based capital.

       We have also recruited and integrated new members into our management team, and we have a new board of directors. Since our emergence from bankruptcy, management has continued to take steps in an effort to improve our profitability and further streamline our business. For example, in September 2003, we sold our stake in the General Motors building, which increased the statutory capital and surplus of our insurance subsidiaries by over $350 million.

       We have also undertaken several strategic initiatives to streamline our business lines, focusing on those businesses we believe are most profitable. These initiatives include emphasizing the sales of Medicare supplement and specified disease products and de-emphasizing sales of certain annuity and life products, ceasing sales of long-term care products in Conseco Insurance Group and attempting to re-price certain lines of business through significant rate increases.

       The next stage of our restructuring, which includes the offering of our common stock and the offering of the class B preferred stock, is a recapitalization of our current balance sheet. The completion of the offering of our class B preferred stock is conditioned upon the completion of the offering of our common stock. The completion of the offering of our common stock is not conditioned upon the completion of the offering of our class B preferred stock. Our current capitalization is presented below:

As of
December 31, 2003

(In millions)
Notes payable	$1,300.0

Equity:
Preferred stock, par value $0.01 per share, 265,000,000 authorized; 34,386,740 shares of class A senior cumulative convertible exchangeable preferred stock issued and outstanding	887.5
Common stock, par value $0.01 per share, 8,000,000,000 authorized; 100,115,772 issued and outstanding	1.0
Additional paid-in-capital	1,641.9
Accumulated other comprehensive income	218.7
Retained earnings	68.5

Total equity	2,817.6

Total capitalization	$4,117.6

       Our recapitalization has two components:

•	Redemption of our existing preferred stock. We plan to use a portion of the proceeds of the offerings to redeem all of our outstanding class A preferred stock.

•	Reduction and replacement or renegotiation of our existing bank credit facility. We intend to reduce our overall senior indebtedness, reduce our borrowing costs and improve the terms and conditions of our existing bank credit facility. We believe that we can achieve these goals by using a portion of the proceeds of the offerings of our common stock and our class B preferred stock to retire a portion of our existing debt and/or by renegotiating the terms of our existing bank credit facility.

       By redeeming the class A preferred stock and reducing our overall indebtedness, our goals are to improve the financial flexibility of our top-tier holding company and improve the financial strength ratings of our insurance companies. The completion of the common stock offering is not conditioned upon completion of the class B preferred stock offering, and if we complete the common stock offering but not the class B preferred stock offering, we will have fewer proceeds to apply in this regard.

Competitive Strengths

       We believe our competitive strengths have enabled and will continue to enable us to capitalize on the opportunities in our target markets. These strengths include:

•	our position as a leading national provider of life and health insurance products to the senior market,

•	our broad-based distribution networks,

•	our strong, nationally recognized brand names, and

•	our experienced management with a proven track record.

       Leading National Provider of Life and Health Insurance Products to the Senior Market. The Bankers Life segment is one of the leading national providers of life and health insurance products focused primarily on the senior market. The career agents and direct distribution channels within Bankers Life provide a number of products that are important to the financial well-being of seniors: supplemental health coverage, including Medicare supplement and long-term care insurance, as well as selected life and annuity products. According to the most recently published study on the Medicare supplement market by the Life Insurance Marketing Research Association, we were ranked second in sales of agent-distributed Medicare supplement insurance based on collected premiums in 2002. Our approximately 4,000 career agents are trained to cater to the needs of the senior market. Current demographic trends indicate that the senior market will continue to grow, and we believe our focus on seniors will provide us with a significant opportunity to increase our share of this market.

       Broad-Based Distribution Networks. Our broad-based distribution networks provide us with a number of ways to reach our target market. Our career agents and direct distribution channels focus on the senior market. We also have independent agents who focus on senior market products such as Medicare supplement insurance. Our independent agents also sell certain of our products that are specifically designed for the under-age-65 middle-income market. These products include our specified disease insurance coverage, such as cancer and heart/stroke products, as well as equity-indexed life insurance and equity-indexed annuities. Despite the bankruptcy, we have retained the majority of our career agents, including 80 percent of our top 1,000 career agents. Our top 1,000 career agents collectively accounted for over 50 percent of Bankers Life & Casualty’s sales during 2003. In 2003, 52 percent of our sales were through career agents, 45 percent were through independent distributors and 3 percent were through direct marketing by Colonial Penn.

       Strong, Nationally Recognized Brand Names. We believe our brands are widely recognized by our customers and distributors. We believe we have successfully developed product-focused consumer recognition in our chosen markets through three distinct brands — Conseco, Bankers Life & Casualty and Colonial Penn. We believe our multiple-brand strategy has helped us maintain sales of certain key products, such as Medicare supplement, and retain business through our reorganization. We continue to raise the profile of our brands through our “Step Up” campaign and several national and local community sponsorship arrangements, including the Indy Racing League and the Conseco Fieldhouse in Indianapolis, home to the Indiana Pacers NBA basketball team. In addition, we continue to raise the profile of our Bankers Life brand through our continued relationship with the Alzheimer’s Association and International Longevity Center as well as a renewed relationship with Paul Harvey, who for many years was the spokesperson for Bankers Life & Casualty. We believe that our brands give us a key competitive advantage, allowing us to continue to build and maintain strong relationships with our customers and distributors.

       Experienced Management With a Proven Track Record. Our strong, experienced senior management team has led us through our restructuring to date. Our management is led by our President and Chief Executive Officer, William J. Shea, who has over 25 years of financial services experience and joined Conseco in 2001. Mr. Shea has served as Vice Chairman and Chief Financial Officer of BankBoston Corporation and as Partner and Vice Chairman of PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP. In addition to our experienced senior management team, our Non-Executive Chairman, R. Glenn Hilliard, has over 35 years of insurance experience, having served most recently as Chairman and CEO of ING Americas. Mr. Hilliard joined our board in September 2003. Our management’s knowledge and experience have helped us maintain our business operations through the restructuring and are expected to provide us with opportunities to further enhance our business in the future.

Strategy

       Our objective is to generate attractive returns on equity while growing a stable, well capitalized insurance business focused on serving the middle-income and senior markets. We intend to achieve these objectives by executing the following strategies:

•	focus on the senior and middle-income markets,

•	continue to improve our financial condition,

•	use our distribution network to strengthen market access, and

•	continue to improve our operational efficiency.

       Focus on the Senior and Middle-Income Markets. We are committed to serving the senior and middle-income markets in the United States. Our customer base includes approximately 3.8 million policyholders. According to the January 2004 issue of “Journal of Financial Service Professionals,” the population of the United States age 50 or older is projected to increase by approximately 27 percent from 2004 to 2014. We have taken several steps in recent periods to sharpen our focus on both markets by strengthening our distribution, reducing our sales of non-core life and annuity products and introducing new and innovative supplemental health and retirement savings products targeting senior and middle-income customers.

       Continue to Improve Our Financial Condition. We seek to continue to improve our financial condition by reducing debt at the holding company, maintaining adequate risk-based capital in our operating subsidiaries and focusing on marketing profitable products. We took a series of actions in 2002 and 2003 to enhance our financial condition. In addition to reducing our debt and other obligations at the holding company by $5.7 billion through the bankruptcy, we improved the risk profile of our investment portfolio and the financial strength of our insurance companies as measured by risk-based capital. Our fixed maturity investment portfolio is primarily comprised of government, investment grade and structured securities. Below-investment grade securities comprised 3.9 percent of our fixed maturity portfolio as of December 31, 2003, down from 6.5 percent as of December 31, 2002. Our insurance companies’ consolidated company action level risk-based capital ratio improved from 166 percent at December 31, 2002 to 287 percent at December 31, 2003. The risk-based capital ratio is one of the tools insurance regulators use to determine the adequacy of an insurance company’s capital. See “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Statutory Information” for further information. We intend to continue to manage our business with a view to improving our capitalization, financial strength and ratings.

       Use Our Distribution Network to Strengthen Market Access. We seek to use our broad distribution channels to meet our customers’ needs and enhance our market presence. We believe we have created appropriate incentives focused on persistent and profitable production, as well as improved monitoring and tracking of production and persistency levels by distributor. We promote cross-selling of life, supplemental health and retirement savings products in certain markets to capture a greater share of our policyholders’ coverage needs. In addition, we utilize our independent producers and career agent network as important sources of information regarding the evolving needs of our customer base. As a result, our products are tailored to include the specific features that we believe are most important to our customers. If we are successful in raising our ratings, we expect to be able to add new agents to our career and independent agency distribution channels, which we believe will result in increased sales of our insurance products.

       Continue to Improve Our Operational Efficiency. We have undertaken several initiatives to improve our operational efficiency and lower costs. We have simplified our organizational structure by divesting certain businesses and consolidating several legal entities. We are in the process of integrating policy administration and claims management systems from previous acquisitions to lower our operational costs in our Conseco Insurance Group Segment. We intend to reduce the number of policy administration and related support systems by 50 percent, from 33 systems in April 2003 to 16 systems by the end of 2004. We have also reduced our headcount over the past two years and have focused on improving the productivity of our employees, career agents and independent distributors. We intend to continue to work to improve our operational efficiency by rationalizing expenses and systems in an effort to enhance our service standards and profitability.

Products

       The premium collection tables below combine the 2003 premium collections of the predecessor for the eight months ended August 31, 2003 and premium collections of the successor for the four months ended December 31, 2003. Combining premium collections for these periods facilitates comparison of these amounts which were not affected by the adoption of fresh start accounting. See “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Premium and Asset Accumulation Product Collections” for a summary of 2003 premium collections by the predecessor and successor.

       The following table summarizes premium collections by major category and segment for the years ended December 31, 2003, 2002 and 2001 (dollars in millions):

Total Premium Collections

	Years Ended December 31,

	2003	2002	2001

Supplemental health:
Bankers Life	$1,167.5	$1,159.4	$1,097.4
Conseco Insurance Group	797.3	830.3	784.1
Other Business in Run-off	598.3	844.0	1,200.1

Total supplemental health	2,563.1	2,833.7	3,081.6

Annuities:
Bankers Life	952.2	740.9	513.1
Conseco Insurance Group	92.1	351.9	710.6

Total annuities	1,044.3	1,092.8	1,223.7

Life:
Bankers Life	161.3	139.0	286.3
Conseco Insurance Group	412.2	498.0	553.3

Total life	573.5	637.0	839.6

Total premium collections	$4,180.9	$4,563.5	$5,144.9

       Our insurance companies offer the following products:

Supplemental Health

Supplemental Health Premium Collections (dollars in millions)

	Years Ended December 31,

	2003	2002	2001

Medicare Supplement:
Bankers Life	$644.7	$663.9	$656.7
Conseco Insurance Group	384.6	369.9	318.4

Total	1,029.3	1,033.8	975.1

Long-Term Care:
Bankers Life	509.4	482.9	425.3
Conseco Insurance Group(1)	N/A	N/A	N/A
Other Business in Run-off	402.6	434.5	463.0

Total	912.0	917.4	888.3

Specified disease products from Conseco Insurance Group	355.1	368.6	371.8

Major medical business included in the Other Business in Run-off	195.7	409.5	737.1

Other
Bankers Life	13.4	12.6	15.4
Conseco Insurance Group	57.6	91.8	93.9

Total	71.0	104.4	109.3

Total — Supplemental Health	$2,563.1	$2,833.7	$3,081.6

(1)	We have ceased writing long-term care policies through Conseco Insurance Group and all major medical insurance. Accordingly, we classify the associated collected premiums as part of “other business in run-off.”

       Supplemental health products include Medicare supplement, long-term care and specified disease insurance and major medical insurance business in run-off. During 2003, we collected supplemental health premiums of $2,563.1 million, or 61 percent of our total premiums collected. During 2003, we collected Medicare supplement premiums of $1,029.3 million, long-term care premiums of $912.0 million, specified disease premiums of $355.1 million, major medical premiums of $195.7 million and other supplemental health premiums of $71.0 million. Medicare supplement, long-term care, specified disease, major medical and other supplemental health premiums represented 25 percent, 22 percent, 8 percent, 5 percent and 1 percent, respectively, of our total premiums collected in 2003. Sales of supplemental health products are affected by the financial strength ratings assigned to our insurance subsidiaries by independent rating agencies. See “Competition” below.

       The following describes our major supplemental health products:

       Medicare Supplement. Medicare supplement collected premiums were $1,029.3 million during 2003, or 25 percent of our total collected premiums. Medicare is a two-part federal health insurance program for disabled persons and senior citizens age 65 and older. Part A of the program provides protection against the costs of hospitalization and related hospital and skilled nursing home care, subject to an initial deductible, related coinsurance amounts and specified maximum benefit levels. The deductible and coinsurance amounts are subject to change each year by the federal government. Part B of Medicare covers doctor’s bills and a number of other medical costs not covered by Part A, subject to deductible and coinsurance amounts for “approved” charges.

       Medicare supplement policies provide coverage for many of the medical expenses which the Medicare program does not cover, such as deductibles, coinsurance costs and specified losses which exceed the federal program’s maximum benefits. Our Medicare supplement plans automatically adjust coverage to reflect changes in Medicare benefits. In marketing these products, we concentrate on individuals who have recently become eligible for Medicare by reaching the age of 65. We offer a higher first-year commission to agents for sales to these policyholders and competitive premium pricing for our policyholders. Approximately 33 percent of new sales of Medicare supplement policies in 2003 were to individuals who had recently reached the age of 65.

       Both Bankers Life and Conseco Insurance Group sell Medicare supplement insurance.

       Long-Term Care. Long-term care collected premiums were $912.0 million during 2003, or 22 percent of our total collected premiums. Long-term care products provide coverage, within prescribed limits, for nursing home, home healthcare, or a combination of both nursing home and home healthcare expenses. The long-term care plans are sold primarily to retirees and, to a lesser degree, to older self-employed individuals and others in middle-income levels.

       Current nursing home care policies cover incurred and daily fixed-dollar benefits available with an elimination period, subject to a maximum benefit. The elimination period is similar to a deductible, requiring the insured to pay for a certain number of days of nursing home care before the insurance coverage begins. Home healthcare policies cover the usual and customary charges after a deductible or elimination period and are subject to a daily or weekly maximum dollar amount and an overall maximum benefit. We monitor the loss experience on our long-term care products and, when necessary, apply for rate increases in the jurisdictions in which we sell such products. Regulatory approval is required to increase our premiums on these products.

       The long-term care insurance blocks of business sold through the professional independent producer distribution channel were largely underwritten by certain of our subsidiaries prior to their acquisition by Conseco in 1996 and 1997. The performance of these blocks of business has been significantly less favorable than expectations when the blocks were acquired. As a result, we ceased selling new long-term care policies through this distribution channel.

       We continue to sell long-term care insurance through the career agent distribution channel. The long-term care business sold through Bankers Life’s career agents was underwritten using stricter underwriting and pricing standards than our acquired blocks of long-term care business included in the other business in run-off segment. The performance of this block has been better and more predictable than the acquired business.

       Specified Disease Products. Specified disease collected premiums were $355.1 million during 2003, or 8 percent of our total collected premiums. These policies generally provide fixed or limited benefits. Cancer insurance and heart/stroke products are guaranteed renewable individual accident and health insurance policies. Payments under cancer insurance policies are generally made directly to, or at the direction of, the policyholder following diagnosis of, or treatment for, a covered type of cancer. Heart/stroke policies provide for payments directly to the policyholder for treatment of a covered heart disease, heart attack or stroke. The benefits provided under the specified disease policies do not necessarily reflect the actual cost incurred by the insured as a result of the illness and benefits are not reduced by any other medical insurance payments made to or on behalf of the insured.

       Approximately 76 percent of our specified disease policies inforce, based on a count of policies, are sold with return of premium or cash value riders. The return of premium rider generally provides that after a policy has been in force for a specified number of years or upon the policyholder reaching a specified age, we will pay to the policyholder, or a beneficiary under the policy, the aggregate amount of all premiums paid under the policy, without interest, less the aggregate amount of all claims incurred under the policy. Our specified disease products are sold through the independent distribution network of Conseco Insurance Group.

       Major Medical. Our major medical business is included in our other business in run-off segment. Sales of our major medical health insurance products were targeted to self-employed individuals, small business owners, large employers and early retirees. Various deductible and coinsurance options were available, and most policies require certain utilization review procedures. The profitability of this business depends largely on the overall persistency of the business inforce, claims experience and expense management. During 2001, we decided to discontinue a large block of major medical business by not renewing these policies because this business was not profitable. During 2003, we collected major medical premiums of $195.7 million, or 5 percent of our total collected premiums.

       Other Supplemental Health Products. Other supplemental health product collected premiums were $71.0 million, or 1 percent of our total collected premiums in 2003. These products include various other products such as disability income insurance. We no longer actively market these products.

Annuities

Annuity Premium Collections (dollars in millions)

	Years Ended December 31,

	2003	2002	2001

Equity-indexed annuity
Bankers Life	$15.1	$30.4	$41.4
Conseco Insurance Group	54.3	189.7	339.5

Total equity-indexed annuity premium collections	69.4	220.1	380.9

Other fixed annuity
Bankers Life	937.1	710.5	471.7
Conseco Insurance Group	37.8	162.2	371.1

Total fixed annuity premium collections	974.9	872.7	842.8

Total annuity premium collections	$1,044.3	$1,092.8	$1,223.7

       During 2003, we collected annuity premiums of $1,044.3 million, or 25 percent of our total premiums collected. Annuity products include equity-indexed annuity, traditional fixed rate annuity and market value-adjusted annuity products sold through both Bankers Life and Conseco Insurance Group. Annuities offer a tax-deferred means of accumulating savings for retirement needs, and provide a tax-efficient source of income in the payout period. Our major source of income from annuities is the spread between the investment income earned on the underlying general account assets and the interest credited to contractholders’ accounts.

       More than our other products, annuities are affected by the financial strength ratings assigned to our insurance subsidiaries by independent rating agencies. Many of our professional independent agents discontinued marketing our annuity products after A.M. Best lowered the financial strength ratings assigned to our insurance subsidiaries. In addition, the annuity business we were selling through this distribution channel required more statutory capital and surplus than our other insurance products. Accordingly, we took actions in our Conseco Insurance Group segment to de-emphasize new sales of annuity products sold through professional independent producers. Instead, we focused on the sale of products that are less ratings sensitive and capital intensive. Career agents selling annuity products in the Bankers Life segment are less sensitive in the near-term to A.M. Best ratings, since these agents only sell our products. Accordingly, we continue to actively market annuities through Bankers Life. In order to maintain Bankers Life’s career agency distribution force during the bankruptcy process, we provided certain sales inducements to purchasers of annuities and sales incentives to our career agents.

       The following describes the major annuity products:

       Equity-Indexed Annuities. These products accounted for $69.4 million, or 2 percent, of our total premium collections during 2003. The accumulation value of these annuities is credited with interest at an annual minimum guaranteed average rate over the term of the contract of 3 percent or, including the effect of applicable sales loads, a 1.7 percent compound average interest rate over the term of the contracts, but the annuities provide for potentially higher returns based on a percentage, which we refer to as the participation rate, of the change in the Standard & Poor’s 500 Index during each year of their term. We have the discretionary ability to annually change the participation rate, which currently ranges from 50 percent to 100 percent, and may include a first-year “bonus” participation rate, similar to the bonus interest described below for traditional fixed rate annuity products, which generally ranges from an additional 10 percent to 20 percent. The minimum guaranteed values are equal to:

•	90 percent of premiums collected for annuities for which premiums are received in a single payment, commonly referred to as single-premium deferred annuities, or 75 percent of first year and 87.5 percent of renewal premiums collected for annuities which allow for more than one payment, commonly referred to as flexible-premium deferred annuities; plus

•	interest credited on such percentage of the premiums collected at an annual rate of 3 percent.

       The annuity provides for penalty-free withdrawals of up to 10 percent of premiums in each year after the first year of the annuity’s term. Other withdrawals from single-premium deferred annuity products are generally subject to a surrender charge of 9 percent over the eight year contract term at the end of which the contract must be renewed or withdrawn. Other withdrawals from flexible-premium deferred annuity products are subject to a surrender charge of 12 percent to 20 percent in the first year, declining 1.2 percent to 1.3 percent each year, to zero over a 10 to 15 year period, depending on issue age. We purchase S&P 500 Index call options in an effort to offset, or “hedge,” potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product’s return is linked.

       Other Fixed Rate Annuities. These products include fixed rate single-premium deferred annuities, flexible-premium deferred annuities and single-premium immediate annuities. These products accounted for $974.9 million, or 23 percent, of our total premium collections during 2003. Our fixed rate single-premium deferred annuities and flexible-premium deferred annuities typically have an interest rate, or crediting rate, that we guarantee for the first policy year, after which we have the discretionary ability to change the crediting rate to any rate not below a guaranteed minimum rate. The guaranteed rate on annuities written recently ranges from 3 percent to 4 percent, and the rate on all policies inforce ranges from 3 percent to 6 percent. The initial crediting rate is largely a function of:

•	the interest rate we can earn on invested assets acquired with the new annuity fund deposits;

•	the costs related to marketing and maintaining the annuity products; and

•	the rates offered on similar products by our competitors.

For subsequent adjustments to crediting rates, we take into account current and prospective yields on investments, annuity surrender assumptions, competitive industry pricing and the crediting rate history for particular groups of annuity policies with similar characteristics.

       In 2003, approximately 85 percent of our new annuity sales were “bonus” products. The initial crediting rate on these products specifies a bonus crediting rate ranging from 1 percent to 6 percent of the annuity deposit for the first policy year only. After the first year, the bonus interest portion of the initial crediting rate is automatically discontinued, and the renewal crediting rate is established. As of December 31, 2003, crediting rates on our outstanding traditional annuities were at an average rate, excluding bonuses, of 4.1 percent.

       The policyholder is typically permitted to withdraw all or part of the premium paid plus the accumulated interest credited to his or her accumulation value, subject in virtually all cases to the assessment of a surrender charge for withdrawals in excess of specified limits. Most of our traditional annuities provide for penalty-free withdrawals of up to 10 percent of the accumulation value each year, subject to limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge during a penalty period which generally ranges from five to 12 years after the date a policy is issued. The initial surrender charge is generally 6 percent to 12 percent of the accumulation value and generally decreases by approximately 1 to 2 percentage points per year during the penalty period. Surrender charges are set at levels intended to protect us from loss on early terminations and to reduce the likelihood of policyholders terminating their policies during periods of increasing interest rates. This practice is intended to lengthen the effective duration of policy liabilities and enable us to maintain profitability on such policies.

       Single-premium immediate annuities accounted for $29.5 million, or .7 percent, of our total premiums collected in 2003. Single-premium immediate annuities are designed to provide a series of periodic payments for a fixed period of time or for life, according to the policyholder’s choice at the time of issue. Once the payments begin, the amount, frequency and length of time for which they are payable are fixed. Single-premium immediate annuities often are purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years. The single premium is often the payout from a terminated annuity contract. The implicit interest rate on single-premium immediate annuities is based on market conditions when the policy is issued. The implicit interest rate on our outstanding single-premium immediate annuities averaged 6.7 percent at December 31, 2003.

       We also offered a multibucket annuity product which provides for different rates of cash value growth based on the experience of a particular market strategy. Earnings are credited to this product based on the market activity of a given strategy, less management fees, and funds may be moved between cash value strategies. Portfolios available include high yield bond, investment grade bond, convertible bond and guaranteed-rate portfolios. During 2003, this product accounted for $3.5 million, or .1 percent, of our total premiums collected. Sales of this product were discontinued in 2003.

       In October 2002, we sold Conseco Variable Insurance Company, a company engaged in the variable annuity business. In connection with that sale, we agreed with the buyer not to engage in the variable annuity business for a period of three years. We no longer offer variable annuity products.

Life

Life Insurance Premium Collections (dollars in millions)

	Years Ended December 31,

	2003	2002	2001

Interest-sensitive life products
Bankers Life	$34.2	$34.2	$33.7
Conseco Insurance Group	266.5	339.1	386.9

Total interest-sensitive life premium collections	300.7	373.3	420.6

Traditional life
Bankers Life	127.1	104.8	252.6
Conseco Insurance Group	145.7	158.9	166.4

Total traditional life premium collections	272.8	263.7	419.0

Total life insurance premium collections	$573.5	$637.0	$839.6

       Life products include traditional, interest-sensitive and other life insurance products. These products are currently sold through both Bankers Life and Conseco Insurance Group. During 2003, we collected life insurance premiums of $573.5 million, or 14 percent, of our total collected premiums. In April 2003, we took actions to de-emphasize new sales of several of our life insurance products through Conseco Insurance Group’s professional independent producers. Sales of life products are affected by the financial strength ratings assigned to our insurance subsidiaries by independent rating agencies. See “Competition” below. The decrease in traditional life premiums collected in the Bankers Life segment in 2002 and 2003, compared to 2001, is primarily due to a first quarter 2002 reinsurance transaction pursuant to which we ceded 80 percent of the inforce traditional life insurance business of Bankers Life & Casualty to Reassure America Life Insurance Company.

       Interest-Sensitive Life Products. These products include universal life products that provide whole life insurance with adjustable rates of return related to current interest rates. They accounted for $300.7 million, or 7.2 percent, of our total collected premiums in 2003. These products are marketed through professional independent producers and, to a lesser extent, career agents. The principal differences between universal life products and other interest-sensitive life insurance products are policy provisions affecting the amount and timing of premium payments. Universal life policyholders may vary the frequency and size of their premium payments, and policy benefits may also fluctuate according to such payments. Premium payments under other interest-sensitive policies may not be varied by the policyholders.

       Traditional Life. These products accounted for $272.8 million, or 6.5 percent, of our total collected premiums in 2003. Traditional life policies, including whole life, graded benefit life, simplified issue and term life products, are marketed through professional independent producers, career agents and direct response marketing. Under whole life policies, the policyholder generally pays a level premium over an agreed period or the policyholder’s lifetime. The annual premium in a whole life policy is generally higher than the premium for comparable term insurance coverage in the early years of the policy’s life, but is generally lower than the premium for comparable term insurance coverage in the later years of the policy’s life. These policies, which we continue to market on a limited basis, combine insurance protection with a savings component that gradually increases in amount over the life of the policy. The policyholder may borrow against the savings generally at a rate of interest lower than that available from other lending sources. The policyholder may also choose to surrender the policy and receive the accumulated cash value rather than continuing the insurance protection. Term life products offer pure insurance protection for a specified period of time — typically five, 10 or 20 years. We stopped selling most term life products through the professional independent producer distribution channel during the second quarter of 2003.

       Traditional life products also include graded benefit life insurance products. Graded benefit life products accounted for $79.4 million, or 1.9 percent, of our total collected premiums in 2003. Graded benefit life insurance products are offered on an individual basis primarily to persons age 50 to 80, principally in face amounts of $350 to $10,000, without medical examination or evidence of insurability. Premiums are paid as frequently as monthly. Benefits paid are less than the face amount of the policy during the first two years, except in cases of accidental death. Simplified issue life products require only limited underwriting. Generally, the application contains some medical history questions, but they are not as extensive as a fully underwritten product. Medical exams and attending physicians statements are generally not required for simplified issue life insurance. Our Bankers Life segment markets graded benefit and simplified issue life policies under the Colonial Penn brand name using direct response marketing techniques. New policyholder leads are generated primarily from television and print advertisements.

Marketing and Distribution

       Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. We sell these products through three primary distribution channels: career agents, professional independent producers and direct marketing. We had over $1.3 billion of premium and asset accumulation product collections during the four months ended December 31, 2003, $2.9 billion in the eight months ended August 31, 2003, and $4.6 billion during 2002.

       Our insurance subsidiaries collectively hold licenses to market our insurance products in all fifty states, the District of Columbia, and certain protectorates of the United States. Sales to residents of the following states accounted for at least 5 percent of our 2003 collected premiums: Florida (8.1 percent), Illinois (6.8 percent), Texas (6.6 percent) and California (6.5 percent).

       We believe that people purchase most types of life insurance, accident and health insurance and annuity products only after being contacted and solicited by an insurance agent. Accordingly, we believe the success of our distribution system is largely dependent on our ability to attract and retain agents who are experienced and highly motivated. A description of the primary distribution channels is as follows:

       Career Agents. This agency force of approximately 4,000 agents working from 140 branch offices permits one-on-one contact with potential policyholders and promotes strong personal relationships with existing policyholders. The career agents sell primarily Medicare supplement and long-term care insurance policies, senior life insurance and annuities. In 2003, this distribution channel accounted for $2,177.0 million, or 52 percent, of our total collected premiums. These agents sell only Bankers Life and Casualty policies and typically visit the prospective policyholder’s home to conduct personalized “kitchen-table” sales presentations. After the sale of an insurance policy, the agent serves as a contact person for policyholder questions, claims assistance and additional insurance needs.

       Professional Independent Producers. This distribution channel consists of a general agency and insurance brokerage distribution system comprised of independent licensed agents doing business in all fifty states, the District of Columbia, and certain protectorates of the United States. In 2003, this distribution channel accounted for $1,301.6 million, or 31 percent, of our total collected premiums, excluding the collected premiums in our other business in run-off segment which were originally sold through professional independent producers. During 2003, premiums collected attributed to that segment were $598.3 million, or 14 percent, of total collected premiums.

       Professional independent producers are a diverse network of independent agents, insurance brokers and marketing organizations. Marketing organizations typically recruit agents for the Conseco Insurance Group segment by advertising our products and commission structure through direct mail advertising or through seminars for insurance agents and brokers.

       These organizations bear most of the costs incurred in marketing our products. We compensate the marketing organizations by paying them a percentage of the commissions earned on new sales generated by the agents recruited by such organizations. Some of these marketing organizations are specialty organizations that have a marketing expertise or a distribution system relating to a particular product, such as flexible-premium annuities for educators. During 1999 and 2000, the Conseco Insurance Group segment purchased four organizations that specialize in marketing and distributing supplemental health products. One of these organizations was sold in September 2003. In 2003, these organizations accounted for $234.4 million, or 5.6 percent, of our total collected premiums.

       During the second quarter of 2003, we decided to emphasize the sale of specified disease and Medicare supplement insurance policies through this distribution channel. We also decided to de-emphasize annuity and life insurance sales and eliminate long-term care insurance sales through this channel of distribution.

       Direct Marketing. This distribution channel is engaged primarily in the sale of graded benefit life insurance policies. In 2003, this channel accounted for $104.0 million, or 3 percent, of our total collected premiums.

Insurance Underwriting

       Under regulations promulgated by the National Association of Insurance Commissioners (an association of state regulators and their staffs) and adopted as a result of the Omnibus Budget Reconciliation Act of 1990, we are prohibited from underwriting our Medicare supplement policies for certain first-time purchasers. If a person applies for insurance within six months after becoming eligible by reason of age, or disability in certain limited circumstances, the application may not be rejected due to medical conditions. Some states prohibit underwriting of all Medicare supplement policies. For other prospective Medicare supplement policyholders, such as senior citizens who are transferring to our products, the underwriting procedures are relatively limited, except for policies providing prescription drug coverage.

       Before issuing long-term care or comprehensive major medical products to individuals and groups, we generally apply detailed underwriting procedures designed to assess and quantify the insurance risks. We require medical examinations of applicants including blood and urine tests, where permitted, for certain health insurance products and for life insurance products which exceed prescribed policy amounts. These requirements vary according to the applicant’s age and may vary by type of policy or product. We also rely on medical records and the potential policyholder’s written application. In recent years, there have been significant regulatory changes with respect to underwriting certain types of health insurance. An increasing number of states prohibit underwriting and/or charging higher premiums for substandard risks. We monitor changes in state regulation that affect our products, and consider these regulatory developments in determining the products we market and where we market them.

       Most of our life insurance policies are underwritten individually, although standardized underwriting procedures have been adopted for certain low face-amount life insurance coverages. After initial processing, insurance underwriters review each file and obtain the information needed to make an underwriting decision. This information typically includes medical examinations, doctors’ statements and special medical tests. After collecting and reviewing the information, the underwriter either:

•	approves the policy as applied for, or with an extra premium charge because of unfavorable factors; or

•	rejects the application.

We underwrite group insurance policies based on the characteristics of the group and its past claims experience. Graded benefit life insurance policies are issued without medical examination or evidence of insurability. There is minimal underwriting on annuities.

Liabilities for Insurance and Accumulation Products

       At December 31, 2003, the total balance of our liabilities for insurance and asset accumulation products was $24.8 billion. These liabilities are often payable over an extended period of time and the profitability of the related products is dependent on the pricing of the products and other factors. Differences between our expectations when we sold these products and our actual experience could result in future losses.

       We calculate and maintain reserves for the estimated future payment of claims to our policyholders based on actuarial assumptions. For our supplemental health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement and incurred but not reported claims, as well as a reserve for the present value of amounts not yet due on claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on extensive estimates, assumptions and historical experience. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our financial results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities, which would negatively affect our operating results.

       Liabilities for insurance products are calculated using management’s best judgments of mortality, morbidity, lapse rates, investment experience and expense levels that are based on our past experience and standard actuarial tables.

Reinsurance

       Consistent with the general practice of the life insurance industry, our subsidiaries enter into both facultative and treaty agreements of indemnity reinsurance with other insurance companies in order to reinsure portions of the coverage provided by our insurance products. Indemnity reinsurance agreements are intended to limit a life insurer’s maximum loss on a large or unusually hazardous risk or to diversify its risk. Indemnity reinsurance does not discharge the original insurer’s primary liability to the insured. Our reinsured business is ceded to numerous reinsurers. We believe the assuming companies are able to honor all contractual commitments, based on our periodic review of their financial statements, insurance industry reports and reports filed with state insurance departments.

       As of December 31, 2003, the policy risk retention limit was generally $.8 million or less on the policies of our subsidiaries. Reinsurance ceded by Conseco represented 27 percent of gross combined life insurance inforce and reinsurance assumed represented 2.7 percent of net combined life insurance inforce. Our principal reinsurers at December 31, 2003 were as follows (dollars in millions):

	Ceded Life	A.M. Best
Name of Reinsurer	Insurance Inforce	Rating

Swiss Re Life and Health America Inc.	$5,627.8	A+
Security Life of Denver Life Insurance Company	5,110.5	A+
Reassure America Life Insurance Company	3,491.4	A+
RGA Reinsurance Company	1,417.0	A+
Munich American Reassurance Company	1,170.6	A+
Lincoln National Life Insurance Company	1,079.6	A+
Revios Reinsurance U.S. Inc.	924.8	A-
All others	4,609.5 (1)

	$23,431.2

(1)	No other single reinsurer assumed greater than 3 percent of the total ceded business inforce.

       In the first quarter of 2002, we completed a reinsurance agreement pursuant to which we ceded 80 percent of the inforce traditional life business of Bankers Life and Casualty to Reassure America Life Insurance Company, who is rated A+ by A.M. Best. The total insurance liabilities ceded pursuant to the contract were approximately $400 million.

       On June 28, 2002, we completed a reinsurance transaction pursuant to which we ceded 100 percent of the traditional life and interest-sensitive life insurance business of Conseco Variable Insurance Company to Protective Life Insurance Company, who is rated A+ by A.M. Best. The total insurance liabilities ceded pursuant to the contract were approximately $470 million.

       During the second quarter of 2002, Colonial Penn ceded a block of graded benefit life insurance policies to an unaffiliated company pursuant to a modified coinsurance agreement.

Investments

       40/86 Advisors, Inc., a registered investment adviser and wholly-owned subsidiary of Conseco, Inc., manages the investment portfolios of our insurance subsidiaries. 40/86 Advisors had approximately $28.5 billion of assets under management at fair value at December 31, 2003, of which $24.4 billion were assets of our subsidiaries and $4.1 billion were assets managed by 40/86 Advisors for third parties. Our general account investment philosophy is to maintain a largely investment grade diversified fixed-income portfolio, maximize the spread between the investment income we earn and the yields we pay on investment products within acceptable levels of risk, provide adequate liquidity, construct our asset portfolio with attention to expected liability durations and other requirements and maximize total return through active investment management. In the four months ended December 31, 2003, we recognized net realized investment gains of $11.8 million and in the eight months ended August 31, 2003, we recognized net realized investment losses of $5.4 million. During 2002, we recognized net realized investment losses of $556.3 million, compared to net realized investment losses of $340.0 million during 2001. The net realized investment losses during 2002 included:

• $556.8 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; and

•	$.5 million of net gains from the sales of investments, primarily fixed maturities, which generated proceeds of $19.5 billion.

During 2002, we recognized other-than-temporary declines in value of several of our investments, including K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical, United Airlines and Worldcom, Inc.

       Investment activities are an integral part of our business as investment income is a significant component of our total revenues. Profitability of many of our insurance products is significantly affected by spreads between interest yields on investments and rates credited on insurance liabilities. Although substantially all credited rates on single-premium deferred annuities and flexible-premium deferred annuities may be changed annually (subject to minimum guaranteed rates), changes in credited rates may not be sufficient to maintain targeted investment spreads in all economic and market environments. In addition, competition, minimum guaranteed rates and other factors, including the impact of the level of surrenders and withdrawals, may limit our ability to adjust or to maintain crediting rates at levels necessary to avoid narrowing of spreads under certain market conditions. As of December 31, 2003, the average yield, computed on the cost basis of our actively managed fixed maturity portfolio, was 5.6 percent, and the average interest rate credited or accruing to our total insurance liabilities was 4.7 percent. We manage the equity-based risk component of our equity-indexed annuity products by:

•	purchasing S&P 500 call options in an effort to hedge such risk; and

•	adjusting the participation rate to reflect the change in the cost of such options as the cost varies based on market conditions.

Accordingly, we are able to focus on managing the interest rate spread component of these products.

       We seek to balance the interest rate risk inherent in our invested assets with the interest rate characteristics of our insurance liabilities. We attempt to manage this exposure by measuring the duration of our fixed maturity investments and insurance liabilities. Duration measures the expected change in the fair value of assets and liabilities for a given change in interest rates. For example, if interest rates increase by 1 percent, the fair value of a fixed maturity security with a duration of 5 years is expected to decrease in value by approximately 5 percent. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities.

       We calculate duration using our estimates of future asset and liability cash flows. These cash flows are discounted using appropriate interest rates based on the current yield curve and investment type. Duration is determined by calculating the present value of the cash flows using different interest rates, and measuring the change in value. At December 31, 2003, the duration of our fixed maturity investments as modified to reflect prepayments and potential calls was approximately 6.7 years and the duration of our insurance liabilities was approximately 7.2 years. The difference between these durations indicates that our investment portfolio had a shorter duration and, consequently, was less sensitive to interest rate fluctuations than that of our liabilities at that date. We generally seek to minimize the gap between asset and liability durations.

       For information regarding the composition and diversification of the investment portfolio of our subsidiaries, see “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations — Investments.”

Competition

       Each of the markets in which we operate is highly competitive, and our highly leveraged capitalization, our ratings downgrades and our recent bankruptcy proceedings have had a material adverse impact on our ability to compete in these markets. The financial services industry consists of a large number of companies, many of which are larger and have greater capital, technological and marketing resources, access to capital and other sources of liquidity at a lower cost, broader and more diversified product lines and larger staffs than those of Conseco. An expanding number of banks, securities brokerage firms and other financial intermediaries also market insurance products or offer competing products, such as mutual fund products, traditional bank investments and other investment and retirement funding alternatives. We also compete with many of these companies and others in providing services for fees. In most areas, competition is based on a number of factors, including pricing, service provided to distributors and policyholders and ratings. Conseco’s subsidiaries must also compete with their competitors to attract and retain the allegiance of agents, insurance brokers and marketing companies.

       In the individual health insurance business, insurance companies compete primarily on the basis of marketing, service and price. Pursuant to federal regulations, the Medicare supplement products offered by all companies have standardized policy features. This increases the comparability of such policies and has intensified competition based on factors other than product features. See “— Insurance Underwriting” and “— Governmental Regulation.” In addition to competing with the products of other insurance companies, commercial banks, thrifts, mutual funds and broker dealers, our insurance products compete with health maintenance organizations, preferred provider organizations and other health care-related institutions which provide medical benefits based on contractual agreements.

       An important competitive factor for life insurance companies is the ratings they receive from nationally recognized rating organizations. Agents, insurance brokers and marketing companies who market our products and prospective purchasers of our products use the ratings of our insurance subsidiaries as one factor in determining which insurer’s products to market or purchase. Ratings have the most impact on our annuity and interest-sensitive life insurance products. Insurance financial strength ratings are opinions regarding an insurance company’s financial capacity to meet the obligations of its insurance policies in accordance with their terms. They are not directed toward the protection of investors, and such ratings are not recommendations to buy, sell or hold securities.

Ratings

       In July 2002, A.M. Best downgraded the financial strength ratings of our primary insurance subsidiaries from “A- (Excellent)” to “B++ (Very good)” and placed the ratings “under review with negative implications.” On August 14, 2002, A.M. Best again lowered the financial strength ratings of our primary insurance subsidiaries from “B++ (Very good)” to “B (Fair)”. A.M. Best ratings for the industry currently range from “A++ (Superior)” to “F (In Liquidation)” and some companies are not rated. An “A++” rating indicates superior overall performance and a superior ability to meet ongoing obligations to policyholders. The “B” rating is assigned to companies which have, on balance, fair balance sheet strength, operating performance and business profile, when compared to the standards established by A.M. Best, and a fair ability in A.M. Best’s opinion to meet their current obligations to policyholders, but are financially vulnerable to adverse changes in underwriting and economic conditions. We believe the “B” ratings reflected A.M. Best’s view of the uncertainty surrounding our restructuring initiatives and the potential adverse financial impact on our subsidiaries. On September 11, 2003, A.M. Best affirmed its financial strength ratings of our primary insurance companies (“B (Fair)”) and removed the ratings from under review. On October 3, 2003, A.M. Best assigned a positive outlook to all of our ratings. According to A.M. Best’s press release, the assignment of a positive outlook to our ratings reflects its favorable view of our bankruptcy reorganization and a number of management initiatives, including the sale of the General Motors building, sale of Conseco Finance, restructuring of our investment portfolios, expense reductions, merging of certain subsidiaries, stabilization of surrenders and a commitment in the near-to-medium-term to focus on selling higher margin products with lower capital requirements.

       On August 2, 2002, S&P downgraded the financial strength ratings of our primary insurance companies from BB+ to B+. On November 19, 2003, S&P assigned a “BB–” counterparty credit and financial strength rating to our primary insurance companies, with the exception of Conseco Senior Health Insurance Company (the issuer of most of our long-term care business in our other business in run-off segment), which was assigned a “CCC” rating. S&P financial strength ratings range from “AAA” to “R” and some companies are not rated. Rating categories from “BB” to “CCC” are classified as “vulnerable”, and pluses and minuses show the relative standing within a category. In S&P’s view, an insurer rated “BB” has marginal financial security characteristics and although positive attributes exist, adverse business conditions could lead to an insufficient ability to meet financial commitments. In S&P’s view, an insurer rated “CCC” has very weak financial security characteristics and is dependent on favorable business conditions to meet financial commitments.

       On July 1, 2003, Moody’s downgraded the financial strength ratings of our primary insurance companies from Ba3 to B3. On December 4, 2003, Moody’s assigned a “Ba3” rating to our primary insurance companies, with the exception of Conseco Senior Health Insurance Company, which was assigned a “Caa1” rating. Moody’s financial strength ratings range from “Aaa” to “C”. Rating categories from “Ba” to “C” are classified as “vulnerable” by Moody’s, and may be supplemented with numbers “1”, “2”, or “3” to show relative standing within a category. In Moody’s view, an insurer rated “Ba” offers questionable financial security and the ability of the insurer to meet policyholder obligations may be very moderate and thereby not well-safeguarded in the future. In Moody’s view, an insurer rated “Caa” offers very poor financial security and may default on its policyholder obligations, or there may be elements of danger with respect to punctual payment of policyholder obligations and claims.

       The ratings downgrades have generally caused sales of our insurance products to decline and policyholder redemptions and lapses to increase. In some cases, the downgrades have also caused defections among our independent agent sales force and increases in the commissions we must pay in order to retain them. These events have had a material adverse effect on our financial results. Further downgrades by A.M. Best, S&P or Moody’s would likely have further material and adverse effects on our financial results and liquidity.

       A.M. Best, S&P and Moody’s each reviews its ratings from time to time. We cannot provide any assurance that the ratings of our insurance subsidiaries will remain at their current levels or predict the impact any downgrades could have on our business.

Employees

       At December 31, 2003, we had approximately 4,350 employees, of which 4,200 were full time employees, including 1,900 employees supporting our Bankers Life segment and 2,300 employees supporting both our Conseco Insurance Group segment and our other business in run-off segment. None of our employees are covered by a collective bargaining agreement. We believe that we have good relations with our employees.

Governmental Regulation

       Our insurance businesses are subject to extensive regulation and supervision by the insurance regulatory agencies of the jurisdictions in which they operate. This regulation and supervision is primarily for the benefit and protection of customers, and not for the benefit of investors or creditors. State laws generally establish supervisory agencies with broad regulatory authority, including the power to:

•	grant and revoke business licenses;

•	regulate and supervise trade practices and market conduct;

•	establish guaranty associations;

•	license agents;

•	approve policy forms;

•	approve premium rates for some lines of business;

•	establish reserve requirements;

•	prescribe the form and content of required financial statements and reports;

•	determine the reasonableness and adequacy of statutory capital and surplus;

•	perform financial, market conduct and other examinations;

•	define acceptable accounting principles;

•	regulate the type and amount of permitted investments; and

•	limit the amount of dividend and of surplus debenture principal and interest payments that can be paid without obtaining regulatory approval.

       In addition to the limitations imposed by the laws described above, most states have also enacted laws or regulations with respect to the activities of insurance holding company systems, including acquisitions, the payment of ordinary and extraordinary dividends by insurance companies, the terms of surplus debentures, the terms of transactions between insurance companies and their affiliates and other related matters. Various notice and reporting requirements generally apply to transactions between insurance companies and their affiliates within an insurance holding company system, depending on the size and nature of the transactions. These requirements may include prior regulatory approval or prior notice for certain material transactions. Currently, Conseco and its insurance subsidiaries have registered as holding company systems pursuant to such laws and regulations in the domiciliary states of the insurance subsidiaries, and they routinely report to other jurisdictions.

       We recently were subject to consent orders with the Commissioner of Insurance for the State of Texas that, among other things, restricted the ability of our insurance subsidiaries to pay any dividends to any non-insurance company parent without prior approval. The Texas Department of Insurance formally released the consent orders on November 19, 2003. We have agreed with the Department of Insurance for the State of Texas to provide prior notice of certain transactions, including up to 30 days prior notice for the payment of dividends to any non-insurance company parent, and periodic reporting of information concerning our financial performance and condition.

       Most states have also enacted legislation or adopted administrative regulations that affect the acquisition or sale of control of insurance companies. The nature and extent of such legislation and regulations vary from state to state. Generally, these regulations require an acquirer of control to file detailed information concerning such acquirer and the plan of acquisition, and to obtain administrative approval prior to the acquisition of control. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is rebuttably presumed to exist if a person or group of affiliated persons directly or indirectly owns or controls 10 percent or more of the voting securities of another person.

       On the basis of statutory statements filed with state regulators annually, the National Association of Insurance Commissioners calculates certain financial ratios to assist state regulators in monitoring the financial condition of insurance companies. A “usual range” of results for each ratio is used as a benchmark. In the past, variances in certain ratios of our insurance subsidiaries have resulted in inquiries from insurance departments, to which we have responded. These inquiries have not led to any restrictions affecting our operations.

       In addition, the National Association of Insurance Commissioners issues model laws and regulations, many of which have been adopted by state insurance regulators, relating to:

•	reserve requirements;

•	company action level risk-based capital ratio standards;

•	codification of insurance accounting principles;

•	investment restrictions;

•	restrictions on an insurance company’s ability to pay dividends; and

•	product illustrations.

       The Model Act provides a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks and whether there is a need for possible regulatory attention. The Model Act provides four levels of regulatory attention, varying with the ratio of the insurance company’s total adjusted capital (defined as the total of its statutory capital and surplus, asset valuation reserve and other adjustments) to its risk-based capital:

•	if a company’s total adjusted capital is less than 100 percent but greater than or equal to 75 percent of its risk-based capital (the “Company Action Level”), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position;

•	if a company’s total adjusted capital is less than 75 percent but greater than or equal to 50 percent of its risk-based capital, the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be taken;

•	if a company’s total adjusted capital is less than 50 percent but greater than or equal to 35 percent of its risk-based capital, the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and

•	if a company’s total adjusted capital is less than 35 percent of its risk-based capital, the regulatory authority must place the company under its control.

       In addition, the Model Act provides for an annual trend test if a company’s total adjusted capital is between 100 percent and 125 percent of its risk-based capital at the end of the year. The trend test calculates the greater of the decrease in the margin of total adjusted capital over risk-based capital:

•	between the current year and the prior year; and

•	for the average of the last 3 years.

       It assumes that such decrease could occur again in the coming year. Any company whose trended total adjusted capital is less than 95 percent of its risk-based capital would trigger a requirement to submit a comprehensive plan as described above for the Company Action Level.

       Refer to the section entitled “Statutory Information” within “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” for more information on our risk-based capital ratios.

       The National Association of Insurance Commissioners has adopted model long-term care policy language providing nonforfeiture benefits and has proposed a rate stabilization standard for long-term care policies. Various bills are proposed from time to time in the U.S. Congress which would provide for the implementation of certain minimum consumer protection standards for inclusion in all long-term care policies, including guaranteed renewability, protection against inflation and limitations on waiting periods for pre-existing conditions. Federal legislation permits premiums paid for qualified long-term care insurance to be treated as tax-deductible medical expenses and for benefits received on such policies to be excluded from taxable income.

       Our insurance subsidiaries are required under guaranty fund laws of most states in which we transact business to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. Assessments can be partially recovered through a reduction in future premium taxes in some states.

       Most states mandate minimum benefit standards and loss ratios for accident and health insurance policies. We are generally required to maintain, with respect to our individual long-term care policies, minimum anticipated loss ratios over the entire period of coverage of not less than 60 percent. With respect to our Medicare supplement policies, we are generally required to attain and maintain an actual loss ratio of not less than 65 percent. We provide to the insurance departments of all states in which we conduct business annual calculations that demonstrate compliance with required minimum loss ratios for both long-term care and Medicare supplement insurance. These calculations are prepared utilizing statutory lapse and interest rate assumptions. In the event that we fail to maintain minimum mandated loss ratios, our insurance subsidiaries could be required to provide retrospective refunds and/or prospective rate reductions. We believe that our insurance subsidiaries currently comply with all applicable mandated minimum loss ratios.

       National Association of Insurance Commissioners model regulations, adopted in substantially all states, created 10 standard Medicare supplement plans (Plans A through J). Plan A provides the least extensive coverage, while Plan J provides the most extensive coverage. Under National Association of Insurance Commissioners regulations, Medicare insurers must offer Plan A, but may offer any of the other plans at their option. Our insurance subsidiaries currently offer nine of the model plans. We have declined to offer Plan J, due in part to its high benefit levels and, consequently, high costs to the consumer.

       The federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation, securities regulation, privacy laws and federal taxation, do affect the insurance business. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the direct regulation of the insurance industry.

       Numerous proposals to reform the current health care system, including Medicare, have been introduced in Congress and in various state legislatures. Proposals have included, among other things, modifications to the existing employer-based insurance system, a quasi-regulated system of “managed competition” among health plans, and a single-payer, public program. Changes in health care policy could significantly affect our business.

       During recent years, the health insurance industry has experienced substantial changes, including those caused by healthcare legislation. Recent federal and state legislation and legislative proposals relating to healthcare reform contain features that could severely limit or eliminate our ability to vary our pricing terms or apply medical underwriting standards with respect to individuals which could have the effect of increasing our loss ratios and adversely affecting our financial results. In particular, Medicare reform could affect our ability to price or sell our products or profitably maintain our blocks in force.

       The United States Department of Health and Human Services has issued regulations under the Health Insurance Portability and Accountability Act relating to standardized electronic transaction formats, code sets and the privacy of member health information. These regulations, and any corresponding state legislation, will affect our administration of health insurance.

       A number of states have passed or are considering legislation that would limit the differentials in rates that insurers could charge for health care coverages between new business and renewal business for similar demographic groups. State legislation has also been adopted or is being considered that would make health insurance available to all small groups by requiring coverage of all employees and their dependents, by limiting the applicability of pre-existing conditions exclusions, by requiring insurers to offer a basic plan exempt from certain benefits as well as a standard plan, or by establishing a mechanism to spread the risk of high risk employees to all small group insurers. Congress and various state legislators have from time to time proposed changes to the health care system that could affect the relationship between health insurers and their customers, including external review. We cannot predict with certainty the effect that any proposals, if adopted, or legislative developments could have on our insurance businesses and operations.

       The asset management activities of 40y86 Advisors are subject to federal and state securities, fiduciary and other laws and regulations, including the Employee Retirement Income Security Act of 1974, as amended. The Securities and Exchange Commission, the National Association of Securities Dealers, state securities commissions and the Department of Labor are the principal regulators of our asset management operations.

Federal Income Taxation

       The annuity and life insurance products marketed and issued by our insurance subsidiaries generally provide the policyholder with an income tax advantage, as compared to other savings investments such as certificates of deposit and bonds, in that income taxation on the increase in value of the product is deferred until it is received by the policyholder. With other savings investments, the increase in value is generally taxed as earned. Annuity benefits and life insurance benefits, which accrue prior to the death of the policyholder, are generally not taxable until paid. Life insurance death benefits are generally exempt from income tax. Also, benefits received on immediate annuities, other than structured settlements, are recognized as taxable income ratably, as opposed to the methods used for some other investments which tend to accelerate taxable income into earlier years. The tax advantage for annuities and life insurance is provided in the Internal Revenue Code, and is generally followed in all states and other United States taxing jurisdictions.

       Recently, Congress enacted legislation to lower marginal tax rates, reduce the federal estate tax gradually over a ten-year period, with total elimination of the federal estate tax in 2010, and increase contributions that may be made to individual retirement accounts and 401(k) accounts. While these tax law changes will sunset at the beginning of 2011 absent future congressional action, they could in the interim diminish the appeal of our annuity and life insurance products. Additionally, Congress has considered, from time to time, other possible changes to the U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products. It is possible that further tax legislation will be enacted which would contain provisions with possible adverse effects on our annuity and life insurance products.

       Our insurance company subsidiaries are taxed under the life insurance company provisions of the Code. Provisions in the Code require a portion of the expenses incurred in selling insurance products to be deducted over a period of years, as opposed to immediate deduction in the year incurred. This provision increases the tax for statutory accounting purposes, which reduces statutory earnings and surplus and, accordingly, decreases the amount of cash dividends that may be paid by the life insurance subsidiaries.

       At December 31, 2003, we had net federal income tax loss carryforwards of $3.6 billion available (after taking into account the reduction in tax attributes due to the cancellation of indebtedness in bankruptcy and the loss resulting from the worthlessness of our investment in Conseco Finance, all of which is subject to various statutory restrictions) for use on future tax returns. These carryforwards will expire as follows: $11.2 million in 2004, $4.6 million in 2005; $.2 million in 2006; $5.8 million in 2007; $6.6 million in 2008; $10.5 million in 2009; $4.2 million in 2010; $2.5 million in 2011; $16.0 million in 2012; $43.4 million in 2013; $6.9 million in 2014; $60.4 million in 2016; $41.5 million in 2017; $3,399.5 million in 2018; $.7 million in 2019; $5.5 million in 2020; and $1.0 million in 2022.

       Our income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities, capital loss carryforwards and net operating loss carryforwards. In assessing the realization of our deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred income tax assets depends upon generating future taxable income during the periods in which our temporary differences become deductible and before our net operating loss carryforwards expire. In addition, the use of our net operating loss carryforwards is dependent, in part, on whether the IRS ultimately agrees with the tax position we plan to take in our current and future tax returns. With respect to the deferred tax asset, we assess the need for a valuation allowance on a quarterly basis.

       A valuation allowance of $2.4 billion has been provided for the entire balance of net deferred income tax assets at December 31, 2003, as we believe the realization of such assets in future periods is uncertain. We reached this conclusion after considering the losses we have realized in recent years, the uncertainties related to the tax treatment for the worthlessness of our investment in Conseco Finance, and the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards.

Properties

       Our headquarters and the administrative operations of our Conseco Insurance Group segment are located on a company-owned 146-acre corporate campus in Carmel, Indiana, immediately north of Indianapolis. The ten buildings on the campus contain approximately 854,500 square feet of space and house our executive offices and certain administrative operations of our subsidiaries. Management believes that our offices are adequate for our current needs.

       Our Bankers Life segment is primarily administered from two facilities in Chicago. Bankers Life has 177,000 square feet in downtown Chicago, Illinois, leased under an agreement whereby 107,000 square feet are leased until 2018 and 70,000 square feet are leased until 2008. We also lease approximately 130,000 square feet of space in a second Chicago facility. This lease expires in October 2004, at which time the operations of this facility will be moved to a new location in downtown Chicago under a lease for approximately 222,000 square feet with a life of approximately 10 years. We own a 127,000 square foot office building in Philadelphia, Pennsylvania, which serves as the administrative center for the direct marketing operation of our Bankers Life segment. We occupy approximately 60 percent of this space, with the remainder leased to tenants. We also lease 206 sales offices in various states totaling approximately 507,000 square feet. These leases are short-term in length, with remaining lease terms expiring between 2004 and 2009.

Legal Proceedings

       We are involved on an ongoing basis in lawsuits, including purported class actions, relating to our operations, including with respect to sales practices, and we and current and former officers and former directors are defendants in a pending class action lawsuit asserting claims under the securities laws. The ultimate outcome of these lawsuits cannot be predicted with certainty and we have estimated the potential exposure for each of the matters and have recorded a liability if a loss is deemed probable.

Securities Litigation

       Since we announced our intention to restructure our capital on August 9, 2002, a total of eight purported securities fraud class action lawsuits have been filed in the United States District Court for the Southern District of Indiana. The complaints name us as a defendant, along with certain of our current and former officers. These lawsuits were filed on behalf of persons or entities who purchased our predecessor’s common stock on various dates between October 24, 2001 and August 9, 2002. In each case the plaintiffs allege claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and allege material omissions and dissemination of materially misleading statements regarding, among other things, the liquidity of Conseco and alleged problems in Conseco Finance’s manufactured housing division, allegedly resulting in the artificial inflation of our predecessor’s stock price. On March 13, 2003, all of these cases were consolidated into one case in the United States District Court for the Southern District of Indiana, captioned Franz Schleicher, et al. v. Conseco, Inc., Gary Wendt, William Shea, Charles Chokel and James Adams, et al., Case No. 02-CV-1332 DFH-TAB. The lawsuits were stayed as to all defendants by order of the United States Bankruptcy Court for the Northern District of Illinois. The stay was lifted on October 15, 2003. The plaintiffs have filed a consolidated class action complaint with respect to the individual defendants. Our liability with respect to these lawsuits was discharged in the plan of reorganization and our obligation to indemnify individual defendants who were not serving as one of our officers or directors on the effective date of the plan is limited to $3 million in the aggregate under the plan of reorganization. Our liability to indemnify individual defendants who were serving as an officer or director on the effective date, of which there is one such defendant, is not limited by the plan of reorganization. A motion to dismiss was filed on behalf of defendants Shea, Wendt and Chokel on March 30, 2004. We believe these lawsuits are without merit and intend to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

Other Litigation

       Collection efforts by Conseco and its wholly owned subsidiary, Conseco Services, LLC, related to the 1996-1999 director and officer loan programs have been commenced against various past board members and executives with outstanding loan balances. In addition, certain former officers and directors have sued the companies for declaratory relief concerning their liability for the loans. Currently, we are involved in litigation with Stephen C. Hilbert, James D. Massey, Dennis E. Murray, Sr., Rollin M. Dick, James S. Adams, Maxwell E. Bublitz, Ngaire E. Cuneo, David R. Decatur, Donald F. Gongaware and Bruce A. Crittenden. The specific lawsuits include: Hilbert v. Conseco, Case No. 03A 04283 (Bankr. Northern District, Illinois); Conseco Services v. Hilbert, Case No. 29C01-0310 MF 1296 (Circuit Court, Hamilton County, Indiana); Murray and Massey v. Conseco, Case No. 1:03-CV-1482 LJM-WTL (Southern District, Indiana); Conseco Services v. Adams, et al, Case No. 29DO2-0312-CC-1035(Circuit Court, Hamilton County, Indiana);

Conseco v. Adams, et al, Case No. 03A 04545, (Bankr. Northern District, Illinois) Dick v. Conseco Services, Case No. 29 D01-0207-PL-549 (Superior Court, Hamilton County, Indiana); Conseco Services v. Dick, et al., Case No. 06C01-0311-CC-356 (Circuit Court, Boone County, Indiana); Stephen C. Hilbert v. Conseco, Inc. and Kroll Inc., Case No. 29D02-0312-PL-1026 (Superior Court, Hamilton County, Indiana); Crittenden v. Conseco, Case No. IP02-1823-C B/S (Southern District, Indiana); and Conseco V. Dick, No. 04L 002811 (Cir. Ct. Cook County, Ill.). Conseco and Conseco Services, LLC believe that all amounts due under the director and officer loan programs, including all applicable interest, are valid obligations owed to the companies. As part of the plan of reorganization, we have agreed to pay 45 percent of any net proceeds recovered in connection with these lawsuits, in an aggregate amount not to exceed $30 million, to former holders of our predecessor’s trust preferred securities that did not opt out of a settlement reached with the committee representing holders of these securities. We are required to use the balance of any net proceeds recovered in connection with these lawsuits to pay down our senior credit facility. Any remaining proceeds will be used to contribute capital to our insurance subsidiaries. We intend to prosecute these claims to obtain the maximum recovery possible. Further, with regard to the various claims brought against Conseco and Conseco Services, LLC by certain former directors and officers, we believe that these claims are without merit and intend to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

       In October 2002, Roderick Russell, on behalf of himself and a class of persons similarly situated, and on behalf of the ConsecoSave Plan, filed an action in the United States District Court for the Southern District of Indiana against our predecessor, Conseco Services, LLC and certain of our current and former officers (Roderick Russell, et al. v Conseco, Inc., et al., Case No. 1:02-CV-1639 LJM). The purported class action consists of all individuals whose 401(k) accounts held common stock of our predecessor at any time since April 28, 1999. The complaint alleges, among other things, breaches of fiduciary duties under ERISA by continuing to permit employees to invest in our predecessor’s common stock without full disclosure of our true financial condition. We filed a motion to dismiss the complaint in December 2002. This lawsuit was stayed as to all defendants by order of the bankruptcy court. The stay was lifted on October 15, 2003. On March 22, 2004, plaintiffs filed an amended complaint (which made our motion to dismiss moot) and added additional former officers as named defendants and dismissed Conseco, Inc. as a party. On February 13, 2004, our fiduciary insurance carrier, RLI Insurance Company, filed a declaratory judgment action asking the court to find no liability under its policy for the claims made in the Russell matter (RLI Insurance Company v. Conseco, Inc., Stephen Hilbert, et al., Case No. 1:04-CV-0310DFH-TAB (Southern District, Indiana.)) On March 15, 2004, RLI filed an amended complaint adding Conseco Services, LLC as an additional defendant. We believe the lawsuits are without merit and intend to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

       On June 24, 2002, the heirs of a former officer, Lawrence Inlow, commenced an action against our predecessor, Conseco Services, LLC and two former officers in the Circuit Court of Boone County, Indiana (Inlow et al. v. Conseco, Inc., et al., Cause No. 06C01-0206-CT-244). The heirs assert that unvested options to purchase 756,248 shares of our predecessor’s common stock should have been vested at Mr. Inlow’s death. The heirs further claim that if such options had been vested, they would have been exercised, and that the resulting shares of common stock would have been sold for a gain of approximately $30 million based upon a stock price of $58.125 per share, the highest stock price during the alleged exercise period of the options. We believe the heirs’ claims are without merit and will defend the action vigorously. The maximum exposure to Conseco for this lawsuit is estimated to be $33 million. The heirs did not file a proof of claim with the bankruptcy court. Subject to dispositive motions which are yet to be filed, the matter will continue to trial against Conseco Services, LLC and the other co-defendants on September 13, 2004. The ultimate outcome cannot be predicted with certainty.

       On June 27, 2001, two suits against our subsidiary, Philadelphia Life Insurance Company (now known as Conseco Life Insurance Company), both purported nationwide class actions seeking unspecified damages, were consolidated in the U.S. District Court, Middle District of Florida (In Re PLI Sales Litigation, Cause No. 01-MDL-1404), alleging among other things, fraudulent sales and a “vanishing premium” scheme. Philadelphia Life filed a motion for summary judgment against both named plaintiffs, which motion was granted in June 2002. Plaintiffs appealed to the 11th Circuit. The 11th Circuit, in July 2003, affirmed in part and reversed in part, allowing two fraud counts with respect to one plaintiff to survive. The plaintiffs’ request for a rehearing with respect to this decision has been denied. Philadelphia Life has filed a summary judgment motion with respect to the remaining claims. This summary judgment was denied in February 2004. In March 2004 the remaining plaintiff filed a motion to substitute plaintiff, to which Philadelphia Life objected. We expect the court to set a trial date during the June 2005 trial term. Philadelphia Life believes this lawsuit is without merit and intends to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       On December 1, 2000, our former subsidiary, Manhattan National Life Insurance Company, was named in a purported nationwide class action seeking unspecified damages in the First Judicial District Court of Santa Fe, New Mexico (Robert Atencio and Theresa Atencio, for themselves and all other similarly situated v. Manhattan National Life Insurance Company, an Ohio corporation, Cause No. D-0101-CV-2000-2817), alleging among other things fraud by non-disclosure of additional charges for those policyholders paying via premium modes other than annual. We retained liability for this litigation in connection with the sale of Manhattan National Life in June 2002. We believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       On December 19, 2001, four of our subsidiaries were named in a purported nationwide class action seeking unspecified damages in the District Court of Adams County, Colorado (Jose Medina and others similarly situated v. Conseco Annuity Assurance Company, Conseco Life Insurance Company, Bankers National Life Insurance Company and Bankers Life and Casualty Company, Cause No. 01-CV-2465), alleging among other things breach of contract regarding alleged non-disclosure of additional charges for those policy holders paying via premium modes other than annual. On July 14 and 15, 2003 the plaintiff’s motion for class certification was heard and the court took the matter under advisement. On November 10, 2003, the court denied the motion for class certification. On January 26, 2004, the plaintiff appealed the trial court’s ruling denying class certification. All further proceedings have been stayed pending the outcome of the appeal. The defendants believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       Our subsidiaries, Conseco Life Insurance Company and Bankers Life and Casualty Company, have recently been named in multiple purported class actions and individual lawsuits alleging, among other things, breach of contract with regard to a change made in the way monthly deductions are calculated for insurance coverage. This change was the adjustment of a non-guaranteed element, which was not in the applicable policy form. The specific lawsuits include: David Barton v. Conseco Life Insurance Company, Case No. 04-20048-CIV-MORENO (Southern District, Florida); Stephen Hook, an individual, on behalf of himself and all others similarly situated v. Conseco Life Insurance Company and Bankers Life and Casualty Company and Does 1 through 10, Case No. CGC-04-428872 (Superior Court, San Francisco County, California); Donald King, as Trustee of the Irrevocable Trust of Arnold L. King v. Conseco Life Insurance Company, Case No. 1: 04CV0163 (Northern District, Ohio); Michael S. Kuhn, on behalf of himself and all others similarly situated v. Conseco Life Insurance Company and Does 1 through 100, Case No. 03-416786 (Superior Court, San Francisco County, California); Sidney H. Levine and Judith A. Levine v. Conseco Life Insurance Company, Mark F. Peters Insurance Services, Inc. Hon. John Garamendi (in his capacity as Insurance Commissioner for the State of California) and Does 1 through 10, Case No. 04 CV 125 LAB (BLM) (Southern District, California); Edwin Jacob “Jake” Garn et al. v. Conseco Life Insurance Company, Case No. 29D02-0312-PL-1034 (Superior Court, Hamilton County, Indiana); Edward M. Medvene, an Individual, and Sherwin Samuels and Miles Rubin, as Trustees of the Edward Medvene 2984 Insurance Trust v. Conseco Life Insurance Company, Case No. CV04-846-AHM (MCX) (Central District, California); Edwin Jacob “Jake” Garn, on Behalf of Himself and All Others Similarly Situated v. Conseco Life Insurance Company, Case No. 1:04-CV-0514SEB-VSS (Southern District, Indiana); Steven Rose, on Behalf of Himself and All Others Similarly Situated, and on Behalf of the General Public for the State of California vs. Conseco Life Insurance Company, Case No. GIC 827178 (Superior Court, San Diego County, California); Murray Gomer, Murray Gomer Irrevocable Trust, individually, and on behalf of the class of all others similarly situated, and on behalf of the General Public v. Conseco Life Insurance Company, successor to Philadelphia Life Insurance

Company and formerly known as Massachusetts General Life Insurance Company, Case No. CV04-1409-SJO (RNDX) (Central District, California) and James S. Farley and Judy B. Farley, individually and on behalf of all others similarly situated, and on behalf of the general public v. Conseco Life Insurance Company, Case No. C-041563 ED (Northern District, California). In those cases pending in Federal court, motions to stay and to consolidate have been filed pursuant to Federal multidistrict litigation rules. We believe these lawsuits are without merit and intend to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

       On February 7, 2003, our subsidiary, Conseco Life Insurance Company, was named in a purported Texas statewide class action seeking unspecified damages in the County Court of Cameron County, Texas. On February 12, 2004, the complaint was amended to allege a purported nationwide class and to name Conseco Services, LLC as an additional defendant (Lawrence Onderdonk and Yolanda Carrizales v. Conseco Life Insurance Company, Conseco Services, LLC, and Pete Ramirez, III, Cause No. 2003-CCL-102-C). The purported class consists of all former Massachusetts General Flexible Premium Adjustable Life Insurance Policy policyholders who were converted to Conseco Life Flexible Premium Adjustable Life Insurance Policies and whose accumulated values in the Massachusetts General policies were applied to first year premiums on the Conseco Life policies. The complaint alleges, among other things, civil conspiracy to convert the accumulated cash values of the plaintiffs and the class, and the violation of insurance laws nationwide. We believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       On December 30, 2002 and December 31, 2002, five suits were filed in various Mississippi counties against Conseco Life Insurance Company (Kathie Allen, et al. v. Conseco Life Insurance Company, et al., Circuit Court of Jones County, Mississippi, Cause No. 2002-448-CV12; Malcolm Bailey, et al. v. Conseco Life Insurance Company, et al., Circuit Court of Claiborne County, Mississippi, Cause No. CV-2002-371; Anthony Cascio, et al. v. Conseco Life Insurance Company, et al, Circuit Court of LeFlore County, Mississippi, Cause No. CV-2002-0242-CICI; William Garrard, et al. v. Conseco Life insurance Company, et al., Circuit Court of Sunflower County, Mississippi, Cause No. CV-2002-0753-CRL; and William Weaver, et al. v. Conseco Life Insurance Company, et al., Circuit Court of LeFlore County, Mississippi, Cause No. CV-2002-0238-CICI) alleging, among other things, a “vanishing premium” scheme. Conseco Life removed all of the cases to the U.S. District Courts in Mississippi. In September 2003, plaintiffs’ motion to remand was denied in the Garrard and Weaver matters, but granted in the Cascio matter. In November 2003, Conseco Life filed motions for summary judgment in the Garrard and Weaver matters. No ruling has been made on those motions. In November 2003, Conseco Life again removed the Cascio matter to U.S. District Court. In April 2004 the Cascio matter was remanded to state court. Conseco Life awaits the court’s ruling on plaintiff’s motion to remand in the Allen matter. In Bailey the parties have agreed to stay in Federal court and the plaintiffs amended their complaint on January 15, 2004 to allege purported nationwide class action allegations regarding alleged wrongful collection of charges under the policy. On January 30, 2004, we filed a motion to dismiss, or in the alternative, motion for summary judgment. Conseco Life believes the lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

       In addition, we and our subsidiaries are involved on an ongoing basis in other arbitrations and lawsuits, including purported class actions, related to our operations. The ultimate outcome of all of these other legal matters pending against us or our subsidiaries cannot be predicted, and, although such lawsuits are not expected individually to have a material adverse effect on us, such lawsuits could have, in the aggregate, a material adverse effect on our consolidated financial condition, cash flows or results of operations.

Other Proceedings

       On September 18, 2003, we received a grand jury subpoena from the U.S. District Court for the Southern District of Indiana in connection with a Department of Justice investigation requiring production of documents relating to the valuation of interest-only securities held by Conseco Finance, our predecessor’s former finance subsidiary, contemporaneous earnings estimates for the predecessor, certain personnel records and other accounting and financial disclosure records for the period June 1, 1998 to June 30, 2000. We have subsequently received follow-up grand jury document subpoenas concerning other matters. All of these follow-up requests have been limited to the time period prior to the December 17, 2002 bankruptcy filing. We have been advised by the Department of Justice that neither we nor any of our current directors or employees are subjects or targets of this investigation. We are cooperating fully with the Department of Justice investigation.

       On March 10, 2004, we entered into a settlement with the SEC in connection with the SEC’s investigation of events in and before the spring of 2000, including Conseco Finance’s accounting for its interest-only securities and servicing rights. These issues were among those addressed in our predecessor’s writedown and restatement in the spring of 2000, and were the subject of shareholder class action litigation, which we settled in the second quarter of 2003. Without admitting or denying the SEC’s findings, we consented to the entry of a cease-and-desist order requiring future compliance with periodic reporting, record keeping, internal control and other provisions of the securities laws. The settlement did not impose any fine or monetary penalty, or require us to restate any of our historical financial statements.

       On October 29, 2003, the New York Attorney General served Conseco Life Insurance Company of Texas with a document subpoena concerning customer transfers between mutual fund subaccounts offered by Conseco Variable Insurance Company, a former wholly-owned subsidiary of Conseco Life of Texas, that occurred prior to the sale of Conseco Variable Insurance Company to an unrelated third party in October 2002. The SEC served Conseco with a similar subpoena shortly after we received the Attorney General’s subpoena. Certain of our employees have also received subpoenas regarding duties they previously performed in respect of annuity sales by Conseco Variable Insurance Company. The purchase agreement pursuant to which Conseco Variable Insurance Company was sold contains indemnification provisions with respect to certain liabilities relating to Conseco Life’s period of ownership, including provisions concerning certain business activities, including marketing activities, of Conseco Variable Insurance Company. Conseco Life of Texas and Conseco have cooperated with the Attorney General and the SEC in producing documents responsive to their subpoenas. In January 2004, the company received telephonic notification of a potential enforcement action by the Attorney General and a Wells notification from the SEC regarding alleged market timing on the part of holders of variable annuity policies issued by Conseco Variable Insurance Company. Neither we nor our affiliates have issued any variable annuity policies since the sale of Conseco Variable Insurance Company. We believe, based on the information obtained and supplied to the investigators to date, that Conseco Variable Insurance Company violated no federal or state law prior to the October 2002 sale. The investigations are continuing and their outcome cannot be predicted with certainty. In other cases involving the investigation of market timing allegedly permitted by mutual fund managers, the SEC and state regulators have sought to impose penalties far in excess of the alleged losses to the investing public, and we cannot assure you that they would not seek to do so with us. We are cooperating fully with the Attorney General and the SEC in these investigations.

       The deadline to file administrative claims in the bankruptcy proceeding was October 9, 2003. The plan of reorganization provides that all such claims must be paid in full, in cash. We are reviewing all timely filed administrative claims and may resolve disputes regarding allowance of such claims in the bankruptcy court. The amount of known disputed administrative claims as of April 27, 2004 was approximately $141,000.

MANAGEMENT

Executive Officers

       Our executive officers are as follows:

Name	Age	Position with Conseco

Eugene M. Bullis	58	Executive Vice President and Chief Financial Officer
Eric R. Johnson	43	President, 40|86 Advisors, Inc.
William S. Kirsch	47	Executive Vice President, General Counsel and Secretary
John R. Kline	46	Senior Vice President and Chief Accounting Officer
William J. Shea	56	Director, President and Chief Executive Officer

       Eugene M. Bullis has been executive vice president and chief financial officer since November 2002. From 2000 until 2002, Mr. Bullis served as chief financial officer of Managed Ops.Com, Inc. From 1999 until 2000, he was executive vice president and chief financial officer of Manufacturers Services, Ltd. and from 1998 to 1999, he served as senior vice president and chief financial officer of Physicians Quality Care.

       Eric R. Johnson has been president and chief executive officer of 40|86 Advisors, Inc. (formerly Conseco Capital Management, Inc.), Conseco’s wholly-owned registered investment advisor, since September 2003 and has held various positions since joining Conseco Capital Management, Inc. in 1997.

       William S. Kirsch has been executive vice president, general counsel and secretary since September 2003. His professional corporation, William S. Kirsch, P.C., is a partner in the law firm Kirkland & Ellis LLP. Mr. Kirsch has been with Kirkland & Ellis LLP since 1981.

       John R. Kline has been senior vice president and chief accounting officer since July 2002. Mr. Kline has served in various accounting and finance capacities with Conseco since 1990.

       William J. Shea has served as a director of Conseco and its predecessor since September 2002. He has served as president and chief executive officer of Conseco since October 2002 and was president and chief operating officer from September 2001 until October 2002. Before joining Conseco, Mr. Shea served as chief executive officer of View Tech, Inc. (integrated video-conferencing solutions) from 1998 until 2000. From 1994 to 1998, he was vice chairman and from 1992 to 1998 chief financial officer of Bank Boston Corporation.

       Messrs. Shea, Bullis and Kline served as officers, and Mr. Shea served as a director, of our predecessor company, which filed a bankruptcy petition on December 17, 2002. Mr. Shea and Mr. Bullis also served as directors and/or officers of several subsidiaries of our predecessor that also filed bankruptcy petitions on December 17, 2002.

Directors

       Our directors are as follows:

Name	Age	Position with Conseco

R. Glenn Hilliard(2)(3)(5)	61	Non-Executive Chairman
Philip R. Roberts(1)(4)	62	Director
Neal Schneider(1)(4)	59	Director
Michael S. Shannon(2)(3)	45	Director
William J. Shea(4)(5)	56	Director, President and Chief Executive Officer
Michael T. Tokarz(2)(3)	54	Director
John G. Turner(1)(4)(5)	64	Director

(1)	Member of the Audit and Enterprise Risk Committee

(2)	Member of the Governance and Strategy Committee

(3)	Member of the Human Resources and Compensation Committee

(4)	Member of the Investment Committee

(5)	Member of the Executive Committee

       R. Glenn Hilliard became the non-executive chairman of our board of directors in September 2003. Mr. Hilliard has been chairman and chief executive officer of Hilliard Group, LLC, an investment and consulting firm, since June 2003. From 1999 until his retirement in April 2003, Mr. Hilliard served as chairman and chief executive officer of ING Americas. From 1994 to 1999, he was chairman and chief executive officer of ING North America.

       Philip R. Roberts joined our board of directors in September 2003. Since 2000, Mr. Roberts has been principal of Roberts Ventures L.L.C., consultant for mergers and acquisitions and product development for investment management firms. From 1996 until 2000, Mr. Roberts served as chief investment officer of trust business for Mellon Financial Corporation and headed its institutional asset management businesses from 1990 to 1996.

       Neal Schneider joined our board of directors in September 2003. Since June 2002, Mr. Schneider has been a partner of Smart and Associates, LLP, a business advisory and accounting firm. Between August 2000 and June 2002, he was an independent consultant. Until his retirement in August 2000, Mr. Schneider spent 34 years with Arthur Andersen & Co., including service as partner in charge of the Worldwide Insurance Industry Practice and the North American Financial Service Practice. Mr. Schneider is Chairman of the Board of PMA Capital Corporation.

       Michael S. Shannon joined our board of directors in September 2003. Mr. Shannon is co-founder and has been president and chief executive officer since 1992 of KSL Recreation Corporation (owner and operator of golf courses and destination resorts in the U.S.). Mr. Shannon was lead director of ING Americas before joining our board. Mr. Shannon is a director of Startek, Inc.

       Michael T. Tokarz joined our board of directors in September 2003. Mr. Tokarz has been a managing member of the Tokarz Group, LLC (venture capital investments) since 2002. He was a general partner with Kohlberg Kravis Roberts & Co. from 1985 until he retired in 2002. Mr. Tokarz is also a director of Walter Industries, Inc, Idex Corp. and MEVC Draper Fisher Jurvetson Fund I Inc.

       John G. Turner joined our board of directors in September 2003. Mr. Turner has been chairman of Hillcrest Capital Partners, a private equity investment firm, since 2002. Mr. Turner served as chairman and chief executive officer of ReliaStar Financial Corp. from 1991 until it was acquired by ING in 2000. After the acquisition, he became vice chairman and a member of the executive committee for ING Americas until his retirement in 2002. Mr. Turner is a director of Hormel Foods Corporation, Shopko Stores, Inc. and ING Funds.

Board of Directors

       Our board of directors is currently comprised of seven members, divided into two classes as follows: Messrs. Shea, Roberts and Tokarz are Class I directors, and Messrs. Hilliard, Schneider, Shannon and Turner are Class II directors. The term of office of the Class I directors expires at our 2004 annual meeting of stockholders and the term of office of the initial Class II directors expires at our 2005 annual meeting of stockholders. Other than the term of office of the initial Class II directors, the term of office of each Class of directors will expire at the next succeeding annual meeting of stockholders. Accordingly, the term of office of the Class I directors expires at the 2004 annual meeting of stockholders, at which time three new directors will be elected for a one year term, and the term of office of the Class II directors, as well as the Class I directors elected at the 2004 annual meeting of stockholders, will expire at the 2005 annual meeting of stockholders, at which time seven new directors will be elected.

       The initial Class I and Class II directors are those directors elected in connection with the adoption of our certificate of incorporation on September 10, 2003. At each annual meeting of stockholders, directors to replace those of a class or classes whose terms expire at such annual meeting will be elected to hold office until the next succeeding annual meeting and until their respective successors have been duly elected and qualified. If the number of directors is changed, any newly created directorships or decrease in directorships will be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

       With the exception of Mr. Shea, our president and chief executive officer, our board of directors has determined that all of our directors meet the independence requirements of the New York Stock Exchange.

Board Committees

       Audit and Enterprise Risk Committee. The Audit and Enterprise Risk Committee’s functions, among others, are to recommend the appointment of independent accountants; review the arrangements for and scope of the audit by independent accountants; review the independence of the independent accountants; consider the adequacy of the system of internal accounting controls and review any proposed corrective actions; review and monitor our compliance with legal and regulatory requirements; and discuss with management and the independent accountants our draft annual and quarterly financial statements and key accounting and/or reporting matters. The audit committee currently consists of Messrs. Schneider, Roberts and Turner, with Mr. Schneider serving as chairman of the committee and as “audit committee financial expert,” as defined under SEC rules promulgated under the Sarbanes-Oxley Act. All current members of the Audit and Enterprise Risk Committee are “independent” within the meaning of the new regulations adopted by the SEC and the listing requirements adopted by the New York Stock Exchange regarding audit committee membership. A copy of the Audit and Enterprise Risk Committee’s charter is available on our website at www.conseco.com.

       Governance and Strategy Committee. The Governance and Strategy Committee is responsible for, among other things, establishing criteria for board membership; considering, recommending and recruiting candidates to fill new positions on the board; reviewing candidates recommended by stockholders; considering questions of possible conflicts of interest involving board members, executive officers and key employees. It is also responsible for developing principles of corporate governance and recommending them to the board for its approval and adoption, reviewing periodically these principles of corporate governance to insure that they remain relevant and are being complied with. The Governance and Strategy Committee currently consists of Messrs. Hilliard, Tokarz and Shannon, with Mr. Tokarz serving as chairman of the committee. All current members of the Governance and Strategy Committee are “independent” within the meaning of the new listing requirements adopted by the New York Stock Exchange regarding nominating committee membership. A copy of the Governance and Strategy Committee’s charter is available on our website at www.conseco.com.

       Human Resources and Compensation Committee. The Human Resources and Compensation Committee is responsible for, among other things, approving overall compensation policy; recommending to the board the compensation of the chief executive officer and other senior officers; and reviewing and administering our incentive compensation and equity award plans. The Human Resources and Compensation Committee currently consists of Messrs. Hilliard, Tokarz and Shannon, with Mr. Shannon serving as chairman of the committee. All current members of the Human Resources and Compensation Committee are “independent” within the meaning of the new listing requirements adopted by the New York Stock Exchange regarding compensation committee membership. A copy of the Human Resources and Compensation Committee’s charter is available on our website at www.conseco.com.

       Investment Committee. The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; overseeing the investment of funds in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities. The Investment Committee currently consists of Messrs. Shea, Schneider, Roberts and Turner, with Mr. Roberts serving as chairman of the committee. A copy of the Investment Committee’s charter is available on our website at www.conseco.com.

       Executive Committee. Subject to the requirements of applicable law, including our certificate of incorporation and bylaws, the Executive Committee is responsible for exercising, as necessary, the authority of the board of directors in the management of our business affairs during intervals between board meetings. The Executive Committee currently consists of Messrs. Hilliard, Shea and Turner, with Mr. Turner serving as chairman of the committee. A copy of the Executive Committee’s charter is available on our website at www.conseco.com.

Compensation Committee Interlocks

       None of the members of the Human Resources and Compensation Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2003, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Human Resources and Compensation Committee.

Director Compensation

       Our non-employee directors, other than our non-executive chairman, receive an annual cash retainer of $70,000. The chairman of the Audit and Enterprise Risk Committee receives an additional annual cash fee of $30,000, and directors who serve as chairman of one of our other board committees receive an additional annual cash fee of $15,000. Each member of the Audit and Enterprise Risk Committee also receives an annual cash retainer of $30,000. Our non-employee directors, other than our non-executive chairman, are also entitled to receive $70,000 in annual equity awards under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. Directors are reimbursed for out-of-pocket expenses incurred in connection with the performance of their responsibilities as directors.

Executive Compensation

Summary Compensation Table

       The following Summary Compensation Table sets forth the cash compensation and certain other compensation paid to each person who served as chief executive officer and the other five most highly compensated individuals who served as executive officers of Conseco in 2003 for services rendered during 2003.

					Long-Term
					Compensation Awards

						Number of
						Securities
		Annual Compensation			Restricted	Underlying
					Stock	Options/SARs	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Other(2)	Awards(3)	(In shares)(4)	Compensation(5)

William J. Shea	2003	$1,026,122	$2,000,000		$13,569,000	500,000	$68,379
President and	2002	774,038	1,100,000	$87,625	—	—	3,677
Chief Executive Officer	2001	147,756	250,000		340,000	450,000	92

Edward M. Berube(6)	2003	660,000	660,000		—	—	774
Former President,	2002	660,000	660,000		—	—	5,500
Bankers Life and Casualty	2001	660,000	693,000		—	100,000	269,778

Maxwell E. Bublitz(7)	2003	497,372	312,375		—	—	703,031
Former Senior Vice President,	2002	700,000	450,000		—	—	6,790
Investments	2001	625,000	450,000		—	25,000	6,750

Eugene M. Bullis(8)(9)	2003	609,135	2,400,000		5,467,500	—	162,090
Executive Vice President and	2002	243,590	600,000		—	—	—
Chief Financial Officer

Eric R. Johnson(8)(10)	2003	505,961	1,600,000		1,640,250	—	180
President, 40/86 Advisors, Inc.

John R. Kline(8)(11)	2003	275,000	171,875		1,093,500	—	270
Senior Vice President and	2002	214,571	1,052,500		—	—	6,310
Chief Accounting Officer

(1)	Bonus amounts shown for 2003 include payments approved by the bankruptcy court.

(2)	Includes for Mr. Shea $68,541 relating to his personal use of company aircraft in 2002.

(3)	The amounts shown in this column represent the value of the awards of shares of restricted stock based on the closing price of the common stock on the dates of grant.

(4)	No stock appreciation rights have been granted.

(5)	For 2003, the amounts reported in this column represent the following amounts paid for the named executive officers: (i) severance payment (Mr. Bublitz, $650,000); (ii) accrued vacation payment (Mr. Bublitz, $51,538); (iii) amounts imputed as income for accommodation and business commuting expenses (Mr. Shea, $65,170 and Mr. Bullis, $130,337); (iv) relocation expenses (Mr. Bullis, $30,979); (v) individual life insurance premiums (Mr. Shea, $2,435 and Mr. Bublitz, $1,290); and (vi) group life insurance premiums (Mr. Shea, $774, Mr. Berube, $774, Mr. Bublitz, $203, Mr. Bullis, $774, Mr. Johnson, $180 and Mr. Kline, $270).

(6)	Mr. Berube’s employment was terminated in February 2004.

(7)	Mr. Bublitz’ employment was terminated in September 2003.

(8)	No compensation information is reported for years prior to the year in which the named executive officer became an executive officer.

(9)	Mr. Bullis’ employment commenced in July 2002.

(10)	Mr. Johnson became an executive officer in September 2003.

(11)	Mr. Kline became an executive officer in July 2002.

Stock Options

       The following table sets forth information concerning the exercise in 2003 of options to purchase common stock by the executive officers named in the summary compensation table and the unexercised options to purchase common stock held by these individuals as of December 31, 2003.

Aggregated Option Exercises in 2003 and Year-End Option Values

Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options (In shares) at		In-the-Money Options at
	Number of		December 31, 2003		December 31, 2003(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William J. Shea	—	—	—	500,000	—	$2,700,000
Edward M. Berube	—	—	—	—	—	—
Maxwell E. Bublitz	—	—	—	—	—	—
Eugene M. Bullis	—	—	—	—	—	—
Eric R. Johnson	—	—	—	—	—	—
John R. Kline	—	—	—	—	—	—

(1)	The value is calculated based on the aggregate amount of the excess of $21.80, the last sale price of the common stock as reported by the New York Stock Exchange for the last business day of 2003, over the relevant exercise prices.

       The following table sets forth certain information concerning options to purchase common stock granted in 2003 to the executive officers named in the summary compensation table.

Option Grants in 2003

Individual Grants

Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to	Per Share		for Options Term
	Options	Employees in	Exercise	Expiration
Name	Granted	2003	Price	Date	5%	10%

William J. Shea(1)	500,000	100%	$16.40	9/29/13	$6,777,686	$15,649,462
Edward M. Berube	—	—	—	—	—	—
Maxwell E. Bublitz	—	—	—	—	—	—
Eugene M. Bullis	—	—	—	—	—	—
Eric R. Johnson	—	—	—	—	—	—
John R. Kline	—	—	—	—	—	—

(1)	The options reported are non-qualified stock options which vest in four equal annual installments beginning September 29, 2004.

Equity Compensation Plan Information

       The following table sets forth information about our common stock that may be issued under the Conseco Inc. 2003 Long-Term Equity Incentive Plan as of December 31, 2003:

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-Average	Compensation Plans
	upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected
Plan Category	Warrants or Rights	Warrants or Rights	in First Column)

Equity compensation plans approved by security holders	1,000,000	$18.01	7,982,370
Equity compensation plans not approved by security holders	—	—	—

Total	1,000,000	$18.01	7,982,370

       As described immediately below under “Non-Executive Chairman Agreement,” we granted Mr. Hilliard a signing bonus of 98,119 shares of common stock. These shares were not issued under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan.

Non-Executive Chairman Agreement

       On June 18, 2003, our predecessor entered into an agreement with R. Glenn Hilliard pursuant to which Mr. Hilliard provided consulting services to our predecessor during the pendency of the chapter 11 cases and agreed to serve as our non-executive chairman for an initial term of four years following our emergence from bankruptcy. This agreement, which became effective upon our emergence from bankruptcy, was negotiated with our predecessor’s creditors committee and was approved by the bankruptcy court in connection with the approval of the plan of reorganization. The agreement provides for an annual director’s fee of $1,000,000 for the first two years of the term, and director’s fees similar to those paid to similarly situated non-executive chairmen for the latter two years of the term; a signing bonus of 98,119 shares of common stock, which were issued shortly after our emergence from bankruptcy; and a retention bonus of $1,500,000, payable as soon as practicable following the first anniversary of our emergence from bankruptcy, and a retention bonus of $750,000, payable as soon as practicable following the second anniversary of our emergence from bankruptcy. Under the agreement, we also issued Mr. Hilliard options to purchase 500,000 shares of common stock and 500,000 shares of restricted stock, all of which are subject to vesting, pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The agreement also provides that Mr. Hilliard will receive a grant of options to purchase 0.25% of our then-outstanding common stock and a restricted stock grant of 0.25% of our then-outstanding common stock, all of which will be subject to vesting, as soon as practicable following the first anniversary of our emergence from bankruptcy. After the second anniversary of our emergence from bankruptcy, the agreement provides that Mr. Hilliard will receive the same equity-based compensation as other non-employee members of our board of directors. Under the agreement, Mr. Hilliard is entitled to a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. Mr. Hilliard also receives a monthly allowance of $3,000 per month for office space and related expenses in connection with the maintenance of an office in Atlanta, Georgia. If Mr. Hilliard’s service as non-executive chairman ends as a result of his death, disability or removal other than for cause or failure to be re-elected (each a “qualifying termination”) before the first anniversary of our emergence from bankruptcy, he is entitled to receive the prorated portion of his first-year retention bonus. If Mr. Hilliard’s service as non-executive chairman ends as a result of a qualifying termination after the first anniversary but before the second anniversary of our emergence from bankruptcy, he is entitled to receive the prorated portion of his second-year retention bonus. In addition, upon a qualifying termination, vesting of previously granted options and restricted stock will occur as if Mr. Hilliard continued to serve through the next anniversary of our emergence from bankruptcy following his separation. Mr. Hilliard has agreed not to commence full-time employment with any other company during the 18-month period following our emergence from bankruptcy, and Mr. Hilliard is subject to a non-competition clause under the agreement in the event his service with us terminates prior to the end of the term. On December 30, 2003, Mr. Hilliard, who serves as one of our independent directors, agreed to irrevocably waive his right to receive compensation with respect to services rendered by him to our predecessor prior to our emergence from bankruptcy.

Employment Agreements

       Chief Executive Officer. On May 27, 2003, our predecessor entered into an employment agreement with William J. Shea pursuant to which he would serve as our president and chief executive officer for an initial term of three years. This agreement, which became effective upon our emergence from bankruptcy, was negotiated with our predecessor’s creditors committee and was approved by the bankruptcy court in connection with the approval of the plan of reorganization. The agreement provides for an annual base salary of $1,000,000, an annual performance-based bonus with a target of 100% of base salary, and an emergence bonus of $1,000,000, which was paid shortly after our emergence from bankruptcy. Under the agreement, we issued Mr. Shea options to purchase 500,000 shares of common stock and 500,000 shares of restricted stock, all of which are subject to vesting, pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The agreement also provides that Mr. Shea will receive a retirement benefit of $500,000 per year and term life insurance with a face amount of $1,500,000. Mr. Shea’s retirement benefit is guaranteed by our subsidiaries, Conseco Services LLC and Conseco Life Insurance Company of Texas. Mr. Shea is also entitled to a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. If Mr. Shea is terminated by Conseco without just cause or resigns for good reason, he will be entitled to a payment of $6,250,000 and a pro rata portion of the greater of his annual bonus for the year in which the separation occurs or $500,000. In addition, vesting of previously granted options and restricted stock will occur as if Mr. Shea were employed through the next anniversary of our emergence from bankruptcy following his separation. Mr. Shea is subject to a non-competition clause under the agreement in the event his service with Conseco terminates prior to the end of the term.

       Chief Financial Officer. We have entered into an employment agreement, effective September 10, 2003, with Eugene M. Bullis pursuant to which he would serve as our executive vice president and chief financial officer for a term of three years. The agreement provides for an annual base salary of $600,000, an annual performance-based bonus with a target of 100% of base salary and an emergence bonus of $1,200,000, which was paid shortly after our emergence from bankruptcy. Mr. Bullis is also entitled to a future success bonus of $1,200,000 to be paid on the third anniversary of the agreement, subject to acceleration triggers under which one-third of the $1,200,000 future success bonus would be paid upon the occurrence of each of: the first refinancing of our class A preferred stock and senior credit facility, our obtaining a financial strength rating from A.M. Best of “A-” or higher, and achievement of agreed upon expense reductions. Under the agreement, we will provide Mr. Bullis with an initial equity award comprised of options to purchase 250,000 shares of common stock with an exercise price equal to fair market value on the date of grant and 250,000 shares of restricted stock, all of which will be subject to vesting, pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The agreement also provides that Mr. Bullis will receive a supplemental retirement benefit of $250,000 per year, one-third of which will vest each anniversary of the agreement. We will provide Mr. Bullis a life insurance policy with a face value of $600,000 and cover the cost of certain relocation expenses. If Mr. Bullis is terminated by Conseco without just cause, the unpaid amount of his supplemental retirement benefit will vest and any unpaid portion of the $1,200,000 future success bonus will become due and payable. In addition, vesting of previously granted options and restricted stock will occur as if Mr. Bullis were employed through the next anniversary of our emergence from bankruptcy following his separation. In the event of a change of control of Conseco, all previously granted options and restricted stock will vest. In the event that Mr. Bullis’ employment is terminated 6 months prior to or within 2 years after a change of control, the unvested amount of his supplemental retirement benefit will vest and any unpaid portion of the $1,200,000 future success bonus will become due and payable. In addition, if Mr. Bullis’ employment is terminated 6 months prior to a change of control, all of his unvested options and restricted stock will vest, retroactive to the date of termination, upon the occurrence of the change of control. Mr. Bullis is subject to a non-competition clause under the agreement in the event his service with Conseco terminates prior to the end of the term.

       Chief Accounting Officer. Effective July 15, 2002, our predecessor entered into an employment agreement with John R. Kline pursuant to which he would serve as our senior vice president and chief accounting officer for an initial term of two years. The agreement provides for an annual salary of at least $275,000, bonuses at the discretion of Conseco, a signing bonus of $865,000 subject to repayment to Conseco in a pro rata amount in the event Mr. Kline voluntarily leaves Conseco during the two-year period, a severance allowance upon termination of employment and other fringe benefits.

       President, 40y86 Advisors, Inc. 40y86 Advisors, Inc., a wholly-owned investment management subsidiary of Conseco, Inc. that manages the investment portfolios of our insurance subsidiaries, has entered into an employment agreement, effective September 10, 2003, with Eric R. Johnson pursuant to which he agreed to serve as 40y86 Advisors’ president for a term of three years. The agreement provides for an annual base salary of $500,000, an annual performance-based bonus with a target of 100% of base salary and a bonus of $950,000 that was paid in January 2004. Mr. Johnson is also entitled to a future success bonus of $950,000 to be paid on the third anniversary of the agreement, subject to acceleration triggers under which one-third of the $950,000 future success bonus would be paid upon the occurrence of each of: the first refinancing of our class A preferred stock and senior credit facility, our obtaining a financial strength rating from A.M. Best of “A-” or higher, and the achievement of mutually agreed-upon improvements in investment return and quality. Under the agreement, we will provide Mr. Johnson with an initial equity award comprised of options to purchase 150,000 shares of common stock with an exercise price equal to fair market value on the date of grant and 75,000 shares of restricted stock, all of which will be subject to vesting, pursuant to the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. We will provide Mr. Johnson a life insurance policy with a face value of $500,000. If Mr. Johnson is terminated by 40y86 Advisors without just cause, any unvested portion of the $950,000 future success bonus will become due and payable. In the event of a change of control of Conseco, all previously granted options and restricted stock will vest. In the event that Mr. Johnson’s employment is terminated 6 months prior to or within 2 years after a change of control, any unvested portion of the $950,000 future success bonus will become due and payable. In addition, if Mr. Johnson’s employment is terminated 6 months prior to a change of control, all of his unvested options and restricted stock will vest, retroactive to the date of termination, upon the occurrence of the change of control. Mr. Johnson is subject to a non-competition clause under the agreement in the event his service with 40y86 Advisors terminates prior to the end of the term.

Conseco, Inc. 2003 Long-Term Equity Incentive Plan

       Overview. As of the effective date of the plan, the bankruptcy court, pursuant to the confirmation order approving the plan of reorganization, approved, and our board of directors adopted, the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by providing selected directors, officers and employees of Conseco and its subsidiaries, as well as other persons who provide services to us, with incentives to maximize stockholder value and otherwise contribute to our success, and enable us to attract, retain and reward the best available persons for positions of responsibility.

       Types of awards. The plan provides for the grant of stock options and restricted stock to eligible participants.

       Eligibility. Directors, officers and employees of Conseco and its subsidiaries, as well as other individuals performing significant services for us, or to whom we have extended an offer of employment, will be eligible to receive awards under the plan. In each case, the Human Resources and Compensation Committee of the board of directors will select the actual participants and determine the amounts and terms of their awards.

       Share reserve/limitations. 10,000,000 shares of our common stock are available for issuance under the plan. Of these 10,000,000 shares, only 3,333,333 may be granted in the form of restricted stock.

       Administration. The Human Resources and Compensation Committee of our board of directors administers the plan. Our board of directors also has the authority to administer the plan and to take all actions that the Human Resources and Compensation Committee is otherwise authorized to take under the plan.

       Terms of Awards. The exercise price of an option issued under the plan may not be less than 100% of the fair market value of our common stock on the date the option is granted. The Human Resources and Compensation Committee determines, in connection with each grant under the plan, when options become exercisable and when they expire. The Human Resources and Compensation Committee also determines the vesting periods of restricted stock granted under the plan.

       Change in Control. The Human Resources and Compensation Committee may provide, in award agreements, for appropriate adjustments to option and restricted stock awards, including the acceleration of vesting, if a change in control of Conseco occurs.

       Amendment and Termination. The Human Resources and Compensation Committee or our board of directors may amend or terminate the plan at any time, as long as the amendment or termination does not negatively affect any options or restricted stock that have been previously granted under the plan without the consent of the holders, but cannot increase the number of shares available for issuance under the plan, materially modify the requirements for eligibility under the plan, or materially increase the benefits to participants under the plan without the approval of stockholders. Unless earlier terminated, the plan will terminate on September 10, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Beginning in 1996, our predecessor adopted stock purchase plans to encourage direct, long-term ownership of its common stock by directors, executive officers and certain key employees. Purchases of common stock under the purchase plans were financed by personal loans made to the participants from banks. These loans were collateralized by the common stock purchased. Approximately 170 directors, officers and key employees of our predecessor and its subsidiaries participated in the purchase plans and purchased an aggregate of approximately 19.0 million shares of our predecessor’s common stock offered under the purchase plans. Our predecessor guaranteed the loans but had recourse to the participants if it incurred a loss under the guarantees. As a result of the reorganization, Conseco acquired the right to collect these loans from the participants. The only current director or executive officer that had an outstanding purchase plan loan during 2003 was Mr. Johnson, who had borrowed $205,903 relating to his purchase of 5,000 shares under the purchase plans. Mr. Johnson repaid this loan in full in 2003.

       In addition, our predecessor provided loans to the participants for the interest payments payable on the guaranteed bank loans. The largest amount owed during 2003 by Mr. Johnson on the loan to cover interest was $58,912. Mr. Johnson repaid his interest payment loan in full in January 2004. The interest payment loans bore interest at a variable annual rate equal to the lowest annual rate our predecessor paid under its most recent senior credit facility.

PRINCIPAL STOCKHOLDERS

       The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 1, 2004 by each person known to us who beneficially owns more than 5% of the outstanding shares of our common stock, each of our directors, each of our named executive officers and all of our directors and executive officers as a group.

	Shares		Shares
	Beneficially Owned		Beneficially Owned
	Prior to the Offering		After the Offering

Name and Address	Number	Percentage	Number	Percentage

FMR Corp(1)	7,040,780	7.0%	7,040,780	4.9%

Angelo, Gordon & Co., L.P.(2)	5,716,487	5.7	5,716,487	4.0

R. Glenn Hilliard(3)	598,119	*	598,119	*

William J. Shea	700,000	*	700,000	*

Neal Schneider	5,526	*	5,526	*

Philip R. Roberts	5,526	*	5,526	*

John G. Turner	5,526	*	5,526	*

Michael T. Tokarz	5,526	*	5,526	*

Michael S. Shannon	5,526	*	5,526	*

Eugene M. Bullis	250,000	*	250,000	*

Eric R. Johnson	75,000	*	75,000	*

John R. Kline	50,000	*	50,000	*

All directors and executive officers as a group (11 persons)(4)	1,700,749	1.7	1,700,749	1.2

*	Less than 1%.

(1)	Based solely on the Schedule 13G filed with the SEC on February 17, 2004 by FMR Corp. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02019.

(2)	Based solely on the Schedule 13G filed with the SEC on September 22, 2003 by Angelo, Gordon & Co., L.P.; John M. Angelo, in his capacities as general partner of AG Partners, L.P., the sole general partner of Angelo, Gordon & Co., and as the chief executive officer of Angelo, Gordon & Co.; and Michael L. Gordon, in his capacities as the other general partner of AG Partners, L.P., the sole general partner of Angelo, Gordon & Co., and as the chief operating officer of Angelo, Gordon & Co. The business address of each of Angelo, Gordon & Co., Mr. Angelo and Mr. Gordon is 245 Park Avenue, New York, New York 10167.

(3)	Includes 98,119 shares held by a charitable foundation of which Mr. Hilliard is a trustee. He disclaims beneficial ownership of such shares.

(4)	Includes 1,585,000 shares of restricted stock held by directors and executive officers which have not yet vested.

[P] DESCRIPTION OF THE MANDATORILY CONVERTIBLE PREFERRED STOCK

       The description in this prospectus of the terms of the class B mandatorily convertible preferred stock is only a summary. The terms of the class B preferred stock are contained in a certificate of designations that will amend our amended and restated certificate of incorporation. We have previously filed with the SEC copies of our amended and restated certificate of incorporation. See “Where You Can Find More Information.” The form of certificate of designations is filed as an exhibit to the registration statement of which this prospectus is a part.

General

       Our amended and restated certificate of incorporation authorizes the issuance of 265,000,000 shares of preferred stock, par value $.01 per share, of which 34,386,740 shares of class A preferred stock were issued and outstanding as of December 31, 2003. The class A preferred stock will be redeemed in full with a portion of the combined net proceeds of this offering of class B preferred stock and the concurrent offering of common stock. The class B preferred stock constitutes a new series of our preferred stock. See “Description of Capital Stock” in this prospectus for a description of our other classes of capital stock, as well as the series A warrants referred to below.

       The class B preferred stock is a single series consisting of 20,000,000 shares of class B preferred stock, or 23,000,000 shares of class B preferred stock if the underwriters exercise their option to purchase additional shares of class B preferred stock in full in accordance with the procedures set forth in “Underwriting”. The holders of the shares of class B preferred stock will have no preemptive rights. Upon issuance, all of the shares of class B preferred stock will be fully paid and non-assessable.

       The class B preferred stock will rank:

•	junior to all of our and our subsidiaries’ existing and future debt obligations;

•	junior to any class or series of our capital stock the terms of which provide that such class or series will rank senior to the class B preferred stock, which we call senior stock;

•	senior to any class or series of our capital stock the terms of which provide that such class or series will rank junior to the class B preferred stock;

•	senior in right of payment to all of our class A preferred stock and common stock now outstanding or to be issued in the future; and

•	on a parity with any other class or series of our capital stock ranking pari passu with the class B preferred stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, which we call parity stock.

       We will not be entitled to issue any class or series of our capital stock the terms of which provide that such class or series will rank senior to the class B preferred stock without the consent of the holders of at least two-thirds of the shares of the class B preferred stock. See “— Voting Rights.”

       As of the date of this prospectus, we are authorized to issue up to 8,000,000,000 shares of common stock, $.01 par value per share. As of December 31, 2003, 100,115,772 shares of common stock were issued and outstanding. In addition, as of such date, there were outstanding series A warrants exercisable for an aggregate of 5,999,977 shares of our common stock at an exercise price of $27.60 per share, subject to certain anti-dilution provisions. As of December 31, 2003, there were 34,386,740 shares of our class A preferred stock outstanding, with an aggregate liquidation preference amount of approximately $887.5 million.

       Under Delaware law, we may declare or pay dividends on the class B preferred stock solely out of legally available assets for the payment of dividends. Under Delaware law, legally available assets means the amount of our surplus. If there is no surplus, legally available assets also means, in the case of a dividend, the amount of our net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year. Our surplus is the amount by which our total assets exceeds the sum of

•	our total liabilities, including our contingent liabilities, and

•	the amount of our capital.

       When the need to make a determination of legally available assets arises, the amount of our total assets and total liabilities and the amount of our capital will be determined by our board of directors in accordance with Delaware law.

Dividends

General

       Dividends on the shares of class B preferred stock will be payable quarterly in cash on February 15, May 15, August 15 and November 15 of each year, or the following business day if such day is not a business day, at the annual rate of $          per share. The initial dividend on the class B preferred stock, for the first dividend period, assuming the issue date is                     , 2004, will be $           per share of class B preferred stock, and will be payable on August 15, 2004. Each subsequent quarterly dividend on the shares of class B preferred stock will be $           per share of class B preferred stock.

       The amount of dividends payable on each share of class B preferred stock for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

       A dividend period is the period ending on the day before a dividend payment date and beginning on the preceding dividend payment date or, if none, the date of issue. Dividends payable on a dividend payment date will be payable to holders of record on the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding the relevant dividend payment date, as fixed for the purpose by our board of directors in advance of payment of the relevant dividend. The shares of class B preferred stock are entitled to receive payment of dividends on a parity with any class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the class B preferred stock.

       We will pay dividends in cash on the class B preferred stock on each dividend payment date unless the board determines that we do not have legally available assets for such payment or such dividend payment would result in a default under our senior credit agreement or in the class B preferred stock failing to qualify as “Permitted Refinancing Preferred Stock”, as defined on the issue date of the class B preferred stock, for purposes of the senior credit agreement. “Senior credit agreement” means the credit agreement dated as of September 10, 2003, among Conseco, Inc., Bank of America, N.A. and the other financial institutions party thereto, as in effect on the issue date of the class B preferred stock, as the same may be amended, modified or replaced following the issue date. The definition of “Permitted Refinancing Preferred Stock” in the senior credit agreement requires, among other things, that the preferred stock not require the payment of cash dividends in excess of the amount that we could have paid in compliance with the coverage ratio under the senior credit agreement for the four most recent fiscal quarters ending prior to the payment of any such dividend, determined on a pro forma basis giving effect to such dividend. Notwithstanding the foregoing, the right of holders of the class B preferred stock to receive payments of dividends on the class B preferred stock is subject to the rights of any senior stock and parity stock issued in accordance with the terms of the class B preferred stock. For the quarter ended December 31, 2003, we would have been able to pay dividends of up to $17.2 million in accordance with the terms of our senior credit agreement on an as adjusted basis to give effect to the concurrent offerings of our common stock and class B preferred stock and the use of proceeds thereof as described under “Use of Proceeds.”

       Dividends on the class B preferred stock will be cumulative, whether or not there are assets legally available for the payment of such dividends. This means that, if our board of directors does not declare a dividend for any reason, the dividend will accumulate until declared and paid. Accumulated unpaid dividends

will cumulate dividends at the annual rate of      % and are payable in the manner provided above. We will undertake to disclose in our quarterly and annual reports filed with the SEC the amount of any accumulated and unpaid dividends on the shares of the class B preferred stock as of the date of such reports, including any dividends cumulated thereon.

       We are not obligated to pay holders of class B preferred stock any dividend in excess of the full dividends on the shares of class B preferred stock that are payable as described above.

Payment Restrictions

       Unless all dividends on the class B preferred stock for all past quarterly dividend periods shall have been paid in full, we will not:

•	declare or pay any dividend or make any distribution of assets on any of our capital stock now or hereafter authorized that ranks junior to the class B preferred stock as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, including our common stock, which we call junior stock, other than dividends or distributions in the form of junior stock;

•	redeem, purchase or otherwise acquire any junior stock other than class A preferred stock, except upon conversion or exchange for other junior stock, or

•	redeem, purchase or otherwise acquire any of our capital stock now or hereafter authorized that ranks equally with the class B preferred stock as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, except upon conversion or exchange for junior stock.

Redemption

       The class B preferred stock will not be redeemable.

Mandatory Conversion

       Each of the shares of class B preferred stock, unless previously converted, will automatically convert on May 15, 2007, which we call the mandatory conversion date, into a number of newly issued shares of our common stock equal to the conversion rate described below.

       The conversion rate, which is the number of newly issued shares of our common stock issuable upon conversion of each share of class B preferred stock on the applicable conversion date, will, subject to adjustment under certain circumstances as described under “— Anti-Dilution Adjustments” below, be as follows:

•	If the applicable market value of our common stock is equal to or greater than $ , which we call the threshold appreciation price, then the conversion rate will be shares of our common stock per share of class B preferred stock (the “minimum conversion rate”).

•	If the applicable market value of our common stock is less than the threshold appreciation price but greater than $ , which we call the initial price, the conversion rate will be equal to $25 divided by the applicable market value of our common stock per share of class B preferred stock.

•	If the applicable market value of our common stock is less than or equal to the initial price, the conversion rate will be shares of our common stock per share of class B preferred stock (the “maximum conversion rate”).

       We refer to the minimum conversion rate and the maximum conversion rate collectively as the fixed conversion rates.

       Accordingly, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value, the aggregate market value of the shares you receive upon conversion will be:

•	greater than the liquidation preference of the shares of class B preferred stock if the applicable market value is greater than the threshold appreciation price,

•	equal to the liquidation preference if the applicable market value is less than or equal to the threshold appreciation price and greater than or equal to the initial price, and

•	less than the liquidation preference if the applicable market value is less than the initial price.

       In addition to the number of newly issued shares of our common stock issuable upon conversion of each share of class B preferred stock on the mandatory conversion date determined as provided above, holders will receive on the mandatory conversion date an amount in cash equal to any accrued and unpaid dividends on the shares of class B preferred stock due on the mandatory conversion date, whether or not declared prior to that date, provided that we have legally available assets at such time sufficient to pay such dividends and paying such dividends in cash would not result in a default under our senior credit agreement or in the class B preferred stock failing to qualify as “Permitted Refinancing Preferred Stock”, as defined on the issue date of the class B preferred stock, for purposes of the senior credit agreement. If on the mandatory conversion date we do not have adequate legally available assets to pay in cash all or any portion of the accrued and unpaid dividends payable in cash on such date as provided in this paragraph, or if such payment would result in a default under our senior credit agreement or result in the class B preferred stock failing to qualify as “Permitted Refinancing Preferred Stock” for purposes of the senior credit agreement, then, in either such case, with respect to the portion of such dividends which we are unable to pay in cash, we shall deliver to the holders a number of common shares per share of class B preferred stock equal to:

       • the aggregate amount of such portion per share of class B preferred stock divided by

       • the greater of (A) the applicable market value of our common stock and (B) $0.15.

       We will use our reasonable best efforts to cause any such shares of common stock delivered in respect of dividends on the mandatory conversion date to be freely transferable by the recipients thereof, including, if necessary, the filing of a registration statement in respect of such common shares.

       “Applicable market value” means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the mandatory conversion date. The initial price is the closing price of our common stock on the New York Stock Exchange on                     , 2004. The threshold appreciation price represents an approximately           % appreciation over the initial price.

       The closing price of our common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date. If our common stock is not listed on the New York Stock Exchange on any date of determination, the closing price of our common stock on such date means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed or quoted, or, if our common stock is not so listed or quoted on a U.S. national or regional securities exchange but is quoted on the Nasdaq National Market, as reported by the Nasdaq National Market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if that bid price is not available, the market price of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

       A trading day is a day on which our common stock:

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Conversion

       Conversion into common stock will occur on the mandatory conversion date, unless:

•	we have caused the conversion of the shares of class B preferred stock prior to the mandatory conversion date in the manner described in “— Provisional Conversion at Our Option”;

•	you have converted your shares of class B preferred stock prior to the mandatory conversion date in the manner described in “— Conversion at the Option of the Holder”; or

•	we are involved in a merger prior to the mandatory conversion date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have converted your shares of class B preferred stock through an exercise of the merger early conversion right as described in “— Early Conversion upon Cash Merger.”

       On the applicable conversion date, or as soon as practicable thereafter, certificates representing our common stock will be issued and delivered to you or your designee, or direct registered through the Direct Registration System of the Depository Trust Company in your name or the name of your designee, upon presentation and surrender of the certificate evidencing the shares of class B preferred stock, if the shares of class B preferred stock are held in certificated form.

       Prior to the date on which shares of common stock are issued upon conversion, our common stock underlying the shares of class B preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding the class B preferred stock.

Provisional Conversion at Our Option

       Prior to the mandatory conversion date and on or after the first day immediately following the issue date of the class B preferred stock, we may at our option cause the conversion of all, but not less than all, of the shares of class B preferred stock then outstanding into shares of our common stock at the minimum conversion rate of                      shares of our common stock for each share of class B preferred stock, subject to adjustment under certain circumstances as described under “— Anti-Dilution Adjustments” below; provided that the closing price per share of our common stock has exceeded 150% of the threshold appreciation price, initially $          , subject to anti-dilution adjustments, for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we notify you of the optional conversion. We will provide each holder of class B preferred stock notice of the option by mail and issue a press release and publish such information on our website on the World Wide Web. The date specified in such notice for the optional conversion shall be at least 30 days but no more than 60 days from the date of such notice. We will be able to cause this conversion only if, in addition to issuing you shares of our common stock as described above, we pay you in cash:

•	an amount equal to any accrued and unpaid dividends on your shares of class B preferred stock, whether or not declared, and

•	the present value of all remaining dividend payments on your shares of class B preferred stock through and including May 15, 2007, in each case, out of legally available assets.

The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date fixed for conversion or, if such Statistical Release is no longer published, any publicly available source for similar market data, most nearly equal to the then remaining term to May 15, 2007, provided, however, that if the then remaining term to May 15, 2007 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term to May 15, 2007 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

Conversion at the Option of the Holder

       The holders of shares of class B preferred stock have the right to convert them, in whole or in part, at any time prior to the mandatory conversion date and on or after the first day immediately following the issue date of the class B preferred stock, into shares of our common stock at the minimum conversion rate of                      shares of our common stock for each share of class B preferred stock, subject to adjustment under certain circumstances as described under “— Anti-Dilution Adjustments” below.

       Assuming a dividend is declared, holders of shares of class B preferred stock at the close of business on the record date for the payment of such dividend will be entitled to receive such dividend on the corresponding dividend payment date even if optional conversion of the shares of class B preferred stock occurs between that record date and the corresponding dividend payment date.

       Except as described above, upon any optional conversion of shares of class B preferred stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on the shares of class B preferred stock, or for prior dividends or distributions on the shares of our common stock issued upon conversion.

Early Conversion upon Cash Merger

       Prior to the mandatory conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger, each holder of shares of class B preferred stock will have the right to convert their shares of class B preferred stock at the conversion rate determined as set forth under “— Mandatory Conversion”, calculated by assuming that the trading day immediately before the cash merger is the mandatory conversion date. We refer to this right as the “merger early conversion right.” We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify the conversion date, which shall be not less than 20 nor more than 35 days after the date of the notice, on which the merger early conversion will occur and a date by which each holder’s merger early conversion right must be exercised. The notice will set forth, among other things, the applicable conversion rate and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the merger early conversion right, a holder must deliver to us, on or before the date specified in the notice, the certificate evidencing such holder’s shares of class B preferred stock, if the shares of class B preferred stock are held in certificated form. If a holder exercises the merger early conversion right, we will deliver to such holder on the merger early conversion date the kind and amount of securities, cash or other property that such holder would have been entitled to receive if it had converted its shares of class B preferred stock immediately before the cash merger at the conversion rate (determined as set forth under “— Mandatory Conversion”) in effect at such time. If a holder does not elect to exercise the merger early conversion right, such holder’s shares of class B preferred stock will remain outstanding and subject to mandatory conversion on the mandatory conversion date.

Anti-Dilution Adjustments

       Each fixed conversion rate and the number of shares of common stock to be delivered as a result of the conversion described under “— Mandatory Conversion”, “— Provisional Conversion at Our Option”,

“— Conversion at the Option of the Holder” and “— Early Conversion upon Cash Merger” will be adjusted if the following events occur:

(1) We pay dividends and other distributions on our common stock in shares of our common stock.

(2) We issue to all holders of our common stock rights or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the “current market price,” as defined below, of our common stock.

(3) We subdivide, split or combine our common stock.

(4) We distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clauses (1) or (2) above and, with respect to any dividend or distribution paid exclusively in cash, excluding any dividend or distribution in connection with our liquidation, dissolution or termination), in which event each fixed conversion rate will be multiplied by a fraction,

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of the assets or evidences of indebtedness, shares, securities, cash or property so distributed applicable to one share of common stock.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, each fixed conversion rate will be adjusted based on the market value of the securities being distributed relative to the market value of our common stock, in each case based on the average of the closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the “ex-date” for such distribution.

(5) We or any of our subsidiaries successfully completes a tender or exchange offer for our common stock to the extent that the cash and the value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event each fixed conversion rate will be divided by a fraction,

•	the numerator of which shall be equal to (A) the product of (I) the closing price per share of our common stock on the first trading day after the date of expiration of the tender or exchange offer multiplied by (II) the number of shares of common stock outstanding, including any purchased shares, at such time less (B) the amount of cash plus the fair market value, as determined by our board of directors, of the aggregate consideration payable for all the shares of our common stock we purchased in such tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the first trading day after the date of expiration of the tender or exchange offer.

(6) Someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event each fixed conversion rate will be multiplied by a fraction,

•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable to our stockholders based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of all shares validly tendered or exchanged and not withdrawn as of the expiration of the offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

The adjustment referred to in this clause (6) will only be made if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

       The “current market price” is the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex-date,” when used with respect to any such issuance or distribution, means the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

       To the extent that we have a rights plan in effect with respect to our common stock, upon conversion of any share of class B preferred stock, you will receive, in addition to the common stock, the rights under the rights plan, unless, prior to such conversion, the rights have separated from the common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

       In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each share of class B preferred stock that thereafter remains outstanding would, without the consent of the holders of the class B preferred stock, become convertible into such other securities, cash or property instead of our common stock. In such event, on the applicable conversion date, the conversion rate then in effect will be applied to the value on the applicable conversion date of the securities, cash or property a holder of one share of our common stock would have received in such transaction. Holders have the right to convert their shares of class B preferred stock early in the event of certain cash mergers as described under “— Early Conversion upon Cash Merger.”

       In addition, we may make such increases in each fixed conversion rate as we deem advisable for any reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

       In the event of a taxable distribution to holders of shares of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of shares of class B preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of class B preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “U.S. Federal Income Tax Considerations — Adjustment of Conversion Rate” in this prospectus.

       Adjustments to each fixed conversion rate will be calculated to the nearest 1/10,000th of a share. We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in each fixed conversion rate, to provide written notice to the holders of class B preferred stock of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

       If an adjustment is made to the fixed conversion rates, a corresponding adjustment also will be made to the threshold appreciation price and the initial price.

Fractional Shares

       No fractional shares of our common stock will be issued to holders of class B preferred stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of class B preferred stock of any holder that are converted upon mandatory conversion or any optional conversion, that holder will be entitled to receive an amount in cash equal to the same fraction of:

•	in the case of mandatory conversion, an early conversion at our option or a merger early conversion, the current market price of a share of common stock; or

•	in the case of an optional conversion by a holder, the closing price per share of our common stock determined as of the trading day immediately preceding the effective date of conversion.

Common Stock Rights

       Reference is made to the “Description of Capital Stock” for a description of the rights of holders of common stock to be delivered upon conversion of class B preferred stock.

Liquidation Rights

       In the event of our liquidation, dissolution or winding up, the holders of class B preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution or payment is made on any junior stock as to the distribution of assets upon our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, a liquidating distribution in the amount of $25 per share, plus an amount equal to the sum of all accrued and unpaid dividends, whether or not declared, for the then-current dividend period and all prior dividend periods.

       For the purposes of the class B preferred stock, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	the sale, lease or conveyance of all or substantially all of our property or business;

•	the consolidation or merger of Conseco, Inc. with or into any other corporation; or

•	the consolidation or merger of any other corporation with or into Conseco, Inc.

       If, upon any voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the shares of class B preferred stock then outstanding are not paid in full as provided above, no distribution may be made on account of any parity stock unless a pro rata distribution is made on the class B preferred stock. The holders of the class B preferred stock then outstanding and the holders of any parity stock then outstanding will share ratably in any distribution of assets upon such liquidation, dissolution or winding up. The amount allocable to the class B preferred stock and each series of parity stock then outstanding will be based on the proportion of their full respective liquidation preference (including any accrued and unpaid dividends, to the extent not included in the liquidation preference attributable to any such stock) to the aggregate liquidation preference of the outstanding shares of each such series.

       After the payment to the holders of class B preferred stock of the full preferential amounts provided above, the holders of class B preferred stock will have no right or claim to any of our remaining assets.

Voting Rights

       The holders of the shares of class B preferred stock are not entitled to any voting rights, except as required by applicable state law, our amended and restated certificate of incorporation and as described below.

       Unless the approval of a greater number of shares of class B preferred stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of class B preferred stock then outstanding, voting together as a single class:

•	amend, alter or repeal any provisions of our amended and restated certificate of incorporation or by-laws by way of merger, consolidation or otherwise, that would affect adversely any right, preference, privilege or voting power of the class B preferred stock;

•	reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to the class B preferred stock;

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking senior to the class B preferred stock; provided, that we may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking on a parity with or junior to the class B preferred stock without the vote of the holders of the class B preferred stock; or

•	voluntarily liquidate, dissolve or wind up our affairs, or sell, lease or convey, other than by mortgage, all or substantially all of our property or business, or consolidate or merge with or into any other corporation, except any such consolidation or merger wherein none of the rights, preferences, privileges or voting powers of the class B preferred stock or the holders thereof are adversely affected.

       In addition, we will not, without the approval of each holder of shares of class B preferred stock affected thereby, amend our amended and restated certificate of incorporation in a manner that:

•	adversely changes the dividends payable on the class B preferred stock;

•	adversely changes the liquidation preference of the class B preferred stock; or

•	adversely affects the conversion provisions of the class B preferred stock.

       If and whenever six full quarterly dividends, whether or not consecutive, payable on the class B preferred stock or any parity stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the class B preferred stock and any parity stock, voting together as a single class, with such vote being in proportion to the relative liquidation values of the voting shares, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of such preferred stock, including the class B preferred stock, may request that we call a special meeting of the holders of such preferred stock for the purpose of electing the additional directors and we must call such meeting within 30 days of such request. If we fail to call such a meeting within 30 days of such request, then holders of 10% of such outstanding preferred stock, determined by liquidation value, including the class B preferred stock, taken as a single class, can call a meeting. If all accumulated dividends on such preferred stock, including the class B preferred stock, have been paid in full or set apart for payment and dividends for the current quarterly dividend period shall have been paid or set apart for payment, the holders of the class B preferred stock and such other preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

       In addition to the requirements set forth above, under Delaware law any amendment of our amended and restated certificate of incorporation, including any amendment related solely to the terms of the class B preferred stock, must be approved by a majority of all of our capital stock, including our common stock.

Miscellaneous

       We will at all times on and after the first business day immediately following the issue date of the class B preferred stock reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the shares of class B preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of class B preferred stock then outstanding. Any shares of class B preferred stock converted into our common stock or otherwise reacquired by us shall resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar and Paying Agent

       Wachovia Bank, N.A. will act as transfer agent, registrar, and paying agent for the payment of dividends for the class B preferred stock.

Title

       We, the transfer agent, registrar and paying agent may treat the registered holder of shares of class B preferred stock as the absolute owner of such shares of class B preferred stock for the purpose of making payment and settling the related conversions and for all other purposes.

Book-Entry, Delivery and Form

       The Depository Trust Company, or DTC, will act as securities depositary for the class B preferred stock. The shares of class B preferred stock will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of shares of class B preferred stock, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

       The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in shares of class B preferred stock so long as shares of class B preferred stock are represented by global security certificates.

       The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

       The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

       Except as otherwise required by applicable law, no shares of class B preferred stock represented by global security certificates may be exchanged in whole or in part for shares of class B preferred stock registered, and no transfer of global security certificates will be made in whole or in part for shares of class B preferred stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act or we decide to discontinue the use of book-entry transfer through the depositary. All of the shares of class B preferred stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

       As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of the shares of class B preferred stock represented by those certificates for all purposes under the class B preferred stock. Except in the limited circumstances referred to above or as otherwise required by applicable law, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the shares of class B preferred stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the shares of class B preferred stock in exchange and will not be considered to be owners or holders of the global security certificates or any of the shares of class B preferred stock represented by those certificates for any purpose under the class B preferred stock. All payments on the shares of class B preferred stock represented by the global security certificates and all related transfers and deliveries of common stock will be made to the depositary or its nominee as their holder.

       Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

       Procedures for conversion on the conversion date or upon early conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

       Neither we nor any of our agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to those beneficial ownership interests.

       The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Class B Preferred Stock Certificates

       If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed or lost at your expense upon delivery to us and the transfer agent of satisfactory evidence that the certificate has been destroyed or lost, together with any indemnity that may be required by the transfer agent and us.

       We, however, are not required to issue any certificates representing shares of class B preferred stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the terms of the class B preferred stock formerly evidenced by the certificate.

[P] U.S. FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of U.S. federal income tax considerations relating to the purchase, ownership and disposition of our class B preferred stock and the common stock acquired upon the conversion thereof, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this prospectus. These authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. This summary deals only with holders that will hold our class B preferred stock or any of our common stock received upon conversion thereof as a “capital asset” within the meaning of Section 1221 of the Code. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks, certain financial institutions, tax-exempt organizations, S corporations, partnerships or other pass-through entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, expatriates subject to Code Section 877 and taxpayers subject to the alternative minimum tax. This summary also does not discuss our class B preferred stock held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a U.S. holder is not the U.S. dollar. Moreover, the effect of any applicable estate, state, local or non-U.S. tax laws is not discussed.

       Investors considering the purchase of our class B preferred stock are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the estate tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

       The term “U.S. holder” means a holder of our class B preferred stock or common stock received upon conversion thereof that is, for U.S. federal income tax purposes:

(1) a citizen or resident of the United States;

(2) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or of any political subdivision thereof;

(3) an estate, the income of which is subject to U.S. federal income taxation regardless of source; or

(4) a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

       The term “non-U.S. holder” means a holder of our class B preferred stock or common stock received upon conversion thereof that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

       A holder of our class B preferred stock or common stock received upon conversion thereof that is a partnership for U.S. federal income tax purposes is not subject to income tax on income or gain derived from our class B preferred stock or common stock received upon conversion thereof. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. holders or non-U.S. holders depending on whether (i) the partner is a U.S. or a non-U.S. person, and (ii) the partnership is or is not engaged in a U.S. trade or business to which the income or gain is effectively connected. If you are a partner of a partnership holding our class B preferred stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our class B preferred stock or common stock received upon conversion thereof.

U.S. Holders

       Distributions. Distributions of cash on our class B preferred stock or common stock received upon conversion thereof will be taxed as dividends to the extent they are paid out of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. To the extent that the amount of any distribution paid on our class B preferred stock or common stock received upon conversion thereof exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. holder’s adjusted tax basis in the class B preferred stock or common stock received upon conversion thereof and thereafter as capital gain, which will be long-term capital gain if the holder has held such stock for more than one year.

       Dividends received by non-corporate U.S. holders on or before December 31, 2008 will be “qualified dividends,” taxed at the rates applicable to long-term capital gains if (i) the holder has held the stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and ending 60 days after the ex-dividend date and (ii) the holder is not obligated to make related payments with respect to those positions in substantially similar or related property. Non-corporate U.S. holders should consult their own tax advisors regarding their eligibility for such lower tax rates.

       Corporate U.S. holders of our class B preferred stock or common stock received upon conversion thereof generally should be eligible for the 70% dividends received deduction with respect to the portion of any distribution which is taxed as a dividend for U.S. federal income tax purposes. However, corporate U.S. holders should consider the possible effect on them of:

•	Section 1059 of the Code, which reduces a corporate shareholder’s basis in stock and may result in the recognition of gain by the nontaxed portion of an “extraordinary dividend” where such holder has not held the stock for more than two years before the dividend announcement date,

•	Section 246A of the Code, which reduces the dividends received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in “portfolio stock,”

•	Section 246(b) of the Code, which limits the amount of the dividends received deduction to a percentage of the shareholder’s taxable income, and

•	Section 246(c) of the Code, which, among other things, disallows the dividends received deduction in respect of any dividend on a share of stock that has been held for 45 days or less during the 90-day period beginning on the date which is 45 days before the ex-dividend date with respect to such dividend, or held 90 days or less during a 180-day period, in the case of certain preferred dividends attributable to periods aggregating in excess of 366 days. For this purpose, any period in which a holder of our class B preferred stock or common stock received upon conversion thereof has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, or has granted certain options to buy substantially identical stock or securities, or holds one or more other positions with respect to substantially similar or related property that diminish the risk of loss of holding such stock, will not be counted toward the 45-day (or 90-day) holding period.

Corporate U.S. holders should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation’s alternative minimum taxable income for the tax year and which is calculated without regard to the dividends received deduction. Corporate U.S. holders should consult their own tax advisors regarding the availability of, and limitations on, the dividends received deduction.

       Sale or Exchange. A U.S. holder generally will recognize gain or loss on the sale or other taxable disposition of our class B preferred stock or common stock received upon conversion thereof equal to the difference between the amount of cash and the fair market value of property received and the U.S. Holder’s adjusted tax basis in the stock sold or exchanged. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stock was held for a period exceeding one year. The deductibility of capital losses is subject to limitations; U.S. holders should consult their tax advisors regarding these limitations.

       Conversion. A U.S. holder generally will not recognize gain or loss upon the conversion of our class B preferred stock into shares of our common stock except with respect to any cash the U.S. holder receives in lieu of fractional shares of our common stock. However, a U.S. holder may recognize dividend income to the extent that it receives cash or common stock in respect of dividends in arrears on the class B preferred stock at the time of its conversion into common stock.

       A U.S. holder that receives cash in lieu of fractional shares will be treated as receiving a “dividend” subject to tax in accordance with the principles described above in “Distributions” if that receipt of cash has “the effect of the distribution of a dividend” for U.S. federal income tax purposes. In that case, the portion of the U.S. holder’s tax basis, reduced for amounts, if any, treated as a return of capital, in the class B preferred stock allocable to the fractional share will be transferred to the common stock received upon conversion, subject, in the case of a corporate holder, to reduction or possible gain recognition under Section 1059 of the Code. If the receipt of cash in lieu of fractional shares does not have “the effect of the distribution of a dividend,” a U.S. holder that receives cash in lieu of fractional shares will recognize gain or loss in an amount equal to the difference between the portion of that holder’s tax basis in our class B preferred stock allocable to the fractional share and the cash payment received in lieu thereof. That gain or loss would be capital gain and would be long-term capital gain if the holding period for that stock exceeded one year.

       If there is a Provisional Conversion, the income tax consequences regarding the receipt of the additional cash amount equal to the present value of all remaining dividend payments are unclear. The additional cash amount could be treated as a distribution, subject to tax as a dividend to the extent of our current and accumulated earnings and profits, as described above under “Distributions.” Alternatively, the additional cash amount could be treated as an additional payment received in connection with the conversion of our class B preferred stock into common stock, in which case any gain realized by a holder on that conversion, that is the excess, if any, of the amount of cash and the fair market value of common stock received over the adjusted tax basis of class B preferred stock relinquished, would be recognized to the extent of the additional cash amount. This recognized gain would be subject to tax as a dividend, to the extent of our current and accumulated earnings and profits, if the receipt of the additional cash amount is treated as the distribution of a dividend under section 302(a) of the Code. Gain recognized in excess of a holder’s ratable share of our current and accumulated earnings and profits would be capital gain. If the receipt of the additional cash amount is not treated as the distribution of a dividend under section 302(a) of the Code, the gain recognized by a U.S. holder would be capital gain and would be long-term capital gain if the holding period exceeded one year.

       To determine if the receipt of the cash paid in lieu of fractional shares or of the additional cash amount is treated as the distribution of a dividend for U.S. federal income tax purposes, a U.S. holder would be treated as if it received solely our common stock upon conversion of our class B preferred stock and then exchanged the extra shares of common stock for the cash received. The receipt of the additional cash will be treated as the distribution of a dividend under section 302(a) of the Code unless the deemed redemption of the common stock meets one of the tests set forth in section 302(b) of the Code. Under one of these tests, the deemed purchase of the extra shares by us for cash will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in Conseco as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Prospective investors are advised to consult their tax advisors to determine the tax treatment of the receipt of cash paid in lieu of fractional shares or of the additional cash.

       The tax basis of the common stock received upon conversion of shares of our class B preferred stock will generally be equal to the tax basis of the shares of class B preferred stock so converted and the holding period of the common stock will generally include the holding period of the shares of class B preferred stock converted. The tax basis of any common stock received on conversion and treated as a dividend will be equal to its fair market value on the date of the distribution and the holding period of that common stock will commence on the day after its receipt.

       Holders of our class B preferred stock may not receive fewer shares of common stock upon conversion than the number they would receive by application of the minimum conversion rate nor more shares than the number they would receive by application of the maximum conversion rate, depending on when the shares are converted and, if converted on the mandatory conversion date, the market value of our common stock on that date. A holder’s right to receive a greater number of shares of our common stock at the mandatory conversion date than they would receive by application of the minimum conversion rate could be viewed as a constructive distribution of stock to such holder under section 305 of the Code, which, if so treated, would be subject to tax as a dividend to the extent of our current and accumulated earnings and profits. While the matter is not free from doubt due to a lack of authority directly on point, such a right on the part of a holder of our class B preferred stock should not result in a constructive distribution of stock. Accordingly, absent a change of law or a differing interpretation by the IRS after the date hereof, Conseco will consistently treat the receipt of shares in a number greater than the number the shareholder would receive using the minimum conversion rate as other than a dividend. Prospective investors are urged to consult their tax advisors to determine the tax treatment of the additional common stock.

       Adjustment of Conversion Rate. U.S. holders of our class B preferred stock may be deemed to have received a constructive distribution of stock that is subject to tax as a dividend when the conversion rate is adjusted as a result of anti-dilution adjustments. An adjustment to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. holders generally will not be considered to result in a constructive distribution of stock. Some of the possible adjustments provided for in our class B preferred stock, such as to take account of distributions of cash or property with respect to other classes of stock, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such a non-qualifying adjustment were made or if adjustments were not made in some cases, U.S. holders of our class B preferred stock would be deemed to have received a taxable stock distribution. In that case, the amount of the taxable stock distribution to be included in income would be the fair market value of the additional common stock to which U.S. holders of our class B preferred stock would be entitled by reason of the increase in such holders’ proportionate equity interest in Conseco to the extent of our current and accumulated earnings and profits. The taxable stock distribution would be taxable in the same manner as a cash distribution of an equal amount would be taxed as explained above in “Dividends”. U.S. holders of our class B preferred stock would be required to include their allocable share of that constructive dividend in gross income but would not receive any cash related to it.

       Information Reporting and Backup Withholding. In general, a payor must report information to the IRS with respect to payments of dividends on, and payments of the proceeds of the sale or redemption of, our class B preferred stock to non-corporate U.S. holders. The payor, which may be us or an intermediate payor, will be required to withhold backup withholding tax, currently at a rate of 28%, if:

•	the payee fails to furnish a taxpayer identification number to the payor or establish an exemption from backup withholding,

•	the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect,

•	there has been a notified payee underreporting described in Section 3406(c) of the Code or

•	the payee has not certified under penalties of perjury that it has furnished a correct taxpayer identification number and that the IRS has not notified the payee that it is subject to backup withholding under the Code.

Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS on a timely basis.

Non-U.S. Holders

       Dividends. In general, distributions treated as dividends, possibly including certain constructive distributions described above in “Adjustment of Conversion Rate” received by non-U.S. holders on our class B preferred stock or common stock received upon conversion thereof will be subject to a 30% U.S. federal withholding tax, subject to reduction if the holder is eligible for the benefits of an applicable income tax treaty. Dividends that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States, or if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of such holder are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax, assuming compliance with the certification requirements described below). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, in some cases, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

       For purposes of obtaining a reduced rate of withholding under an income tax treaty or to establish an exemption from withholding on effectively connected dividends, a non-U.S. holder should provide a properly executed Form W-8BEN, if the holder is claiming the benefits of an income tax treaty, or Form W-8ECI, if the dividends are effectively connected with a trade or business in the United States, or suitable substitute form to us or our paying agent.

       Sale or Other Taxable Disposition. Non-U.S. holders will generally not be subject to U.S. federal income taxes, including withholding taxes, on gain recognized on a disposition of our class B preferred stock or common stock received upon conversion thereof as long as:

•	the gain is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (or if a tax treaty applies, attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•	in the case of a non-U.S. holder who is an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; and

•	we are not and have not been a “United States real property holding corporation,” within the meaning of section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period. We do not believe that we are currently, nor do we anticipate becoming, a United States real property holding corporation.

       Conversion. Non-U.S. holders generally will not recognize any gain or loss for United States federal income tax purposes upon the conversion of our class B preferred stock into our common stock. However, a non-U.S. holder receiving cash in lieu of fractional shares, receiving additional cash amounts pursuant to a Provisional Conversion or receiving dividends in arrears in the form of cash or additional common stock on conversion will be treated as described in the discussion above pertaining to U.S. holders with respect to those distributions. If any of those distributions are treated as dividends for U.S. federal income tax purposes, we must withhold 30% of such distribution as described above in “Non-U.S. Holders — Dividends” unless we receive the forms and certifications described in that section. If we withhold tax from any payment of such amounts and such payment were determined not to be subject to tax in the United States, a non-U.S. holder would be entitled to a refund of any tax withheld.

       Backup Withholding and Information Reporting. United States information reporting requirements and backup withholding tax generally will not apply to payments made on, and payments of the proceeds of the sale or redemption of, our class B preferred stock or common stock received upon conversion thereof to a non-U.S. holder if the statement described in “Non-U.S. holders — Dividends” is duly provided by that holder, provided that the payor does not have actual knowledge or reason to know that the holder is a U.S. person. If a non-U.S. holder holds our class B preferred stock through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate certifications to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us.

DESCRIPTION OF CAPITAL STOCK

General

       The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock that we believe will be most important to your decision to invest in our capital stock. You should keep in mind, however, that it is our certificate of incorporation, including any certificates of designations that are a part of our certificate of incorporation, and our bylaws and Delaware law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation, including any certificates of designations, and our bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

       Our certificate of incorporation authorizes us to issue 8,000,000,000 shares of common stock, par value $0.01 per share, and 265,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2003 there were 100,115,772 shares of our common stock outstanding and 34,386,740 shares of our class A preferred stock outstanding. We have also issued series A warrants to purchase shares of our common stock. The series A warrants are exercisable for an aggregate of 5,999,977 shares of our common stock at an exercise price of $27.60 per share, subject to certain anti-dilution provisions, and expire on September 10, 2008.

Class A Preferred Stock

       In connection with our predecessor’s plan of reorganization, we issued 34,386,740 shares of class A preferred stock to holders of our predecessor’s senior bank debt.

       Ranking. The shares of class A preferred stock have preference over the shares of common stock with respect to payment of dividends and the distribution of assets in the event of our liquidation, winding up or dissolution.

       Liquidation. Upon our liquidation, dissolution or winding up, no distribution shall be made:

•	to the holders of stock ranking junior to the class A preferred stock unless, prior thereto, the holders of class A preferred stock shall have received a liquidation preference of $25.00 per share, plus an amount equal to accrued but unpaid dividends thereon, whether or not declared, through the date of such payment, or

•	to the holders of stock ranking on a parity with the class A preferred stock, except distributions made ratably on the class A preferred stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

       Dividends. Holders of shares of class A preferred stock are initially entitled to receive dividends at a rate per annum equal to 10.5% of the liquidation preference per share. The dividend rate per annum increases to 11% on September 10, 2005, the second anniversary of the issue date. These dividends are cumulative and are payable semi-annually in additional shares of class A preferred stock until the later of:

•	September 10, 2005, the second anniversary of the issue date; and

•	the next fiscal quarter after the date that our principal insurance subsidiaries achieve at least an “A-” category financial strength rating by A.M. Best.

Thereafter, such dividends are payable semi-annually in cash out of funds legally available for the payment of dividends or, at our option, in additional shares of class A preferred stock.

       We may not declare, pay or set apart for payment any dividends or other distributions on parity securities or junior securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any parity securities or junior securities, and will not permit any corporation or other entity we directly or indirectly control to purchase or redeem any parity securities or junior securities, unless full cumulative dividends have been paid on the class A preferred stock.

       Voting. Holders of class A preferred stock vote as a class on each of the following events or transactions, unless all of the class A preferred stock is redeemed concurrently with such event or transaction:

•	sale of all or substantially all of our assets;

•	our merger or consolidation;

•	our liquidation or dissolution;

•	issuances of subsidiary preferred stock to a third party;

•	issuances of debt, subject to exceptions, or senior equity securities unless the proceeds are used to pay down debt under our senior credit facility;

•	issuances of pari passu securities unless the proceeds are used to pay down debt under our senior credit facility or to redeem class A preferred stock, subject to limitations;

•	amendments to our certificate of incorporation or class A preferred stock certificate of designations that adversely change the rights or preferences of the class A preferred stock; and

•	redemptions of and payment of cash dividends on pari passu and junior securities, subject to an exception for any bona fide plan for the benefit of our directors, officers or employees.

       Following the occurrence of a “trigger event,” the holders of class A preferred stock will have the right to vote on an as-converted basis on all corporate matters on which holders of common stock have the right to vote and will have the right to call a shareholders meeting for the election of directors and nominate directors to serve on the board of directors, subject to our right to cure certain trigger events until September 10, 2004, the first anniversary of the issue date. For purposes of the preceding sentence, a “trigger event” is defined to include:

•	reduction in certain A.M. Best ratings;

•	any payment default under our senior credit facility;

•	any material adverse regulatory event affecting any material insurance subsidiary;

•	conversion rights under the class A preferred stock becoming exercisable;

•	failure to comply with the minimum EBITDA requirements as set forth on Schedule A to the class A preferred stock certificate of designations; and

•	failure to maintain certain minimum risk-based capital ratios as set forth on Schedules B and C to the class A preferred stock certificate of designations.

       Redemption. Subject to the limitations contained in our senior credit facility, the availability of cash, and the limitations under applicable insurance laws, if any, we may, in our sole discretion, redeem any or all of the shares of class A preferred stock, at a redemption price equal to the liquidation preference, plus all accrued but unpaid dividends, whether or not declared, for each share as of the redemption date. In the event of a redemption of only a portion of the then outstanding shares of class A preferred stock, we will effect such redemption on a pro rata basis according to the number of shares held by each holder of class A preferred stock, provided that we may redeem any or all such shares held by any holder of fewer than 100 shares or shares held by any holder who would hold less than 100 shares as a result of such redemption, as we may determine.

       Conversion. Shares of class A preferred stock are convertible by holders at any time on or after September 30, 2005 into shares of common stock at a conversion price of $20.35 per share, subject to adjustment upon the occurrence of certain events.

       Exchange. On and after September 10, 2013, the tenth anniversary of the effective date of our predecessor’s plan of reorganization, shares of class A preferred stock are exchangeable, at the holder’s option, into shares of common stock having a fair market value on the exchange date equal to the liquidation preference, plus accrued and unpaid dividends, whether declared or not, subject to a maximum number of shares of common stock issuable upon exchange. At our option, we may pay cash in an amount equal to the liquidation preference, plus accrued and unpaid dividends, whether declared or not, in lieu of delivering shares of common stock upon exchange.

       Other. Our class A preferred stock currently is quoted on the Over-the-Counter Bulletin Board under the symbol “CNSJP.” Wachovia Bank, N.A. is the transfer agent and registrar for our class A preferred stock.

[C] Class B Preferred Stock

       Concurrently with this offering of common stock, we plan to issue 20,000,000 shares of class B preferred stock.

       Ranking. The shares of class B preferred stock have preference over the shares of common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation, winding up or dissolution.

       Liquidation. Upon our liquidation, dissolution or winding up, no distribution shall be made:

•	to the holders of stock ranking junior to the class B preferred stock unless, prior thereto, the holders of class B preferred stock shall have received a liquidation preference of $25 per share, plus an amount equal to accrued but unpaid dividends thereon, whether or not declared, through the date of such payment, or

•	to the holders of stock ranking on a parity with the class B preferred stock, unless such distributions are made ratably on the class B preferred stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

       Dividends. Holders of shares of class B preferred stock are entitled to receive dividends in cash at a rate per annum equal to $           per share. The initial dividend on the class B preferred stock, for the first dividend period, assuming the issue date is                     , 2004, will be $           per share of class B preferred stock. Each subsequent quarterly dividend on the shares of class B preferred stock will be $           per share of class B preferred stock. Accumulated unpaid dividends will cumulate dividends at the annual rate of           %.

       We are obligated to pay each dividend on the class B preferred stock in cash unless prohibited by the terms of our senior credit facility or applicable law. The shares of class B preferred stock are entitled to receive payment of dividends pro rata with any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the class B preferred stock.

       Payment Restrictions. Unless all dividends on the class B preferred stock have been paid in cash, we may not declare or pay any dividend or make any distribution of assets on any of our junior securities now or hereafter authorized, including our common stock, which we call junior stock, other than dividends or distributions in the form of junior stock. We may not redeem, purchase or otherwise acquire any junior stock, other than the class A preferred stock, except upon conversion or exchange for other junior stock, or redeem, purchase or otherwise acquire any parity securities now or hereafter authorized, except upon conversion or exchange for junior stock.

       Voting. Unless the approval of a greater number of shares of class B preferred stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of class B preferred stock then outstanding, voting together as a single class:

•	sell, lease or convey all or substantially all of our assets;

•	merge or consolidate with or into any other corporation, except any such consolidation or merger wherein none of the rights, preferences, privileges or voting powers of the class B preferred stock or the holders thereof are adversely affected;

•	voluntarily liquidate, dissolve or wind up our affairs;

•	amend, alter or repeal any provisions of our amended and restated certificate of incorporation or by-laws by way of merger, consolidation or otherwise, that would affect adversely any right, preference, privilege or voting power of the class B preferred stock;

•	reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to the class B preferred stock; or

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking senior to the class B preferred stock; provided, that we may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking on a parity with or junior to the class B preferred stock without the vote of the holders of the class B preferred stock.

       In addition, we will not, without the approval of each holder of shares of class B preferred stock affected thereby, amend our amended and restated certificate of incorporation in a manner that:

•	adversely changes the dividends payable on the class B preferred stock;

•	adversely changes the liquidation preference of the class B preferred stock; or

•	adversely affects the conversion provisions of the class B preferred stock.

       If and whenever six full quarterly dividends, whether or not consecutive, payable on the class B preferred stock or any parity stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of our class B preferred stock and any parity stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of such preferred stock, including the class B preferred stock, may request that we call a special meeting of the holders of such preferred stock for the purpose of electing the additional directors and we must call such meeting within 30 days of such request. If we fail to call such a meeting within 30 days of such request, then holders of 10% of such outstanding preferred stock, including the class B preferred stock, taken as a single class, can call a meeting. If all accumulated dividends on such preferred stock, including the class B preferred stock, have been paid in full or set apart for payment and dividends for the current quarterly dividend period shall have been paid or set apart for payment, the holders of the class B preferred stock and such other preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

       Redemption. The class B preferred stock is not redeemable.

       Mandatory Conversion. Each of the shares of class B preferred stock, unless previously converted, will automatically convert on May 15, 2007, which we call the mandatory conversion date, into a number of newly issued shares of our common stock at the conversion rate described below:

•	If the applicable market value of our common stock is equal to or greater than $ , which we call the threshold appreciation price, then the conversion rate will be shares of our common stock per share of class B preferred stock (the “minimum conversion rate”).

•	If the applicable market value of our common stock is less than the threshold appreciation price but greater than $ , which we call the initial price, the conversion rate will be equal to $25 divided by the applicable market value of our common stock per share of class B preferred stock.

•	If the applicable market value of our common stock is less than or equal to the initial price, the conversion rate will be shares of our common stock per share of class B preferred stock (the “maximum conversion rate”).

       In addition to the number of newly issued shares of our common stock issuable upon conversion of each share of class B preferred stock on the mandatory conversion date as provided above, holders will receive on the mandatory conversion date a payment in cash equal to all accumulated and unpaid dividends on the class B preferred stock, to the extent not prohibited by the terms of our senior credit facility or applicable law. In the event that applicable law or our senior credit facility prohibit us from paying such accumulated and unpaid dividends in cash on the mandatory conversion date, we are obligated to deliver shares of our common stock in respect of such unpaid dividends.

       Provisional Conversion. Prior to the mandatory conversion date and on or after the day following the issue date of the class B preferred stock, we may at our option cause the conversion of all, but not less than all, of the shares of class B preferred stock then outstanding into shares of our common stock at the minimum conversion rate of            shares of our common stock for each share of class B preferred stock; provided that the closing price per share of our common stock has exceeded 150% of the threshold appreciation price, initially $          , for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we give notice of the optional conversion. We will be able to cause this conversion only if, in addition to issuing holders shares of our common stock as described above, we pay in cash (1) an amount equal to any accrued and unpaid dividends on the shares of class B preferred stock, whether or not declared, and (2) the present value of all remaining dividend payments on the shares of class B preferred stock through and including May 15, 2007, in each case, out of legally available assets.

       Conversion at the Option of the Holder. The holders of shares of class B preferred stock have the right to convert them, in whole or in part, at any time prior to the mandatory conversion date and on or after the day following the issue date of the class B preferred stock, into shares of our common stock at the minimum conversion rate of            shares of our common stock for each share of class B preferred stock.

       Mandatory Conversion Upon Cash Merger. Prior to the mandatory conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger, each holder of shares of class B preferred stock will have the right to convert their shares of class B preferred stock at the applicable mandatory conversion rate assuming that the trading day immediately before the cash merger is the mandatory conversion date.

       Anti-Dilution Adjustments. The formula for determining the conversion rate on the mandatory conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur, including if:

•	we pay dividends and other distributions on our common stock in shares of our common stock;

•	we issue to all holders of our common stock rights or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the current market price of our common stock;

•	we subdivide, split or combine our common stock;

•	we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or property;

•	we or any of our subsidiaries successfully completes a tender or exchange offer for our common stock to the extent that the cash and the value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

•	someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding, and the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

       Other. On or after the day immediately following the issue date of the class B preferred stock, we will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the shares of class B preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of class B preferred stock then outstanding.

Common Stock

       Our common stock is listed on the New York Stock Exchange under the symbol “CNO.” Wachovia Bank, N.A. is the transfer agent and registrar for our common stock. All outstanding shares of common stock are, and the shares of common stock issued under this prospectus will be, fully paid and non-assessable.

       Dividends. Except as otherwise provided by Delaware law or our certificate of incorporation, and subject to all rights and preferences of holders of any outstanding shares of preferred stock, holders of common stock share ratably in all dividends and distributions, whether upon liquidation or dissolution or otherwise.

       Voting. Except as otherwise provided by Delaware law or our certificate of incorporation and subject to the rights of holders of any outstanding shares of preferred stock, all of the voting power of our stockholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share held by such holder on all matters voted upon by our stockholders.

       Notwithstanding the voting rights granted to holders of common stock and preferred stock in our certificate of incorporation or in any certificate of designations relating to any preferred stock, the voting rights of any common stock or preferred stock held by any holder as of September 10, 2003, the effective date of our predecessor’s plan of reorganization, is automatically reduced with respect to any particular stockholder vote or action by written consent to the extent, if any, required to avoid a presumption of control arising from the beneficial ownership of voting securities under the insurance statutes or regulations applicable to any of our direct or indirect insurance company subsidiaries, provided that no such reduction reduces such voting rights, without such holder’s written consent:

•	by more than the minimum amount required to reduce such voting rights to less than 10% of the aggregate voting rights of all stock entitled to vote or consent with respect to such vote or action, or

•	to the extent that such holder’s acquisition of control or deemed acquisition of control of our direct and indirect insurance company subsidiaries has been approved under, or is exempt from the approval requirements of, all insurance statutes and regulations applicable to our direct and indirect insurance company subsidiaries.

       Board of Directors; Classification of Directors. Except as otherwise provided in our certificate of incorporation or any duly authorized certificate of designations of any series of preferred stock, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders at which directors are elected and entitled to vote in the election of directors or pursuant to a valid written consent in lieu of a meeting.

       At each annual meeting of stockholders, directors are elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election is not so held, such election will take place at a stockholders’ meeting called and held in accordance with Delaware law. Our directors are initially divided into two classes as nearly equal in size as is practicable, designated Class I and Class II. The term of office of the initial Class I directors expires at the next succeeding annual meeting of stockholders and the term of office of the initial Class II directors expires at the second succeeding annual meeting of stockholders. Other than the term of office of the initial Class II directors, the term of office of each class of directors expires at the next succeeding annual meeting of stockholders. The initial Class I and Class II directors are those directors elected in connection with the adoption of our certificate of incorporation on September 10, 2003. At each annual meeting of stockholders, directors to replace those of a class or classes whose terms expire at such annual meeting will be elected to hold office until the next succeeding annual meeting and until their respective successors have been duly elected and qualified. If the number of directors is changed, any newly created directorships or decrease in directorships will be so apportioned among the classes so as to make all classes as nearly equal in number as practicable.

       Other. Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of common stock have no preemptive or other rights to subscribe for or purchase additional securities of Conseco. Shares of common stock are not subject to calls or assessments.

Series A Warrants

       In connection with our predecessor’s plan of reorganization, we issued series A warrants to purchase shares of our common stock to holders of our predecessor’s trust preferred securities.

       General. Each series A warrant entitles its holder to purchase one share of common stock at a price of $27.60 per share. The series A warrants are exercisable for an aggregate of 5,999,977 shares of common stock and expire on September 10, 2008.

       Antidilution Provisions. If we:

•	pay a dividend or make a distribution on our common stock in shares of common stock,

•	subdivide the outstanding shares of common stock into a greater number of shares,

•	combine the outstanding shares of our common stock into a smaller number of shares, or

•	issue by reclassification of our common stock any shares of our capital stock,

       then the exercise price of the series A warrants in effect immediately prior to such action will be proportionately adjusted so that the holder of any series A warrant thereafter exercised may receive the aggregate number and kind of shares of our capital stock that such holder would have owned immediately following such action if such series A warrant had been exercised immediately prior to such action.

       The exercise price of the series A warrants will be adjusted if we issue any rights, options, warrants or other securities exercisable for, or convertible into, shares of our common stock to all holders of our common stock entitling them to purchase shares of common stock at a price per share less than the market price per share on the record date applicable to such distribution.

       No adjustment in the exercise price will be made unless the adjustment would require an increase or decrease of at least 1% in the exercise price. Any adjustments that are not made will be carried forward and taken into account in any subsequent adjustment.

       Upon each adjustment of the exercise price, each series A warrant outstanding prior to the making of the adjustment in the exercise price will thereafter evidence the right to receive upon payment of the adjusted exercise price a number of shares of common stock proportionately adjusted to reflect the adjustment in the exercise price.

       Reorganization, Merger or Sale. If we consolidate or merge with or into, or transfer or lease all or substantially all our assets to, any person, upon consummation of such transaction the series A warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a series A warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the series A warrant immediately before the effective date of the transaction.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

       Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing our future takeover or change of control unless the takeover or change of control is approved by our board of directors. These provisions may also render the removal of the current board of directors and of management more difficult. These provisions include:

•	a classified board of directors, which could prevent a stockholder, or group of stockholders, having majority voting power, from obtaining control of our board of directors until the second annual meeting of stockholders following September 10, 2003, the effective date of our predecessor’s plan of reorganization;

•	advance notice requirements for stockholder proposals and nominations;

•	removal of directors only for cause prior to the second annual meeting of stockholders following September 10, 2003, the effective date of our predecessor’s plan of reorganization; and

•	the authority of our board of directors to issue, without stockholder approval, certain series of preferred stock with such terms as the board of directors may determine.

Anti-Takeover Effects of Certain Insurance Laws

       The insurance laws and regulations of the jurisdictions in which we or our insurance subsidiaries do business may impede or delay a business combination involving us. State insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

Registration Rights Agreements

       In connection with the plan of reorganization, we entered into registration rights agreements with certain of our predecessor’s creditors who, upon our emergence from bankruptcy:

•	would be holders of 5% or more of a class of our equity securities,

•	notified us in writing that they are members of a “group”, as defined under the Exchange Act, owning 5% or more of a class of our equity securities, or

•	notified us in writing that they are “underwriters” within the meaning of Section 1145 of the Bankruptcy Code.

       The registration rights agreements cover our common stock and class A preferred stock, and contain similar material terms and conditions. The following summary of our registration rights agreements describes some of their more important provisions. The complete agreements, which contain precise legal terms and conditions and other information summarized here, are filed as exhibits to the registration statement of which this prospectus forms a part.

       Shelf Registration. As soon as practicable after our emergence from bankruptcy, but in no event later than December 9, 2003, we were required to file a shelf registration statement covering the resale of registrable securities of the holders, and use reasonable best efforts to cause the registration statement to be declared effective by the SEC as soon as practicable. Subject to customary blackouts referred to below, we are required to use reasonable best efforts to keep the shelf registration statement continuously effective until the earliest of:

•	the date the registrable securities could be sold free of any volume limitations imposed by Rule 144,

•	the date all holders of registrable securities have disposed of all registrable securities, or

•	three years from the date on which the shelf registration statement was declared effective.

       All parties to the registration rights agreements declined to be included in any shelf registration statement. Accordingly, we did not file this shelf registration statement.

       Demand Registration. Any holder of registrable securities may make a written request for registration under the Securities Act of all or part of its registrable securities. We, however, are not obligated to effect:

•	any demand registration, except for the first demand registration under the agreement, unless the aggregate market value of the registrable securities covered by the request is at least $50,000,000,

•	more than one demand registration in any six-month period,

•	more than three demand registrations requested by any holder of registrable securities,

•	any demand registration within three months of a previous registration in which holders of registrable securities were given piggy-back rights and in which there was no reduction in the number of registrable securities included in such registration, or

•	any demand registration by holders of common stock that would be inconsistent with certain registration rights of holders of class A preferred stock.

       The registration rights agreements contain customary provisions limiting, under certain circumstances, the number of registrable securities a holder may offer in a demand registration.

       Piggy-Back Registration. If we file a registration statement covering our equity securities for our own account or for the account of any holder of our equity securities, other than registration statements on Form S-4 or Form S-8, we must offer to holders of registrable securities the opportunity to register such number of shares of registrable securities as such holder may request. The registration rights agreements contain customary provisions limiting, under certain circumstances, the number of registrable securities a holder may offer in a piggy-back registration.

       Expenses. We have agreed to pay all customary costs and expenses associated with each registration, including for each registration statement prepared, the reasonable fees and expenses of one firm of attorneys for the holders of registrable securities.

SHARES ELIGIBLE FOR FUTURE SALE

       Based on the confirmation order we received from the bankruptcy court on September 9, 2003, we relied on section 1145(a)(1) of the Bankruptcy Code to exempt the offer and sale of our common stock, class A preferred stock and series A warrants, which may have been deemed to have occurred through the solicitation of acceptances of the plan of reorganization, from the registration requirements of the Securities Act.

       Section 1145(a)(1) exempts the offer or sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and from registration under state securities laws if the following conditions are satisfied:

•	the securities are issued by a company that is a “debtor” under the Bankruptcy Code, or its affiliates or successors, under a plan of reorganization;

•	the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and

•	the securities are issued in exchange for the recipients’ claim against or interest in the debtor, or principally in such exchange and partly for cash or property.

In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a)(1) of the Bankruptcy Code are deemed to be made in a public offering, so that the recipients thereof, other than “underwriters,” are free to resell such securities without registration under the Securities Act. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of common stock, class A preferred stock and series A warrants issued under the plan of reorganization were advised to consult with their own legal counsel as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability. It was a condition to consummation of the plan of reorganization that the section 1145 exemption apply to the common stock, class A preferred stock and series A warrants.

       The exemption from the registration requirements of the Securities Act for resales provided by section 1145(a) was not available to a recipient of common stock, class A preferred stock or series A warrants if such individual or entity was deemed to be an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines the term “underwriter” as one who:

•	purchases a claim with a view toward distribution of any security to be received in exchange for the claim,

•	offers to sell securities issued under a plan for the holders of such securities,

•	offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view toward distribution, or

•	is a control person of the issuer of the securities.

       Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to Rule 144 under the Securities Act, subject, however, to any resale limitations contained therein. In effect, this permits the resale of securities, including those securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements and certain other conditions. Recipients of common stock, class A preferred stock and series A warrants under the plan of reorganization who believed they may have been statutory underwriters as defined by section 1145 of the Bankruptcy Code were advised to consult with their own counsel as to the availability of the exemption provided by Rule 144. These holders also have rights to have their shares registered for resale under the Securities Act. See “Description of Capital Stock — Registration Rights” above.

       On September 16, 2003, we filed a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued and available for future issuance under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan. The registration statement, which covers 10,000,000 shares, became effective upon filing. Accordingly, shares of restricted stock and shares issued upon the exercise of stock options granted under the Conseco, Inc. 2003 Long-Term Equity Incentive Plan are eligible for resale in the public market from time to time, subject to vesting restrictions.

       [C] After the completion of this offering, [P] After the completion of the concurrent common stock offering, we will have 144,115,772 shares of common stock outstanding. This number includes 44,000,000 shares that we are selling [C] in this offering [P] in the concurrent common stock offering, which may be resold immediately in the public market. In addition, shares of our outstanding class A preferred stock are convertible by holders at any time on or after September 30, 2005 into shares of our common stock. The class A preferred stock is convertible into an aggregate amount of approximately 43.6 million shares of our common stock, determined as of December 31, 2003. This amount will increase as the holders receive dividends, payable in additional shares of class A preferred stock, at a rate per annum equal to 10.5% of the liquidation preference per share, semi-annually until September 10, 2005, when the rate increases to 11%, and may increase as a result of anti-dilution adjustments. Holders of our outstanding series A warrants are entitled to purchase one share of our common stock at a price of $27.60 per share for each such warrant. The series A warrants are exercisable for an aggregate of up to approximately 6.0 million shares of common stock and expire on September 10, 2008. [C] Holders of our class B preferred stock issued in the concurrent offering will be entitled at their option at any time on or after the first day after issuance of the class B preferred stock to convert the shares of class B preferred stock into an aggregate of                      shares of our common stock and, under specified circumstances, such shares could be convertible into an aggregate of up to                      shares of our common stock. In the event that we are unable to pay all accumulated dividends on the class B preferred stock in cash on the mandatory conversion date pursuant to the terms thereof, we are obligated to deliver additional shares of our common stock in respect of such unpaid dividends. [P] Holders of our class B preferred stock issued in this offering will be entitled at their option at any time on or after the first day after issuance of the class B preferred stock to convert the shares of class B preferred stock into an aggregate of                      shares of our common stock and, under specified circumstances, such shares could be convertible into an aggregate of up to                      shares of our common stock. In the event that we are unable to pay all accumulated dividends on the class B preferred stock in cash on the mandatory conversion date pursuant to the terms thereof, we are obligated to deliver additional shares of our common stock in respect of such unpaid dividends. See “Description of Capital Stock” [P] and “Description of the Mandatorily Convertible Preferred Stock.”

[C] UNDERWRITING

       We and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

Number of
Underwriters	Shares

Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Lazard Frères & Co. LLC
Advest, Inc.
Keefe, Bruyette & Woods, Inc.

Total	44,000,000

       The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

       If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 6,600,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

       The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 6,600,000 additional shares.

Paid by Conseco

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

       Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $           per share from the initial price to public. If all the shares are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

       We and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. This agreement does not apply to any transfers (i) under our existing employee benefit plans, (ii) by gift, so long as the transferee agrees to be bound in writing by the restrictions for the remaining period, (iii) to an immediate family member, so long as such immediate family member agrees to be bound in writing by the restrictions for the remaining period, (iv) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, so long as such trust agrees to be bound in writing by the restrictions for the remaining period, (v) to an affiliate (as defined by Rule 405 under the Securities

Act of 1933), so long as such affiliate agrees to be bound in writing by the restrictions for the remaining period and any such transfer does not involve a disposition for value or (vi) by us in the concurrent offering of our class B preferred stock. In addition, our president and chief executive officer and the non-executive chairman of our board of directors will be permitted to sell up to 50,000 and 66,667 shares of our common stock, respectively, during this period solely to satisfy tax obligations incurred as a result of the vesting of restricted stock acquired pursuant to our long-term equity incentive plan.

       In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriter effecting a stabilizing transaction has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

       Each underwriter has represented, warranted and agreed that: (i) it will have not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

       The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

       The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter acknowledges that the shares may not be offered or sold, or be made the subject of an invitation for subscription or purchase, nor may the prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

       Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

       We estimate that our total out-of-pocket expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,600,000.

       A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

       We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Lazard Frères & Co. LLC are acting as underwriters in the concurrent public offering of our class B preferred stock. Furthermore, Banc of America Securities LLC and J.P. Morgan Securities Inc. are joint lead arrangers and joint bookrunners under our existing senior credit facility. Goldman, Sachs & Co. owns approximately 3.6 percent of our outstanding common stock, approximately 4.9 percent of our outstanding class A preferred stock and approximately 1.4 percent of our outstanding series A warrants. Lazard, Frères & Co. LLC has provided and continues to provide us with financial advisory services in connection with our restructuring and other matters.

[P] UNDERWRITING

       We and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and the underwriters named below have entered into an underwriting agreement with respect to the shares of class B preferred stock being offered. The closing of the offering of the class B preferred stock is conditioned upon the closing of the concurrent offering of common stock. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

Number of
Underwriters	Shares

Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Credit Suisse First Boston LLC
Lazard Frères & Co. LLC

Total	20,000,000

       The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

       If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 3,000,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

       The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 3,000,000 additional shares.

Paid by Conseco

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

       Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $           per share from the initial price to public. If all the shares are not sold at the initial price to public, the underwriters may change the offering price and the other selling terms.

       We and our executive officers and directors have agreed with the underwriters not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. This agreement does not apply to any transfers (i) under our existing employee benefit plans, (ii) by gift, so long as the transferee agrees to be bound in writing by the restrictions for the remaining period, (iii) to an immediate family member, so long as such immediate family member agrees to be bound in writing by the restrictions for the remaining period, (iv) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, so long as such trust agrees to be bound in writing by the restrictions for the remaining period, (v) to an affiliate (as defined by Rule 405 under the Securities Act of 1933), so long as such affiliate agrees to be bound in writing by the restrictions for the remaining period and any such transfer does not involve a disposition for value or (vi) by us in the concurrent offering of our common stock. In addition, our president and chief executive officer and the non-executive chairman of our board of directors will be permitted to sell up to 50,000 and 66,667 shares of our common stock, respectively, during this period solely to satisfy tax obligations incurred as a result of the vesting of restricted stock acquired pursuant to our long-term equity incentive plan.

       In connection with this offering, the underwriters may purchase and sell shares of our class B preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our class B preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of class B preferred stock made by the underwriters in the open market prior to the completion of the offering.

       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriter effecting a stabilizing transaction has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our class B preferred stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our class B preferred stock. As a result, the price of our class B preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

       Each underwriter has represented, warranted and agreed that: (i) it will have not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

       The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

       The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong

Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter acknowledges that the shares may not be offered or sold, or be made the subject of an invitation for subscription or purchase, nor may the prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

       Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

       We estimate that our total out-of-pocket expenses of the offering, excluding underwriting discounts and commissions, will be approximately $800,000.

       A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

       We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC and Lazard Frères & Co. LLC are acting as underwriters in the concurrent public offering of our common stock. Furthermore, J.P. Morgan Securities Inc. and Banc of America Securities LLC are joint lead arrangers and joint bookrunners under our existing senior credit facility. Goldman, Sachs & Co. owns approximately 3.6 percent of our outstanding common stock, approximately 4.9 percent of our outstanding class A preferred stock and approximately 1.4 percent of our outstanding series A warrants. Lazard, Freres & Co. LLC has provided and continues to provide us with financial advisory services in connection with our restructuring and other matters.

LEGAL MATTERS

       [C] The validity of the shares of common stock offered hereby will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. William S. Kirsch has served as Executive Vice President, General Counsel and Corporate Secretary of Conseco, Inc. since September 2003. Mr. Kirsch’s professional corporation, William S. Kirsch, P.C., is a partner of Kirkland & Ellis LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

       [P] The validity of the shares of class B preferred stock offered hereby will be passed upon by Kirkland & Ellis LLP, Chicago, Illinois. William S. Kirsch has served as Executive Vice President, General Counsel and Corporate Secretary of Conseco, Inc. since September 2003. Mr. Kirsch’s professional corporation, William S. Kirsch, P.C., is a partner of Kirkland & Ellis LLP. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

       The financial statements included in this prospectus as of December 31, 2003 and for the period from September 1, 2003 through December 31, 2003 (successor company) and as of December 31, 2002 and for the period January 1, 2003 through August 31, 2003 and for the two years in the period ended December 31, 2002 (predecessor company) have been so included in reliance on the reports, which contain explanatory paragraphs related to the predecessor filing voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the securities offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the Securities and Exchange Commission’s rules, does not contain all of the information presented in the registration statement. Whenever one of our contracts or other documents is described, summarized or referred to in this prospectus, please be aware that this description, summary or reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the Securities and Exchange Commission are also available to the public through the Securities and Exchange Commission’s website at http://www.sec.gov.

       We are subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act, we and our predecessor have filed annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any documents at the address set forth above.

       You may request copies of the filings, at no cost, by writing to the following address or calling the following telephone number:

Investor Relations

Conseco, Inc.
11825 N. Pennsylvania Street
Carmel, Indiana 46032
(317) 817-2893

       You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

CONSECO, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Auditors — Successor period	F-2
Report of Independent Auditors — Predecessor periods	F-3
Consolidated Balance Sheet at December 31, 2003 (Successor) and December 31, 2002 (Predecessor)	F-4
Consolidated Statement of Operations for the four months ended December 31, 2003 (Successor), eight months ended August 31, 2003, and the years ended December 31, 2002 and 2001 (Predecessor)	F-5
Consolidated Statement of Shareholders’ Equity for the four months ended December 31, 2003 (Successor), eight months ended August 31, 2003, and the years ended December 31, 2002 and 2001 (Predecessor)	F-6
Consolidated Statement of Cash Flows for the four months ended December 31, 2003 (Successor), eight months ended August 31, 2003, and the years ended December 31, 2002 and 2001 (Predecessor)	F-7
Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors

Conseco, Inc.

       In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Conseco, Inc. and subsidiaries (Successor Company) at December 31, 2003 and the results of their operations and their cash flows for the period from September 1, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       As discussed in Note 1 to the consolidated financial statements, the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division confirmed the Company’s Sixth Amended Joint Plan of Reorganization (the “Plan”) on September 9, 2003. The provisions of the plan are described in detail in Note 1. The Plan was substantially consummated on September 10, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting as of August 31, 2003.

PRICEWATERHOUSECOOPERS LLP

Indianapolis, Indiana

March 10, 2004

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors

Conseco, Inc.

       In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Conseco, Inc. and subsidiaries (Predecessor Company) at December 31, 2002 and the results of their operations and their cash flows for the period from January 1, 2003 through August 31, 2003, and for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       As discussed in Note 1 to the consolidated financial statements, the Company filed a petition on December 17, 2002 with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Sixth Amended Joint Plan of Reorganization (the “Plan”) was substantially consummated on September 10, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting.

       As discussed in Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in 2002.

PRICEWATERHOUSECOOPERS LLP

Indianapolis, Indiana

March 10, 2004

CONSECO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in millions)

	Successor	Predecessor
	December 31,	December 31,
	2003	2002

ASSETS
Investments:
Actively managed fixed maturities at fair value (amortized cost:
2003 — $19,470.7; 2002 — $18,989.8)	$19,840.1	$19,417.4
Equity securities at fair value (cost: 2003 — $71.8; 2002 — $161.4)	74.5	156.0
Mortgage loans	1,139.5	1,308.3
Policy loans	503.4	536.2
Trading securities	915.1	—
Venture capital investment in AT&T Wireless Services, Inc. at fair value (cost: 2003 — $—; 2002 — $14.2)	—	25.0
Other invested assets	324.1	340.8

Total investments	22,796.7	21,783.7
Cash and cash equivalents:
Unrestricted	1,228.7	1,217.6
Restricted	31.9	51.3
Accrued investment income	315.5	389.8
Value of policies in force at the Effective Date	2,949.5	—
Cost of policies purchased	—	1,170.0
Cost of policies produced	101.8	2,014.4
Reinsurance receivables	930.5	934.2
Income tax assets	24.6	101.5
Goodwill	952.2	100.0
Other intangible assets	155.2	—
Assets held in separate accounts and investment trust	37.7	447.0
Assets of discontinued operations	—	17,624.3
Other assets	395.8	675.2

Total assets	$29,920.1	$46,509.0

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Liabilities for insurance and asset accumulation products:
Interest-sensitive products	$12,480.4	$13,122.7
Traditional products	11,431.8	8,318.2
Claims payable and other policyholder funds	892.3	909.2
Liabilities related to separate accounts and investment trust	37.7	447.0
Other liabilities	573.0	673.5
Liabilities of discontinued operations	—	17,624.3
Investment borrowings	387.3	669.7
Notes payable — direct corporate obligations	1,300.0	—

Total liabilities not subject to compromise	27,102.5	41,764.6

Liabilities subject to compromise	—	4,873.3

Total liabilities	27,102.5	46,637.9

Commitments and Contingencies
Minority interest:
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	1,921.5
Shareholders’ equity (deficit):
Preferred stock	887.5	501.7
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding at December 31, 2003 — 100,115,772; no par value, 1,000,000,000 shares authorized; shares issued and outstanding at December 31, 2002 — 346,007,133)	1.0	3,497.0
Additional paid-in-capital	1,641.9	—
Accumulated other comprehensive income	218.7	580.6
Retained earnings (deficit)	68.5	(6,629.7)

Total shareholders’ equity (deficit)	2,817.6	(2,050.4)

Total liabilities and shareholders’ equity (deficit)	$29,920.1	$46,509.0

The accompanying notes are an integral part of the consolidated financial statements.

CONSECO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in millions, except per share data)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Revenues:
Insurance policy income	$1,005.8	$2,204.3	$3,602.3	$3,992.7
Net investment income:
General account assets	427.0	933.3	1,534.1	1,712.5
Policyholder and reinsurer accounts	53.1	25.2	(100.5)	(119.6)
Venture capital income (loss) related to investment in AT&T Wireless Services, Inc.	(5.5)	10.5	(99.3)	(42.9)
Net realized investment gains (losses)	11.8	(5.4)	(556.3)	(340.0)
Gain on sale of interest in riverboat	—	—	—	192.4
Fee revenue and other income	13.3	34.3	70.1	96.9

Total revenues	1,505.5	3,202.2	4,450.4	5,492.0

Benefits and expenses:
Insurance policy benefits	967.9	2,138.7	3,332.5	3,588.5
Provision for losses	—	55.6	240.0	169.6
Interest expense (contractual interest: $268.5 for the eight months ended August 31, 2003; and $345.3 for 2002)	36.8	202.5	341.9	400.0
Amortization	132.9	341.4	822.9	766.8
Other operating costs and expenses	218.4	422.3	736.2	747.1
Goodwill impairment	—	—	500.0	—
Special charges	—	—	96.5	80.4
Gain on extinguishment of debt	—	—	(1.8)	(17.0)
Reorganization items	—	(2,130.5)	14.4	—

Total benefits and expenses	1,356.0	1,030.0	6,082.6	5,735.4

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of accounting change	149.5	2,172.2	(1,632.2)	(243.4)
Income tax expense (benefit):

Tax expense (benefit) on period income (loss)	53.2	(13.5)	53.1	(57.6)
Valuation allowance for deferred tax assets	—	—	811.2	—

Income (loss) before minority interest, discontinued operations and cumulative effect of accounting change	96.3	2,185.7	(2,496.5)	(185.8)
Minority interest:
Distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, net of income taxes	—	—	173.2	119.5

Income (loss) before discontinued operations and cumulative effect of accounting change	96.3	2,185.7	(2,669.7)	(305.3)
Discontinued operations, net of income taxes	—	16.0	(2,216.8)	(100.6)
Cumulative effect of accounting change, net of income taxes	—	—	(2,949.2)	—

Net income (loss)	96.3	2,201.7	(7,835.7)	(405.9)
Preferred stock dividends (contractual distributions for 2002 of $2.1)	27.8	—	2.1	12.8

Net income (loss) applicable to common stock	$68.5	$2,201.7	$(7,837.8)	$(418.7)

Earnings per common share:
Basic:
Weighted average shares outstanding	100,110,000

Net income	$.68

Diluted:
Weighted average shares outstanding	143,486,000

Net income	$.67

The accompanying notes are an integral part of the consolidated financial statements.

CONSECO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

(Dollars in millions)

			Common Stock	Accumulated
			and Additional	Other
		Preferred	Paid-In	Comprehensive	Retained
	Total	Stock	Capital	Income (Loss)	Earnings

Predecessor balance, December 31, 2000	$4,374.4	$486.8	$2,911.8	$(651.0)	$1,626.8
Comprehensive loss, net of tax:
Net loss	(405.9)	—	—	—	(405.9)
Change in unrealized depreciation of investments (net of applicable income tax expense of $121.8)	212.0	—	—	212.0	—

Total comprehensive loss	(193.9)
Issuance of shares pursuant to stock purchase contracts related to FELINE PRIDES	496.6	—	496.6	—	—
Issuance of shares pursuant to acquisition of ExlService.com, Inc.	52.1	—	52.1	—
Issuance of shares for stock options and for employee benefit plans	23.8	—	23.8	—	—
Payment-in-kind dividends on convertible preferred stock	12.8	12.8	—	—	—
Dividends on preferred stock	(12.8)	—	—	—	(12.8)

Predecessor balance, December 31, 2001	4,753.0	499.6	3,484.3	(439.0)	1,208.1
Comprehensive loss, net of tax:
Net loss	(7,835.7)	—	—	—	(7,835.7)
Change in unrealized depreciation of investments and other (net of applicable income tax expense of nil)	1,019.6	—	—	1,019.6	—

Total comprehensive loss	(6,816.1)
Issuance of shares for stock options and for employee benefit plans	12.7	—	12.7	—	—
Payment-in-kind dividends on convertible preferred stock	2.1	2.1	—	—	—
Dividends on preferred stock	(2.1)	—	—	—	(2.1)

Predecessor balance, December 31, 2002	(2,050.4)	501.7	3,497.0	580.6	(6,629.7)
Comprehensive income, net of tax:
Net income	2,201.7	—	—	—	2,201.7
Change in unrealized appreciation of investments (net of applicable income tax benefit of nil)	(151.6)	—	—	(151.6)	—

Total comprehensive income	2,050.1
Change in shares for employee benefit plans	.3	—	.3	—	—

Predecessor balance, August 31, 2003	—	501.7	3,497.3	429.0	(4,428.0)
Elimination of Predecessor’s equity securities	(3,999.0)	(501.7)	(3,497.3)	—	—
Issuance of Successor’s equity securities	2,500.0	859.7	1,640.3	—	—
Fresh start adjustments	3,999.0	—	—	(429.0)	4,428.0

Successor balance, August 31, 2003	2,500.0	859.7	1,640.3	—	—
Comprehensive income, net of tax:
Net income	96.3	—	—	—	96.3
Change in unrealized appreciation of investments (net of applicable income tax expense of $123.0)	218.7	—	—	218.7	—

Total comprehensive income	315.0
Issuance of shares for stock options and for employee benefit plans	2.6	—	2.6	—	—
Payment-in-kind dividends on convertible exchangeable preferred stock	27.8	27.8	—	—	—
Dividends on preferred stock	(27.8)	—	—	—	(27.8)

Successor balance, December 31, 2003	$2,817.6	$887.5	$1,642.9	$218.7	$68.5

The accompanying notes are an integral part of the consolidated financial statements.

CONSECO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Cash flows from operating activities:
Insurance policy income	$876.3	$1,876.2	$3,041.3	$3,518.8
Net investment income	431.4	933.5	3,323.9	3,913.6
Fee revenue and other income	13.3	34.3	307.1	389.1
Insurance policy benefits	(567.9)	(1,466.1)	(1,996.9)	(2,792.8)
Interest expense	(25.5)	—	(1,279.6)	(1,570.5)
Policy acquisition costs	(111.6)	(287.5)	(509.2)	(667.0)
Special charges	—	—	(47.2)	(29.5)
Reorganization items	—	(26.5)	(31.7)	—
Other operating costs	(254.7)	(360.8)	(1,406.1)	(1,466.8)
Taxes	77.8	44.2	(105.9)	29.8

Net cash provided by operating activities	439.1	747.3	1,295.7	1,324.7

Cash flows from investing activities:
Sales of investments	5,163.7	5,378.9	19,465.4	24,179.7
Maturities and redemptions of investments	1,003.2	1,854.7	1,623.9	1,381.4
Purchases of investments	(5,593.3)	(7,385.9)	(19,879.4)	(25,509.5)
Cash received from the sale of finance receivables, net of expenses	—	—	2,372.9	867.2
Finance receivables originated	—	—	(7,877.9)	(12,320.3)
Principal payments received on finance receivables	—	—	8,294.0	8,611.3
Cash held by Conseco Finance Corp. and classified as assets held by discontinued operations	—	—	(562.3)	—
Change in restricted cash	(6.8)	26.2	3.4	27.3
Other	1.4	(19.6)	(27.6)	(136.7)

Net cash provided (used) by investing activities	568.2	(145.7)	3,412.4	(2,899.6)

Cash flows from financing activities:
Amounts received for deposit products	479.6	1,272.7	4,584.8	4,204.8
Withdrawals from deposit products	(583.5)	(1,784.2)	(5,682.8)	(4,489.4)
Issuance of notes payable	—	—	6,671.9	12,160.5
Payments on notes payable	—	—	(10,481.3)	(10,480.5)
Ceding commission received on reinsurance transaction	—	—	83.0	—
Change in cash held in restricted accounts for settlement of borrowings	—	—	(13.0)	(241.8)
Investment borrowings	(837.1)	(145.3)	(1,573.0)	2,022.9
Issuance of common and convertible preferred shares	—	—	—	4.1
Dividends on common and preferred shares and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	—	(86.2)	(181.2)

Net cash provided (used) by financing activities	(941.0)	(656.8)	(6,496.6)	2,999.4

Net increase (decrease) in cash and cash equivalents	66.3	(55.2)	(1,788.5)	1,424.5
Cash and cash equivalents, beginning of the period	1,162.4	1,217.6	3,006.1	1,581.6

Cash and cash equivalents, end of the period	$1,228.7	$1,162.4	$1,217.6	$3,006.1

The accompanying notes are an integral part of the consolidated financial statements.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Our Recent Emergence from Bankruptcy

       Conseco, Inc., a Delaware corporation (“CNO”), is a holding company for a group of insurance companies operating throughout the United States that develop, market and administer supplemental health insurance, annuity, individual life insurance and other insurance products. CNO became the successor to Conseco, Inc., an Indiana corporation (“Old Conseco”), in connection with our bankruptcy reorganization. The terms “Conseco”, the “Company”, “we”, “us”, and “our” as used in this report refer to CNO and its subsidiaries and, unless the context requires otherwise, Old Conseco and its subsidiaries. We focus on serving the senior and middle-income markets, which we believe are attractive, high growth markets. We sell our products through three distribution channels: career agents, professional independent producers (some of whom sell one or more of our product lines exclusively) and direct marketing.

       We conduct our business operations through two primary operating segments, based on method of product distribution, and a third segment comprised of businesses in run-off:

•	Bankers Life, which consists of the businesses of Bankers Life and Casualty Company (“Bankers Life and Casualty”) and Colonial Penn Life Insurance Company (“Colonial Penn”). Bankers Life and Casualty markets and distributes Medicare supplement insurance, life insurance, long-term care insurance and fixed annuities to the senior market through approximately 4,000 exclusive career agents and sales managers. Colonial Penn markets graded benefit and simplified issue life insurance directly to consumers through television advertising, direct mail, the internet and telemarketing. Both Bankers Life and Casualty and Colonial Penn market their products under their own brand names.

•	Conseco Insurance Group, which markets and distributes specified disease insurance, Medicare supplement insurance, and certain life and annuity products to the senior and middle-income markets through over 500 independent marketing organizations (“IMOs”) that represent over 9,100 producing independent agents. This segment markets its products under the “Conseco” brand.

•	Other Business in Run-off, which includes blocks of business that we no longer market or underwrite and are managed separately from our other businesses. This segment consists of long-term care insurance sold through independent agents and major medical insurance.

       We also have a corporate segment, which consists of holding company activities and certain noninsurance company businesses that are not related to our operating segments.

       On December 17, 2002 (the “Petition Date”), Old Conseco and certain of its non-insurance company subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”). We emerged from bankruptcy protection under the Sixth Amended Joint Plan of Reorganization (the “Plan”), which was confirmed pursuant to an order of the Bankruptcy Court on September 9, 2003 (the “Confirmation Date”), and became effective on September 10, 2003 (the “Effective Date”). Upon the confirmation of the Plan, we implemented fresh start accounting in accordance with Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). References in these consolidated financial statements to “Predecessor” refer to Old Conseco prior to August 31, 2003. References to “Successor” refer to the Company on and after August 31, 2003, after giving effect to the implementation of fresh start reporting. Our accounting and actuarial systems and procedures are designed to produce financial information as of the end of a month. Accordingly, for accounting convenience purposes, we applied the effects of fresh start accounting on August 31, 2003. The activity of the Company for the period from September 1, 2003 through September 10, 2003 is therefore included in the Successor’s statement of operations and excluded from the Predecessor’s statement of operations. We believe the net income impact of the use of a convenience date is immaterial.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The Plan generally provided for the full payment or reinstatement of allowed administrative claims, priority claims, fully secured claims and certain intercompany claims, and the distribution of new equity securities (including warrants) to partially secured and unsecured creditors of our Predecessor. Holders of claims arising under our Predecessor’s $1.5 billion senior bank credit facility also received a pro rata interest in our Senior Credit Facility. Holders of our Predecessor’s common stock and preferred stock did not receive any distribution under the Plan, and these securities, together with all other prepetition securities and the $1.5 billion senior bank credit facility of our Predecessor, were cancelled on the Effective Date.

       On the Effective Date, under the terms of the Plan, we emerged from the bankruptcy proceedings with a capital structure consisting of:

•	our $1.3 billion Senior Credit Facility;

•	approximately 34.4 million shares of Class A Preferred Stock with an initial aggregate liquidation preference of approximately $859.7 million;

•	100.0 million shares of common stock, excluding shares issued to our new non-executive chairman upon his appointment and shares issued or to be issued to directors, officers or employees under a new equity incentive plan; and

•	warrants to purchase 6.0 million shares of our common stock (the “Series A Warrants”).

       Under the terms of the Plan, we distributed the equity securities to the creditors of our Predecessor in the amounts outlined below:

•	lenders under our Predecessor’s senior bank credit facility and director and officer loan program received approximately 34.4 million shares of our Class A Preferred Stock, with an initial aggregate liquidation preference of $859.7 million;

•	holders of our Predecessor’s senior notes received approximately 32.3 million shares of our common stock;

•	holders of our Predecessor’s guaranteed senior notes received approximately 60.6 million shares of our common stock;

•	holders of our Predecessor’s general unsecured claims received approximately 3.8 million shares of our common stock; and

•	holders of trust preferred securities issued by our Predecessor’s subsidiary trusts received approximately 1.5 million shares of our common stock and Series A Warrants to purchase 6.0 million shares of our common stock at an exercise price of $27.60 per share.

       The distribution of our common stock summarized above represents approximately 98 percent of all of the shares of common stock to be distributed under the Plan. As of December 31, 2003, approximately 1.8 million of our outstanding shares of common stock have been reserved for distribution under the Plan in respect of disputed claims, the resolution of which is still pending. If reserved shares remain after resolution of these disputed claims, then the reserved shares will be reallocated to other general unsecured creditors of our Predecessor as provided for under the Plan.

       As part of our Chapter 11 reorganization, we sold substantially all of the assets of our Predecessor’s finance business and exited this line of business. Our finance business was conducted through our Predecessor’s indirect wholly-owned subsidiary, Conseco Finance Corp. (“CFC”). We accounted for our finance business as a discontinued operation in 2002 once we formalized our plans to sell it. On April 1, 2003, CFC and 22 of its direct and indirect subsidiaries, which collectively comprised substantially all of the finance business, filed liquidating plans of reorganization with the Bankruptcy Court in order to facilitate the sale of this business. The sale of the finance business was completed in the second quarter of 2003. We did

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not receive any proceeds from this sale in respect of our interest in CFC, nor did any creditors of our Predecessor. As of March 31, 2003, we ceased to include the assets and liabilities of CFC on our Predecessor’s consolidated balance sheet. See the note to the consolidated financial statements entitled “Financial Information Regarding CFC” for information regarding this discontinued operation.

2.	Basis of Presentation

       The accompanying consolidated financial statements have been prepared in accordance with SOP 90-7. Accordingly, all prepetition liabilities subject to compromise as of December 31, 2002, have been segregated in the Predecessor’s consolidated balance sheet and classified as “liabilities subject to compromise” at the estimated amount of allowable claims.

       Pursuant to SOP 90-7, professional fees associated with the Chapter 11 cases are expensed as incurred and reported as reorganization items. Interest expense was reported only to the extent that it was paid during the Chapter 11 cases. The Company recognized expenses associated with the Chapter 11 cases for fees payable to professionals to assist with the Chapter 11 cases totaling $70.9 million in the eight months ended August 31, 2003, and $14.4 million in 2002.

       Upon our emergence from bankruptcy, we implemented fresh start reporting in accordance with SOP 90-7. These rules required the Company to revalue its assets and liabilities to current estimated fair value, re-establish shareholders’ equity at the reorganization value determined in connection with the Plan, and record any portion of the reorganization value which cannot be attributed to specific tangible or identified intangible assets as goodwill. As a result, the Company’s financial statements for periods following August 31, 2003, will not be comparable with those of Old Conseco prepared before that date.

       During the third quarter of 2002, Old Conseco entered into an agreement to sell Conseco Variable Insurance Company (“CVIC”), its wholly owned subsidiary and the primary writer of its variable annuity products. The sale was completed in October 2002. The operating results of CVIC have been reported as discontinued operations in all periods presented in the accompanying consolidated statement of operations. See the note to the consolidated financial statements entitled “Financial Information Regarding CVIC.”

       During 2001, we stopped renewing a large portion of our major medical lines of business. These lines of business are referred to herein as the “major medical business in run-off”. These actions had a significant effect on the Predecessor’s operating results during 2001. These lines had pre-tax losses of $130.3 million in 2001 including a write off of $77.4 million of the cost of policies produced and the cost of policies purchased related to this business that is not recoverable.

       On July 31, 2001, we completed the acquisition of ExlService.com, Inc. (“Exl”), a firm that specializes in customer service and backroom outsourcing with operations in India. Old Conseco issued 3.4 million shares of our common stock in exchange for Exl’s common stock. The total value of the transaction was $52.1 million. The Old Conseco Board of Directors (without Gary C. Wendt, the Company’s former Chief Executive Officer, voting) approved the transaction, after receiving the recommendation of a special committee of outside directors. Mr. Wendt was one of the founders of Exl. Mr. Wendt and his wife owned 20.3 percent of Exl and his other relatives owned an additional 9.4 percent. Mr. Wendt and his wife received 692,567 shares of Old Conseco common stock in the transaction (worth approximately $9.7 million at the time the agreement was negotiated). However, these shares were restricted until Old Conseco recovered its $52.1 million acquisition price through cost savings achieved by transferring work to Exl and/or pre-tax profits from services provided to third parties by Exl. The shares also become unrestricted upon a change of control of 51 percent of the outstanding shares of Old Conseco common stock. In November 2002, Old Conseco completed the sale of Exl and recognized a loss of $20.0 million on the transaction. Old Conseco had previously written off a significant portion of the value of this investment in conjunction with the impairment charge related to goodwill pursuant to the Company’s adoption of Statement of Financial

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) described below under “Recently Issued Accounting Standards”. Since Old Conseco did not recover the acquisition price prior to its sale of Exl, the shares held by Mr. Wendt and his wife remained restricted and were cancelled pursuant to the Plan.

       For certain other special purpose entities related to our investment portfolio, we consider the requirements of Emerging Issues Task Force Issue Topic D-14, “Transactions Involving Special-Purpose Entities” (“EITF D-14”) in determining whether to consolidate such entities. We consolidate such entities if: (i) an independent third party has not made a substantial capital investment in the entity; (ii) such independent third party does not control the activities of the entity; and (iii) the independent party does not retain substantial risks and rewards of the special purpose entity’s assets. See the note to the consolidated financial statements entitled “Investments in Variable Interest Entities” for additional information.

       The accompanying financial statements include the accounts of the Company and all of its wholly owned insurance subsidiaries. Our consolidated financial statements exclude the results of material transactions between us and our consolidated affiliates, or among our consolidated affiliates. We reclassified certain amounts in our 2002 and 2001 consolidated financial statements and notes to conform with the 2003 presentation. These reclassifications have no effect on net income (loss) or shareholders’ equity (deficit).

3.	Fresh Start Reporting

       Upon the confirmation of the Plan on September 9, 2003, we implemented fresh start reporting in accordance with SOP 90-7. However, in light of the proximity of this date to the August month end, for accounting convenience purposes, we have reported the effects of fresh start accounting as if they occurred on August 31, 2003. We engaged an independent financial advisor to assist in the determination of our reorganization value as defined in SOP 90-7. We determined a reorganization value, together with our financial advisor, using various valuation methods, including: (i) selected comparable companies analysis; and (ii) actuarial valuation analysis. These analyses are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Changes in these estimates and assumptions may have had a significant effect on the determination of our reorganization value. The estimated reorganization value of the Company was calculated to be approximately $3.7 billion to $3.9 billion. We selected the midpoint of the range, $3.8 billion, as the reorganization value. Such value was confirmed by the Bankruptcy Court on the Confirmation Date.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Under fresh start reporting, a new reporting entity is considered to be created and the Company is required to revalue its assets and liabilities to current estimated fair value, re-establish shareholders’ equity at the reorganization value determined in connection with the Plan, and record any portion of the reorganization value which can not be attributed to specific tangible or identified intangible assets as goodwill. In addition, all accounting standards that are required to be adopted in the financial statements within twelve months following the adoption of fresh start accounting were adopted as of August 31, 2003. Adjustments to the Predecessor’s consolidated balance sheet as of August 31, 2003, to reflect the discharge of debt, change in capital structure and the fair value of our assets and liabilities are presented in the following table (dollars in millions):

	Predecessor	Debt Discharge
	Balance	and	Fresh Start		Successor
	Sheet(a)	Reorganization(b)	Adjustments		Balance Sheet

Assets:
Investments	$22,018.3	$—	$1,043.5	(c)	$23,101.3
			39.5	(d)
Cash and cash equivalents	1,187.5	—	28.4	(c)	1,215.9
Accrued investment income	304.6	—	—		304.6
Value of policies in force at the Effective Date	—	—	3,102.6	(e)	3,102.6
Cost of policies purchased	1,099.2	—	(1,099.2	)(e)	—
Cost of policies produced	2,019.5	—	(2,019.5	)(e)	—
Reinsurance receivables	878.3	—	44.3	(f)	922.6
Goodwill	99.4	—	1,042.2	(f)	1,141.6
Other intangible assets	—	—	157.8	(f)	157.8
Income tax assets	88.0	—	—		88.0
Assets held in separate accounts and investment trust	87.7	—	—		87.7
Other assets	535.6	—	10.1	(f)	545.7

Total assets	$28,318.1	$—	$2,349.7		$30,667.8

Liabilities:
Liabilities for insurance and asset accumulation products	$22,175.6	$—	$2,592.1	(g)	$24,767.7
Other liabilities	868.1	—	(23.2	)(f)	875.7
			30.8	(c)
Investment borrowings	524.4	—	700.0	(c)	1,224.4
Notes payable — direct corporate obligations	—	1,300.0	—		1,300.0

Total liabilities not subject to compromise	23,568.1	1,300.0	3,299.7		28,167.8
Liabilities subject to compromise	6,951.4	(6,951.4)	—		—

Total liabilities	30,519.5	(5,651.4)	3,299.7		28,167.8

Shareholders’ equity (deficit):
Convertible preferred stock	501.7	—	(501.7)		—
Convertible exchangeable preferred stock	—	859.7	—		859.7
Common stock and additional paid-in capital	3,497.3	1,640.3	(3,497.3)		1,640.3
Retained earnings (accumulated deficit)	(6,629.4)	3,151.4	3,478.0		—
Accumulated other comprehensive income	429.0	—	(429.0)		—

Total shareholders’ equity (deficit)	(2,201.4)	5,651.4	(950.0)		2,500.0

Total liabilities and shareholders’ equity (deficit)	$28,318.1	$—	$2,349.7		$30,667.8

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	Predecessor balance sheet as of August 31, 2003, prior to the recording of the discharge of prepetition liabilities and the effects of the fresh start adjustments.

(b)	The fresh start balance sheet reflects the reorganization value for Conseco of $3,800.0 million. After deducting from Conseco’s reorganization value the long-term indebtedness of Conseco at the Effective Date, consisting of $1,300.0 million of indebtedness under the new senior secured bank credit facility, the total equity of Conseco is $2,500.0 million. After deducting from Conseco’s total equity the value of the new Preferred Stock of $859.7 million, the value of the new common stock is $1,640.3 million. These adjustments also reflect the gain on the discharge of prepetition liabilities.

(c)	In accordance with a new accounting pronouncement, the Company was required to consolidate the assets and liabilities of the partnership which owned the General Motors building into its balance sheet. As a result of the consolidation and the adoption of fresh start accounting we increased our investment in the General Motors building by $1,043.5 million and recognized the following other assets and liabilities held by the partnership which owns the General Motors building: (i) cash of $28.4 million; (ii) other liabilities of $30.8 million; and (iii) a note payable of $700 million. We sold the General Motors building in September 2003 at a value that was approximately equal to the fresh start value. The note payable of the partnership was paid in full and the net proceeds from the sale were distributed to the partners.

(d)	The values of our mortgage loans, policy loans and other invested assets were adjusted to market value at the Effective Date. In addition, the cost basis of our actively managed fixed maturities was increased to recognize all of the unrealized appreciation based on the Predecessor cost basis at the Effective Date.

(e)	The Company’s historical cost of policies purchased and cost of policies produced are eliminated and replaced with the value of policies in force at the Effective Date. The value of policies in force reflects the estimated fair value of the Company’s business in force and represents the portion of the estimated reorganization value allocated to the value of the right to receive future cash flows from the policies in force on the Effective Date.

A discount rate of 12 percent was used to determine the value of policies in force and is the rate of return which management of the Company (with assistance from an independent actuarial firm) believes would be required by a purchaser of the business based on conditions existing as of the Effective Date. In determining such rate of return, the following factors, among others, are considered.

•	The magnitude of the risks associated with each of the actuarial assumptions used in determining the expected cash flows.

•	Market rates of interest that would be applicable to an acquisition of the business.

•	The perceived likelihood of changes in insurance regulations and tax laws.

•	The complexity of the business.

•	Prices paid for similar blocks of business.

(f)	Assets and liabilities are adjusted to reflect their estimated fair market value. The portion of the reorganization value that could not be attributed to specific tangible or identified intangible assets has been recorded as goodwill.

(g)	The Company establishes reserves for insurance policy benefits based on assumptions as to investment yields, mortality, morbidity, withdrawals and lapses. These reserves include amounts for estimated future payment of claims based on actuarial assumptions. Many factors can affect these reserves, such as economic conditions, inflation, hospital and pharmaceutical costs, changes in doctrines of legal liability and extra contractual damage awards. The balance is based on the Company’s best estimate (with assistance from an independent actuarial firm) of the future performance of this business, given recent and expected future changes in experience. Adjustments to the Predecessor’s liabilities for insurance and asset accumulation products are further discussed in the note to the consolidated financial statements entitled “Liabilities for Insurance and Asset Accumulation Products”.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Summary of Significant Accounting Policies

       The following summary explains the significant accounting policies we use to prepare our financial statements. We prepare our financial statements in accordance with generally accepted accounting principles (“GAAP”). We follow the accounting standards established by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants (“AICPA”) and the Securities and Exchange Commission (the “SEC”).

Investments

       We classify our fixed maturity securities into three categories: (i) “actively managed” (which we carry at estimated fair value with any unrealized gain or loss, net of tax and related adjustments, recorded as a component of shareholders’ equity (deficit)); (ii) “trading” (which we carry at estimated fair value with changes in such value recognized as trading income); and (iii) “held to maturity” (which we carry at amortized cost). We had no fixed maturity securities classified as held to maturity during the periods presented in these financial statements.

       At August 31, 2003, we established trading security accounts which are designed to act as a hedge for embedded derivatives related to: (i) our equity-indexed annuity products; and (ii) certain modified coinsurance agreements. See the note entitled “Accounting for Derivatives” for further discussion regarding the embedded derivatives and the trading accounts. In addition, the trading account includes the investments backing the market strategies of our multibucket annuity products. The change in market value of these securities is substantially offset by the change in insurance policy benefits for these products. Our trading securities totaled $915.1 million at December 31, 2003. The change in the market value of these securities is recognized currently in investment income (classified as income from policyholder and reinsurer accounts).

       Equity securities include investments in common stock and non-redeemable preferred stock. We carry these investments at estimated fair value. We record any unrealized gain or loss, net of tax and related adjustments, as a component of shareholders’ equity. When declines in value considered to be other than temporary occur, we reduce the amortized cost to estimated fair value and recognize a loss in the statement of operations.

       Mortgage loans held in our investment portfolio are carried at amortized unpaid balances, net of provisions for estimated losses.

       Policy loans are stated at their current unpaid principal balances.

       Venture capital investment in AT&T Wireless Services, Inc. (“AWE”) is carried at fair value, with changes in such value recognized as investment income (loss). In December 2003, we sold the remaining 4.1 million shares of AWE common stock. In 2002, we sold 10.3 million shares of AWE common stock which generated proceeds of $75.7 million. At December 31, 2002, we held 4.1 million shares of AWE common stock with a value of $25.0 million. We recognized venture capital investment income (losses) of $(5.5) million in the four months ended December 31, 2003; $10.5 million in the eight months ended August 31, 2003; and $(99.3) million and $(42.9) million in 2002 and 2001, respectively, related to this investment.

       Other invested assets include: (i) Standard & Poor’s 500 Index Call Options (“S&P 500 Call Options”); and (ii) certain non-traditional investments. We carry the S&P 500 Call Options at estimated fair value as further described below under “Accounting for Derivatives”. Non-traditional investments include investments in certain limited partnerships and promissory notes; we account for them using either the cost method, or for investments in partnerships, the equity method.

       We defer any fees received or costs incurred when we originate investments. We amortize fees, costs, discounts and premiums as yield adjustments over the contractual lives of the investments. We consider

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

anticipated prepayments on mortgage-backed securities in determining estimated future yields on such securities.

       When we sell a security (other than trading securities or venture capital investments), we report the difference between the sale proceeds and amortized cost (determined based on specific identification) as a realized investment gain or loss.

       We regularly evaluate all of our investments based on current economic conditions, credit loss experience and other investee-specific developments. If there is a decline in a security’s fair value that is other than temporary, we treat it as a realized investment loss and reduce the cost basis of the security to its estimated fair value.

Cash and Cash Equivalents

       Cash and cash equivalents include commercial paper, invested cash and other investments purchased with original maturities of less than three months. We carry them at amortized cost, which approximates estimated fair value.

Provision for Losses

       During 2003, 2002 and 2001, we established additional provisions for losses related to our guarantees of bank loans and the related interest loans to approximately 155 current and former directors, officers and key employees for the purchase of the common stock of Old Conseco (see the note to the consolidated financial statements entitled “Commitments and Contingencies” for additional information on this provision).

Cost of Policies Produced

       In conjunction with the implementation of fresh start accounting, we eliminated the historical balance of Old Conseco’s cost of policies produced as of August 31, 2003 and replaced it with the value of policies in force at the Effective Date.

       The costs that vary with, and are primarily related to, producing new insurance business in the period after August 31, 2003 are referred to as cost of policies produced. We amortize these costs (using the interest rate credited to the underlying policy for universal life or investment-type products and the projected investment earnings rate for other products): (i) in relation to the estimated gross profits for universal life-type and investment-type products; or (ii) in relation to future anticipated premium revenue for other products.

       When we realize a gain or loss on investments backing our universal life or investment-type products, we adjust the amortization to reflect the change in estimated gross profits from the products due to the gain or loss realized and the effect of the event on future investment yields. We also adjust the cost of policies produced for the change in amortization that would have been recorded if actively managed fixed maturity securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. We include the impact of this adjustment in accumulated other comprehensive income (loss) within shareholders’ equity (deficit).

       When we replace an existing insurance contract with another insurance contract with substantially different terms, all unamortized cost of policies produced related to the replaced contract is immediately written off. When we replace an existing insurance contract with another insurance contract with substantially similar terms, we continue to defer the cost of policies produced associated with the replaced contract. Such costs related to the replaced contracts which continue to be deferred were nil in the four months ended December 31, 2003; $2.9 million in the eight months ended August 31, 2003; and $7.6 million and $10.0 million in 2002 and 2001, respectively.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       We regularly evaluate the recoverability of the unamortized balance of the cost of policies produced. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is charged to amortization expense.

Value of Policies Inforce at the Effective Date

       In conjunction with the implementation of fresh start accounting, we eliminated the historical balances of Old Conseco’s cost of policies purchased and cost of policies produced as of the Effective Date and replaced them with the value of policies inforce as of the Effective Date.

       The cost assigned to the right to receive future cash flows from contracts existing at August 31, 2003 is referred to as the cost of policies inforce as of the Effective Date. We also defer renewal commissions paid in excess of ultimate commission levels related to the existing policies in this account. The balance of this account is amortized, evaluated for recovery, and adjusted for the impact of unrealized gains (losses) in the same manner as the cost of policies produced described above.

       The discount rate we used to determine the value of the cost of policies inforce as of the Effective Date is the rate of return which management of the Company (with assistance from an independent actuarial firm) believes would be required by a purchaser of the business based on conditions existing as of the Effective Date. In determining this required rate of return, we considered many factors including: (i) the magnitude of the risks associated with each of the actuarial assumptions used in determining expected future cash flows; (ii) market rates of interest that would be applicable to an acquisition of the business; (iii) the likelihood of changes in projected future cash flows that might occur if there are changes in insurance regulations and tax laws; (iv) the compatibility of the business with our future business plans that may favorably affect future cash flows; (v) the complexity of the business; and (vi) recent prices (i.e., discount rates used in determining valuations) paid by others to acquire similar blocks of business. The weighted average discount rate we used to determine the value of business inforce as of the Effective Date was 12 percent.

       The Company expects to amortize approximately 10 percent of the December 31, 2003 balance of the value of policies inforce at the Effective Date in 2004, 10 percent in 2005, 9 percent in 2006, 8 percent in 2007 and 8 percent in 2008.

Goodwill

       Upon our emergence from bankruptcy, we revalued our assets and liabilities to current estimated fair value and established our capital accounts at the reorganization value determined in connection with the Plan. We recorded the $1,141.6 million of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. Under current accounting rules (which became effective January 1, 2002) goodwill is not amortized but is subject to an annual impairment test (or more frequent under certain circumstances). We obtained an independent appraisal of our business in connection with the preparation of the Plan and our implementation of fresh start accounting.

       Although the goodwill balance will not be subject to amortization, it will be reduced by future use of the Company’s net deferred income tax assets (including the tax operating loss carryforwards) existing at August 31, 2003 (such balance was reduced by $189.4 million in the four months ended December 31, 2003). A valuation allowance has been provided for the remaining balance of such net deferred income tax assets due to the uncertainties regarding their realization. See the note entitled “Income Taxes” for further discussion.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Changes in the carrying amount of goodwill are as follows (dollars in millions):

Successor

Four Months
Ended
December 31,
2003

Goodwill balance, beginning of period	$1,141.6
Recognition of tax valuation reserve established at the Effective Date	(189.4)

Goodwill balance, end of period	$952.2

Reorganization Items

       Reorganization items represent amounts the Predecessor incurred as a result of its Chapter 11 reorganization, and are presented separately in the consolidated statement of operations. These items consist of the following (dollars in millions):

	Eight Months
	Ended	Year Ended
	August 31,	December 31,
	2003	2002

Gain on discharge of prepetition liabilities	$3,151.4	$—
Fresh start adjustments	(950.0)	—
Professional fees	(70.9)	(14.4)

Total reorganization items	$2,130.5	$(14.4)

Liabilities Subject to Compromise

       Under the Bankruptcy Code, actions by creditors to collect indebtedness owed prior to the Petition Date were stayed and certain other prepetition contractual obligations could not be enforced against the Filing Entities. The Filing Entities received approval from the Court to pay certain prepetition liabilities including employee salaries and wages, benefits and other employee obligations. All other prepetition liabilities were classified as “liabilities subject to compromise” in the December 31, 2002 consolidated balance sheet.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following table summarizes the components of the liabilities included in the line “liabilities subject to compromise” in our consolidated balance sheet at December 31, 2002 (dollars in millions):

Predecessor

Other liabilities:
Liability for guarantee of bank loans to former directors and current and former officers and key employees of Old Conseco to purchase common stock of Old Conseco	$480.8
Interest payable	171.6
Accrual for distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts of Old Conseco	90.1
Liability for retirement benefits pursuant to executive employment agreements	22.6
Liability for deferred compensation	2.3
Other liabilities	48.8

Total other liabilities subject to compromise	816.2
Notes payable — direct corporate obligations	4,057.1

Total liabilities subject to compromise	$4,873.3

Other Intangible Assets

       In conjunction with our adoption of fresh start accounting, we identified certain intangible assets other than goodwill. We determined the value of these assets with assistance from an independent valuation firm. In accordance with SFAS 142, other intangible assets with indefinite lives are not amortized, but are subject to impairment tests on an annual basis (or more frequent under certain circumstances). SFAS 142 requires intangible assets with finite useful lives to be amortized over their estimated useful lives and to be reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). We amortize the value of our career agency force and our independent agency force over their estimated useful lives of 15 years using the straight line method. We continually evaluate the reasonableness of the useful lives of these assets.

       The following summarizes other identifiable intangible assets as of December 31, 2003 (dollars in millions):

Successor

Indefinite lived other intangible assets:
Trademarks and tradenames	$25.1
State licenses and charters	17.0

Total indefinite lived other intangible assets	42.1

Finite lived other intangible assets:
Career agency force	64.7
Independent agency force	49.8
Other	1.2
Less accumulated amortization	(2.6)

Total finite lived other intangible assets	113.1

Total other intangible assets	$155.2

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets Held in Separate Accounts and Investment Trust

       Separate accounts are funds on which investment income and gains or losses accrue directly to certain policyholders. The assets of these accounts are legally segregated. They are not subject to the claims that may arise out of any other business of Conseco. We report separate account assets at market value; the underlying investment risks are assumed by the contractholders. We record the related liabilities at amounts equal to the market value of the underlying assets. We record the fees earned for administrative and contractholder services performed for the separate accounts in insurance policy income.

       In addition, prior to its liquidation in the third quarter of 2003, we held investments in a trust for the benefit of the purchasers of certain products of our asset management subsidiary. Because we held the residual interests in the cash flows from the trust and actively managed its investments, we were required to include the accounts of the trust in our consolidated financial statements. We recorded the fees earned for investment management and other services provided to the trust as fee revenue. See the caption “Brickyard Trust” in the note to the consolidated financial statements entitled “Investments in Variable Interest Entities” for further information on these investments.

Recognition of Insurance Policy Income and Related Benefits and Expenses on Insurance Contracts

       Generally, we recognize insurance premiums for traditional life and accident and health contracts as earned over the premium-paying periods. We establish reserves for future benefits on a net-level premium method based upon assumptions as to investment yields, mortality, morbidity, withdrawals and dividends. We record premiums for universal life-type and investment-type contracts that do not involve significant mortality or morbidity risk as deposits to insurance liabilities. Revenues for these contracts consist of mortality, morbidity, expense and surrender charges. We establish reserves for the estimated present value of the remaining net costs of all reported and unreported claims.

Reinsurance

       In the first quarter of 2002, we completed a reinsurance agreement pursuant to which we ceded 80 percent of the inforce traditional life business of our subsidiary, Bankers Life and Casualty Company, to Reassure America Life Insurance Company (rated A+ by A.M. Best Company, or “A.M. Best”). The total insurance liabilities ceded pursuant to the contract were approximately $400 million. The reinsurance agreement and the related dividends of $110.5 million were approved by the appropriate state insurance departments and the dividends were paid to Old Conseco. The ceding commission approximated the amount of the cost of policies purchased and cost of policies produced related to the ceded business.

       On June 28, 2002, we completed a reinsurance transaction pursuant to which we ceded 100 percent of the traditional life and interest-sensitive life insurance business of our subsidiary, Conseco Variable Insurance Company, to Protective Life Insurance Company (rated A+ by A.M. Best). The total insurance liabilities ceded pursuant to the contract were approximately $470 million. Our insurance subsidiary received a ceding commission of $49.5 million.

       During the second quarter of 2002, one of our subsidiaries, Colonial Penn Life Insurance Company (formerly known as Conseco Direct Life Insurance Company), ceded a block of graded benefit life insurance policies to an unaffiliated company pursuant to a modified coinsurance agreement. Our subsidiary received a ceding commission of $83.0 million. The cost of policies purchased and the cost of policies produced were reduced by $123.0 million and we recognized a loss of $39.0 million related to the transaction.

       In the normal course of business, we seek to limit our exposure to loss on any single insured or to certain groups of policies by ceding reinsurance to other insurance enterprises. We currently retain no more than $.8 million of mortality risk on any one policy. We diversify the risk of reinsurance loss by using a number of reinsurers that have strong claims-paying ratings. If any reinsurer could not meet its obligations,

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company would assume the liability. The likelihood of a material loss being incurred as a result of the failure of one of our reinsurers is considered remote. The cost of reinsurance is recognized over the life of the reinsured policies using assumptions consistent with those used to account for the underlying policy. The cost of reinsurance ceded totaled $92.1 million in the four months ended December 31, 2003; $196.4 million in the eight months ended August 31, 2003; and $327.8 million and $249.4 million in 2002 and 2001, respectively. We deduct this cost from insurance policy income. In each case, the ceding Conseco subsidiary is contingently liable for claims reinsured if the assuming company is unable to pay. Reinsurance recoveries netted against insurance policy benefits totaled $94.3 million in the four months ended December 31, 2003; $199.2 million in the eight months ended August 31, 2003; and $323.6 million and $201.3 million in 2002 and 2001, respectively.

       From time-to-time, we assume insurance from other companies. Any costs associated with the assumption of insurance are amortized consistent with the method used to amortize the cost of policies produced described above. Reinsurance premiums assumed totaled $31.9 million in the four months ended December 31, 2003; $57.3 million in the eight months ended August 31, 2003; and $78.7 million and $146.0 million in 2002 and 2001, respectively.

       See “Accounting for Derivatives” for a discussion of the derivative embedded in the payable related to certain modified coinsurance agreements.

Income Taxes

       Our income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities, capital loss carryforwards and net operating loss carryforwards. In assessing the realization of deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred income tax assets depends upon generating future taxable income during the periods in which our temporary differences become deductible and before our net operating loss carryforwards expire. In addition, the use of the Company’s net ordinary loss carryforwards is dependent, in part, on whether the IRS ultimately agrees with the tax position we plan to take in our current and future tax returns. We evaluate the realizability of our deferred income tax assets by assessing the need for a valuation allowance on a quarterly basis. As of December 31, 2003, a valuation allowance has been provided for the entire balance of the net deferred tax asset as the realization of the net deferred tax asset is uncertain.

Investment Borrowings

       As part of our investment strategy, we may enter into reverse repurchase agreements and dollar-roll transactions to increase our investment return or to improve our liquidity. We account for these transactions as collateral borrowings, where the amount borrowed is equal to the sales price of the underlying securities. Reverse repurchase agreements involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed-upon price. Dollar rolls are similar to reverse repurchase agreements except that, with dollar rolls, the repurchase involves securities that are substantially the same as the securities sold (rather than being the same security). Such borrowings (excluding borrowings related to the GM building) averaged $488.9 million during the four months ended December 31, 2003; $689.1 million during the eight months ended August 31, 2003; and $1,155.8 million during 2002. These borrowings were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rates on such borrowings were 1.5 percent during the four months ended December 31, 2003; 1.8 percent during the eight months ended August 31, 2003; and 1.3 percent during 2002. The primary risk associated with short-term collateralized borrowings is that a counterparty will be unable to perform under the terms of the contract. Our exposure is limited to the excess of the net replacement cost of the securities over the value of the short-term investments (such excess was not material at December 31, 2003). We believe the

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

counterparties to our reverse repurchase and dollar-roll agreements are financially responsible and that the counterparty risk is minimal.

Use of Estimates

       When we prepare financial statements in conformity with GAAP, we are required to make estimates and assumptions that significantly affect various reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods. For example, we use significant estimates and assumptions in calculating values for the cost of policies produced, the cost of policies purchased, the value of policies inforce at the Effective Date, certain investments, assets and liabilities related to income taxes, goodwill, liabilities for insurance and asset accumulation products, liabilities related to litigation, guaranty fund assessment accruals and liabilities related to guarantees of bank loans and the related interest loans to certain former directors and certain current and former officers and key employees. If our future experience differs from these estimates and assumptions, our financial statements would be materially affected.

Accounting for Derivatives

       Our equity-indexed annuity products provide a guaranteed base rate of return and a higher potential return linked to the performance of the Standard & Poor’s 500 Index (“S&P 500 Index”) based on a percentage (the “participation rate”) over an annual period. At the beginning of each policy year, a new index period begins. We are able to change the participation rate at the beginning of each index period, subject to contractual minimums. We buy S&P 500 Call Options in an effort to hedge potential increases to policyholder benefits resulting from increases in the S&P 500 Index to which the product’s return is linked. We include the cost of the S&P 500 Call Options in the pricing of these products. Policyholder account balances for these annuities fluctuate in relation to changes in the values of these options. We reflect changes in the estimated market value of these options in net investment income. Option costs that are attributable to benefits provided were $19.1 million during the four months ended December 31, 2003; $53.5 million during the eight months ended August 31, 2003; and $97.5 million and $119.0 million during 2002 and 2001, respectively. These costs are reflected in the change in market value of the S&P 500 Call Options included in investment income. Net investment income (loss) related to equity-indexed products before this expense was $61.3 million in the four months ended December 31, 2003; $78.7 million in the eight months ended August 31, 2003; and $(3.0) million and $4.8 million in 2002 and 2001, respectively. These amounts were substantially offset by the corresponding charge to insurance policy benefits. The estimated fair value of the S&P 500 Call Options was $97.2 million and $32.8 million at December 31, 2003 and 2002, respectively. We classify these instruments as other invested assets. The Company accounts for the options attributed to the policyholder for the estimated life of the annuity contract as embedded derivatives as defined by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by Statement of Financial Accounting Standards No. 137, “Deferral of the Effective Date of FASB Statement No. 133” and Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” (collectively referred to as “SFAS 138”). We record the changes in the fair values of the embedded derivatives in current earnings as a component of policyholder benefits. The fair value of these derivatives, which are classified as “liabilities for interest-sensitive products” was $214.7 million and $301.9 million at December 31, 2003 and 2002, respectively. We have transferred a specified block of investments which are equal to the balance of these liabilities to our trading securities account, which we carry at estimated fair value with changes in such value recognized as investment income (classified as investment income from policyholder accounts). The change in value of these trading securities should largely offset the portion of the change in the value of the embedded derivative which is caused by interest rate fluctuations.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       On June 29, 2001, we entered into interest rate swap agreements to convert the fixed rate on our senior notes (10.75 percent) to a variable rate based on LIBOR plus 4.75 percent. In accordance with the requirements of SFAS 138, the change in the fair value of the interest rate swap and the gain or loss on the hedged senior notes attributable to the hedged interest rate risk were recorded in current-period earnings. Because the terms of the interest rate swap agreements substantially matched the terms of the senior notes, the gain or loss on the swap and the senior notes was generally equal and offsetting (although the effective interest rate on our debt was affected).

       In early October 2001, we terminated these interest rate swap agreements for cash proceeds of $19.0 million (the value of the terminated swap agreements). No gain was recognized upon the termination of the interest rate swap agreements. Instead, the change in the fair value of the senior notes recorded while the interest rate swaps were outstanding was amortized as a reduction to interest expense over the remaining life of our senior notes until such notes were discharged in accordance with the Plan.

       In October 2001, we also entered into new interest rate swap agreements to replace the terminated agreements which converted the fixed rate on our 10.75% senior notes to a variable rate based on LIBOR plus 5.7525 percent. Such interest rate swap agreements were terminated in April 2002 generating cash proceeds of $3.5 million. Such amount represented $11.9 million of cash due to the Company pursuant to the terms of the swaps, net of $8.4 million which represented the fair value of the interest rate swaps on the date of termination. The $8.4 million was amortized as additional interest expense over the remaining life of our senior notes until such notes were discharged in accordance with the Plan.

       The Company entered into a forward sale contract related to a portion of its venture capital investment in AWE. Such contract was carried at market value, with the change in such value being recognized as venture capital income (loss). The value of the derivative fluctuated in relation to the AWE common stock it related to. In the third quarter of 2002, we agreed with the counterparties to unwind the forward sale contract. The net effect of unwinding the forward purchase contract resulted in a small gain.

       If the counterparties for the derivatives we hold fail to meet their obligations, we may have to recognize a loss. We limit our exposure to such a loss by diversifying among several counterparties believed to be strong and creditworthy. At December 31, 2003, all of the counterparties were rated “A” or higher by Standard & Poor’s Corporation (“S&P”).

       The FASB’s Derivative Implementation Group issued SFAS No. 133 Implementation Issue No. B36, “Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments that Incorporate Credit Risk Exposures that are Unrelated or Only Partially Related to the Creditworthiness of the Obligor of Those Instruments” (“DIG B36”) in April 2003. DIG B36 addresses specific circumstances under which bifurcation of an instrument into a host contract and an embedded derivative is required. DIG B36 requires the bifurcation of a derivative from the receivable or payable related to a modified coinsurance agreement, where the yield on the receivable and payable is based on a return of a specified block of assets rather than the creditworthiness of the ceding company. We implemented this guidance on August 31, 2003, in conjunction with our adoption of fresh start accounting. We have determined that certain of our reinsurance payable balances contain embedded derivatives. Such derivatives had an estimated fair value of $20.9 million and $27.2 million at August 31, 2003 and December 31, 2003, respectively. We record the change in the fair value of these derivatives as a component of investment income (classified as investment income from policyholder and reinsurer accounts). We have transferred the specific block of investments related to these agreements to our trading securities account, which we carry at estimated fair value with changes in such value recognized as investment income (also classified as investment income from reinsurer accounts). The change in value of these trading securities should largely offset the change in value of the embedded derivatives.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Multibucket Annuity Product

       The Company’s multibucket annuity is a fixed annuity product that credits interest based on the experience of a particular market strategy. Policyholders allocate their annuity premium payments to several different market strategies based on different asset classes within the Company’s investment portfolio. Interest is credited to this product based on the market return of the given strategy, less management fees, and funds may be moved between different strategies. The Company guarantees a minimum return of premium plus approximately 3 percent per annum over the life of the contract. The investments backing the market strategies of these products are designated by the Company as trading securities. The change in the fair value of these securities is recognized currently in investment income (classified as income from policyholder and reinsurer accounts) which is substantially offset by the change in insurance policy benefits for these products.

Accounting for Stock Options

       In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, an Amendment of FASB Statement No. 123 (“SFAS 148”), which provides three alternative methods of transition to the fair value method of accounting for stock options. SFAS 148 also amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

       We apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for our stock option plans. Had compensation cost been determined based on the fair value at the grant dates for awards granted after January 1, 1995, consistent with the method of SFAS 123, the Company’s pro forma net income (loss) and pro forma earnings (loss) per share would have been as follows (dollars in millions, except per share amounts):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Net income (loss), as reported	$96.3	$2,201.7	$(7,835.7)	$(405.9)
Less stock-based employee compensation expense determined under the fair value based method for all awards, net of income taxes	.4	7.2	12.4	28.2

Pro forma net income (loss)	$95.9	$2,194.5	$(7,848.1)	$(434.1)

Earnings per share:
Basic, as reported	$.68

Basic, pro forma	$.68

Diluted, as reported	$.67

Diluted, pro forma	$.67

       Pro forma compensation expense in the eight months ended August 31, 2003, has been reduced by $5.0 million due to the reversal of expense for options that were not vested upon cancellation of the outstanding stock options of the Predecessor.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Values of Financial Instruments

       We use the following methods and assumptions to determine the estimated fair values of financial instruments:

Investment securities. For fixed maturity securities (including redeemable preferred stocks) and for equity and trading securities, we use quotes from independent pricing services, where available. For investment securities for which such quotes are not available, we use values obtained from broker-dealer market makers or by discounting expected future cash flows using a current market rate appropriate for the yield, credit quality, and (for fixed maturity securities) the maturity of the investment being priced.

Venture capital investment in AWE. We carry this investment at estimated fair value based on quoted market prices.

Cash and cash equivalents. The carrying amount for these instruments approximates their estimated fair value.

Mortgage loans and policy loans. We discount future expected cash flows for loans included in our investment portfolio based on interest rates currently being offered for similar loans to borrowers with similar credit ratings. We aggregate loans with similar characteristics in our calculations. The market value of policy loans approximates their carrying value.

Other invested assets. We use quoted market prices, where available. When quotes are not available, we estimate the fair value based on: (i) discounted future expected cash flows; or (ii) independent transactions which establish a value for our investment. When we are unable to estimate a fair value, we assume a market value equal to carrying value.

Insurance liabilities for interest-sensitive products. We discount future expected cash flows based on interest rates currently being offered for similar contracts with similar maturities.

Investment borrowings and notes payable. For publicly traded debt, we use current market values. For other notes, we use discounted cash flow analyses based on our current incremental borrowing rates for similar types of borrowing arrangements.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Here are the estimated fair values of our financial instruments (dollars in millions):

	Successor		Predecessor

	December 31, 2003		December 31, 2002

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Actively managed fixed maturities	$19,840.1	$19,840.1	$19,417.4	$19,417.4
Equity securities	74.5	74.5	156.0	156.0
Mortgage loans	1,139.5	1,174.1	1,308.3	1,335.7
Policy loans	503.4	503.4	536.2	536.2
Trading securities	915.1	915.1	—	—
Venture capital investment in AT&T Wireless Services, Inc.	—	—	25.0	25.0
Other invested assets	324.1	324.1	340.8	340.8
Cash and cash equivalents	1,260.6	1,260.6	1,268.9	1,268.9
Financial liabilities:
Insurance liabilities for interest-sensitive products(a)	12,480.4	12,480.4	13,122.7	13,122.7
Investment borrowings	387.3	387.3	669.7	669.7
Notes payable:
Corporate(b)	1,300.0	1,300.0	—	—
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	—	1,921.5	9.7

(a)	The estimated fair value of the liabilities for interest-sensitive products was approximately equal to its carrying value at December 31, 2003 and 2002. This was because interest rates credited on the vast majority of account balances approximate current rates paid on similar products and because these rates are not generally guaranteed beyond one year. We are not required to disclose fair values for insurance liabilities, other than those for interest-sensitive products. However, we take into consideration the estimated fair values of all insurance liabilities in our overall management of interest rate risk. We attempt to minimize exposure to changing interest rates by matching investment maturities with amounts due under insurance contracts.

(b)	At December 31, 2002, corporate notes payable were classified as liabilities subject to compromise.

Cumulative Effect of Accounting Change and Goodwill Impairment Related to Predecessor

       The FASB issued SFAS 142, in June 2001. Under the new rule, intangible assets with an indefinite life are no longer amortized in periods subsequent to December 31, 2001, but are subject to annual impairment tests (or more frequent under certain circumstances), effective January 1, 2002. The Company determined that all of its goodwill had an indefinite life and was therefore subject to the new rules. The Company adopted SFAS 142 on January 1, 2002.

       Pursuant to the transitional rules of SFAS 142, we completed the two-step impairment test during 2002 and, as a result of that test, we recorded the cumulative effect of the accounting change for the goodwill impairment charge of $2,949.2 million. The impairment charge is reflected in the cumulative effect of an accounting change in the accompanying consolidated statement of operations for the year ended December 31, 2002. Subsequent impairment charges are classified as an operating expense. As described below, the Company performed an impairment test in 2002, as a result of circumstances which indicated a possible impairment.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The significant factors used to determine the amount of the initial impairment included analyses of industry market valuations, historical and projected performance of our insurance segment, discounted cash flow analyses and the market value of our capital. The valuation utilized the best available information, including assumptions and projections we considered reasonable and supportable. The assumptions we used to determine the discounted cash flows involve significant judgments regarding the best estimate of future premiums, expected mortality and morbidity, interest earned and credited rates, persistency and expenses. The discount rate used was based on an analysis of the weighted average cost of capital for several insurance companies and considered the specific risk factors related to Conseco. Pursuant to the guidance in SFAS 142, quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for measurement, if available.

       On August 14, 2002, our insurance subsidiaries’ financial strength ratings were downgraded by A.M. Best to “B (fair)” and on September 8, 2002, the Company defaulted on its public debt. These developments caused sales of our insurance products to fall and policyholder redemptions and lapses to increase. The adverse impact on our insurance subsidiaries resulting from the ratings downgrade and parent company default required that an additional impairment test be performed as of September 30, 2002, in accordance with SFAS 142.

       In connection with the preparation of the Plan, we retained an outside actuarial consulting firm to assist in valuing our insurance subsidiaries. That valuation work and our internal evaluation were used in performing the additional impairment tests that resulted in an impairment charge to goodwill of $500.0 million. The charge is reflected in the line item entitled “Goodwill impairment” in our consolidated statement of operations for the year ended December 31, 2002. The most significant changes made to the January 1, 2002 valuation that resulted in the additional impairment charge were: (i) reduced estimates of projected future sales of insurance products; (ii) increased estimates of future policyholder redemptions and lapses; and (iii) a higher discount rate to reflect the current rates used by the market to value life insurance companies. Management believes that the assumptions and estimates used were reasonable given all available facts and circumstances at the time made.

       Prior to the adoption of SFAS 142, we determined whether goodwill was recoverable from projected undiscounted net cash flows for the earnings of our subsidiaries over the remaining amortization period. If we determined that undiscounted projected cash flows were not sufficient to recover the goodwill balance, we would reduce its carrying value with a corresponding charge to expense or shorten the amortization period. Cash flows considered in such an analysis were those of the business acquired, if separately identifiable, or the product line that acquired the business, if such earnings were not separately identifiable.

       Changes in the carrying amount of Predecessor’s goodwill for the eight months ended August 31, 2003, and the year ended December 31, 2002, are as follows (dollars in millions):

	Predecessor

	Eight Months
	Ended	Year Ended
	August 31,	December 31,
	2003	2002

Goodwill balance, beginning of period	$100.0	$3,695.4
Cumulative effect of accounting change	—	(2,949.2)
Impairment charge	—	(500.0)
Reduction of tax valuation contingencies established at acquisition date for acquired companies	(.6)	(146.2)

Goodwill balance, end of period	$99.4	$100.0

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       In accordance with SFAS 142, we discontinued the amortization of goodwill expense effective January 1, 2002. The following information summarizes the impact of goodwill amortization on income before discontinued operations and cumulative effect of accounting change; and net income for the periods presented in our consolidated statement of operations for periods prior to January 1, 2002 (dollars in millions, except per share data):

Predecessor

Year Ended
December 31,
2001

Reported loss before discontinued operations and cumulative effect of accounting change	$(305.3)
Add back: goodwill amortization	108.2

Adjusted loss before discontinued operations and cumulative effect of accounting change	$(197.1)

Reported net loss applicable to common stock	$(418.7)
Add back: goodwill amortization	109.6

Adjusted net loss applicable to common stock	$(309.1)

Recently Issued Accounting Standards

       Pursuant to SOP 90-7, we have implemented the provisions of accounting principles required to be adopted within twelve months of the adoption of fresh start accounting. The following summarizes the new accounting pronouncements we have recently adopted:

       The FASB’s Derivative Implementation Group issued DIG B36 in April 2003. DIG B36 addresses specific circumstances under which bifurcation of an instrument into a host contract and an embedded derivative is required. DIG B36 requires the bifurcation of a derivative from the receivable or payable related to a modified coinsurance agreement, where the yield on the receivable and payable is based on a return of a specified block of assets rather than the creditworthiness of the ceding company. We implemented this guidance on August 31, 2003, in conjunction with our adoption of fresh start accounting. See the note entitled “Accounting for Derivatives” for a discussion of the impact of implementing this guidance.

       The FASB issued Financial Accounting Standards No. 149 “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”) in April 2003. SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Except for certain implementation guidance included in SFAS 149 which is already effective, the new guidance is effective for: (i) contracts entered into or modified after June 30, 2003; and (ii) hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company’s consolidated financial statements.

       The FASB issued Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”) in May 2003. SFAS 150 establishes standards for classifying and measuring certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. For example, mandatorily redeemable preferred stock is required to be classified as a liability pursuant to SFAS 150. SFAS 150 is effective immediately for financial instruments entered into or modified after May 31, 2003, and for all other financial instruments beginning with the third quarter of 2003. Effective July 1, 2003, Old Conseco’s Company-

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

obligated mandatorily redeemable preferred securities of subsidiary trusts, or TOPrS, with an aggregate carrying value of $1,921.5 million, were reclassified to liabilities pursuant to the provisions of SFAS 150. The adoption of SFAS 150 does not impact the financial statements of Conseco subsequent to the Effective Date since the Company-obligated mandatorily redeemable preferred securities of subsidiary trusts are no longer outstanding.

       The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-01 “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts” (“SOP 03-01”) in July 2003. SOP 03-01 provides guidance on several insurance company disclosure and accounting matters including the appropriate accounting for: (i) separate accounts; (ii) additional interest (for example, persistency bonus) accruing to the investment contract holder; (iii) the liability for contracts where the amounts assessed against the contract holder each period are assessed in a manner that is expected to result in profits in earlier years and losses in subsequent years; (iv) potential benefits to annuity holders in addition to their account balance; (v) sales inducements to contract holders; and (vi) other provisions. The Company recently sold most of its separate account business. Accordingly, the new guidance related to separate accounts will have no impact on the Company’s consolidated financial position, results of operations or cash flows. As a result of our adoption of fresh start accounting, we were required to revalue our insurance product liabilities and record them at their estimated fair market value. In calculating the value of the liabilities for insurance and asset accumulation products, we followed the guidance of SOP 03-01. We have changed the way we classify the costs related to sales inducements in accordance with the new guidance. However, such change was not material. Our reserve for sales inducement persistency bonus benefits was $282.8 million at December 31, 2003, and $278.6 million at August 31, 2003.

       In January 2003, the FASB issued FIN 46, which requires expanded disclosures for and, in some cases, consolidation of significant investments in variable interest entities (“VIE”). A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest, or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Under FIN 46, a company is required to consolidate a VIE if it is the primary beneficiary of the VIE. FIN 46 defines primary beneficiary as the party which will absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected residual returns, or both.

       The Company has investments in various types of VIEs, some of which require additional disclosure under FIN 46, and several of which require consolidation under FIN 46. As further discussed in the note to the consolidated financial statements entitled “Investments in Variable Interest Entities”, we have consolidated all of our investments in VIEs. The adoption of the consolidation requirements of FIN 46 did not have a material impact on our financial condition or results of operations. The note entitled “Investments in Variable Interest Entities” includes the expanded disclosures required by FIN 46.

       The FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”) in November 2002. FIN 45 requires certain guarantees to be recognized as liabilities at fair value. In addition, it requires a guarantor to make new disclosures regarding its obligations. We implemented the new disclosure requirements as of December 31, 2002. FIN 45’s liability recognition requirement is effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not impact the Company’s results of operations or financial condition.

       The FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Exit or Disposal Activities” (“SFAS 146”) in June 2002. SFAS 146 addresses financial accounting and reporting for costs that are associated with exit and disposal activities and supersedes Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS 146 is required to be

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

used to account for exit or disposal activities that are initiated after December 31, 2002. The provisions of EITF 94-3 shall continue to apply for an exit activity initiated prior to the adoption of SFAS 146. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. The Company adopted the provisions of SFAS 146 on January 1, 2003. The initial adoption of SFAS 146 did not have an impact on the Company’s consolidated financial statements.

       The FASB issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”) in April 2002. Under previous guidance all gains and losses resulting from the extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. SFAS 145 rescinds that guidance and requires that gains and losses from extinguishments of debt be classified as extraordinary items only if they are both unusual and infrequent in occurrence. SFAS 145 also amends previous guidance to require certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for in the same manner as sale-leaseback transactions. The Company adopted SFAS 145 on January 1, 2003. Prior period amounts related to extraordinary gains on the extinguishment of debt have been reclassified in accordance with the new guidance.

       The FASB issued SFAS 144 in August 2001. This standard addresses the measurement and reporting for impairment of all long-lived assets. It also broadens the definition of what may be presented as a discontinued operation in the consolidated statement of operations to include components of a company’s business segments. SFAS 144 requires that long-lived assets currently in use be written down to fair value when considered impaired. Long-lived assets to be disposed of are written down to the lower of cost or fair value less the estimated cost to sell. The Company adopted this standard on January 1, 2002. We followed this standard in determining when it was appropriate to recognize impairments on assets we decided to sell as part of our efforts to raise cash. We also followed this standard in determining that our variable annuity business line and CFC should be presented as discontinued operations in our consolidated financial statements (see the note to the consolidated financial statements entitled “Discontinued Operations”).

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Investments

       At December 31, 2003, the amortized cost and estimated fair value of actively managed fixed maturities and equity securities were as follows (dollars in millions):

	Successor

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Investment grade:
Corporate securities	$11,169.7	$279.8	$13.7	$11,435.8
United States Treasury securities and obligations of United States government corporations and agencies	1,068.9	14.1	1.7	1,081.3
States and political subdivisions	608.4	5.9	2.4	611.9
Debt securities issued by foreign governments	84.6	1.6	—	86.2
Structured securities	5,804.6	59.2	14.9	5,848.9
Below-investment grade (primarily corporate securities)	734.5	43.2	1.7	776.0

Total actively managed fixed maturities	$19,470.7	$403.8	$34.4	$19,840.1

Equity securities	$71.8	$2.8	$.1	$74.5

       At December 31, 2002, the amortized cost and estimated fair value of actively managed fixed maturities and equity securities were as follows (dollars in millions):

	Predecessor

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Investment grade:
Corporate securities	$10,529.0	$517.5	$293.9	$10,752.6
United States Treasury securities and obligations of United States government corporations and agencies	442.4	25.2	9.0	458.6
States and political subdivisions	418.0	23.2	.9	440.3
Debt securities issued by foreign governments	83.3	7.3	—	90.6
Structured securities	6,082.0	336.3	4.2	6,414.1
Below-investment grade (primarily corporate securities)	1,435.1	17.1	191.0	1,261.2

Total actively managed fixed maturities	$18,989.8	$926.6	$499.0	$19,417.4

Equity securities	$161.4	$4.5	$9.9	$156.0

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Accumulated other comprehensive income is primarily comprised of unrealized gains on actively managed fixed maturity investments. These amounts, included in shareholders’ equity (deficit) as of December 31, 2003 and 2002, were as follows (dollars in millions):

	Successor	Predecessor

	December 31,	December 31,
	2003	2002

Net unrealized gains on investments	$375.2	$448.1
Adjustment to value of policies inforce at the Effective Date	(33.5)	—
Adjustments to cost of policies purchased and cost of policies produced	—	(95.3)
Deferred income tax asset (liability)	(123.0)	249.6
Other	—	(21.8)

Accumulated other comprehensive income	$218.7	$580.6

Concentration of Actively Managed Fixed Maturity Securities

       The following table summarizes the carrying values of our fixed maturity securities by industry category as of December 31, 2003 (dollars in millions):

		Percent of
	Carrying	Fixed
	Value	Maturities

Mortgage-backed securities	$5,851.0	29.5%
Bank & Finance	2,713.5	13.7
Manufacturing	2,169.6	10.9
Utilities	1,322.1	6.7
Services	1,142.6	5.8
Communications	1,058.6	5.3
Asset-backed securities	761.6	3.8
Agri/ Forestry/ Mining	761.1	3.8
Government (US)	733.6	3.7
Transportation	498.3	2.5
Retail/ Wholesale	486.2	2.5
Other	2,341.9	11.8

Total fixed maturity securities	$19,840.1	100.0%

Below-Investment Grade Securities

       At December 31, 2003, the amortized cost of the Company’s fixed maturity securities in below-investment grade securities was $734.5 million, or 3.8 percent of the Company’s fixed maturity portfolio. The estimated fair value of the below-investment grade portfolio was $776.0 million, or 106 percent of the amortized cost. The value of these securities varies based on the economic terms of the securities, structural considerations and the creditworthiness of the issuer of the securities. Recently a number of large, highly leveraged issuers have experienced significant financial difficulties, which resulted in our recognition of other-than-temporary impairments.

       Below-investment grade securities have different characteristics than investment grade corporate debt securities. Risk of loss upon default by the borrower is significantly greater with respect to below-investment

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

grade securities than with other corporate debt securities. Below-investment grade securities are generally unsecured and are often subordinated to other creditors of the issuer. Also, issuers of below-investment grade securities usually have higher levels of debt and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than are investment grade issuers. The Company attempts to reduce the overall risk in the below-investment grade portfolio, as in all investments, through careful credit analysis, strict investment policy guidelines, and diversification by issuer and/or guarantor and by industry.

Contractual Maturity

       The following table sets forth the amortized cost and estimated fair value of actively managed fixed maturities at December 31, 2003, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Most of the mortgage-backed securities shown below provide for periodic payments throughout their lives (dollars in millions).

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$103.9	$105.1
Due after one year through five years	1,256.0	1,271.2
Due after five years through ten years	5,229.6	5,318.3
Due after ten years	7,074.4	7,294.5

Subtotal	13,663.9	13,989.1
Structured securities(a)	5,806.8	5,851.0

Total actively managed fixed maturities	$19,470.7	$19,840.1

(a)	Includes below-investment grade mortgage-backed securities with both an amortized cost and estimated fair value of $2.1 million.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Investment Income

       Net investment income consisted of the following (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Fixed maturities	$381.7	$812.8	$1,375.2	$1,510.7
Venture capital investment income (loss)	(5.5)	10.5	(99.3)	(42.9)
Trading income related to policyholder and reinsurer accounts	10.9	—	—	—
Equity securities	1.8	8.9	13.2	17.8
Mortgage loans	31.5	66.9	99.0	90.2
Policy loans	10.7	23.0	32.6	35.9
Change in value of S&P 500 Call Options related to equity-indexed products	42.2	25.2	(100.5)	(114.2)
Other invested assets	7.9	28.4	15.7	24.6
Cash and cash equivalents	4.2	11.5	27.6	60.5
Separate accounts	—	—	—	(5.4)

Gross investment income	485.4	987.2	1,363.5	1,577.2
Less investment expenses	10.8	18.2	29.2	27.2

Net investment income	$474.6	$969.0	$1,334.3	$1,550.0

       The carrying value of fixed maturity investments and mortgage loans not accruing investment income totaled $50.7 million, $169.6 million and $140.2 million at December 31, 2003, 2002 and 2001, respectively.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Realized Investment Gains (Losses)

       Net realized investment gains (losses) were included in revenue as follows (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Fixed maturities:
Gross gains	$27.6	$129.0	$260.8	$295.8
Gross losses	(7.3)	(62.4)	(251.8)	(260.3)
Other-than-temporary decline in fair value	(3.7)	(44.7)	(500.6)	(293.2)

Net realized investment gains (losses) from fixed maturities	16.6	21.9	(491.6)	(257.7)
Equity securities	—	(3.4)	(7.5)	(1.8)
Mortgages	—	(15.6)	(1.4)	(1.9)
Other-than-temporary decline in fair value of equity securities and other invested assets	(5.9)	(6.6)	(56.2)	(68.5)
Other	1.1	(1.7)	.4	(10.1)

Net realized investment gains (losses)	$11.8	$(5.4)	$(556.3)	$(340.0)

       During the four months ended December 31, 2003, we recognized net realized investment gains of $11.8 million. Such net realized investment gains during the four months ended December 31, 2003 included: (i) $21.4 million of net gains from the sales of investments (primarily fixed maturities) which generated proceeds of $5.2 billion; net of (ii) $9.6 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other-than-temporary. During the first eight months of 2003, we recognized net realized investment losses of $5.4 million. The net realized investment losses during the first eight months of 2003 included: (i) $45.9 million of net gains from the sales of investments (primarily fixed maturities) which generated proceeds of $5.4 billion; net of (ii) $51.3 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary. At December 31, 2003, fixed maturity securities in default as to the payment of principal or interest had an aggregate amortized cost of $15.1 million and a carrying value of $16.6 million. Net realized investment losses during 2002 included: (i) $556.8 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; net of (ii) $.5 million of net gains from the sales of investments (primarily fixed maturities). Net realized investment losses during 2001 included: (i) $361.7 million of writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in fair value of the investment was other than temporary; and (ii) $21.7 million of net gains from the sales of investments (primarily fixed maturities).

       During the four months ended December 31, 2003, we sold $604.9 million of fixed maturity investments which resulted in gross investment losses (before income taxes) of $7.3 million. During the first eight months of 2003, we sold $2.7 billion of fixed maturity investments which resulted in gross investment

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

losses (before income taxes) of $62.4 million. Securities sold at a loss are sold for a number of reasons including: (i) changes in the investment environment; (ii) expectation that the market value could deteriorate further; (iii) desire to reduce our exposure to an issuer or an industry; (iv) changes in credit quality; and (v) our analysis indicating there is a high probability that the security is other-than-temporarily impaired.

       The following summarizes the investments sold at a loss during the first eight months of 2003 which had been continuously in an unrealized loss position exceeding 20 percent of the amortized cost basis prior to the sale for the period indicated (there were no such investments sold at a loss during the four months ended December 31, 2003)(dollars in millions):

		At Date of Sale

	Number of	Amortized	Estimated
Period	Issuers	Cost	Fair Value

Less than 6 months prior to sale	16	$32.0	$24.0
Greater than or equal to 6 and less than or equal to 12 months prior to sale	8	40.6	25.7
Greater than 12 months prior to sale	20	39.8	23.7

Investments with Other-Than-Temporary Losses

       During the four months ended December 31, 2003, we recorded writedowns of fixed maturity investments and equity securities totaling $9.6 million as further described in the following paragraphs:

       During the four months ended December 31, 2003, we recognized a loss of $5.7 million related to our holdings in a holding company for small investment management related firms. Alleged irregularities at one subsidiary of the holding company regarding late trading and market timing activities on behalf of clients have made it probable that the value of the subsidiary has been substantially diminished, negatively affecting the value of investments in the holding company. Accordingly, we concluded the decline in fair value was other than temporary.

       During the four months ended December 31, 2003, we recognized a loss of $3.3 million related to our holdings in a utility plant in Brazil. This utility has experienced reduced earnings and cash flow, local corporate law and regulatory issues and has been impacted by economic difficulties in Brazil. Accordingly, we concluded the decline in fair value was other than temporary.

       In addition to the specific investments discussed above, we recorded $.6 million of writedowns related to various other fixed maturities.

       During the eight months ended August 31, 2003, we recorded writedowns of fixed maturity investments, equity securities and other invested assets totaling $51.3 million as further described in the following paragraphs:

       During the eight months ended August 31, 2003, we recognized a loss of $11.1 million to record certain commercial loans at their estimated fair value as we intended to liquidate them and use the proceeds to repay the senior financing used to acquire the loans. No additional gain or loss was recognized upon the ultimate disposition of the loans.

       During the eight months ended August 31, 2003, we recorded writedowns of $9.6 million related to holdings of a fixed income security in a trust which leases airplanes and related equipment. We believe that the collateral supporting these investments has eroded and, therefore, we concluded the decline in fair value was other than temporary.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       During the eight months ended August 31, 2003, we recorded writedowns of $8.4 million related to our holdings of fixed maturity investments in a major airline that has filed bankruptcy. Although our investments are backed by collateral, our analysis of the value of the underlying collateral indicated that the decline in fair value of the investment is other than temporary.

       During the eight months ended August 31, 2003, we recorded writedowns of $4.2 million related to our investment in a limited partnership organized for the purpose of making, owning, managing and disposing of investments. Our analysis of the financial condition of the partnership indicated that the decline in fair value was other than temporary.

       During the eight months ended August 31, 2003, we recorded writedowns of $3.7 million related to our holdings of fixed maturity investments in a fertilizer company that has filed for bankruptcy. A significant portion of its production capacity was rendered unprofitable due to high raw material costs and was temporarily idled. Accordingly, we concluded that the decline in fair value was other than temporary.

       During the eight months ended August 31, 2003, we recorded writedowns of $1.8 million related to holdings in a health care company that has had financial problems due to financial misstatements, substantial regulatory and litigation exposure and its failure to meet debt service requirements. The adverse effect on liquidity and access to capital may force this issuer to file for bankruptcy. Accordingly, we concluded the decline in fair value was other than temporary.

       During the eight months ended August 31, 2003, we recorded writedowns of $1.5 million related to holdings of a fixed income security of a finance company that has had significant financial and liquidity problems. Accordingly, we concluded the decline in fair value was other than temporary.

       In addition to the specific investments discussed above, we recorded $11.0 million of writedowns related to various other fixed maturity investments. No other writedown of a single issuer exceeded $1.5 million.

Recognition of Losses

       We regularly evaluate all of our investments for possible impairment based on current economic conditions, credit loss experience and other investee-specific developments. If there is a decline in a security’s net realizable value that is other than temporary, the decline is recognized as a realized loss and the cost basis of the security is reduced to its estimated fair value.

       Our evaluation of investments for impairment requires significant judgments to be made including: (i) the identification of potentially impaired securities; (ii) the determination of their estimated fair value; and (iii) assessment of whether any decline in estimated fair value is other than temporary. If new information becomes available or the financial condition of the investee changes, our judgments may change resulting in the recognition of an investment loss at that time.

       Our periodic assessment of whether unrealized losses are “other than temporary” requires significant judgment. Factors considered include: (i) the extent to which market value is less than the cost basis; (ii) the length of time that the market value has been less than cost; (iii) whether the unrealized loss is event driven, credit-driven or a result of changes in market interest rates; (iv) the near-term prospects for improvement in the issuer and/or its industry; (v) whether the investment is investment-grade and our view of the investment’s rating and whether the investment has been downgraded since its purchase; (vi) whether the issuer is current on all payments in accordance with the contractual terms of the investment and is expected to meet all of its obligations under the terms of the investment; (vii) our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery; and (viii) the underlying current and prospective asset and enterprise values of the issuer and the extent to which our investment may be affected by changes in such values.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       If a decline in value is determined to be other than temporary and the cost basis of the security is written down to fair value, we review the circumstances which caused us to believe that the decline was other than temporary with respect to other investments in our portfolio. If such circumstances exist with respect to other investments, those investments are also written down to fair value. Future events may occur, or additional or updated information may become available, which may necessitate future realized losses of securities in our portfolio. Significant losses in the carrying value of our investments could have a material adverse effect on our earnings in future periods.

       The following table sets forth the amortized cost and estimated fair value of those actively managed fixed maturities with unrealized losses at December 31, 2003, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Most of the structured securities shown below provide for periodic payments throughout their lives (dollars in millions).

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$37.8	$37.7
Due after one year through five years	86.8	84.7
Due after five years through ten years	556.9	550.9
Due after ten years	457.0	445.8

Subtotal	1,138.5	1,119.1
Structured securities	1,691.0	1,676.0

Total	$2,829.5	$2,795.1

       The following summarizes the investments in our portfolio rated below-investment grade or classified as equity-type securities which have been continuously in an unrealized loss position exceeding 20 percent of the cost basis for the period indicated as of December 31, 2003 (dollars in millions):

	Number	Cost	Unrealized	Estimated
Period	of Issuers	Basis	Loss	Fair Value

Less than 6 months(1)	2	$.4	$.1	$.3

(1)	No single issuer in this category had an unrealized loss exceeding $.5 million.

       Our investment strategy is to maximize over a sustained period and within acceptable parameters of risk, investment income and total investment return through active investment management. Accordingly, we may sell securities at a gain or a loss to enhance the total return of the portfolio as market opportunities change. While we have both the ability and intent to hold securities with unrealized losses until they mature or recover in value, we may sell securities at a loss in the future because of actual or expected changes in our view of the particular investment, its industry, its type or the general investment environment.

       Based on management’s current assessment of these securities and other investments with unrealized losses at December 31, 2003, the Company believes the issuers of the securities will continue to meet their obligations (or with respect to equity-type securities, the investment value will recover to its cost basis). The Company has no current plans to sell these securities and has the ability to hold them to maturity. The recognition of an other-than-temporary impairment through a charge to earnings may be recognized in future periods if management later concludes that the decline in market value below the cost basis is other than temporary.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment in General Motors Building

       During the summer of 2003, we successfully enforced our contractual right to buy out our 50 percent equity partner in the GM building, a landmark 50-story office tower in New York City. After obtaining an award in arbitration, and confirming that award in the New York court system, we finally settled our differences with our equity partner, thus permitting us to put the building up for sale. On September 26, 2003, we sold our investment in the GM building. We received cash of $636.8 million, which was approximately equal to the value established upon the adoption of fresh start accounting.

       Our investment in the GM building was made through a partnership which acquired the building in 1998 for $878 million. The initial capital structure of the partnership consisted of: (i) a $700 million senior mortgage; (ii) $200 million of subordinated debt with a stated fixed return of 12.7 percent payable-in-kind, and the opportunity to earn an additional residual return; and (iii) $30 million of partnership equity, owned 50 percent by Conseco and 50 percent by an affiliate of Donald Trump. A Trump affiliate also served as general manager of the acquired building. We owned 100 percent of the subordinated debt.

       The $30 million of partnership equity represented less than 10 percent of the total capital of the partnership. In addition, the subordinated debt was intended to absorb virtually all expected losses and receive a significant portion of expected residual returns. Based on our 100 percent ownership of the subordinated debt, we were the primary beneficiary of the GM building. The partnership was consolidated in our financial statements effective August 31, 2003 in accordance with the requirements of FIN 46, which was implemented in conjunction with fresh start accounting. The August 31, 2003 fresh start balance sheet reflected the following balances of the partnership: the GM building at $1,336.3 million; cash of $28.4 million; and a non-recourse loan of $700 million (classified as an investment borrowing). Net investment income for the four months ended December 31, 2003, reflects $2.9 million related to this investment (representing our equity interest in the income from the building for the 26 days prior to the sale).

Structured Securities

       At December 31, 2003, fixed maturity investments included $5.9 billion of structured securities (or 29 percent of all fixed maturity securities). Structured securities include mortgage-backed securities, collateralized mortgage obligations, asset-backed securities and commercial mortgage-backed securities. The yield characteristics of structured securities differ from those of traditional fixed-income securities. Interest and principal payments for mortgage-backed securities occur more frequently, often monthly. Mortgage-backed securities are subject to risks associated with variable prepayments. Prepayment rates are influenced by a number of factors that cannot be predicted with certainty, including: the relative sensitivity of the underlying mortgages backing the assets to changes in interest rates; a variety of economic, geographic and other factors; and the repayment priority of the securities in the overall securitization structures.

       In general, prepayments on the underlying mortgage loans and the securities backed by these loans increase when prevailing interest rates decline significantly relative to the interest rates on such loans. The yields on mortgage-backed securities purchased at a discount to par will increase when the underlying mortgages prepay faster than expected. The yields on mortgage-backed securities purchased at a premium will decrease when the underlying mortgages prepay faster than expected. When interest rates decline, the proceeds from the prepayment of mortgage-backed securities may be reinvested at lower rates than we were earning on the prepaid securities. When interest rates increase, prepayments on mortgage-backed securities decrease as fewer underlying mortgages are refinanced. When this occurs, the average maturity and duration of the mortgage-backed securities increase, which decreases the yield on mortgage-backed securities purchased at a discount, because the discount is realized as income at a slower rate, and increases the yield on those purchased at a premium as a result of a decrease in the annual amortization of the premium.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Pursuant to fresh start reporting, we were required to mark all of our investments to market value. The current interest rate environment is much lower than when most of our investments were purchased. Accordingly, the fresh start values of our investments generally exceed the par values of such investments. The amount of value exceeding par is referred to as a “purchase premium” which is amortized against future income. If prepayments in any period are higher than expected, purchase premium amortization is increased. In periods of unexpectedly high prepayment activity, the increased amortization will reduce net investment income.

       The following table sets forth the par value, amortized cost and estimated fair value of structured securities, summarized by interest rates on the underlying collateral at December 31, 2003 (dollars in millions):

	Par	Amortized	Estimated
	Value	Cost	Fair Value

Below 4 percent	$60.4	$63.4	$63.8
4 percent - 5 percent	1,193.1	1,138.2	1,145.8
5 percent - 6 percent	998.6	990.5	1,005.8
6 percent - 7 percent	2,816.2	2,916.6	2,932.2
7 percent - 8 percent	579.5	613.4	618.6
8 percent and above	79.8	84.7	84.8

Total structured securities(a)	$5,727.6	$5,806.8	$5,851.0

(a)	Includes below-investment grade structured securities with both an amortized cost and estimated fair value of $2.1 million.

       The amortized cost and estimated fair value of structured securities at December 31, 2003, summarized by type of security, were as follows (dollars in millions):

		Estimated Fair Value

			Percent of
	Amortized		Fixed
Type	Cost	Amount	Maturities

Pass-throughs and sequential and targeted amortization classes	$3,690.6	$3,718.1	19%
Planned amortization classes and accretion-directed bonds	714.0	713.6	3
Commercial mortgage-backed securities	1,215.8	1,234.7	6
Subordinated classes and mezzanine tranches	183.8	181.9	1
Other	2.6	2.7	—

Total structured securities(a)	$5,806.8	$5,851.0	29%

(a)	Includes below-investment grade structured securities with both an amortized cost and estimated fair value of $2.1 million.

       Pass-throughs and sequential and targeted amortization classes have similar prepayment variability. Pass-throughs historically provide the best liquidity in the mortgage-backed securities market. Pass-throughs are also used frequently in the dollar roll market and can be used as the collateral when creating collateralized mortgage obligations. Sequential classes are a series of tranches that return principal to the holders in sequence. Targeted amortization classes offer slightly better structure in return of principal than sequentials when prepayment speeds are close to the speed at the time of creation.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Planned amortization classes and accretion-directed bonds are some of the most stable and liquid instruments in the mortgage-backed securities market. Planned amortization class bonds adhere to a fixed schedule of principal payments as long as the underlying mortgage collateral experiences prepayments within a certain range. Changes in prepayment rates are first absorbed by support or companion classes. This insulates the planned amortization class from the consequences of both faster prepayments (average life shortening) and slower prepayments (average life extension).

       Commercial mortgage-backed securities (“CMBS”) are bonds secured by commercial real estate mortgages. Commercial real estate encompasses income producing properties that are managed for economic profit. Property types include multi-family dwellings including apartments, retail centers, hotels, restaurants, hospitals, nursing homes, warehouses, and office buildings. The CMBS market currently offers high yields, strong credits, and call protection compared to similar-rated corporate bonds. Most CMBS have strong call protection features where borrowers are locked out from prepaying their mortgages for a stated period of time. If the borrower does prepay any or all of the loan, they will be required to pay prepayment penalties.

       Subordinated and mezzanine tranches are classes that provide credit enhancement to the senior tranches. The rating agencies require that this credit enhancement not deteriorate due to prepayments for a period of time, usually five years of complete lockout, followed by another period of time where prepayments are shared pro rata with senior tranches. Subordinated and mezzanine tranches bear a majority of the risk of loss due to property owner defaults. Subordinated bonds are generally rated “AA” or lower; we typically do not hold securities rated lower than “BB”.

Mortgage Loans

       At December 31, 2003, the mortgage loan balance was primarily comprised of commercial loans. Approximately 8 percent, 7 percent, 7 percent and 6 percent of the mortgage loan balance were on properties located in New York, Massachusetts, Florida and Pennsylvania, respectively. No other state comprised greater than 5 percent of the mortgage loan balance. Less than one percent of the mortgage loan balance was noncurrent at December 31, 2003. At December 31, 2003, we had no allowance for losses on mortgage loans (mortgage loans were recorded at market values at August 31, 2003, in conjunction with our adoption of fresh start accounting). Our allowance for loss on mortgage loans was $3.5 million at December 31, 2002.

Investment Borrowings

       Our investment borrowings (excluding borrowings related to the GM building) averaged approximately $488.9 million during the four months ended December 31, 2003; $689.1 million during the eight months ended August 31, 2003; and $1,155.8 million during the year ended December 31, 2002 and were collateralized by investment securities with fair values approximately equal to the loan value. The weighted average interest rates on such borrowings (excluding borrowings related to the GM building) were 1.5 percent during the four months ended December 31, 2003; 1.8 percent during the eight months ended August 31, 2003; and 1.3 percent during the year ended December 31, 2002.

Other Investment Disclosures

       Life insurance companies are required to maintain certain investments on deposit with state regulatory authorities. Such assets had an aggregate carrying value of $127.3 million and $144.5 million at December 31, 2003 and 2002, respectively.

       Conseco had three investments in excess of 10 percent of shareholders’ equity at December 31, 2003 and two investments in excess of 10 percent of shareholders’ equity at December 31, 2002, (other than

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investments issued or guaranteed by the United States government or a United States government agency) which are summarized below (dollars in millions):

	2003		2002

	Amortized	Estimated	Amortized	Estimated
Issuer	Cost	Fair Value	Cost	Fair Value

Federal Home Loan Mortgage Corporation	$355.6	$364.5
Federal Home Loan Bank	312.3	314.9
Investors Guaranty Assurance	283.7	283.7	$305.0	$283.7
Carmel Fifth, LLC			212.7	212.5

6.	Liabilities for Insurance and Asset Accumulation Products

       These liabilities consisted of the following (dollars in millions):

			Successor	Successor	Predecessor

			Interest
	Withdrawal	Mortality	Rate	December 31,	December 31,
	Assumption	Assumption	Assumption	2003	2002

Future policy benefits:
Interest-sensitive products:
Investment contracts	N/A	N/A	(c)	$8,552.0	$8,856.8
Universal life-type contracts	N/A	N/A	N/A	3,928.4	4,265.9

Total interest-sensitive products				12,480.4	13,122.7

Traditional products:
Traditional life insurance contracts	Company experience	(a)	5%	2,312.4	1,891.3
Limited-payment annuities	Company experience, if applicable	(b)	6%	1,003.7	846.5
Individual and group accident and health	Company experience	Company experience	6%	8,115.7	5,580.4

Total traditional products				11,431.8	8,318.2

Claims payable and other policyholder funds	N/A	N/A	N/A	892.3	909.2
Liabilities related to separate accounts and investment trust	N/A	N/A	N/A	37.7	447.0

Total				$24,842.2	$22,797.1

(a)	Principally, modifications of the 1965 — 70 and 1975 — 80 Basic, Select and Ultimate Tables.

(b)	Principally, the 1984 United States Population Table and the NAIC 1983 Individual Annuitant Mortality Table.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	In 2003, all of this liability represented account balances where future benefits are not guaranteed. In 2002: (i) approximately 96 percent of this liability represented account balances where future benefits are not guaranteed; and (ii) approximately 4 percent represented the present value of guaranteed future benefits determined using an average interest rate of approximately 6 percent.

       The Company establishes reserves for insurance policy benefits based on assumptions as to investment yields, mortality, morbidity, withdrawals, lapses and maintenance expenses. These reserves include amounts for estimated future payment of claims based on actuarial assumptions. The balance is based on the Company’s best estimate (with assistance from an independent actuarial firm) of the future policyholder benefits to be incurred on this business, given recent and expected future changes in experience.

       In accordance with SOP 90-7, the Successor established insurance liabilities and an asset for the value of policies inforce at the effective date using current assumptions. Adjustments to the Predecessor’s liabilities for insurance and asset accumulation products as of August 31, 2003 are summarized below (dollars in millions):

	Predecessor	Fresh Start	Successor
	Balance Sheet	Adjustments	Balance Sheet

Liabilities for insurance and asset accumulation products:
Traditional and limited payment products:
Traditional life insurance products	$1,885.3	$320.3	$2,205.6
Limited pay annuities	880.0	140.0	1,020.0
Individual accident and health	5,245.8	1,887.9	7,133.7
Group life and health	692.0	136.7	828.7
Unearned premiums	3.3	—	3.3

Total liabilities for traditional and limited payment products	8,706.4	2,484.9	11,191.3

Interest-sensitive products:
Investment contracts	8,489.8	132.9	8,622.7
Universal life-type products	3,994.6	(15.4)	3,979.2

Total liabilities for interest-sensitive products	12,484.4	117.5	12,601.9

Other liabilities for insurance and asset accumulation products:
Separate accounts and investment trusts	87.7	—	87.7
Claims payable and other policyholder funds	897.1	(10.3)	886.8

Total other liabilities for insurance and asset accumulation products	984.8	(10.3)	974.5

Total liabilities for insurance and asset accumulation products	$22,175.6	$2,592.1	$24,767.7

       The following provides explanations for the fresh-start adjustment to insurance liabilities related to our insurance inforce at the effective date.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Traditional Insurance and Limited Pay Products

       In accordance with Statement of Financial Accounting Standards No. 60, “Accounting and Reporting by Insurance Enterprises” and Statement of Financial Accounting Standards No. 97, “Accounting and Reporting by Insurance Enterprises for certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (“SFAS 97”), the Predecessor used the original actuarial assumptions determined when traditional long-duration and limited payment insurance contracts were issued in determining liability calculations through the fresh start date, provided the resulting liabilities were adequate to provide for future benefits and expenses under the related contracts. This accounting principle is referred to as the “lock in” principle and is only applicable to traditional insurance and limited pay products. The use of assumptions that are locked in at the time of issue means that absent loss recognition, the same assumptions are used in accounting for a particular block of business unless the block is subject to purchase or fresh start accounting.

       At the Effective Date, the Successor established insurance liabilities at the present value of future benefits and expenses associated with the policies, by using current best-estimate assumptions with provisions for adverse deviation. Such assumptions include estimates as to investment yields, mortality, morbidity, withdrawals, lapses and maintenance expenses. The current best-estimate assumptions for these blocks of business differ from the original actuarial assumptions determined when the business was acquired or issued as further described in the following paragraphs.

       Due to the current interest rate environment and the requirement to mark the value of the investment portfolio to market, we changed our assumptions related to future investment earnings. The weighted average expected yield on our investment portfolio decreased to approximately 5.6 percent at the Effective Date from 6.7 percent at December 31, 2002. Approximately $.9 billion of the fresh-start increase to insurance liabilities is the result of changes in future expected investment earnings.

       The performance of our long-term care business (especially the acquired block originally sold through independent agents) has generally been unfavorable relative to the Predecessor’s assumptions established when these blocks of business were acquired. For example, variance in actual versus estimated morbidity, lapses and expenses have been unfavorable to original assumptions. Approximately $1.4 billion of the increase to insurance liabilities is the result of changes in non-interest assumptions for our long-term care policies. Our assumption changes for long-term care business included: (i) changes in morbidity assumptions from estimates made when the business was acquired to recent Company experience; (ii) changes in mortality assumptions related to certain blocks of this business from the 1958 and 1980 Commissioners Standard Ordinary Mortality table to the 1983 Group Annuity Mortality table; and (iii) changes in ultimate lapse ratios from a range of approximately 3 percent to 5.5 percent prior to the adoption of fresh start accounting to a range of 2 percent to 3.5 percent.

Interest-Sensitive Products Subject to Requirements of SFAS 97

       The insurance liability for asset accumulation products (such as deferred annuities and universal life products) is generally equal to current policyholder account balances. These balances generally do not change as a result of the adoption of fresh start accounting. The fresh-start adjustment to insurance liabilities for interest-sensitive products primarily results from: (i) the adoption of SOP 03-01 as of the Effective Date; and (ii) certain Predecessor insurance liabilities that were different from the present value of estimated future benefits as of August 31, 2003.

       The adoption of SOP 03-01 as of the effective date required a change in methodology regarding persistency bonuses provided to policyholders who continue to keep their policies inforce for a stated period of time. The Predecessor recognized the cost of this benefit over the period prior to the time the benefit is credited in proportion to estimated gross profits and assumed a certain number of policies would terminate before the benefit was credited. Under SOP 03-01, the cost for such benefits is recognized ratably over the

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period prior to the time the benefit is credited without assuming policy terminations. Insurance liabilities increased by approximately $.1 billion as a result of the adoption of SOP 03-01.

       In addition, the insurance liabilities for certain Predecessor insurance liabilities were different than the present value of estimated future benefits as of the Effective Date.

       The Predecessor had previously established an insurance liability related to certain business, to recognize the future loss expected to be recognized for the former practice of reducing the cost of insurance charges to amounts below the level permitted under the provisions of the policy. The Predecessor amortized this liability into income in proportion to estimated gross profits on the business, consistent with SFAS 97 requirements for unearned revenues. The Predecessor had previously decided to discontinue the practice of providing this nonguaranteed benefit. Accordingly, the remaining insurance liability established for this benefit was no longer required at August 31, 2003, resulting in a $.1 billion reduction to reserves in conjunction with our adoption of fresh-start accounting.

       The liabilities established for our equity-indexed annuity products (including the value of options attributable to policyholders for the estimated life of the annuity contract and accounted for as embedded derivatives) are established pursuant to different accounting rules than other interest-sensitive products. At the Effective Date, the present value of estimated future benefits for our equity-indexed products exceeded the value of the Predecessor’s liabilities by $.2 billion, resulting in a fresh-start adjustment.

       Changes in the unpaid claims reserve and liabilities related to accident and health insurance were as follows (dollars in millions):

	December 31,

	2003	2002	2001

Balance, beginning of the period	$1,461.3	$1,360.4	$1,368.4
Less reinsurance ceded	(52.8)	(104.1)	(29.8)

	1,408.5	1,256.3	1,338.6

Incurred claims related to:
Current year	1,718.5	1,945.1	1,957.2
Prior year(a)	22.4	13.7	(80.0)

Total incurred	1,740.9	1,958.8	1,877.2

Interest on claim reserves	68.7	71.5	72.4

Paid claims related to:
Current year	978.2	1,171.2	1,239.8
Prior year	743.2	706.9	792.1

Total paid	1,721.4	1,878.1	2,031.9

Balance, end of the period	1,496.7	1,408.5	1,256.3
Reinsurance ceded	31.8	52.8	104.1

	$1,528.5	$1,461.3	$1,360.4

(a)	Such amounts will fluctuate based upon the estimation procedures used to determine the amount of unpaid losses. Such estimates are the result of ongoing analysis related to recent loss development trends.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Income Taxes

       The components of income tax expense (benefit) were as follows (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Current tax provision (benefit)	$(14.4)	$(13.5)	$53.1	$132.2
Deferred tax provision (benefit)	67.6	—	—	(189.8)

Income tax expense (benefit) on period income	53.2	(13.5)	53.1	(57.6)
Valuation allowance	—	—	811.2	—

Total income tax expense (benefit)	$53.2	$(13.5)	$864.3	$(57.6)

       The income tax expense (benefit) recorded in 2002 has been allocated entirely to continuing operations before the following items: minority interest, discontinued operations, cumulative effect of accounting change and other comprehensive income. This accounting treatment is required because the calculation of income tax expense is the same, both “with and without” the items other than continuing operations discussed above.

       A reconciliation of the U.S. statutory corporate tax rate to the effective rate reflected in the consolidated statement of operations is as follows:

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

U.S. statutory corporate rate	35.0%	35.0%	(35.0)%	(35.0)%
Valuation allowance	—	25.8	49.6	—
Gain on debt restructuring	—	(39.7)	—	—
Subsidiary stock basis adjustment	—	(21.8)	—	—
Net deferred benefits not recognized in the current period	—	—	27.7	—
Nondeductible goodwill amortization and impairment	—	—	10.9	15.9
Other nondeductible expenses	.8	(.1)	(.1)	(.9)
State taxes	.7	.2	(.2)	3.0
Provision for tax issues and other	(.9)	—	—	(6.7)

Effective tax rate	35.6%	(.6)%	52.9%	(23.7)%

       Conseco and its affiliates are currently under examination by the Internal Revenue Service for tax years ending December 31, 1999 through December 31, 2001. The outcome of these examinations is not expected to result in material adverse deficiencies, but may result in utilization or adjustment to the income tax loss carryforwards reported below.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The components of the Company’s income tax assets and liabilities were as follows (dollars in millions):

	Successor	Predecessor

	December 31,	December 31,
	2003	2002

Deferred tax assets:
Net operating loss carryforwards:
Portion attributable to CFC worthless investment	$1,183.0	$—
Other	84.2	615.0
Deductible temporary differences:
Actively managed fixed maturities	—	196.0
Capital loss carryforwards	411.2	112.8
Interest-only securities	—	536.3
Insurance liabilities	1,591.3	750.4
Allowance for loan losses	—	252.2
Reserve for loss on loan guarantees	217.2	229.2
Debt obligations	—	39.4
Other	—	14.0

Gross deferred tax assets	3,486.9	2,745.3

Deferred tax liabilities:
Actively managed fixed maturities	(33.4)	—
Cost of policies purchased and cost of policies produced	(716.3)	(773.8)
Unrealized appreciation	(123.0)	(126.2)
Other	(252.1)	(125.7)

Gross deferred tax liabilities	(1,124.8)	(1,025.7)

Valuation allowance	(2,362.1)	(1,719.6)

Net deferred tax assets	—	—

Current income taxes prepaid	24.6	66.9
Income tax liabilities classified as liabilities of discontinued operations	—	34.6

Net income tax assets	$24.6	$101.5

       Our income tax expense includes deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities, capital loss carryforwards and net operating loss carryforwards. The net deferred tax assets totaled $2,362.1 million at December 31, 2003. In assessing the realization of our deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The ultimate realization of our deferred income tax assets depends upon generating future taxable income during the periods in which our temporary differences become deductible and before our net operating loss carryforwards expire. We evaluate the realizability of our deferred income tax assets by assessing the need for a valuation allowance on a quarterly basis. Based upon information existing at the time of our emergence from bankruptcy, we established a valuation allowance against our entire balance of net deferred income tax assets as we believed that the realization of such net deferred income tax assets in future periods was uncertain. As of December 31, 2003, we continue to believe that the realization of our net deferred income tax asset is uncertain and that a valuation allowance is required for our entire balance of net deferred income tax assets. We reached this conclusion after considering the losses realized by the Company in recent years, the uncertainties related to the tax treatment for the worthlessness of

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

our investment in CFC, (which is more fully discussed below), and the likelihood of future taxable income exclusive of reversing temporary differences and carryforwards.

       As of December 31, 2003, we had about $3.6 billion of net operating loss carryforwards (after taking into account the reduction in tax attributes described in the paragraph which follows and the loss resulting from the worthlessness of CFC discussed below), which expire as follows: $11.2 million in 2004; $4.6 million in 2005; $.2 million in 2006; $5.8 million in 2007; $6.6 million in 2008; $10.5 million in 2009; $4.2 million in 2010; $2.5 million in 2011; $16.0 million in 2012; $43.4 million in 2013; $6.9 million in 2014; $60.4 million in 2016; $41.5 million in 2017; $3,399.5 million in 2018; $.7 million in 2019; $5.5 million in 2020; and $1.0 million in 2022. The timing and manner in which we will utilize the net operating loss carryforwards in any year or in total may be limited by various provisions of the Internal Revenue Code (the “Code”) (and interpretation thereof) and our ability to generate sufficient future taxable income in the relevant carryforward period.

       The Code provides that any income realized as a result of the cancellation of indebtedness (cancellation of debt income or “CODI”) in bankruptcy, will reduce certain tax attributes including net operating loss carryforwards. We realized an estimated $2.5 billion of CODI when we emerged from bankruptcy. Accordingly, our net operating loss carryforwards were reduced by $2.5 billion.

       The following paragraphs summarize some of the various limitations and contingencies which exist with respect to the future utilization of the net operating loss carryforwards.

       The Company realized an estimated $5.4 billion tax loss in 2003 as a result of its investment in CFC. In consultation with our tax advisors and based on relevant provisions of the Code, the Company intends to treat this loss as an ordinary loss, thereby increasing the Company’s net operating loss carryforward. The Company has requested a pre-filing examination by the IRS to confirm that this loss should be treated as an ordinary loss. If the IRS were to disagree with our conclusion and such determination ultimately prevailed, the loss would be treated as a capital loss, which would only be available to reduce future capital gains for the next 5 years. The procedures related to the pre-filing examination are in process, but are not expected to be completed before August 2004.

       The Code limits the extent to which losses realized by a non-life entity (or entities) may offset income from a life insurance company (or companies) to the lesser of: (i) 35 percent of the income of the life insurance company; or (ii) 35 percent of the total loss. There is no limitation with respect to the ability to utilize net operating losses generated by a life insurance company. Subsequent to our emergence from bankruptcy, we reorganized certain of our subsidiaries to improve their capital position. As a result of the reorganization, the loss related to CFC was realized by a life insurance company. Accordingly, we believe the loss should be treated as a life insurance loss and would not be subject to the limitations described above. However, if the IRS were to disagree with our conclusion and such determination ultimately prevailed, the loss related to CFC would be subject to the limitation described in the first sentence of this paragraph.

       The timing and manner in which the Company will be able to utilize some or all of its net operating loss carryforward may be limited by Section 382 of the Code. Section 382 imposes limitations on a corporation’s ability to use its net operating losses if the company undergoes an ownership change. Because the Company underwent an ownership change pursuant to its reorganization, we have determined that this limitation applies to the Company. In order to determine the amount of this limitation we must determine how much of our net operating loss carryforward relates to the period prior to our emergence from bankruptcy (such amount will be subject to the 382 limitation) and how much relates to the period after emergence (such amount will not be subject to the 382 limitation). Pursuant to the Code, we may: (i) allocate the current year tax loss on a pro rata basis to determine earnings (loss) post- and pre-emergence; or (ii) specifically identify transactions in each period and record it in the period it actually occurred. We intend to elect the latter, which we believe will result in a substantial portion of the loss related to CFC being

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

treated as post emergence and therefore not subject to the Section 382 limitation. Any losses that are subject to the Section 382 limitation will only be utilized by the Company up to approximately $140 million per year with any unused amounts carried forward to the following year.

       The reduction of any portion of our deferred income tax valuation allowance (including the net operating loss carryforwards) existing as of August 31, 2003, will be accounted for as a reduction of goodwill when utilized pursuant to SOP 90-7. If all goodwill is eliminated, any additional reduction of the valuation allowance existing at August 31, 2003 will be accounted for as a reduction of other intangible assets until exhausted and thereafter as an addition to paid-in-capital. Goodwill was reduced by $189.4 million during the four months ended December 31, 2003, due to a reduction in the valuation allowance for net deferred income tax assets established at the Effective Date.

       At December 31, 2003, Conseco had $1.2 billion of capital loss carryforwards. These carryforwards will expire as follows: $2.7 million in 2005; and $5.5 million in 2006; $484.4 million in 2007; and $682.2 million in 2008.

8.	Notes Payable — Direct Corporate Obligations

       This note contains information regarding the following notes payable that were direct corporate obligations of the Company as of December 31, 2003 and 2002 (dollars in millions).

	Successor	Predecessor

	December 31,	December 31,
	2003	2002

$1.3 billion credit agreement	$1,300.0	$—
$1.5 billion senior credit facility	—	1,531.4
8.5% senior notes due 2002	—	224.9
8.5% guaranteed senior notes due 2003	—	1.0
8.125% senior notes due 2003	—	63.5
6.4% senior notes due 2003	—	234.1
6.4% guaranteed senior notes due 2004	—	14.9
10.5% senior notes due 2004	—	24.5
8.75% senior notes due 2004	—	423.7
8.75% guaranteed senior notes due 2006	—	364.3
6.8% senior notes due 2005	—	99.2
6.8% guaranteed senior notes due 2007	—	150.8
9.0% senior notes due 2006	—	150.8
9.0% guaranteed senior notes due 2008	—	399.2
10.75% senior notes due 2008	—	37.6
10.75% guaranteed senior notes due 2009	—	362.4

Total principal amount	1,300.0	4,082.3
Unamortized net discount related to issuance of notes payable	—	(34.0)
Unamortized fair market value of terminated interest rate swap agreements (as described in the note entitled “Summary of Significant Accounting Policies”)	—	8.8

Less amounts subject to compromise	—	(4,057.1)

Direct corporate obligations	$1,300.0	$—

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Pursuant to the Plan, we entered into a senior secured bank credit facility with a principal balance of $1.3 billion (the “New Credit Facility”). The New Credit Facility consists of two tranches: Tranche A — $1.0 billion; and Tranche B — $.3 billion. Principal repayments are due as follows (dollars in millions):

	Tranche A	Tranche B

June 30, 2004	$50.0	$3.0
June 30, 2005	50.0	3.0
June 30, 2006	50.0	1.5
December 31, 2006	50.0	1.5
June 30, 2007	75.0	1.5
December 31, 2007	75.0	1.5
June 30, 2008	75.0	1.5
December 31, 2008	75.0	1.5
June 30, 2009	—	1.5
September 10, 2009	500.0	—
December 31, 2009	—	1.5
September 10, 2010	—	282.0

	$1,000.0	$300.0

       Tranche A and Tranche B borrowings bear interest, payable monthly, based on either an offshore rate or a base rate. Offshore rates are equal to LIBOR plus an applicable margin based on the rating of the Company’s senior secured long-term debt securities by Moody’s Investors Service, Inc. (“Moody’s”) or S&P. Base rates are equal to: (i) the greater of: (a) the Federal funds rate plus .50 percent; or (b) Bank of America’s prime rate; plus (ii) an applicable margin based on the rating of the Company’s senior secured long-term debt securities by Moody’s or S&P. With respect to Tranche A, the LIBOR rate may not be less than 2.00 percent through September 30, 2004, or less than 2.50 percent thereafter. With respect to Tranche B, the LIBOR rate may not be less than 2.25 percent through September 30, 2004, or less than 2.75 percent thereafter. The range of applicable margins are summarized in the following table:

	Offshore	Base Rate
	Rate Margin	Margin

Tranche A	3.75% - 5.25%	1.75% - 3.25%
Tranche B	5.75% - 7.25%	3.75% - 5.25%

       On December 31, 2003, the interest rates on our Tranche A and Tranche B borrowings were 7.25 percent and 9.50 percent, respectively.

       Pursuant to the New Credit Facility, the Company is required to make mandatory prepayments with all or a portion of the proceeds from the following transactions or events including: (i) the issuance of certain indebtedness; (ii) equity issuances; (iii) certain asset sales or casualty events; (iv) a certain percentage of amounts received or recovered with respect to the D&O loans; and (v) excess cash flow as defined in the credit agreement. Proceeds not used to prepay indebtedness must generally be: (i) used to redeem a portion of our Preferred Stock; or (ii) contributed to the capital of our insurance subsidiaries.

       The New Credit Facility requires the Company to maintain various financial ratios and balances, as defined in the agreement including: (i) a debt-to-total capitalization ratio of less than .356:1.0 or less at December 31, 2003, and decreasing over time to .200:1.0 at June 30, 2008 (such ratio was .334:1.0 at December 31, 2003); (ii) an interest coverage ratio greater than or equal to 1.00:1.0 for the quarter ending December 31, 2003, and increasing over time to 4.50:1.0 for the year ending December 31, 2009 (such ratio was greater than 1.25:1.0 for the quarter ending December 31, 2003); (iii) EBITDA, as defined in the credit

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreement, greater than or equal to $490.0 million for the two quarters ended March 31, 2004, and increasing over time to $1,296.0 million for the four quarters ending March 31, 2010; (iv) an aggregate risk-based capital ratio, as defined in the credit agreement, greater than or equal to 158 percent at December 31, 2003, and increasing over time to 225 percent at March 31, 2006 (such ratio was 287 percent at December 31, 2003); (v) minimum individual risk-based capital ratios for certain insurance companies as of the end of each fiscal year (such minimum ratios were exceeded at December 31, 2003); (vi) minimum levels of statutory capital and surplus, as defined in the credit agreement (statutory capital and surplus at December 31, 2003 exceeded such requirements); and (vii) minimum investment portfolio requirements (such minimum investment portfolio requirements were met at December 31, 2003).

       The New Credit Facility prohibits or restricts, among other things: (i) the payment of cash dividends on the Company’s common or preferred stock; (ii) the repurchase of our common stock; (iii) the issuance of additional debt or capital stock; (iv) liens; (v) asset dispositions; (vi) affiliate transactions; (vii) certain investment activities; (viii) change in business; and (ix) prepayment of indebtedness (other than the New Credit Facility). The obligations under our New Credit Facility are guaranteed by Conseco’s current and future domestic subsidiaries, other than: (i) its insurance companies; (ii) subsidiaries of the insurance companies; or (iii) certain immaterial subsidiaries as defined in the credit agreement. This guarantee was secured by granting liens on substantially all the assets of the guarantors including the capital stock of our top tier insurance company, Conseco Life Insurance Company of Texas.

       Pursuant to the New Credit Facility, the Company is required to pay a fee of $6.5 million on June 30, 2004, unless all borrowings under the credit agreement have been repaid.

       The outstanding notes payable that were direct corporate obligations of Old Conseco prior to our emergence from bankruptcy and the $1.5 billion senior credit facility were discharged in accordance with the Plan.

       In April 2002, Old Conseco completed an exchange of approximately $1.3 billion aggregate principal amount of newly issued guaranteed notes for its senior unsecured notes held by “qualified institutional buyers,” institutional “accredited investors”, or non-U.S. persons in transactions outside the United States. The bonds which were exchanged had identical principal and interest components, but the new bonds had extended maturities in exchange for an enhanced ranking in Old Conseco’s capital structure. The purpose of the exchange offer was to extend the maturity profile of the existing notes in an effort to improve Old Conseco’s financial flexibility and to enhance its future ability to refinance public debt. The new notes were guaranteed on a senior subordinated basis by CIHC. As a result, the new notes were structurally senior to the existing notes. The new notes were not registered under the Securities Act of 1933, as amended, and could not be offered or sold in the United States absent registration or an exemption from registration. Old Conseco entered into a registration rights agreement for the benefit of each exchange participant in which we agreed to file, and did file, an exchange offer registration statement with the SEC with respect to the new notes. However, as a result of the decision to restructure Old Conseco’s capital, Old Conseco did not make the registered exchange offer. Accordingly, the affected notes accrued additional interest as liquidated damages under the registration rights agreement.

       In connection with the exchange offer Old Conseco issued: (i) $991,000 of 8.5% senior notes due October 15, 2003, in exchange for an equal amount of 8.5% Original Notes due October 15, 2002 (the “8.5% Exchange Notes”); (ii) $14,936,000 of 6.4% senior notes due February 10, 2004 in exchange for an equal amount of 6.4% Original Notes due February 10, 2003 (the “6.4% Exchange Notes”); (iii) $364,294,000 of 8.75% senior notes due August 9, 2006 in exchange for an equal amount of 8.75% Original Notes due February 9, 2004 (the “8.75% Exchange Notes”); (iv) $150,783,000 of 6.8% senior notes due June 15, 2007 in exchange for an equal amount of 6.8% Original Notes due June 15, 2005 (the “6.8% Exchange Notes”); (v) $399,200,000 of 9.0% senior notes due April 15, 2008 in exchange for an equal amount of 9.0% Original Notes due October 15, 2006 (the “9.0% Exchange Notes”); and (vi) $362,433,000 of 10.75% senior notes due

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 15, 2009 in exchange for an equal amount of 10.75% Original Notes due June 15, 2008 (the “10.75% Exchange Notes”).

       During 2002, we repurchased $77.4 million par value of our Predecessor’s notes payable resulting in a gain on the extinguishment of debt of $1.8 million.

       During 2001, we repurchased $893.8 million par value of our Predecessor’s notes payable resulting in a gain on the extinguishment of debt of $17.0 million.

9.	Commitments and Contingencies

Litigation

       We are involved on an ongoing basis in lawsuits (including purported class actions) relating to our operations, including with respect to sales practices, and we and current and former officers and former directors are defendants in a pending class action lawsuit asserting claims under the securities laws. The ultimate outcome of these lawsuits cannot be predicted with certainty and we have estimated the potential exposure for each of the matters and have recorded a liability if a loss is deemed probable.

Securities Litigation

       Since we announced our intention to restructure our capital on August 9, 2002, a total of eight purported securities fraud class action lawsuits have been filed in the United States District Court for the Southern District of Indiana. The complaints name us as a defendant, along with certain of our current and former officers. These lawsuits were filed on behalf of persons or entities who purchased our Predecessor’s common stock on various dates between October 24, 2001 and August 9, 2002. In each case the plaintiffs allege claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and allege material omissions and dissemination of materially misleading statements regarding, among other things, the liquidity of Conseco and alleged problems in CFC’s manufactured housing division, allegedly resulting in the artificial inflation of our Predecessor’s stock price. On March 13, 2003, all of these cases were consolidated into one case in the United States District Court for the Southern District of Indiana, captioned Franz Schleicher, et al. v. Conseco, Inc., Gary Wendt, William Shea, Charles Chokel and James Adams, et al., Case No. 02-CV-1332 DFH-TAB. The lawsuits were stayed as to all defendants by order of the United States Bankruptcy Court for the Northern District of Illinois. The stay was lifted on October 15, 2003. The plaintiffs have filed a consolidated class action complaint with respect to the individual defendants. We expect to be filing a motion to dismiss in March 2004. Our liability with respect to these lawsuits was discharged in the Plan and our obligation to indemnify individual defendants who were not serving as one of our officers or directors on the Effective Date is limited to $3 million in the aggregate under the Plan. Our liability to indemnify individual defendants who were serving as an officer or director on the Effective Date, of which there is one such defendant, is not limited by the Plan. We believe these lawsuits are without merit and intend to defend them vigorously. The ultimate outcome of these lawsuits cannot be predicted with certainty.

Other Litigation

       Collection efforts by the Company and its wholly owned subsidiary, Conseco Services, LLC, related to the 1996-1999 director and officer loan programs have been commenced against various past board members and executives with outstanding loan balances. In addition, certain former officers and directors have sued the companies for declaratory relief concerning their liability for the loans. Currently, we are involved in litigation with Stephen C. Hilbert, James D. Massey, Dennis E. Murray, Sr., Rollin M. Dick, James S. Adams, Maxwell E. Bublitz, Ngaire E. Cuneo, David R. Decatur, Donald F. Gongaware and Bruce A. Crittenden. The specific lawsuits include: Hilbert v. Conseco, Case No. 03A 04283 (Bankr. Northern District,

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Illinois); Conseco Services v. Hilbert, Case No. 29C01-0310 MF 1296 (Circuit Court, Hamilton County, Indiana); Murray and Massey v. Conseco, Case No. 1:03-CV-1482 LJM-WTL (Southern District, Indiana); Conseco Services v. Adams, et al, Case No. 29DO2-0312-CC-1035(Circuit Court, Hamilton County, Indiana); Conseco v. Adams, et al, Case No. 03A 04545, (Bankr. Northern District, Illinois) Dick v. Conseco Services, Case No. 29 D01-0207-PL-549 (Superior Court, Hamilton County, Indiana); Conseco Services v. Dick, et al., Case No. 06C01-0311-CC-356 (Circuit Court, Boone County, Indiana); Stephen C. Hilbert v. Conseco, Inc. and Kroll Inc., Case No. 29D02-0312-PL-1026 (Superior Court, Hamilton County, Indiana) and Crittenden v. Conseco, Case No. IP02-1823-C B/S (Southern District, Indiana). The Company and Conseco Services, LLC believe that all amounts due under the director and officer loan programs, including all applicable interest, are valid obligations owed to the companies. As part of the Plan, we have agreed to pay 45 percent of any net proceeds recovered in connection with these lawsuits, in an aggregate amount not to exceed $30 million, to former holders of our Predecessor’s trust preferred securities that did not opt out of a settlement reached with the committee representing holders of these securities. We are required to use the balance of any net proceeds recovered in connection with these lawsuits to pay down our Senior Credit Facility. Any remaining proceeds will be used to contribute capital to our insurance subsidiaries. We intend to prosecute these claims to obtain the maximum recovery possible. Further, with regard to the various claims brought against the Company and Conseco Services, LLC by certain former directors and officers, we believe that these claims are without merit and intend to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

       In October 2002, Roderick Russell, on behalf of himself and a class of persons similarly situated, and on behalf of the ConsecoSave Plan, filed an action in the United States District Court for the Southern District of Indiana against our Predecessor, Conseco Services, LLC and certain of our current and former officers (Roderick Russell, et al. v Conseco, Inc., et al., Case No. 1:02-CV-1639 LJM). The purported class action consists of all individuals whose 401(k) accounts held common stock of our Predecessor at any time since April 28, 1999. The complaint alleges, among other things, breaches of fiduciary duties under ERISA by continuing to permit employees to invest in our Predecessor’s common stock without full disclosure of the Company’s true financial condition. We filed a motion to dismiss the complaint in December 2002. This lawsuit was stayed as to all defendants by order of the Bankruptcy Court. The stay was lifted on October 15, 2003. It is expected that the plaintiffs will be amending their complaint in March or April of 2004. On February 13, 2004, the Company’s fiduciary insurance carrier, RLI Insurance Company filed a declaratory judgment action asking the court to find no liability under its policy for the claims made in the Russell matter (RLI Insurance Company v. Conseco, Inc., Stephen Hilbert, et al., Case No. 1:04-CV-0310DFH-TAB (Southern District, Indiana.)) We believe the lawsuits are without merit and intend to defend them vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       On June 24, 2002, the heirs of a former officer, Lawrence Inlow, commenced an action against our Predecessor, Conseco Services, LLC and two former officers in the Circuit Court of Boone County, Indiana (Inlow et al. v. Conseco, Inc., et al., Cause No. 06C01-0206-CT-244). The heirs assert that unvested options to purchase 756,248 shares of our Predecessor’s common stock should have been vested at Mr. Inlow’s death. The heirs further claim that if such options had been vested, they would have been exercised, and that the resulting shares of common stock would have been sold for a gain of approximately $30 million based upon a stock price of $58.125 per share, the highest stock price during the alleged exercise period of the options. We believe the heirs’ claims are without merit and will defend the action vigorously. The maximum exposure to the Company for this lawsuit is estimated to be $33 million. The heirs did not file a proof of claim with the Bankruptcy Court. Subject to dispositive motions which are yet to be filed, the matter will continue to trial against Conseco Services, LLC and the other co-defendants on September 13, 2004. The ultimate outcome cannot be predicted with certainty.

       On June 27, 2001, two suits against the Company’s subsidiary, Philadelphia Life Insurance Company (now known as Conseco Life Insurance Company), both purported nationwide class actions seeking

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

unspecified damages, were consolidated in the U.S. District Court, Middle District of Florida (In Re PLI Sales Litigation, Cause No. 01-MDL-1404), alleging among other things, fraudulent sales and a “vanishing premium” scheme. Philadelphia Life filed a motion for summary judgment against both named plaintiffs, which motion was granted in June 2002. Plaintiffs appealed to the 11th Circuit. The 11th Circuit, in July 2003, affirmed in part and reversed in part, allowing two fraud counts with respect to one plaintiff to survive. The plaintiffs’ request for a rehearing with respect to this decision has been denied. Philadelphia Life has filed a summary judgment motion with respect to the remaining claims. This summary judgment was denied in February 2004. Philadelphia Life believes this lawsuit is without merit and intends to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       On December 1, 2000, the Company’s former subsidiary, Manhattan National Life Insurance Company, was named in a purported nationwide class action seeking unspecified damages in the First Judicial District Court of Santa Fe, New Mexico (Robert Atencio and Theresa Atencio, for themselves and all other similarly situated v. Manhattan National Life Insurance Company, an Ohio corporation, Cause No. D-0101-CV-2000-2817), alleging among other things fraud by non-disclosure of additional charges for those policyholders paying via premium modes other than annual. We retained liability for this litigation in connection with the sale of Manhattan National Life in June 2002. We believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       On December 19, 2001, four of the Company’s subsidiaries were named in a purported nationwide class action seeking unspecified damages in the District Court of Adams County, Colorado (Jose Medina and others similarly situated v. Conseco Annuity Assurance Company, Conseco Life Insurance Company, Bankers National Life Insurance Company and Bankers Life and Casualty Company, Cause No. 01-CV-2465), alleging among other things breach of contract regarding alleged non-disclosure of additional charges for those policy holders paying via premium modes other than annual. On July 14 and 15, 2003 the plaintiff’s motion for class certification was heard and the Court took the matter under advisement. On November 10, 2003, the Court denied the motion for class certification. On January 26, 2004, the plaintiff appealed the trial court’s ruling denying class certification. All further proceedings have been stayed pending the outcome of the appeal. The defendants believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       The Company’s subsidiaries, Conseco Life Insurance Company and Bankers Life and Casualty Company, have recently been named in multiple purported class actions and individual lawsuits alleging, among other things, breach of contract with regard to a change made in the way monthly deductions are calculated for insurance coverage. This change was the adjustment of a non-guaranteed element, which was not in the applicable policy form. The specific lawsuits include: David Barton v. Conseco Life Insurance Company, Case No. 04-20048-CIV-MORENO (Southern District, Florida); Stephen Hook, an individual, on behalf of himself and all others similarly situated v. Conseco Life Insurance Company and Bankers Life and Casualty Company and Does 1 through 10, Case No. CGC-04-428872 (Superior Court, San Francisco County, California); Donald King, as Trustee of the Irrevocable Trust of Arnold L. King v. Conseco Life Insurance Company, Case No. 1: 04CV0163 (Northern District, Ohio); Michael S. Kuhn, on behalf of himself and all others similarly situated v. Conseco Life Insurance Company and Does 1 through 100, Case No. 03-416786 (Superior Court, San Francisco County, California); Sidney H. Levine and Judith A. Levine v. Conseco Life Insurance Company, Mark F. Peters Insurance Services, Inc. Hon. John Garamendi (in his capacity as Insurance Commissioner for the State of California) and Does 1 through 10, Case No. 04 CV 125 LAB (BLM) (Southern District, California); Alene P. Mangelson, as Trustee for the Ned L. Mangelson Life Insurance Trust, Marie M. Berg and Michelle M. Wilcox on behalf of themselves and all others similarly situated v. Conseco Life Insurance Company, Case No. 29D02-0312-PL-1034 (Superior Court, Hamilton County, Indiana); Edward M. Medvene, an Individual, and Sherwin Samuels and Miles Rubin, as Trustees of the Edward Medvene 2984 Insurance Trust v. Conseco Life Insurance Company, Case No. CV04-846-AHM

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(MCX) (Central District, California). We believe these lawsuits are without merit and intend to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

       On February 7, 2003, the Company’s subsidiary, Conseco Life Insurance Company, was named in a purported Texas statewide class action seeking unspecified damages in the County Court of Cameron County, Texas. On February 12, 2004, the complaint was amended to allege a purported nationwide class and to name Conseco Services, LLC as an additional defendant (Lawrence Onderdonk and Yolanda Carrizales v. Conseco Life Insurance Company, Conseco Services, LLC, and Pete Ramirez, III, Cause No. 2003-CCL-102-C). The purported class consists of all former Massachusetts General Flexible Premium Adjustable Life Insurance Policy policyholders who were converted to Conseco Life Flexible Premium Adjustable Life Insurance Policies and whose accumulated values in the Massachusetts General policies were applied to first year premiums on the Conseco Life policies. The complaint alleges, among other things, civil conspiracy to convert the accumulated cash values of the plaintiffs and the class, and the violation of insurance laws nationwide. We believe this lawsuit is without merit and intend to defend it vigorously. The ultimate outcome of the lawsuit cannot be predicted with certainty.

       On December 30, 2002 and December 31, 2002, five suits were filed in various Mississippi counties against Conseco Life Insurance Company (Kathie Allen, et al. v. Conseco Life Insurance Company, et al., Circuit Court of Jones County, Mississippi, Cause No. 2002-448-CV12; Malcolm Bailey, et al. v. Conseco Life Insurance Company, et al., Circuit Court of Claiborne County, Mississippi, Cause No. CV-2002-371; Anthony Cascio, et al. v. Conseco Life Insurance Company, et al, Circuit Court of LeFlore County, Mississippi, Cause No. CV-2002-0242-CICI; William Garrard, et al. v. Conseco Life insurance Company, et al., Circuit Court of Sunflower County, Mississippi, Cause No. CV-2002-0753-CRL; and William Weaver, et al. v. Conseco Life Insurance Company, et al., Circuit Court of LeFlore County, Mississippi, Cause No. CV-2002-0238-CICI) alleging, among other things, a “vanishing premium” scheme. Conseco Life removed all of the cases to the U.S. District Courts in Mississippi. In September 2003, plaintiffs’ motion to remand was denied in the Garrard and Weaver matters, but granted in the Cascio matter. In November 2003, Conseco Life again removed the Cascio matter to U.S. District Court. Conseco Life awaits the court’s ruling on Plaintiff’s motion to remand in the Allen matter. In Bailey the parties have agreed to stay in Federal court and the plaintiffs amended their complaint on January 15, 2004 to allege purported nationwide class action allegations regarding alleged wrongful collection of charges under the policy. On January 30, 2004 we filed a motion to dismiss or in alternative, motion for summary judgment. Conseco Life believes the lawsuits are without merit and intends to defend them vigorously. The ultimate outcome of the lawsuits cannot be predicted with certainty.

       In addition, the Company and its subsidiaries are involved on an ongoing basis in other lawsuits and arbitrations (including purported class actions) related to their operations. The ultimate outcome of all of these other legal matters pending against the Company or its subsidiaries cannot be predicted, and, although such lawsuits are not expected individually to have a material adverse effect on the Company, such lawsuits could have, in the aggregate, a material adverse effect on the Company’s consolidated financial condition, cash flows or results of operations.

Other Proceedings

       On September 18, 2003, the Company received a grand jury subpoena from the U.S. District Court for the Southern District of Indiana in connection with a Department of Justice investigation requiring production of documents relating to the valuation of interest-only securities held by CFC, our Predecessor’s former finance subsidiary, contemporaneous earnings estimates for the Predecessor, certain personnel records and other accounting and financial disclosure records for the period June 1, 1998 to June 30, 2000. The Company has subsequently received follow-up grand jury document subpoenas concerning other matters. All of these follow-up requests have been limited to the time period prior to the December 17, 2002 bankruptcy filing.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has been advised by the Department of Justice that neither it nor any of its current directors or employees are subjects or targets of this investigation. The Company is cooperating fully with the Department of Justice investigation.

       On March 10, 2004, we entered into a settlement with the SEC in connection with the SEC’s investigation of events in and before the spring of 2000, including CFC’s accounting for its interest-only securities and servicing rights. These issues were among those addressed in our Predecessor’s writedown and restatement in the spring of 2000, and were the subject of shareholder class action litigation, which we settled in the second quarter of 2003. Without admitting or denying the SEC’s findings, we consented to the entry of a cease-and-desist order requiring future compliance with periodic reporting, record keeping, internal control and other provisions of the securities laws. The settlement did not impose any fine or monetary penalty, or require us to restate any of our historical financial statements.

       On October 29, 2003, the New York Attorney General served Conseco Life Insurance Company of Texas (“Conseco Life”) with a document subpoena concerning customer transfers between mutual fund subaccounts offered by CVIC, a former wholly-owned subsidiary of Conseco Life, that occurred prior to the sale of CVIC to an unrelated third party in October 2002. The SEC served the Company with a similar subpoena shortly after we received the Attorney General’s subpoena. Certain of our employees have also received subpoenas regarding duties they previously performed in respect of annuity sales by CVIC. The purchase agreement pursuant to which CVIC was sold contains indemnification provisions with respect to certain liabilities relating to Conseco Life’s period of ownership, including provisions concerning certain business activities (including marketing activities) of CVIC. Conseco Life and the Company have cooperated with the Attorney General and the SEC in producing documents responsive to their subpoenas. In January 2004, the Company received telephonic notification of a potential enforcement action by the Attorney General and a Wells notification from the SEC regarding alleged market timing on the part of holders of variable annuity policies issued by CVIC. The Company and its affiliates have not issued any variable annuity policies since the sale of CVIC. The Company and Conseco Life believe, based on the information obtained and supplied to the investigators to date, that CVIC violated no federal or state law prior to the October 2002 sale. The investigations are in a preliminary stage and their outcome cannot be predicted with certainty. The Company and Conseco Life are cooperating fully with the Attorney General and the SEC in these investigations.

       The deadline to file administrative claims in the bankruptcy proceeding was October 9, 2003. The Plan provides that all such claims must be paid in full, in cash. We are reviewing all timely filed administrative claims and may resolve disputes regarding allowance of such claims in the Bankruptcy Court. The amount of known disputed administrative claims as of March 1, 2004 was approximately $2.0 million.

Guaranty Fund Assessments

       The balance sheet at December 31, 2003, includes: (i) accruals of $11.5 million, representing our estimate of all known assessments that will be levied against the Company’s insurance subsidiaries by various state guaranty associations based on premiums written through December 31, 2003; and (ii) receivables of $5.8 million that we estimate will be recovered through a reduction in future premium taxes as a result of such assessments. At December 31, 2002, such guaranty fund assessment related accruals were $11.5 million and such receivables were $7.5 million. These estimates are subject to change when the associations determine more precisely the losses that have occurred and how such losses will be allocated among the insurance companies. We recognized expense (benefit) for such assessments of $1.2 million in the four months ended December 31, 2003; $4.1 million in the eight months ended August 31, 2003; and $(1.7) million and $6.5 million in 2002 and 2001, respectively.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Guarantees

       In conjunction with the Plan, $481.3 million principal amount of bank loans made to certain former directors and certain current and former officers and key employees to enable them to purchase common stock of Old Conseco were transferred to the Company. These loans had been guaranteed by Old Conseco. We received all rights to collect the balances due pursuant to the original terms of these loans. In addition, we hold loans to participants for interest on the bank loans which total approximately $220 million. The former bank loans and the interest loans are collectively referred to as the “D&O loans.” We regularly evaluate the collectibility of these loans in light of the collateral we hold and the credit worthiness of the participants. At December 31, 2003, we have estimated that approximately $51.0 million of the D&O balance (which is included in other assets) is collectible (net of the cost of collection). An allowance has been established to reduce the recorded balance of the D&O loans to this balance.

       Pursuant to the settlement that was reached with the Official Committee of the Trust Originated Preferred Securities (“TOPrS”) Holders and the Official Committee of Unsecured Creditors in the Plan, the former holders of TOPrS (issued by Old Conseco’s subsidiary trusts and eliminated in our reorganization) who did not opt out of the bankruptcy settlement, will be entitled to receive 45 percent of any proceeds from the collection of certain D&O loans in an aggregate amount not to exceed $30 million. We have established a liability of $23.1 million (which is included in other liabilities), representing our estimate of the amount which will be paid to the former holders of TOPrS pursuant to the settlement.

       In accordance with the terms of the Company’s former Chief Executive Officer’s employment agreement, Bankers Life and Casualty Company, a wholly-owned subsidiary of the Company, is the guarantor of the former executive’s nonqualified supplemental retirement benefit. The liability for such benefit at December 31, 2003 and 2002 was $15.6 million and $14.8 million, respectively, and is included in the caption “Other liabilities” in the liability section of the consolidated balance sheet.

Leases

       The Company rents office space, equipment and computer software under noncancellable operating leases. Rental expense was $19.1 million in the four months ended December 31, 2003; $26.7 million in the eight months ended August 31, 2003; and $41.5 million and $45.3 million in 2002 and 2001, respectively. Future required minimum rental payments as of December 31, 2003, were as follows (dollars in millions):

2004	$23.0
2005	21.5
2006	18.7
2007	15.6
2008	14.1
Thereafter	24.1

Total	$117.0

10.	Other Disclosures

Postretirement Plans

       One of our insurance subsidiaries has a noncontributory, unfunded deferred compensation plan for qualifying members of its career agency force. Benefits are based on years of service and career earnings. The liability recognized in the consolidated balance sheet for the agents’ deferred compensation plan was $64.7 million and $54.2 million at December 31, 2003 and 2002, respectively. Included as an adjustment to accumulated other comprehensive income (loss) as of December 31, 2002, was a $9.1 million adjustment representing the additional minimum liability associated with this plan. Substantially all of this liability

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

represents vested benefits. Costs incurred on this plan, primarily representing interest on unfunded benefit costs were $1.5 million in the four months ended December 31, 2003; $4.0 million in the eight months ended August 31, 2003; and $5.1 million and $4.9 million during 2002 and 2001, respectively.

       The Company provides certain health care and life insurance benefits for certain eligible retired employees under partially funded and unfunded plans in existence at the date on which certain subsidiaries were acquired. Certain postretirement benefit plans are contributory, with participants’ contributions adjusted annually. Actuarial measurement dates of September 30 and December 31 are used for our postretirement benefit plans. Amounts related to the postretirement benefit plans were as follows (dollars in millions):

	Postretirement Benefits

	Successor	Predecessor

	December 31,	December 31,
	2003	2002

Benefit obligation, beginning of year	$24.6	$24.5
Interest cost	1.4	1.6
Plan participants’ contributions	.4	1.1
Actuarial loss (gain)	(1.1)	.4
Benefits paid	(2.7)	(3.0)

Benefit obligation, end of year	$22.6	$24.6

Fair value of plan assets, beginning of year	$1.1	$2.0
Actual return on plan assets	—	—
Employer contributions	1.6	2.1
Benefits paid	(2.7)	(3.0)

Fair value of plan assets, end of year	$—	$1.1

Funded status	$(22.6)	$(23.5)
Unrecognized net actuarial loss (gain)	—	(7.1)
Unrecognized prior service cost	—	(1.4)

Prepaid (accrued) benefit cost	$(22.6)	$(32.0)

       Plan assets as of December 31, 2002, consisted of an investment in the Conseco Fixed Income Fund offered by Conseco Fund Group. The Conseco Fixed Income Fund invested primarily in investment-grade debt securities.

       We used the following weighted average assumptions to calculate:

	2003	2002

Benefit obligations:
Discount rate	6.2%	6.5%
Net periodic cost:
Discount rate	6.5%	7.0%
Expected return on plan assets	4.6%	4.6%

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following assumed health care cost trend rates were used to determine our postretirement benefit obligation:

	2003	2002

Initial healthcare cost trend rate	10.0%	11.5%
Ultimate health care cost trend rate	6.0%	5.0%
Year the rate reaches the ultimate trend rate	2014	2015

       A one percentage point change in the assumed health care cost trend rate would have the following effects (dollars in millions):

	One Percentage Point

	Increase	Decrease

Effect on the postretirement benefit obligation	$1.5	$(1.4)
Effect on the net periodic post retirement benefit cost	.1	(.1)

       Components of the cost we recognized related to postretirement plans were as follows (dollars in millions):

	Postretirement Benefits

	Successor	Predecessor

			Years
	Four Months	Eight Months	Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Interest cost	$.5	$.9	$1.6	$1.5
Expected return of plan assets	—	—	(.1)	(.1)
Amortization of prior service cost	—	(.1)	(.2)	(1.0)
Recognized net actuarial loss	(.3)	(.5)	(.5)	(.1)

Net periodic cost (benefit)	$.2	$.3	$.8	$.3

       The Company has qualified defined contribution plans for which substantially all employees are eligible. Company contributions, which match certain voluntary employee contributions to the plan, totaled $6.6 million in 2002 and $4.7 million in 2001. No employer contributions were made during the 2003 periods. Prior to 2002, employer matching contributions were made in Old Conseco common stock. For the first nine months of 2002, employer matching contributions were made in cash. In September 2002, the plans were amended to make future employer matching contributions discretionary. Effective January 1, 2004, the Company resumed making matching contributions in cash.

Trust Preferred Securities

       Prior to 2003, certain wholly-owned subsidiary trusts had issued preferred securities in public offerings. The trusts used the proceeds from these offerings to purchase subordinated debentures from Conseco. The terms of the preferred securities were parallel to the terms of the debentures, which accounted for substantially all trust assets. The preferred securities were to be redeemed on a pro rata basis, to the same extent as the debentures were repaid. Under certain circumstances involving a change in law or legal interpretation, the debentures could be distributed to the holders of the preferred securities. Our obligations under the debentures and related agreements, taken together, provided a full and unconditional guarantee of payments due on the preferred securities. The debentures issued to the subsidiary trusts and the common securities purchased by Conseco from the subsidiary trusts were eliminated in the consolidated financial

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements. The Trust Preferred Securities guaranteed by Old Conseco prior to our emergence from bankruptcy were discharged in accordance with the Plan.

       On February 16, 2001, the trust preferred securities component of the FELINE PRIDES were retained by the Company (and subsequently retired) as payment under the stock purchase contract in accordance with their terms and, as a result, we issued 11.4 million shares of Old Conseco common stock to the holders of the FELINE PRIDES. The $496.6 million carrying value of the FELINE PRIDES that were retired (and used for payment pursuant to the stock purchase contracts) was transferred from minority interest to common stock and additional paid-in capital.

       Trust Preferred Securities at December 31, 2002, were as follows:

	Year	Par	Carrying	Distribution	Earliest/Mandatory
	Issued	Value	Value	Rate	Redemption Dates

		(Dollars in millions)
Trust Originated Preferred Securities	1999	$300.0	$296.5	9.44%	2004/2029
Trust Originated Preferred Securities	1998	500.0	496.9	8.70	2003/2028
Trust Originated Preferred Securities	1998	230.0	228.1	9.00	2003/2028
Capital Securities	1997	300.0	300.0	8.80	2027
Trust Originated Preferred Securities	1996	275.0	275.0	9.16	2001/2026
Capital Trust Pass-through Securities	1996	325.0	325.0	8.70	2026

		$1,930.0	$1,921.5

Reclassification Adjustments Included in Comprehensive Income

       The changes in unrealized appreciation (depreciation) included in comprehensive income are net of reclassification adjustments for after-tax net gains (losses) from the sale of investments included in net income (loss) of approximately $545 million and $240 million for the years ended December 31, 2002 and 2001, respectively. Such changes for the 2003 periods were not significant.

Sale of Interest in Riverboat

       In the first quarter of 2001, the Company sold its 29 percent ownership interest in the riverboat casino in Lawrenceberg, Indiana, for $260 million. We recognized a net gain on the sale of $192.4 million.

11.	Special Charges

2002

       The following table summarizes the special charges incurred by the Company during 2002, which are further described in the paragraphs which follow (dollars in millions):

Loss related to reinsurance transactions and businesses sold to raise cash	$47.5
Costs related to debt modification and refinancing transactions	17.7
Expenses related to the termination of the former chief financial officer	6.5
Other items	24.8

Special charges before income tax benefit	$96.5

Loss Related to Debt Modification and Reinsurance Transactions and Businesses Sold to Raise Cash

       We completed various asset sales and reinsurance transactions to raise cash which resulted in net losses of $47.5 million in 2002. These amounts included: (i) a loss of $39.0 million related to the reinsurance of a

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

portion of our life insurance business; (ii) a loss of $20.0 million associated with the sale of our subsidiary in India; partially offset by (iii) asset sales resulting in a net gain of $11.5 million.

Costs Related to Debt Modification and Refinancing Transactions

       In conjunction with the various modifications to borrowing arrangements (including the debt exchange offer completed in April 2002), entered into in 2002 we incurred costs of $17.7 million which are not permitted to be deferred pursuant to GAAP.

Expenses Related to Termination of the Former Chief Financial Officer

       The employment of Old Conseco’s chief financial officer was terminated in the first quarter of 2002. As a result, the vesting provisions associated with the restricted stock issued to the chief financial officer pursuant to his employment agreement were accelerated. We recognized a charge of $5.1 million related to the immediate vesting of such restricted stock in the first quarter of 2002. In addition, we recognized severance benefits of $1.4 million associated with the termination.

Other Items

       Other items include expenses incurred: (i) in conjunction with the transfer of certain customer service and backroom operations to our India subsidiary; (ii) for severance benefits related to the transfer of such operations; and (iii) for other items which are not individually significant. The Company sold its India subsidiary in the fourth quarter of 2002 and has significantly reduced the customer service and backroom operations conducted there.

2001

       The following table summarizes the special charges incurred by the Company during 2001, which are further described in the paragraphs which follow (dollars in millions):

Organizational restructuring:
Severance benefits	$12.4
Office closings and sale of artwork	7.9
Transfer of certain customer service and backroom operations to our India subsidiary	10.6
Amounts related to disputed reinsurance balances	8.5
Litigation expenses	23.8
Other items	17.2

Special charges before income tax benefit	$80.4

Severance Benefits

       During 2001, Conseco undertook several restructuring actions in an effort to improve the Company’s operations and profitability. The planned changes included moving a significant number of jobs to India. Pursuant to GAAP, the Company is required to recognize the costs associated with most restructuring activities as the costs are incurred. However, costs associated with severance benefits are required to be recognized when the costs are: (i) attributable to employees’ services that have already been rendered; (ii) relate to obligations that accumulate; and (iii) are probable and can be reasonably estimated. Since the severance costs associated with our planned activities met these requirements, we recognized a charge of $12.4 million in 2001.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Office Closings and Sale of Artwork

       In conjunction with our restructuring activities, we closed certain offices, which resulted in the abandonment of certain leasehold improvements. Further, certain antiques and artwork, formerly displayed in the Company’s executive offices were sold. We recognized losses of $7.9 million related to these actions in 2001.

Amounts Related to Disputed Reinsurance Balances

       During 2001, we discontinued marketing certain medical insurance products. Several reinsurers who assumed most of the risks associated with these products disputed the reinsurance receivables due to us. We established an allowance of $8.5 million for disputed balances that were ultimately written off due to their uncollectibility.

Litigation Expenses

       Litigation expenses primarily include the cost and proposed settlement related to our securities litigation class action lawsuit which was subsequently settled in the second quarter of 2003.

Other Items

       Other items include expenses incurred: (i) for consulting fees with respect to services provided related to various debt and organizational restructuring transactions; (ii) pursuant to the terms of the employment agreement for our chief executive officer; and (iii) for other items which are not individually significant.

12.	Shareholders’ Equity

       Pursuant to the Plan, CNO issued 34.4 million shares of Preferred Stock with an aggregate liquidation preference of approximately $859.7 million. The Preferred Stock has a par value of $.01 per share and a liquidation preference of $25 per share. Dividends are payable at a rate equal to 10.5 percent of the liquidation preference per share, payable semi-annually on March 1 and September 1. This rate will increase to 11 percent beginning September 11, 2005. These dividends are payable in additional shares of Preferred Stock until the later of: (i) September 10, 2005; or (ii) the beginning of the first fiscal quarter after which our primary insurance companies have received a financial strength rating of at least “A-” by A.M. Best. Thereafter, dividends are payable, at our option, in cash or additional shares of Preferred Stock. The Preferred Stock may be redeemed by CNO, in whole or in part, at any time in cash equal to the liquidation preference plus cumulative unpaid dividends thereon.

       The Preferred Stock is convertible, at the option of the holder, into common stock of CNO at any time on or after September 30, 2005. The conversion rate is equal to the total liquidation preference plus cumulative unpaid dividends thereon divided by $20.35 which was the average price of CNO’s common stock, as defined, for each of the trading days in the 60 calendar day period immediately preceding January 8, 2004.

       The Preferred Stock is exchangeable, at the option of the holder, into common stock of CNO at any time on or after September 10, 2013. The exchange rate is equal to the total liquidation preference plus cumulative unpaid dividends thereon divided by the average market price of CNO’s common stock, as defined, for the ten trading days ending on the date of exchange. The maximum number of common shares that can be issued shall not exceed the greater of: (i) 7.84 billion shares of common stock; or (ii) the number of authorized but unissued shares of CNO’s common stock. In addition, CNO, at its option, may pay cash in an amount equal to the liquidation preference in lieu of delivering the exchanged common stock.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The holders of the Preferred Stock will be entitled to voting rights beginning September 30, 2005 or earlier if there is: (i) a reduction in the financial strength rating assigned to any of our active material insurance subsidiaries (as defined) by A.M. Best; (ii) an event of default under our credit agreement; (iii) the occurrence of a material adverse regulatory event, as defined, with respect to any of our material insurance subsidiaries (as defined); or (iv) a failure to maintain various financial ratios and balances.

       Pursuant to the Plan, we issued 6.0 million Series A Warrants (the “Warrants”) entitling the holders to purchase shares of CNO common stock at a price of $27.60 per share. The Warrants expire on September 10, 2008. The exercise price and number of common shares issuable are subject to adjustment based on the occurrence of certain events, including: (i) stock dividends; (ii) stock splits; and (iii) the issuance of instruments or securities which are exercisable for or convertible into shares of common stock entitling the holders to purchase shares of common stock at a price per share that is less than the market price on the date of issuance.

       On the Effective Date, the Successor adopted a new long-term incentive plan, which permits the grant of CNO incentive or non-qualified stock options and restricted stock awards to certain directors, officers and employees of CNO and certain other individuals who perform services for the Company. A maximum of 10 million shares may be issued under the plan. Restricted share grants are limited to 3.3 million shares. During September 2003, the Company granted options to purchase 500,000 shares of CNO common stock at $16.40 per share and 500,000 restricted shares of CNO common stock to the Chief Executive Officer in accordance with his employment agreement. These options and restricted stock vest over the next four years. In addition, the Company granted options to purchase 500,000 shares of CNO common stock at $19.61 per share and 500,000 restricted shares of CNO common stock to the non-executive Chairman of the Board of Directors in accordance with his agreement. These options and restricted shares vest over the next three years.

       Changes in the number of shares of common stock outstanding during the four months ended December 31, 2003, the eight months ended August 31, 2003 and the years ended December 31, 2002 and 2001 were as follows (shares in thousands):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Balance, beginning of period	—	346,007	344,743	325,318
Issuance of shares pursuant to Plan	100,000	—	—	—
Stock options exercised	—	—	6	432
Stock warrants exercised	—	—	—	3,327
Shares issued in conjunction with the acquisition of Exl	—	—	—	3,411
Shares issued pursuant to stock purchase contracts related to the FELINE PRIDES	—	—	—	11,351
Shares issued under employee benefit compensation plans	116	—	1,258	904
Cancelled pursuant to the Plan	—	(346,007)	—	—

Balance, end of period	100,116	—	346,007	344,743

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       In February 2001, the Company issued 11.4 million shares of Old Conseco common stock pursuant to stock purchase contracts related to the FELINE PRIDES. This transaction is discussed in further detail in the note to the consolidated financial statements entitled “Other Disclosures”.

       The Predecessor’s 1994 Stock and Incentive Plan authorized the granting of options to employees and directors of the Company to purchase up to 24 million shares of Old Conseco common stock at a price not less than its market value on the date the option was granted. In 1997, the Company adopted the 1997 Non-qualified Stock Option Plan, which authorized the granting of non-qualified options to employees of the Company to purchase shares of Old Conseco common stock.

       A summary of the Company’s stock option activity and related information for the four months ended December 31, 2003, the eight months ended August 31, 2003 and the years ended December 31, 2002 and 2001, is presented below (shares in thousands):

	Successor		Predecessor

	Four Months				Years Ended December 31,
	Ended		Eight Months
	December 31,		Ended August 31,
	2003		2003		2002		2001

		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price	Shares	Price

Outstanding at the beginning of the period	—	$—	23,520	$15.95	40,292	$15.01	36,107	$18.38
Options granted	1,000	18.01	—	—	2,572	3.57	8,609	6.32
Exercised	—	—	—	—	(6)	1.51	(432)	9.88
Cancelled pursuant to the Plan	—	—	(17,438)	18.29	—	—	—	—
Forfeited or terminated	—	—	(6,082)	9.26	(19,338)	12.35	(3,992)	27.27

Outstanding at the end of the year	1,000	18.01	—		23,520	15.95	40,292	15.01

Options exercisable at the end of the period	—		—		13,593		13,591

Available for future grant	7,982		—		52,668		34,903

       All outstanding stock options of the Predecessor were cancelled pursuant to the Plan.

       The following table summarizes information about stock options outstanding at December 31, 2003 (shares in thousands):

	Options Outstanding			Options Exercisable

	Number	Remaining Life	Exercise	Number	Exercise
Exercise Prices	Outstanding	(in Years)	Price	Exercisable	Price

$16.40	500	9.75	$16.40	—	—
19.61	500	9.75	19.61	—	—

	1,000			—

       We estimated the fair value of each option grant used to determine the pro forma amounts summarized above using the Black-Scholes option valuation model with the following weighted average assumptions for

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the four months ended December 31, 2003, the eight months ended August 31, 2003 and the years ended December 31, 2002 and 2001:

	Successor	Predecessor

	Four Months	Eight Months
	Ended	Ended	Years Ended December 31,
	December 31,	August 31,
	2003 Grants	2003 Grants	2002 Grants	2001 Grants

Weighted average risk-free interest rates	3.7%	—	4.7%	4.8%
Weighted average dividend yields	0.0%	—	0.0%	0.0%
Volatility factors	35%	—	40%	40%
Weighted average expected life	6.1 years	—	6.4 years	6.4 years
Weighted average fair value per share	$7.71	—	$1.73	$3.04

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       A reconciliation of net income (loss) and shares used to calculate basic and diluted earnings per share is as follows (dollars in millions and shares in thousands):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Net income (loss):
Net income (loss)	$96.3	$2,201.7	$(7,835.7)	$(405.9)
Preferred stock dividends	(27.8)	—	(2.1)	(12.8)

Income (loss) applicable to common ownership for basic earnings per share	68.5	2,201.7	(7,837.8)	(418.7)
Effect of dilutive securities	27.8	—	—	—

Income (loss) applicable to common ownership and assumed conversions for diluted earnings per share	$96.3	$2,201.7	$(7,837.8)	$(418.7)

Shares:
Weighted average shares outstanding for basic earnings per share	100,110

Effect of dilutive securities on weighted average shares:
Preferred stock	43,257
Stock options, warrants and employee benefit plans(a)	119

Dilutive potential common shares	43,376

Weighted average shares outstanding for diluted earnings per share	143,486

(a)	The dilutive effect is determined under the treasury stock method using the average market price during the period.

       Basic earnings per common share (“EPS”) is computed by dividing income applicable to common stock by the weighted average number of common shares outstanding for the period. Restricted shares are not included in basic EPS until vested. Diluted EPS reflects the potential dilution that could occur if the Preferred Stock were converted into common stock, the options were exercised and the restricted stock was vested. The dilution from options and restricted shares are calculated using the treasury stock method.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Other Operating Statement Data

       Insurance policy income consisted of the following (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Traditional products:
Direct premiums collected	$1,477.9	$3,264.3	$5,100.2	$5,426.3
Reinsurance assumed	31.9	57.3	78.7	146.0
Reinsurance ceded	(92.1)	(196.4)	(327.8)	(249.4)

Premiums collected, net of reinsurance	1,417.7	3,125.2	4,851.1	5,322.9
Change in unearned premiums	(15.4)	13.5	(19.7)	1.9
Less premiums on universal life and products without mortality and morbidity risk which are recorded as additions to insurance liabilities	(528.2)	(1,266.4)	(1,792.7)	(1,828.2)

Premiums on traditional products with mortality or morbidity risk, recorded as insurance policy income	874.1	1,872.3	3,038.7	3,496.6
Fees and surrender charges on interest-sensitive products	131.7	332.0	563.6	496.1

Insurance policy income	$1,005.8	$2,204.3	$3,602.3	$3,992.7

       The four states with the largest shares of 2003 collected premiums were Florida (8.1 percent), Illinois (6.8 percent), Texas (6.6 percent), and California (6.5 percent). No other state accounted for more than 5 percent of total collected premiums.

       Other operating costs and expenses were as follows (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Commission expense	$66.4	$117.9	$195.1	$218.6
Salaries and wages	70.5	136.3	215.1	206.0
Other	81.5	168.1	326.0	322.5

Total other operating costs and expenses	$218.4	$422.3	$736.2	$747.1

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Changes in the value of policies inforce at the Effective Date were as follows (dollars in millions):

Successor

Four Months
Ended
December 31,
2003

Successor balance, beginning of the period	$3,102.6
Additional acquisition expense	2.4
Amortization	(122.0)
Amounts related to fair value adjustment of actively managed fixed maturities	(33.5)

Successor balance, end of the period	$2,949.5

       Based on current conditions and assumptions as to future events on all policies inforce, the Company expects to amortize approximately 10 percent of the December 31, 2003 balance of the value of policies inforce at the Effective Date in 2004, 10 percent in 2005, 9 percent in 2006, 8 percent in 2007 and 8 percent in 2008. The discount rate used to determine the amortization of the value of policies inforce at the Effective Date averaged 5 percent in the four months ended December 31, 2003.

       Changes in the cost of policies purchased were as follows (dollars in millions):

	Predecessor

		Twelve Months
	Eight Months	Ended
	Ended	December 31,
	August 31,
	2003	2002	2001

Balance, beginning of the period	$1,170.0	$1,657.8	$1,954.8
Additional acquisition expense on acquired policies	7.4	11.3	12.5
Amortization	(74.1)	(215.5)	(242.0)
Amounts related to fair value adjustment of actively managed fixed maturities	4.7	(81.9)	(49.0)
Reinsurance transactions	—	(73.4)	—
Net amounts related to discontinued operations	—	(66.6)	(13.9)
Amounts related to sales of subsidiaries	—	(60.0)	—
Other	(8.8)	(1.7)	(4.6)
Elimination of Predecessor balance	(1,099.2)	—	—

Balance, end of the period	$—	$1,170.0	$1,657.8

       The discount rates used to determine the amortization of the cost of policies purchased averaged 7 percent in the eight months ended August 31, 2003, 7 percent in 2002 and 6 percent in 2001.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Changes in the cost of policies produced were as follows (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Balance, beginning of the period	$—	$2,014.4	$2,570.2	$2,480.5
Additions	110.1	280.1	486.0	612.8
Amortization	(8.3)	(252.8)	(544.3)	(396.3)
Amounts related to fair value adjustment of actively managed fixed maturities	—	(20.5)	(121.0)	(28.2)
Reinsurance transactions	—	—	(134.6)	—
Net amounts related to discontinued operations	—	—	(103.3)	15.0
Amounts related to sales of subsidiaries	—	—	(140.8)	—
Other	—	(1.7)	2.2	(113.6)
Elimination of Predecessor balance	—	(2,019.5)	—	—

Balance, end of the period	$101.8	$—	$2,014.4	$2,570.2

       In 2001, the Company stopped renewing portions of our major medical lines of business in several unprofitable states in accordance with the contractual terms of the policies. As a result, we determined that approximately $77.4 million of the cost of policies produced and the cost of policies purchased would not be recoverable. Such amount is recorded as amortization in the accompanying statement of operations.

       Policyholder redemptions of annuity and, to a lesser extent, life products have increased in recent periods. We experienced additional redemptions following the downgrade of our A.M. Best financial strength rating to “B (fair)” in August of 2002. When redemptions are greater than our previous assumptions, we are required to accelerate the amortization of our cost of policies produced and cost of policies purchased to write off the balance associated with the redeemed policies. Accordingly, amortization expense has increased. In 2002, we changed the lapse assumptions used to determine the amortization of the cost of policies produced and the cost of policies purchased related to certain universal life products and our annuities to reflect our then current estimates of future lapses. For certain universal life products, we changed the ultimate lapse assumption from: (i) a range of 6 percent to 7 percent; to (ii) a tiered assumption based on the level of funding of the policy of a range of 2 percent to 10 percent. We recorded additional amortization of the cost of policies produced and the cost of policies purchased related to higher redemptions and changes to our lapse assumptions of $203.2 million in 2002.

       The cost of policies produced and the cost of policies purchased are amortized in relation to the estimated gross profits to be earned over the life of our annuity products. As a result of economic developments, actual experience of our products and changes in our expectations, we changed our investment yield assumptions used in calculating the estimated gross profits to be earned on our annuity products. Such changes resulted in additional amortization of the cost of policies produced and the cost of policies purchased of $35.0 million (of which $7.2 million related to discontinued operations) in 2001.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Consolidated Statement of Cash Flows

       The following disclosures supplement our consolidated statement of cash flows (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Non-cash items not reflected in the investing and financing activities section of the consolidated statement of cash flows:
Issuance of common stock under stock option and employee benefit plans	$2.6	$—	$12.7	$19.7
Issuance of convertible preferred shares	27.8	5.3	2.1	12.8
Value of FELINE PRIDES retired and transferred from minority interest to common stock and additional paid-in capital	—	—	—	496.6
Issuance of common stock in connection with the acquisition of Exl	—	—	—	52.1
Decrease in notes payable-direct corporate obligations and increase in other liabilities reflecting the estimated fair value of interest rate swap agreements	—	—	—	13.5

       The effect on our consolidated balance sheet of implementing fresh start accounting is discussed in the note to the consolidated financial statements entitled “Fresh Start Reporting”. Such non-cash adjustments are not reflected in our consolidated statement of cash flows.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following reconciles net income (loss) to net cash provided by operating activities (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Cash flows from operating activities:
Net income (loss)	$96.3	$2,201.7	$(7,835.7)	$(405.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Interest-only securities investment income	—	—	(10.6)	(51.5)
Cash received from interest-only securities, net	—	—	(73.3)	14.3
Servicing income	—	—	(83.9)	(115.3)
Cash received from servicing activities	—	—	46.9	71.7
Provision for losses	—	55.6	1,160.8	707.2
(Gain) loss on sale of finance receivables	—	—	49.5	(26.9)
Amortization and depreciation	144.7	369.8	1,017.8	848.0
Income taxes	131.0	31.4	758.3	(140.7)
Insurance liabilities	207.2	265.8	509.5	334.4
Accrual and amortization of investment income	20.1	43.2	227.9	97.2
Deferral of cost of policies produced and purchased	(111.6)	(287.5)	(509.2)	(667.0)
Gain on sale of interest in riverboat	—	—	—	(192.4)
Impairment charges	—	—	1,514.4	386.9
Goodwill impairment	—	—	500.0	—
Special charges	—	—	171.2	72.4
Reorganization items	—	(2,157.0)	—	—
Cumulative effect of accounting change	—	—	2,949.2	—
Minority interest	—	—	173.2	183.9
Net realized investment (gains) losses	(11.8)	5.4	673.7	413.7
Discontinued operations	—	(16.7)	93.1	—
Gain on extinguishment of debt	—	—	(8.1)	(26.9)
Other	(36.8)	235.6	(29.0)	(178.4)

Net cash provided by operating activities	$439.1	$747.3	$1,295.7	$1,324.7

       At December 31, 2003, restricted cash consisted of: (i) $17.3 million held in trust for the payment of bankruptcy-related professional fees; and (ii) $14.6 million of cash held by three investment trusts (which are

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

further described in the note to the consolidated financial statements entitled “Investments in Variable Interest Entities”).

15.	Statutory Information (Based on Non-GAAP Measures)

       Statutory accounting practices prescribed or permitted by regulatory authorities for the Company’s insurance subsidiaries differ from GAAP. The Company’s insurance subsidiaries reported the following amounts to regulatory agencies, after appropriate elimination of intercompany accounts among such subsidiaries (dollars in millions):

	2003	2002

Statutory capital and surplus	$1,514.1	$1,064.4
Asset valuation reserve	40.9	11.6
Interest maintenance reserve	217.4	311.3

Total	$1,772.4	$1,387.3

       The statutory capital and surplus shown above included investments in upstream affiliates, all of which were eliminated in the consolidated financial statements prepared in accordance with GAAP, as follows (dollars in millions):

	2003	2002

Securitization debt issued by special purpose entities and guaranteed by our finance subsidiary, all of which was purchased by our insurance subsidiaries prior to the acquisition of CFC	$—	$2.0
Preferred and common stock of intermediate holding company	159.0	146.4
Other	—	2.5

Total	$159.0	$150.9

       Statutory earnings build the capital adequacy required by rating agencies and regulators. Statutory earnings and fees and interest paid by the insurance companies to the parent company create the “cash flow capacity” the parent company needs to meet its obligations, including debt service. The combined statutory net income (loss) (a non-GAAP measure) of our life insurance subsidiaries was $286.1 million, $(465.0) million and $(137.8) million in 2003, 2002 and 2001, respectively. Included in such net income (loss) are net realized capital gains (losses), net of income taxes, of $32.8 million, $(516.1) million and $(188.0) million in 2003, 2002 and 2001, respectively. In addition, the insurance subsidiaries incur fees and interest to Conseco or its non-life subsidiaries; such amounts totaled $85.8 million, $194.8 million and $279.2 million in 2003, 2002 and 2001, respectively.

       The ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations. These regulations generally permit dividends to be paid from statutory earned surplus of the insurance company for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of): (i) statutory net gain from operations or statutory net income for the prior year; or (ii) 10 percent of statutory capital and surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. During 2002, our insurance subsidiaries paid dividends to Conseco totaling $240.0 million. In 2003, a non-cash dividend of $4.5 million representing affiliated common stock was paid to CDOC.

       On October 30, 2002, Bankers National Life Insurance Company and Conseco Life Insurance Company of Texas (on behalf of itself and all other Conseco insurance subsidiaries), our insurance subsidiaries domiciled in Texas, each entered into consent orders with the Commissioner of Insurance for the State of

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Texas whereby they agreed: (i) not to request any dividends or other distributions before January 1, 2003 and, thereafter, not to pay any dividends or other distributions to parent companies outside of the insurance system without the prior approval of the Texas Insurance Commissioner; (ii) to continue to maintain sufficient capitalization and reserves as required by the Texas Insurance Code; (iii) to request approval from the Texas Insurance Commissioner before making any disbursements not in the ordinary course of business; (iv) to complete any pending transactions previously reported to the proper insurance regulatory officials prior to and during Conseco’s restructuring, unless not approved by the Texas Insurance Commissioner; (v) to obtain a commitment from Conseco to maintain their infrastructure, employees, systems and physical facilities prior to and during Conseco’s restructuring; and (vi) to continue to permit the Texas Insurance Commissioner to examine its books, papers, accounts, records and affairs. The consent orders were formally released on November 19, 2003. We have agreed with the Texas Insurance Department to provide prior notice of certain transactions, including up to 30 days prior notice of the payment of dividends by an insurance subsidiary to any non-insurance company parent, and periodic reporting of information concerning our financial performance and condition.

       The National Association of Insurance Commissioners’ Risk-Based Capital for Life and/or Health Insurers Model Act (the “Model Act”) provides a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks and whether there is a need for possible regulatory attention. The Model Act provides four levels of regulatory attention, varying with the ratio of the insurance company’s total adjusted capital (defined as the total of its statutory capital and surplus, AVR and certain other adjustments) to its company action level risk based capital (“RBC”): (i) if a company’s total adjusted capital is less than 100 percent but greater than or equal to 75 percent of its RBC (the “Company Action Level”), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position; (ii) if a company’s total adjusted capital is less than 75 percent but greater than or equal to 50 percent of its RBC (the “Regulatory Action Level”), the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be taken; (iii) if a company’s total adjusted capital is less than 50 percent but greater than or equal to 35 percent of its RBC (the “Authorized Control Level”), the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and (iv) if a company’s total adjusted capital is less than 35 percent of its RBC (the “Mandatory Control Level”), the regulatory authority must place the company under its control. In addition, the Model Act provides for an annual trend test if a company’s total adjusted capital is between 100 percent and 125 percent of its RBC at the end of the year. The trend test calculates the greater of the decrease in the margin of total adjusted capital over RBC: (i) between the current year and the prior year; and (ii) for the average of the last 3 years. It assumes that such decrease could occur again in the coming year. Any company whose trended total adjusted capital is less than 95 percent of its RBC would trigger a requirement to submit a comprehensive plan as described above for the Company Action Level.

       The 2003 statutory annual statements filed with the state insurance regulators of each of our insurance subsidiaries reflected total adjusted capital in excess of the levels subjecting the subsidiaries to any regulatory action. However, as a result of losses on the long-term care business within the Other Business in Run-off segment, the RBC ratio of one of our subsidiaries is near the level which would require it to submit a comprehensive plan aimed at improving its capital position.

       The consolidated RBC ratio for our insurance subsidiaries was approximately 287 percent at December 31, 2003. We calculate the consolidated RBC ratio by assuming all of the assets, liabilities, capital and surplus and other aspects of the business of our insurance subsidiaries are combined together in one insurance subsidiary, with appropriate intercompany eliminations.

       Our insurance subsidiaries hold principal protected senior notes of three trusts which invest in fixed maturities, mortgages, preferred stock, common stock and limited partnerships. We consolidate the trusts in

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

our financial statements prepared in accordance with GAAP and at December 31, 2003, the estimated fair value of the trust investments slightly exceeded their GAAP book value. During the fourth quarter of 2003, the trusts began liquidating their portfolios, a process which is expected to be completed in the first quarter of 2004. Under statutory accounting practices, which differ from GAAP, realized capital losses of $45.9 million were recorded on the fourth quarter 2003 partial redemption of the senior notes issued by the trusts that are owned by the insurance subsidiaries. Additional statutory realized capital losses of $94.9 million were recorded at December 31, 2003 since a decision had been made to redeem the remaining senior notes at amounts less than their amortized cost. The total statutory realized losses of $140.8 million on the senior notes were included in the interest maintenance reserve.

16.	Business Segments

       After our emergence from bankruptcy, we began to manage our business operations through two primary operating segments, based on method of product distribution, and a third segment comprised of business in run-off. We refer to these segments as: (i) Bankers Life; (ii) Conseco Insurance Group; and (iii) Other Business in Run-Off. Prior to its disposition effective March 31, 2003, we also had a finance segment (which is reflected in our discontinued operations in the consolidated statement of operations). We also have a corporate segment, which consists of holding company activities and certain noninsurance company businesses that are not related to our other operating segments. Prior period segment data has been reclassified to conform to the current period presentation.

       Operating information regarding our segments was as follows (dollars in millions):

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Revenues:
Bankers Life:
Insurance policy income:
Annuities	$17.3	$32.9	$39.6	$31.4
Supplemental health	384.2	760.4	1,122.8	1,082.5
Life	51.5	91.5	125.1	271.2
Other	3.8	7.9	12.6	15.0
Net investment income(a)	135.5	258.2	367.4	376.4
Fee revenue and other income(a)	.5	.2	1.3	1.2
Net realized investment gains (losses)(a)	3.4	5.5	(128.7)	(43.5)

Total Bankers Life segment revenues	596.2	1,156.6	1,540.1	1,734.2

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Conseco Insurance Group:
Insurance policy income:
Annuities	8.8	51.6	121.3	56.8
Supplemental health	250.9	499.0	727.9	684.4
Life	125.7	303.9	503.8	524.5
Other	13.1	38.3	101.9	111.7
Net investment income(a)	288.6	582.6	896.3	1,010.1
Fee revenue and other income(a)	.5	17.0	25.4	31.4
Net realized investment gains (losses)(a)	9.5	(17.1)	(368.1)	(209.1)

Total Conseco Insurance Group segment revenues	697.1	1,475.3	2,008.5	2,209.8

Other Business in Run-Off:
Insurance policy income — supplemental health	150.5	418.8	847.3	1,215.2
Net investment income(a)	55.3	101.5	155.8	166.7
Fee revenue and other income(a)	.9	—	.8	1.2
Net realized investment gains (losses)(a)	(.7)	6.3	(58.2)	(24.6)

Total Other Business in Run-Off segment revenues	206.0	526.6	945.7	1,358.5

Corporate:
Net investment income(a)	.7	16.2	14.0	39.7
Venture capital gain (loss) related to investment in AWE	(5.5)	10.5	(99.3)	(23.4)
Gain on sale of interest in riverboat	—	—	—	192.4
Net realized investment gains (losses)(a)	(.4)	(.1)	(1.3)	(62.8)
Fee and other income	11.4	17.1	59.2	68.5

Total corporate segment revenues	6.2	43.7	(27.4)	214.4

Eliminations	—	—	(16.5)	(24.9)

Total revenues	1,505.5	3,202.2	4,450.4	5,492.0

Expenses:
Bankers Life:
Insurance policy benefits	395.8	795.1	1,090.9	1,108.8
Amortization	62.3	113.9	168.7	193.4
Interest expense on investment borrowings	.8	3.4	4.6	6.1
Other operating costs and expenses	51.8	84.6	94.4	130.6
Special charges	—	—	45.0	6.0

Total Bankers Life segment expenses	510.7	997.0	1,403.6	1,444.9

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Conseco Insurance Group:
Insurance policy benefits	421.2	746.3	1,377.0	1,390.1
Amortization	64.4	201.8	541.4	324.6
Interest expense on investment borrowings	1.6	4.7	10.2	19.7
Other operating costs and expenses	115.6	222.6	292.1	273.9
Special charges	—	—	(.7)	15.5

Total Conseco Insurance Group segment expenses	602.8	1,175.4	2,220.0	2,023.8

Other Business in Run-Off:
Insurance policy benefits	150.7	597.3	864.6	1,089.6
Amortization	6.3	25.7	112.2	160.1
Interest expense on investment borrowings	—	.2	.6	2.0
Other operating costs and expenses	36.2	74.7	185.1	212.8

Total Other Business in Run-Off segment expenses	193.2	697.9	1,162.5	1,464.5

Corporate:
Interest expense on corporate debt	34.4	194.2	325.5	369.6
Provision for losses and interest expense related to stock purchase plan	—	55.6	240.0	169.6
Amortization related to operations	—	—	.6	108.2
Interest expense on investment borrowings	—	—	1.0	2.6
Other operating costs and expenses	14.9	40.4	181.1	135.2
Goodwill impairment	—	—	500.0	—
Gain on extinguishment of debt	—	—	(1.8)	(17.0)
Reorganization items	—	(2,130.5)	14.4	—
Special charges	—	—	52.2	58.9

Total corporate segment expenses	49.3	(1,840.3)	1,313.0	827.1

Eliminations	—	—	(16.5)	(24.9)

Total expenses	1,356.0	1,030.0	6,082.6	5,735.4

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor

	Four Months	Eight Months	Years Ended
	Ended	Ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of accounting change:
Bankers Life	85.5	159.6	136.5	289.3
Conseco Insurance Group	94.3	299.9	(211.5)	186.0
Other Business in Run-Off	12.8	(171.3)	(216.8)	(106.0)
Corporate operations	(43.1)	1,884.0	(1,340.4)	(612.7)

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of accounting change	$149.5	$2,172.2	$(1,632.2)	$(243.4)

(a)	It is not practicable to provide additional components of revenue by product or services.

       Segment balance sheet information was as follows (dollars in millions):

	Successor	Predecessor

	December 31,	December 31,
	2003	2002

Assets:
Bankers Life	$9,826.2	$8,306.8
Conseco Insurance Group	16,343.0	17,121.6
Other Business in Run-Off	3,511.2	2,831.7
Corporate	239.7	624.6
Assets of discontinued operations	—	17,624.3

Total assets	$29,920.1	$46,509.0

Liabilities:
Bankers Life	$8,338.1	$6,774.3
Conseco Insurance Group	13,774.9	14,924.7
Other Business in Run-Off	3,511.2	2,138.8
Corporate	1,478.3	5,175.8
Liabilities of discontinued operations	—	17,624.3

Total liabilities	$27,102.5	$46,637.9

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following tables present selected financial information of our segments (dollars in millions):

	Value of	Cost of
	Policies	Policies
	Inforce	Produced
	at the	and Cost
	Effective	of Policies	Insurance
Segment	Date	Purchased	Liabilities	Goodwill

2003
Bankers Life	$1,328.5	$83.3	$8,092.5	$172.5
Conseco Insurance Group	1,394.0	18.5	13,251.1	779.7
Other Business in Run-off	227.0	—	3,498.6	—

Total	$2,949.5	$101.8	$24,842.2	$952.2

2002
Bankers Life	$—	$1,165.5	$6,323.6	$100.0
Conseco Insurance Group	—	1,760.8	14,350.4	—
Other Business in Run-off	—	258.1	2,123.1	—

Total	$—	$3,184.4	$22,797.1	$100.0

17.	Quarterly Financial Data (Unaudited)

       We compute earnings per common share for each quarter independently of earnings per share for the year. The sum of the quarterly earnings per share may not equal the earnings per share for the year because of: (i) transactions affecting the weighted average number of shares outstanding in each quarter; and (ii) the uneven distribution of earnings during the year. Quarterly financial data (unaudited) was as follows (dollars in millions, except per share data).

	Predecessor			Successor

			Two Months	One Month
			Ended	Ended
	1st Qtr.	2nd Qtr.	August 31	September 30	4th Qtr.

2003
Revenues	$1,237.2	$1,230.1	$734.9	$366.3	$1,139.2
Income (loss) before income taxes, minority interest and discontinued operations	(47.5)	(39.3)	2,259.0	37.8	111.7
Net income (loss)	(19.0)	(20.6)	2,241.3	24.2	72.1
Income (loss) per common share:
Basic:
Net income				$.19	$.50
Diluted:
Net income				$.17	$.49

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.

2002
Revenues	$1,258.5	$990.4	$990.8	$1,210.7
Loss before income taxes, minority interest, discontinued operations, and cumulative effect of accounting change	(85.7)	(386.9)	(952.9)	(206.7)
Net loss	(3,045.1)	(1,333.1)	(1,769.0)	(1,688.5)

18.	Investments in Variable Interest Entities

       The Company has investments in various types of special purpose entities and other entities, some of which are VIEs under FIN 46, as described in the note to the consolidated financial statements entitled “Summary of Significant Accounting Policies”. The following are descriptions of our significant investments in VIEs:

Brickyard Trust

       Brickyard Loan Trust (“Brickyard”) was a collateralized debt obligation trust which participated in an underlying pool of commercial loans. The trust was formed by the Predecessor and was fully liquidated in the third quarter of 2003. The initial capital structure of Brickyard consisted of $575 million of senior financing provided by unrelated third party investors and $127 million of notes and subordinated certificates owned by the Company and others. As a result of our 85 percent ownership interest in the subordinated certificates, we were the primary beneficiary of Brickyard. In accordance with ARB 51 “Consolidated Financial Statements”, Brickyard was consolidated in our financial statements because: (i) our investment management subsidiary, 40/86 Advisors, Inc. was the investment manager; and (ii) we owned a significant interest in the subordinated certificates.

       In the fourth quarter of 2002, the trust decided to begin the process of liquidating its portfolio of commercial loans. The trust planned to use the proceeds to: (i) repay the senior debt; and (ii) distribute residual proceeds to the subordinated certificate holders. As a result of the trust’s intent to sell the commercial loans in the near future, we determined the decline in value of certain commercial loans was other than temporary. Accordingly, we recognized the decline in value of $45.5 million in 2002 as a realized loss and the cost basis of the commercial loans was reduced to estimated fair value. We included the $410.2 million carrying value of the commercial loans which served as collateral for Brickyard’s obligations in “assets held in separate accounts and investment trust” at December 31, 2002. Such carrying value approximated the estimated fair value of the trust’s assets. The liabilities and minority interest of the trust totaled $392 million at December 31, 2002 and included: (i) $384 million of amounts due to the holders of the senior note obligations (including principal amount due plus accrued interest less $92 million in a cash reserve account held for the benefit of the senior note holders); and (ii) $8 million representing the interests of the minority holders of the subordinated certificates. These amounts were included in “liabilities related to separate accounts and investment trust”. The senior note obligations of the trust had no recourse to the general credit of the Company.

       The trust sold all of the commercial loans, repaid the senior notes and distributed its remaining assets to the subordinated certificate holders during the third quarter of 2003. We recognized an impairment loss of $11.1 million during the second quarter of 2003 to record an other than temporary decline in the value of certain of the trust’s commercial loans. No additional gain or loss was recognized upon the ultimate disposition of Brickyard.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Investment Trusts

       In December 1998, Old Conseco formed three investment trusts which invest in various fixed maturity, limited partnership and other types of investments. The initial capital structure of each of the trusts consisted of: (i) principal-protected senior notes; (ii) subordinated junior notes; and (iii) equity. The senior principal-protected notes are collateralized by zero coupon treasury notes with par values and maturities matching the par values and maturities of the principal-protected senior notes. Conseco’s life insurance subsidiaries own 100 percent of the senior principal-protected notes. Certain of Conseco’s non-life insurance subsidiaries own all of the subordinated junior notes, which have a preferred return equal to the total return on the trusts’ assets in excess of principal and interest on the senior notes. The equity of the trusts is owned by unrelated third parties.

       The three investment trusts are VIEs under FIN 46 because the trusts’ equity represents significantly less than 10 percent of total capital and the subordinated junior notes were intended to absorb expected losses and receive virtually all expected residual returns. Based on our 100 percent ownership of the subordinated junior notes, we are the primary beneficiary of the investment trusts. All three trusts are consolidated in our financial statements. The carrying value of the total invested assets in the three trusts was approximately $228 million and $382 million at December 31, 2003 and 2002, respectively, which also represents Conseco’s maximum exposure to loss as a result of our ownership interests in the trusts. The trusts have no obligations or debt to outside parties. During the fourth quarter of 2003, the trusts began liquidating their portfolios, a process which is expected to be completed in the first quarter of 2004. The investments held by the trusts are reflected in our investments in the consolidated balance sheet.

Investment in General Motors Building

       See the note to the consolidated financial statements entitled “Investments” for a discussion of this investment.

19.	Financial Information Regarding CFC

       As part of our Chapter 11 reorganization, we sold substantially all of the assets of our Predecessor’s finance business and exited from this line of business. Our finance business was conducted through our Predecessor’s indirect wholly-owned subsidiary, CFC. We accounted for our finance business as a discontinued operation in 2002 once we formalized our plans to sell it. On April 1, 2003, CFC and 22 of its direct and indirect subsidiaries, which collectively comprised substantially all of the finance business, filed liquidating plans of reorganization with the Bankruptcy Court in order to facilitate the sale of this business. The sale of the finance business was completed in the second quarter of 2003. We did not receive any proceeds from this sale in respect of our interest in CFC, nor did any creditors of our Predecessor. As of March 31, 2003, we ceased to include the assets and liabilities of CFC on our Predecessor’s consolidated balance sheet. The consolidated statement of operations reflects the operations of the discontinued finance business in the caption “Discontinued operations” for all periods. Our December 31, 2002 consolidated balance sheet includes the total assets of the finance segment in the caption “Assets of discontinued operations” and the total liabilities of the finance segment in the caption “Liabilities of discontinued operations”.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following summarizes selected balance sheet information of CFC as of December 31, 2002:

CFC

CONSOLIDATED BALANCE SHEET INFORMATION
December 31, 2002
(Dollars in millions)

2002

ASSETS
Retained interests in securitization trusts at fair value (amortized cost:
2002 — $189.1)	$252.6
Cash and cash equivalents	562.3
Cash held in segregated accounts for investors in securitizations	394.7
Cash held in segregated accounts related to servicing agreements and securitization transactions	998.4
Finance receivables	2,023.1
Finance receivables — securitized	12,460.0
Receivables due from Conseco, Inc.(a)	276.1
Other assets	997.7

Total assets	$17,964.9

LIABILITIES AND SHAREHOLDER’S DEFICIT
Liabilities:
Investor payables	$394.7
Guarantee liability related to interests in securitization trusts held by others	326.7
Liabilities related to certificates of deposit	2,326.0
Servicing liability	333.4
Income tax liability	34.6
Other liabilities	279.1
Notes payable:
Related to securitized finance receivables structured as collateralized borrowings	13,069.7
Debtor in possession facilities	82.0

Total liabilities not subject to compromise	16,846.2

Liabilities subject to compromise	1,204.9

Total liabilities	18,051.1

Shareholder’s deficit:
Preferred stock(a)	750.0
Common stock and additional paid-in capital(a)	1,209.4
Accumulated other comprehensive income (net of applicable deferred income tax benefit: 2002 — $(63.8))(a)	110.6
Retained deficit(a)	(2,156.2)

Total shareholder’s deficit	(86.2)

Total liabilities and shareholder’s deficit	$17,964.9

(a)	Intercompany accounts were eliminated when consolidated with Conseco and its other wholly-owned subsidiaries.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following summarizes selected statement of operations information of CFC for the years ended December 31, 2002 and 2001:

CFC

CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION (a)
For the Years Ended December 31, 2002 and 2001
(Dollars in millions)

	2002	2001

Revenues:
Net investment income:
Finance receivables and other	$2,062.4	$2,150.1
Retained interests	75.0	125.3
Affiliated(b)	11.8	19.6
Gain (loss) on sale of finance receivables	(49.5)	26.9
Servicing income	83.9	115.3
Impairment charges	(1,449.9)	(386.9)
Fee revenue and other income	189.9	220.5

Total revenues	923.6	2,270.8

Expenses:
Provision for losses	950.0	537.7
Interest expense — affiliated(b)	10.3	28.5
Interest expense	1,119.7	1,205.9
Other operating costs and expenses	608.0	639.4
Other operating costs and expenses — affiliated(b)	8.0	3.0
Gain on extinguishment of debt	(6.3)	(9.9)
Special charges	121.9	21.5
Reorganization items	17.3	—

Total expenses	2,828.9	2,426.1

Loss before income taxes	(1,905.3)	(155.3)
Income tax expense (benefit):
Tax (benefit) expense on period income	36.8	(52.6)
Valuation allowance for deferred tax assets	245.3	—

Net loss	(2,187.4)	(102.7)
Preferred stock dividends payable to Conseco(b)	67.5	67.5

Net loss applicable to common stock	$(2,254.9)	$(170.2)

(a)	CFC’s statement of operations information has been presented as a discontinued operation in Conseco’s consolidated financial statements for the periods summarized.

(b)	Intercompany accounts were eliminated when consolidated with Conseco and its other wholly-owned subsidiaries.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following table reconciles CFC’s loss before cumulative effect of accounting change as presented on the previous page to the amount included in discontinued operations in the accompanying consolidated statement of operations (dollars in millions):

	2002	2001

Net loss	$(2,187.4)	$(102.7)
Income taxes(a)	282.1	—
Net expenses eliminated in consolidation, net of income tax	6.5	7.7
Impairment charge related to investment in CFC	(64.5)	—

Loss recognized as discontinued operations	$(1,963.3)	$(95.0)

(a)	Amount is considered in determining the income tax expense in the consolidated statement of operations.

Summary of Significant Accounting Policies

       Significant accounting policies, not described in the note to the consolidated financial statements entitled “Summary of Significant Accounting Policies,” which are more relevant to CFC are discussed below:

Retained Interest in Securitization Trusts

       Retained interests in securitization trusts represent the right to receive certain future cash flows from securitization transactions structured prior to CFC’s September 8, 1999 announcement (see “Revenue Recognition for Sales of Finance Receivables and Amortization of Servicing Rights” below). Such cash flows generally are equal to the value of the principal and interest to be collected on the underlying financial contracts of each securitization in excess of the sum of the principal and interest to be paid on the securities sold and contractual servicing fees. CFC carried retained interests at estimated fair value. We determined fair value by discounting the projected cash flows over the expected life of the receivables sold using current prepayment, default, loss and interest rate assumptions. CFC determined the appropriate discount rate to value these securities based on it’s estimates of current market rates of interest for securities with similar yield, credit quality and maturity characteristics. The discount rate was 16 percent at December 31, 2002. CFC recorded any unrealized gain or loss determined to be temporary, net of tax, as a component of shareholder’s equity. Declines in value are considered to be other than temporary when: (i) the fair value of the security is less than its carrying value; and (ii) the timing and/or amount of cash expected to be received from the security has changed adversely from the previous valuation which determined the carrying value of the security. When declines in value considered to be other than temporary occurred, CFC reduced the amortized cost to estimated fair value and recognize a loss in the statement of operations. The assumptions used to determine new values were based on CFC’s internal evaluations.

Finance Receivables

       Finance receivables included manufactured housing, home equity, home improvement, retail credit and floor plan loans. CFC carried finance receivables at amortized cost, net of an allowance for credit losses.

       CFC deferred fees received and costs incurred when it originated finance receivables. CFC amortized deferred fees, costs, discounts and premiums over the estimated lives of the receivables. CFC included such deferred fees or costs in the amortized cost of finance receivables.

       CFC generally stopped accruing investment income on finance receivables after three consecutive months of contractual delinquency.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       Finance receivables transferred to securitization trusts in transactions structured as securitized borrowings are classified as finance receivables — securitized. These receivables were held as collateral for the notes issued to investors in the securitization trusts. Finance receivables held by CFC that had not been securitized are classified as finance receivables.

Provision for Losses

       The provision for credit losses was based upon an assessment of current and historical loss experience, loan portfolio trends, prevailing economic and business conditions, and other relevant factors. In management’s opinion, the provision was sufficient to maintain the allowance for credit losses at a level that adequately provided for losses inherent in the portfolio.

       CFC reduced the carrying value of finance receivables to net realizable value at the earlier of: (i) six months of contractual delinquency; or (ii) when it took possession of the property securing the finance receivable.

Liabilities Related to Certificates of Deposit

       These liabilities related to the certificates of deposits issued by CFC’s bank subsidiaries. The liability and interest expense account were also increased for the interest which accrued on the deposits. At December 31, 2002, the weighted average interest crediting rate on these deposits was 3.5 percent.

Revenue Recognition for Sales of Finance Receivables and Amortization of Servicing Rights

       Subsequent to September 8, 1999, CFC generally structured its securitizations in a manner that required them to be accounted for under the portfolio method, whereby the loans and securitization debt remain on CFC’s balance sheet pursuant to Financial Accounting Standards Board Statement No. 140, “Accounting for the Transfer and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”). The ratings downgrades and other events that followed the Company’s August 9, 2002, announcement, eliminated CFC’s access to the securitization markets.

       For securitizations structured prior to September 8, 1999, CFC accounted for the transfer of finance receivables as sales. In accordance with GAAP, CFC recognized a gain, representing the difference between the proceeds from the sale (net of related sale costs) and the carrying value of the component of the finance receivable sold. CFC determined such carrying value by allocating the carrying value of the finance receivables between the portion sold and the interests retained (generally interest-only securities, servicing rights and, in some instances, other subordinated securities), based on each portion’s relative fair values on the date of the sale.

       CFC amortized the servicing rights it retained after the sale of finance receivables in proportion to, and over the estimated period of, net servicing income.

       CFC evaluated servicing rights for impairment on an ongoing basis, stratified by product type and securitization period. To the extent that the recorded amount exceeded the fair value for any strata, CFC established a valuation allowance through a charge to earnings. If CFC determined, upon subsequent measurement of the fair value of these servicing rights, that the fair value equaled or exceeded the amortized cost, any previously recorded valuation allowance would be deemed unnecessary and restored to earnings.

Liabilities Subject to Compromise

       Under the Bankruptcy Code, actions by creditors to collect indebtedness CFC owed prior to the Petition Date were stayed and certain other prepetition contractual obligations were not enforced against the Finance Company Debtors. CFC received approval from the Bankruptcy Court to pay certain prepetition liabilities

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

including employee salaries and wages, benefits, and other employee obligations. All other prepetition liabilities were classified as “liabilities subject to compromise” in CFC’s December 31, 2002 consolidated balance sheet.

       The following table summarizes the components of the liabilities included in the line “liabilities subject to compromise” in CFC’s consolidated balance sheet as of December, 2002 (dollars in millions):

Other liabilities:
Liability for litigation	$38.8
Accounts payable and accrued expenses	65.8

Total other liabilities subject to compromise	104.6

Preferred stock dividends payable to Conseco, Inc.	153.6

Notes payable:
Master repurchase agreements(a)	174.4
Credit facility collateralized by retained interests in securitizations(a)	497.7
Due to Conseco, Inc.	273.2
Other borrowings	1.4

Total notes payable subject to compromise	946.7

Total liabilities subject to compromise	$1,204.9

(a)	The Finance Company Debtors have guaranteed these facilities.

Finance Receivables and Retained Interests in Securitization Trusts

       During 2002, CFC completed six securitization transactions, securitizing $2.7 billion of finance receivables. These securitizations were structured in a manner that required them to be accounted for as secured borrowings, whereby the loans and securitization debt remained on CFC’s balance sheet, rather than as sales, pursuant to SFAS 140. Such accounting method is referred to as the “portfolio method”.

       CFC classified the finance receivables transferred to the securitization trusts and held as collateral for the notes issued to investors as “finance receivables-securitized”. The average interest rate on these receivables was approximately 12.4 percent at December 31, 2002. CFC classified the notes issued to investors in the securitization trusts as “notes payable related to securitized finance receivables structured as collateralized borrowings”.

       Conseco’s leveraged condition and liquidity difficulties eliminated CFC’s ability to access the securitization markets. This required CFC to pursue whole loan sales to maintain availability under its warehouse facilities for new originations. Accordingly, CFC classified its unsecuritized finance receivables as held for sale which required the assets to be carried at the lower of cost or market. At December 31, 2002, CFC had an allowance of $47.1 million for certain finance receivables with current estimated market values below cost.

       During 2002, CFC completed various loan sale transactions. CFC sold $2.1 billion of finance receivables which generated net losses of $49.5 million. CFC also recognized a loss of $96.0 million related to the sale of $.5 billion of certain finance receivables sold as part of its cash raising initiatives in order to meet its debt obligations. See “Special Charges” elsewhere in the notes to the consolidated financial statements.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following table summarizes CFC’s finance receivables — securitized by business line (dollars in millions):

December 31,
2002

Primary lines:
Manufactured housing	$6,965.3
Mortgage services	5,005.9
Retail credit	641.5
Consumer finance — closed-end	407.7

13,020.4
Less allowance for credit losses	560.4

Total finance receivables — securitized	$12,460.0

       The following table summarizes CFC’s other finance receivables by business line and categorized as either a part of CFC’s primary lines or a part of other lines (discontinued in previous periods) (dollars in millions):

December 31,
2002

Primary lines:
Manufactured housing	$159.5
Mortgage services	260.7
Retail credit	1,599.1
Consumer finance closed-end	35.8

2,055.1
Less allowance for credit losses	86.5

Net other finance receivables for primary lines	1,968.6

Other lines (discontinued in previous periods)	71.4
Less allowance for credit losses	16.9

Net other finance receivables for other lines	54.5

Total other finance receivables	$2,023.1

       The changes in CFC’s allowance for credit losses included in finance receivables (both securitized and other portfolios) were as follows (dollars in millions):

	2002	2001

Allowance for credit losses, beginning of year	$421.3	$306.8
Additions to the allowance:
Provision for losses	950.0	537.7
Change in allowance due to purchases and sales of certain finance receivables	(21.3)	(.1)
Credit losses	(686.2)	(423.1)

Allowance for credit losses, end of year	$663.8	$421.3

       The securitizations structured prior to September 8, 1999, met the applicable criteria to be accounted for as sales. At the time the loans were securitized and sold, CFC recognized a gain and recorded its retained

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest represented by the interest-only security and servicing rights. The interest-only security represented the right to receive, over the life of the pool of receivables: (i) the excess of the principal and interest received on the receivables transferred to the special purpose entity over the principal and interest paid to the holders of other interests in the securitization; and (ii) contractual servicing fees. In some of those securitizations, CFC also retained B-2 securities. CFC’s net retained interests in securitization trusts at December 31, 2002 are summarized below (dollars in millions):

	December 31, 2002

		Estimated
	Amortized	Fair
	Cost	Value

Retained interests in securitization trusts:
Interests securitized in the form of B-2 securities	$548.0	$611.5
Interest-only securities	(358.9)	(358.9)

Total retained interests, excluding guarantee liabilities	189.1	252.6
Guarantee liability related to interests in securitization trusts held by others	(326.7)	(326.7)

Total retained interests, net of guarantee liabilities	$(137.6)	$(74.1)

       During 2002, CFC recognized no gain on sale related to securitized transactions.

       The retained interests in securitization trusts on CFC’s balance sheet represented an allocated portion of the cost basis of the finance receivables in the securitization transactions accounted for as sales. CFC’s retained interests in those securitization transactions were subordinate to the interests of other investors. Their values were subject to credit, prepayment, and interest rate risk on the securitized finance receivables. Management of CFC determined the discount rate to value these securities based on CFC’s estimates of current market rates of interest for securities with similar yield, credit quality and maturity characteristics. CFC included the difference between estimated fair value and the amortized cost of the retained interests (after adjustments for impairments required to be recognized in earnings) in “accumulated other comprehensive income (loss), net of taxes.”

       The determination of the value of CFC’s retained interests in securitization trusts required significant judgment. CFC recognized significant charges when the interest-only securities did not perform as well as anticipated based on its assumptions and expectations. In securitizations to which these retained interests related, CFC retained certain contingent risks in the form of guarantees of certain lower-rated securities issued by the securitization trusts. As of December 31, 2002, the total nominal amount of these guarantees was approximately $1.4 billion. CFC considered any potential payments related to these guarantees in the projected cash flows used to determine the value of its retained interests. The discounted present value of the expected future payments related to the guarantees were classified as the “Guarantee liability related to interests in securitization trusts held by others” in CFC’s balance sheet. The $1.4 billion nominal amount of these guarantees represented the par value of the guaranteed lower-rated securities. During 2002 and 2001, interest and principal payments related to such guarantees totaled $45.5 million and $32.7 million, respectively. CFC suspended guarantee payments in the fourth quarter of 2002.

       Together, the interest-only securities and the B-2 securities, represented CFC’s retained interests in these securitization trusts.

       During 2002, CFC’s ability to access the securitization markets was eliminated. The securitization markets were CFC’s main source of funding for loans made to purchasers of repossessed manufactured homes. CFC believed that its loss severity rates were positively impacted when it used retail channels to

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dispose of repossessed inventory (where the repossessed units are sold through company-owned sales lots or its dealer network). Since CFC was no longer able to fund the loans made on repossessed homes sold through these channels, sales through these channels decreased and CFC had to use the wholesale channel to dispose of repossessed manufactured housing units, through which recovery rates are significantly lower. Accordingly, CFC changed the loss severity assumptions used to value its retained interests to reflect the higher loss severity expected to be experienced in the future. In addition, CFC’s previous assumptions reflected its belief that the adverse manufactured housing default experience in recent periods would continue through the first half of 2002 and then improve over time. Accordingly, CFC increased the default assumptions it used to value its retained interests to reflect its future expectations. CFC’s home equity/home improvement assumptions were adjusted to reflect recent default experience as well as CFC’s future expectations.

       The Company adopted the requirements of EITF 99-20 effective July 1, 2000. Under EITF 99-20, declines in the value of CFC’s retained interests in securitization trusts are recognized when: (i) the fair value of the retained beneficial interests are less than their carrying value; and (ii) the timing and/or amount of cash expected to be received from the retained beneficial interests have changed adversely from the previous valuation which determined the carrying value of the retained beneficial interests. When both occur, the retained beneficial interests are written down to fair value as an other-than-temporary impairment.

       As a result of the requirements of EITF 99-20 and the assumption changes described above, CFC recognized an impairment charge of $1,077.2 million in 2002 for the retained beneficial interests. CFC also recognized a $336.5 million increase in the valuation allowance as a result of changes to the expected future cost of servicing the finance receivables. The levels of delinquent and defaulting loans caused servicing costs to increase.

       CFC recognized an impairment charge of $386.9 million in 2001, for the interest-only securities that were not performing as well as expected based on its previous valuation estimates.

       The following table summarizes certain cash flows received from and paid to the securitization trusts during 2002 (dollars in millions):

Servicing fees received	$46.9
Cash flows from retained interests, net of guarantee payments	22.3
Servicing advances paid	(275.9)
Repayment of servicing advances	257.1

       During the third quarter and again in the fourth quarter of 2002, CFC changed the assumptions used to estimate the value of its retained interests to: (i) project higher severity losses related to the defaults, reflecting CFC’s inability to finance the sale of repossessed manufactured homes resulting in reliance on the wholesale disposition channel for repossessed manufactured homes; and (ii) project higher rates of default in the future, based on its then current expectations.

       Effective September 30, 2001, CFC transferred substantially all of its interest-only securities into a securitization trust. The transaction provided a means to finance a portion of the value of its interest-only securities by selling some of the cash flows to Lehman. The transfer was accounted for as a sale in accordance with SFAS 140. However, no gain or loss was recognized because the aggregate fair value of the interest retained by CFC and the cash received from the sale were equal to the carrying value of the interest-only securities prior to their transfer to the trust. The trust is a qualifying special purpose entity and is not consolidated pursuant to SFAS 140. CFC received a trust security representing an interest in the trust equal to 85 percent of the estimated future cash flows of the interest-only securities held in the trust. Lehman purchased the remaining 15 percent interest. The value of the interest purchased by Lehman was $20.4 million at December 31, 2002. CFC continued to be the servicer of the finance receivables underlying the interest-only securities transferred to the trust. Lehman had the ability to accelerate the principal payments related to their interest after a stated period. Until such time, Lehman was required to maintain a 15 percent

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

interest in the estimated future cash flows of the trust. By aggregating the interest-only securities into one structure, the impairment tests for these securities are conducted on a single set of cash flows representing CFC’s 85 percent interest in the trust. Accordingly, adverse changes in cash flows from one interest-only security are offset by positive changes in another. The new structure did not avoid an impairment charge if sufficient positive cash flows in the aggregate were not available (such as was the case at December 31, 2002).

       On December 2, 2002, CFC elected not to make approximately $4.7 million in guarantee payments of which $.6 million was owed to outside third parties.

       At December 31, 2002, key economic assumptions used to determine the estimated fair value of CFC’s retained interests in securitizations and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent changes in those assumptions were as follows (dollars in millions):

		Home Equity/			Interests	Interests
	Manufactured	Home	Consumer/		Held by	Held by
	Housing	Improvement	Equipment	Total	Others	Conseco

Carrying amount/fair value of retained interests:
Retained interests	$24.6	$234.4	$14.0	$273.0	$(20.4)	$252.6
Guarantee liability	(299.7)	(5.8)	(21.2)	(326.7)	—	(326.7)
Servicing liabilities	(320.1)	(5.9)	(7.4)	(333.4)	—	(333.4)

Total retained interests	$(595.2)	$222.7	$(14.6)	$(387.1)	$(20.4)	$(407.5)

Cumulative principal balance of sold finance receivables at December 31, 2002	$15,429.6	$3,723.2	$787.2	$19,940.0
Weighted average life in years	6.9	3.6	2.5	6.1
Weighted average stated customer interest rate on sold finance receivables	9.7%	11.9%	10.5%	10.2%
Assumptions to determine estimated fair value of retained interests at December 31, 2002:
Expected prepayment speed as a percentage of principal balance of sold finance receivables(a)	7.1%	18.9%	18.0%	9.8%
Impact on fair value of 10 percent decrease	$(6.7)	$2.0	$(.6)	$(5.3)
Impact on fair value of 20 percent decrease	(18.1)	5.9	(1.1)	(13.3)
Impact on fair value of 10 percent increase	8.0	(1.3)	.4	7.1
Impact on fair value of 20 percent increase	15.8	(1.9)	.9	14.8

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Home Equity/			Interests	Interests
	Manufactured	Home	Consumer/		Held by	Held by
	Housing	Improvement	Equipment	Total	Others	Conseco

Expected nondiscounted credit losses as a percentage of principal balance of related finance receivables(a)	20.3%	9.0%	11.7%	17.9%
Impact on fair value of 10 percent decrease	$26.8	$17.4	$2.2	$46.4
Impact on fair value of 20 percent decrease	115.3	37.6	5.2	158.1
Impact on fair value of 10 percent increase	(6.3)	(15.8)	(2.0)	(24.1)
Impact on fair value of 20 percent increase	(30.3)	(30.3)	(3.5)	(64.1)
Weighted average discount rate	16.0%	16.0%	16.0%	16.0%
Impact on fair value of 10 percent decrease	$(11.8)	$20.3	$.9	$9.4
Impact on fair value of 20 percent decrease	(24.4)	43.6	2.0	21.2
Impact on fair value of 10 percent increase	11.2	(17.8)	(1.0)	(7.6)
Impact on fair value of 20 percent increase	21.6	(33.5)	(1.8)	(13.7)

(a)	The valuation of retained interests in securitization trusts is affected not only by the projected level of prepayments of principal and net credit losses, but also by the projected timing of such prepayments and net credit losses. Should such timing differ materially from CFC’s projections, it could have a material effect on the valuation of its retained interests. Additionally, such valuation is determined by discounting cash flows over the entire expected life of the receivables sold.

       These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following table summarizes quantitative information about delinquencies, net credit losses, and components of managed finance receivables (dollars in millions):

		Principal Balance
		60 days or More	Net Credit
	Principal Balance	Past Due	Losses

			For the Year Ended
	At December 31,		December 31,

	2002	2002	2002

Type of finance receivables
Manufactured housing	$23,022.4	$803.3	$756.3
Home equity/home improvement	8,842.8	122.6	282.7
Consumer	3,334.6	83.8	219.3
Commercial	82.7	6.5	17.7

Total managed receivables	35,282.5	1,016.2	1,276.0
Less finance receivables securitized and repossessed assets	19,908.8	528.5	589.8

Finance receivables held on balance sheet before allowance for credit losses and deferred points and other, net	15,373.7	$487.7	$686.2

Less allowance for credit losses	663.8
Less deferred points and other, net	226.8

Finance receivables held on balance sheet	$14,483.1

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

       The following schedule reconciles CFC’s retained interests, net of guarantee liabilities, from the beginning to the end of the years presented (dollars in millions):

	2002	2001

Balance, beginning of year	$670.2	$927.5
Investment income	75.0	125.3
Cash paid (received):
Gross cash received	(67.8)	(132.6)
Guarantee payments related to clean-up calls(a)	—	45.3
Guarantee payments related to interests held by others	45.5	32.7
Impairment charge to reduce carrying value	(1,077.2)	(264.8)
Sale of securities related to a discontinued line and other	15.9	(12.4)
Change in interest purchased by Lehman in conjunction with securitization transaction	34.8	(55.2)
Transfer to servicing rights in conjunction with securitization transaction	—	(50.0)
Change in unrealized appreciation (depreciation) recorded in shareholders’ equity (deficit)	229.5	54.4

Balance, end of year	$(74.1)	$670.2

(a)	During 2001, clean-up calls were exercised for certain securitizations that were previously recognized as sales. The interest-only securities related to these securitizations had previously been separately securitized with other interest-only securities in transactions recognized as sales. CFC holds the residual interests issued by the securitization trusts. The terms of the residual interests require the holder to make payments to the securitization trust when a clean-up call related to an underlying trust (a trust which issued interest-only securities held by the securitization trust) occurs. These payments are used to accelerate principal payments to the holders of the other securities issued by the securitization trusts. During 2001, CFC was required to make payments to the securitization trusts. These payments increased CFC’s basis in the retained interests, as the related liability assumed by CFC (and reflected in the value of the retained interest) was extinguished.

Income Taxes

       CFC’s income tax expense included deferred income taxes arising from temporary differences between the financial reporting and tax bases of assets and liabilities. These amounts were reflected in the balance of deferred income tax assets which totaled $925.7 million at December 31, 2002. In assessing the realization of deferred income tax assets, CFC considered whether it was more likely than not that the deferred income tax assets would be realized. The ultimate realization of deferred income tax assets depended upon generating future taxable income during the periods in which temporary differences became deductible. CFC evaluated the realizability of its deferred income tax assets by assessing the need for a valuation allowance on a quarterly basis. A valuation allowance of $925.7 million had been provided for the entire net deferred tax asset balance as of December 31, 2002, as CFC believed that the realization of such assets in future periods

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was uncertain. The components of CFC’s income tax assets and liabilities were as follows (dollars in millions):

2002

Deferred tax assets (liabilities):
Net operating loss carryforwards	$193.3
Deductible timing differences:
Interest-only securities	536.3
Unrealized appreciation	(22.4)
Allowance for loan losses	252.2
Other	(33.7)

Total deferred tax assets	925.7
Valuation allowance	(925.7)

Net deferred tax liability	—
Current income taxes payable	(34.6)

Net income tax liabilities	$(34.6)

       Income tax expense (benefit) was as follows (dollars in millions):

	2002	2001

Current tax provision	$36.8	$59.5
Deferred tax benefit	—	(112.1)

Income tax expense (benefit)	36.8	(52.6)
Valuation allowance	245.3	—

Net income tax expense (benefit)	$282.1	$(52.6)

       The income tax benefit differed from that computed at the applicable federal statutory rate (35 percent) for the following reasons (dollars in millions):

	2002	2001

Tax benefit on loss before income taxes at statutory rate	$(666.8)	$(54.0)
Valuation allowance	245.3	.2
Net deferred benefits not recognized in the current period	761.0	—
State taxes, net	(57.4)	1.2

Income tax expense (benefit)	$282.1	$(52.6)

       At December 31, 2002, CFC had $552.4 million of net operating loss carryforwards. The carryforwards were to expire as follows: $54.7 in 2018; $273.6 in 2020; and $224.1 in 2022.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pension Plan of CFC

       CFC provided certain pension benefits for certain eligible retired employees under a partially funded plan. Amounts related to the pension plan were as follows (dollars in millions):

Pension
Benefits

2002

Benefit obligation, beginning of year	$14.8
Interest cost	.9
Actuarial loss	7.1
Benefits paid	(4.6)

Benefit obligation, end of year	$18.2

Fair value of plan assets, beginning of year	$14.2
Actual return on plan assets	(1.1)
Employer contributions	.4
Benefits paid	(4.6)

Fair value of plan assets, end of year	$8.9

Funded status	$(9.3)
Unrecognized net actuarial loss	12.9

Prepaid benefit cost	$3.6

       CFC used the following weighted average assumptions to calculate benefit obligations for its 2002 valuations: postretirement discount rate of approximately 5.0 percent; preretirement discount rate of approximately 6.0 percent; and an expected return on plan assets of approximately 9.0 percent. Beginning in 2000, as a result of plan amendments, no assumption for compensation increases was required. Included as an adjustment to accumulated other comprehensive income (loss) is a $12.7 million adjustment representing the additional minimum liability associated with this plan.

       Components of the cost CFC recognized related to its pension plan were as follows (dollars in millions):

	Pension
	Benefits

	2002	2001

Interest cost	$.9	$1.1
Expected return of plan assets	(1.1)	(1.5)
Settlement loss	2.2	1.3
Recognized net actuarial loss	.6	.3

Net periodic cost	$2.6	$1.2

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notes Payable, Representing Direct Finance Obligations (Excluding Notes Payable Related to Securitized Finance Receivables Structured as Collateralized Borrowings)

       Notes payable (excluding notes payable related to securitized finance receivables structured as collateralized borrowings) of CFC at December 31, 2002, were as follows (interest rates as of December 31, 2002) (dollars in millions):

2002

Master repurchase agreements (“Warehouse Facilities”) due on various dates in 2003 (3.10%)	$176.3
Residual facility collateralized by retained interests in securitizations due 2004 (“Residual Facility”) (3.88%)	497.7
Debtor in possession facility due May 2003 (10.0%)	82.0
Note payable to Conseco (2.91%)	273.2
Other	1.4

Total principal amount	1,030.6
Unamortized net discount and deferred fees	(1.9)

Direct finance obligations	$1,028.7

       As of the Petition Date, CFC’s remaining liquidity sources were a warehouse facility (the “Warehouse Facility”) and a residual facility (“Residual Facility”) with Lehman and a bank credit facility with U.S. Bank and together with the Warehouse Facility and Residual Facility, the “CFC Facilities”. The direct borrower under (i) the Warehouse Facility was CFC’s non-debtor subsidiary Green Tree Finance Corp. — Five (“GTFC”), and (ii) the Residual Facility was CFC’s non-debtor subsidiary Green Tree Residual Finance Corp. I (“GTRFC”). The Warehouse Facility and the Residual Facility were fully guaranteed by CFC and, up to an aggregate of $125 million, by CIHC. CFC was the direct borrower under the U.S. Bank Facility, which was also guaranteed by CIHC up to an aggregate of $125 million.

       Prior to the Petition Date, CFC was in default under the CFC Facilities as a result of (i) cross-defaults triggered by Old Conseco’s defaulting on its debt obligations, (ii) cross-defaults among the U.S. Bank Facility, the Warehouse Facility and the Residual Facility, (iii) failure to make payments required by CFC’s guarantees of payments on B-2 securities, which were issued to investors in certain finance receivable securitization transactions; and (iv) breaches of several financial covenants under the CFC Facilities. CFC entered into forbearance agreements with Lehman with respect to the Warehouse Facility and Residual Facility and with U.S. Bank with respect to U.S. Bank Facility, pursuant to which Lehman and U.S. Bank agreed to temporarily refrain from exercising any rights arising from events of default that occurred under each CFC Facility prior to the Petition Date.

       The Warehouse Facility was a repurchase facility under which primarily newly originated manufactured housing, home equity, home improvement and recreational vehicle loans originated by CFC or affiliates of CFC and transferred to GTFC were sold by GTFC to Lehman with an agreement to repurchase those loans at a later date and at a higher price. The price differential reflected the cost of financing. The Warehouse Facility provided funding to CFC for new loan originations. The Warehouse Facility and the Residual Facility were cross-collateralized.

       The Residual Facility was collateralized by retained interests in securitizations. CFC was required to maintain collateral based on current estimated fair values in accordance with the terms of such facility. Due to the decrease in the estimated fair value of its retained interests, CFC’s collateral was deficient at December 31, 2002 (as calculated in accordance with the relevant transaction documents, which provide that Lehman calculates the value of CFC’s collateral within its sole discretion). Pursuant to the forbearance agreement entered into with Lehman on December 20, 2002, Lehman agreed not to accelerate the repayment

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the Residual Facility based on the collateral deficiency. Under the terms of this forbearance agreement, Lehman retained the cash flows from CFC’s retained interests pledged under this facility and applied those cash flows to the margin deficit. The filing by Old Conseco, CIHC and CFC of a Chapter 11 petition triggered additional defaults under the CFC Facilities.

       On December 19, 2002, shortly after the filing of the Chapter 11 Cases, CFC obtained the FPS DIP provided by U.S. Bank and FPS DIP LLC, an affiliate of Fortress Investment Group LLC (“Fortress”), J.C. Flowers & Co. LLC. (“Flowers”) and Cerberus Capital Management, L.P. (“Cerberus”). The DIP financing is for up to $125,000,000. The DIP financing motion was granted by the Bankruptcy Court on January 14, 2003.

       From time to time, CFC failed to comply with certain covenants regarding the maximum permissible variance of the budgets provided to the FPS DIP lenders in connection with the FPS DIP. In each instance, CFC obtained appropriate waivers.

       On December 20, 2002, CFC, GTFC, and GTRFC, entered into several agreements with Lehman: (the “Lehman December 20 Agreements”) (i) providing that Lehman temporarily refrain from exercising any rights arising from events of default that occurred under each relevant CFC Facility (including, but not limited to, those arising out of Old Conseco, CIHC and CFC filing for Chapter 11 relief); (ii) indirectly providing CFC with up to $25,000,000 in postpetition financing by allowing GTFC to provide intercompany loans to CFC with cash flows obtained from the Warehouse Facility; (iii) decreasing the capacity of the Warehouse Facility to a maximum of $250,000,000; and (iv) otherwise amending the Warehouse Facility and the Residual Facility. These agreements were subject to a number of conditions.

       As a result of CFC’s defaults and the Lehman December 20 Agreements, CFC could not draw funds from the Residual Facility.

       During 2002, CFC repurchased $46.9 million par value of its senior subordinated notes and medium term notes resulting in a gain on the extinguishment of debt of $6.3 million. In March 2002, CFC completed a tender offer pursuant to which it purchased $75.8 million par value of its senior subordinated notes due June 2002. The purchase price was equal to 100 percent of the principal amount of the notes plus accrued interest. The remaining principal amount outstanding of $58.5 million (including $23.7 million held by Conseco) of the senior subordinated notes was retired at maturity on June 3, 2002.

       In April 2002, CFC completed a tender offer pursuant to which it purchased $158.5 million par value of its medium term notes due September 2002 and $3.7 million par value of its medium term notes due April 2003. The purchase price was equal to 100 percent of the principal amount of the notes plus accrued interest. In June 2002, CFC tendered for the remaining $8.2 million par value of its medium term notes due September 2002. Pursuant to the tender offer $5.5 million par value of the notes was tendered in July. The purchase price was equal to 101 percent of the principal amount of the notes plus accrued interest. The remaining principal amount outstanding of the medium term notes after giving effect to both tender offers and other debt repurchases completed prior to the tender offers of $2.7 million was retired at maturity on September 26, 2002.

       During 2001, CFC repurchased: $55.4 million par value of its 10.25% senior subordinated notes due June 2002 for $51.9 million, resulting in a gain on the extinguishment of debt of $3.4 million; and $34.0 million par value of its 6.5% medium term notes due September 2002 for $27.5 million, resulting in a gain on the extinguishment of debt of $6.5 million.

Notes Payable Related to Securitized Finance Receivables Structured as Collateralized Borrowings

       Notes payable related to securitized finance receivables structured as collateralized borrowings were $13,069.7 million at December 31, 2002. The principal and interest on these notes were paid using the cash

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

flows from the underlying finance receivables which served as collateral for the notes. Accordingly, the timing of the principal payments on these notes was dependent on the payments received on the underlying finance receivables which back the notes. In some instances, CFC was required to advance principal and interest payments even though the payments on the underlying finance receivables which back the notes had not yet been received. The average interest rate on these notes was 6.7 percent at December 31, 2002. The notes payable balance also included amounts related to financing transactions securitized by: (i) capitalized expenses related to the refurbishment of repossessed assets; and (ii) principal and interest advances. The outstanding liability on these facilities at December 31, 2002 was $85 million.

Special Charges

2002

       The following table summarizes the special charges incurred by CFC during 2002, which are further described in the paragraphs which follow (dollars in millions):

Loss related to assets sold to raise cash	$97.6
Costs related to debt modification and refinancing transactions	39.4
Reduction in value of Lehman warrant	(38.1)
Abandonment of computer processing system	16.3
Other items	6.7

Special charges before income tax benefit	$121.9

Loss Related to Assets Sold to Raise Cash

       CFC completed various asset sales which resulted in net losses of $97.6 million in 2002. Such amounts included the loss of $96.0 million related to the sales of $463 million of certain finance receivables and $1.6 million of additional loss related to receivables required to be repurchased from the purchaser of the vendor services receivables pursuant to the repurchase clauses in the agreements.

Costs Related to Debt Modification and Refinancing Transactions

       In conjunction with the various modifications to borrowing arrangements and refinancing transactions and the recognition of deferred expenses for terminated financing arrangements, CFC incurred costs of $39.4 million in 2002 which were not permitted to be deferred pursuant to GAAP.

Reduction in Value of Lehman Warrant

       As partial consideration for a financing transaction, Conseco Finance issued a warrant to Lehman which permitted the holder to purchase 5 percent of Conseco Finance at a nominal price. The holder of the warrant or Conseco Finance may cause the warrant and any stock issued upon its exercise to be purchased for cash at an appraised value in May 2003. Since the warrant permitted cash settlement at fair value at the option of the holder of the warrant, it was included in other liabilities and was measured at fair value, with changes in its value reported in earnings. The estimated fair value of the warrant at December 31, 2002 was nil based on current valuations of Conseco Finance. Accordingly, CFC recorded a $38.1 million reduction in the value of the warrant during 2002.

Abandonment of Computer Processing Systems

       In 2002, CFC incurred a $16.3 million charge for the abandonment of certain computer processing systems. CFC is abandoning such systems given the recent changes to its business and its decision to no longer originate certain types of loans.

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2001

       The following table summarizes the special charges incurred by CFC during 2001, which are further described in the paragraphs which follow (dollars in millions):

Severance benefits, litigation reserves and other restructuring charges	$20.3
Loss related to sale of certain finance receivables	11.2
Change in value of warrant	(10.0)

Special charges before income tax benefit	$21.5

Severance Benefits, Litigation Reserves and Other Restructuring Charges

       During 2001, Conseco developed plans to change the way it operates. Such changes were undertaken in an effort to improve CFC’s operations and profitability. The planned changes included moving a significant number of jobs to India, where a highly-educated, low-cost, English-speaking labor force was available. Pursuant to GAAP, CFC was required to recognize the costs associated with most restructuring activities as the costs were incurred. However, costs associated with severance benefits are required to be recognized when the costs are: (i) attributable to employees’ services that have already been rendered; (ii) relate to obligations that accumulate; and (iii) are probable and can be reasonably estimated. Since the severance costs associated with their planned activities met these requirements, CFC recognized a charge of $6.2 million in 2001 related to severance benefits and other restructuring charges. CFC also recognized charges of: (i) $7.5 million related to its decision to discontinue the sale of certain types of life insurance in conjunction with lending transactions; and (ii) $6.6 million related to certain litigation matters.

Loss Related to the Sale of Certain Finance Receivables

       During 2001, CFC recognized a loss of $2.2 million on the sale of $11.2 million of finance receivables. Also, during 2001, the purchaser of certain credit card receivables returned certain receivables pursuant to a return of accounts provision included in the sales agreement. Such returns and the associated losses exceeded the amounts CFC initially anticipated when the receivables were sold. CFC recognized a loss of $9.0 million related to the returned receivables.

Change in Value of Warrant

       As partial consideration for a financing transaction, CFC issued a warrant which permits the holder to purchase 5 percent of Conseco Finance at a nominal price. The holder of the warrant or CFC may cause the warrant and any stock issued upon its exercise to be purchased for cash at an appraised value in May 2003. Since the warrant permitted cash settlement at fair value at the option of the holder of the warrant, it was included in other liabilities and was measured at fair value, with changes in its value reported in earnings. The estimated fair value of the warrant at December 31, 2001 was $38.1 million. The estimated value was determined based on discounted cash flow and market multiple valuation techniques. During 2001, CFC recognized a $10.0 million benefit as a result of the decreased value of the warrant (which was classified as a reduction to special charges).

20.	Financial Information Regarding CVIC

       In October 2002, Conseco Life Insurance Company of Texas (a wholly-owned subsidiary of the Company) completed the sale of CVIC to Inviva, Inc. (“Inviva”). CVIC marketed tax qualified annuities and certain employee benefit-related insurance products through professional independent agents. Pursuant to SFAS 144, CVIC is accounted for as a discontinued operation. Our consolidated statement of operations reflects the operations of CVIC in the caption “Discontinued operations” for all periods. The consideration

CONSECO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

received from Inviva at closing (subject to adjustment based upon the adjusted statutory balance sheet of CVIC at September 30, 2002) totaled $83.7 million, of which $35.0 million was in the form of Series D Preferred Shares (the “Preferred Shares”) issued by Inviva and the remainder was in cash. The purchase price was finalized in July 2003, which reduced the amount of Preferred Shares received by $10.5 million. In addition, Conseco Life Insurance Company of Texas received a dividend of approximately $75 million from CVIC immediately prior to the closing. We recognized a loss on the sale of $93.1 million. There was no income tax benefit recognized on the transaction. As part of the CVIC sale, Conseco agreed that it would not engage in the variable annuity or variable insurance business for a period of three years after the closing.

       The Preferred Shares accrued dividends (in-kind) at an annual rate of 19 percent through October 15, 2003, but no dividends accrued after that date. In October 2003, $10.0 million of the Preferred Shares were redeemed by Inviva. Our insurance subsidiary that holds these shares may elect to exchange the Preferred Shares for non-voting common stock of JNF Holding Company, Inc., a wholly-owned subsidiary of Inviva, (“JNF”) that now owns all of the stock of CVIC. After the exchange has occurred, such JNF common stock may be repurchased by JNF at any time at 115 percent of the stated value of the Preferred Shares plus accrued and unpaid dividends thereon immediately prior to the exchange.

       The following summarizes selected financial information of CVIC (dollars in millions):

	Years Ended
	December 31,

	2002		2001

Insurance policy income	$30.5		$73.0
Net investment income	(217.3)		(61.7)
Net realized investment losses	(76.7)		(34.3)
Total revenues	(263.3)		(23.0)
Insurance policy benefits	(234.7)		(81.7)
Amortization	117.4		33.7
Total expenses	(102.9)		(17.4)
Pre-tax loss	(160.4)		(5.6)
Net loss	$(101.6)		$(5.6)
Income taxes	(58.8	)(a)	—
Loss on sale of CVIC	(93.1)		—

Amount classified as discontinued operations	$(253.5)		$(5.6)

(a)	Amount is considered in determining the income tax expense in the consolidated statement of operations.

[C]

44,000,000 Shares

Common Stock

Goldman, Sachs & Co.

Morgan Stanley

Banc of America Securities LLC

Credit Suisse First Boston

Deutsche Bank Securities

JPMorgan

Lazard

Advest, Inc.

Keefe, Bruyette & Woods

[P]

20,000,000 Shares

       % Mandatorily Convertible Preferred Stock, Class B

Goldman, Sachs & Co.	Morgan Stanley

JPMorgan

Banc of America Securities LLC

Credit Suisse First Boston

Lazard

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

       Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be paid by Conseco in connection in connection with the issuance and distribution of the offered securities, excluding underwriting discounts and commissions.

Securities and Exchange Commission registration fee	$218,558
NASD filing fee	30,500
New York Stock Exchange listing fee	250,800
Blue Sky fees and expenses (including attorneys’ fees and expenses)	10,000
Printing expenses	375,000
Accounting fees and expenses	500,000
Transfer agent’s fees and expenses	30,000
Legal fees and expenses	800,000
Miscellaneous fees and expenses	185,142

Total	$2,400,000

Item 14.	Indemnification of Directors and Officers.

       We are incorporated under the laws of the State of Delaware. Our Amended and Restated Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any transaction from which the director derives an improper personal benefit; (ii) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; (iii) for any improper payment of dividends or redemption of shares; or (iv) for any breach of the director’s duty of loyalty to us or our stockholders.

       Our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws further provide, as permitted by Section 145 of the Delaware General Corporation Law, that each person who was, is or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or, while a director or officer, is or was serving at the request of Conseco as a director, officer, employee or agent of another company or enterprise (an “indemnitee”), will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes our obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

       As permitted by our Second Amended and Restated Bylaws, we have entered into indemnification agreements with our directors, and our subsidiary, Conseco Life Insurance Company of Texas, has entered into limited undertaking agreements with our directors whereby it has agreed, subject to limitations set forth therein, to guarantee our obligations under the indemnification agreements. Forms of these agreements are attached as exhibits hereto and are incorporated by reference herein.

       The foregoing statements are subject to the detailed provisions of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws, the indemnification agreements and the limited undertaking agreements.

       Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us.

Item 15.	Recent Sales of Unregistered Securities.

       (1) On September 10, 2003, the effective date of our plan of reorganization, we issued 100,000,000 shares of our common stock, 34,386,740 shares of our class A preferred stock and 6,000,000 series A warrants to our predecessor’s pre-bankruptcy creditors pursuant to the plan of reorganization. Based upon the exemption from the registration requirements under the Securities Act provided by section 1145 of the Bankruptcy Code, which we relied on pursuant to an order from the bankruptcy court, we believe that none of these securities were required to be registered under the Securities Act or under any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such securities, in connection with their issuance and distribution pursuant to the plan of reorganization.

       (2) On September 29, 2003, we issued R. Glenn Hilliard, our non-executive chairman, 98,119 shares of our common stock in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Mr. Hilliard received these shares in connection with a bankruptcy court-approved agreement whereby Mr. Hilliard agreed to serve as our non-executive chairman upon our emergence from bankruptcy.

Item 16.	Exhibits and Financial Statement Schedules.

       (a) Exhibits.

       Reference is made to the attached Exhibit Index.

       (b) Financial Statement Schedules.

       The following financial statement schedules are listed as part of this Registration Statement immediately following the signature pages.

       Schedule II — Condensed Financial Information of Registrant (Parent Company)

       Schedule IV — Reinsurance

Item 17.	Undertakings.

       The undersigned registrant hereby undertakes:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Conseco, Inc. has duly caused this Amendment No. 4 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel and State of Indiana on May 6, 2004.

CONSECO, INC.

By:	/s/ EUGENE M. BULLIS

Eugene M. Bullis

Executive Vice President and

Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Date

* William J. Shea	President, Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2004

/s/ EUGENE M. BULLIS Eugene M. Bullis	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2004

* John R. Kline	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 6, 2004

* R. Glenn Hilliard	Chairman of the Board	May 6, 2004

* Neal Schneider	Director	May 6, 2004

* Philip R. Roberts	Director	May 6, 2004

* John G. Turner	Director	May 6, 2004

* Michael T. Tokarz	Director	May 6, 2004

Signatures		Capacity	Date

* Michael S. Shannon		Director	May 6, 2004

*By:	/s/ EUGENE M. BULLIS Eugene M. Bullis Attorney-in-Fact

Report of Independent Auditors on Financial Statement Schedules

To the Shareholders and Board of Directors

Conseco, Inc.

Our report on the consolidated financial statements of Conseco, Inc. and subsidiaries (Successor Company) is included on page F-2 of this Amendment No. 4 to Form S-1. In connection with our audit of such financial statements, we have also audited the related financial statement schedules at December 31, 2003 and for the period from September 1, 2003 through December 31, 2003 listed in the index on page II-2 of this Amendment No. 4 to Form S-1. In our opinion, the financial statement schedules referred to above, present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

As discussed in Note 1 to the consolidated financial statements, the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division confirmed the Company’s Sixth Amended Joint Plan of Reorganization (the “Plan”) on September 9, 2003. The provisions of the plan are described in detail in Note 1. The Plan was substantially consummated on September 10, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting as of August 31, 2003.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Indianapolis, Indiana

March 10, 2004

Report of Independent Auditors on Financial Statement Schedules

To the Shareholders and Board of Directors

Conseco, Inc.

Our report on the consolidated financial statements of Conseco, Inc. and subsidiaries (Predecessor Company) is included on page F-3 of this Amendment No. 4 to Form S-1. In connection with our audits of such financial statements, we have also audited the related financial statement schedules at December 31, 2002 and for the period from January 1, 2003 through August 31, 2003, and for each of the two years in the period ended December 31, 2002 listed in the index on page II-2 of this Amendment No. 4 to Form S-1. In our opinion, the financial statement schedules referred to above, present fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

As discussed in Note 1 to the consolidated financial statements, the Company filed a petition on December 17, 2002 with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Sixth Amended Joint Plan of Reorganization (the “Plan”) was substantially consummated on September 10, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Indianapolis, Indiana

March 10, 2004

CONSECO, INC. AND SUBSIDIARIES

SCHEDULE II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

BALANCE SHEET

(Dollars in millions)

	Successor	Predecessor

	December 31,	December 31,
	2003	2002

ASSETS
Cash and cash equivalents:
Unrestricted	$11.1	$15.6
Restricted	17.3	—
Other invested assets	.1	.1
Investment in wholly-owned subsidiaries (eliminated in consolidation)	4,150.2	4,661.2
Receivable from subsidiaries (eliminated in consolidation)	.6	414.4
Income tax assets	1.7	137.0
Other assets	67.0	66.7

Total assets	$4,248.0	$5,295.0

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Notes payable	$1,300.0	$—
Payable to subsidiaries (eliminated in consolidation)	45.4	—
Liabilities subject to compromise	—	4,865.8
Affiliated liabilities subject to compromise	—	558.1
Other liabilities	85.0	—

Total liabilities	1,430.4	5,423.9

Commitments and Contingencies
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	1,921.5
Shareholders’ equity (deficit):
Preferred stock	887.5	501.7
Common stock and additional paid-in capital ($.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding at December 31, 2003 — 100,115,772; no par value, 1,000,000,000 shares authorized, shares issued and outstanding: 2002 — 346,007,133)	1,642.9	3,497.0
Accumulated other comprehensive income (loss)	218.7	580.6
Retained earnings (deficit)	68.5	(6,629.7)

Total shareholders’ equity (deficit)	2,817.6	(2,050.4)

Total liabilities and shareholders’ equity (deficit)	$4,248.0	$5,295.0

The accompanying notes are an integral part of the condensed financial information.

CONSECO, INC. AND SUBSIDIARIES

SCHEDULE II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

STATEMENT OF OPERATIONS

(Dollars in millions)

	Successor	Predecessor

	Four months	Eight months	Years ended
	ended	ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Revenues:
Net investment income	$.1	$3.7	$2.4	$15.0
Dividends from subsidiaries (eliminated in consolidation)	—	—	—	24.0
Fee and interest income from subsidiaries (eliminated in consolidation)	—	.2	27.2	96.0
Net investment losses	—	(1.9)	—	(12.1)
Other income	5.6	.2	1.5	.8

Total revenues	5.7	2.2	31.1	123.7

Expenses:
Interest expense on notes payable (contractual interest: $268.5 for the eight months ended August 31, 2003; and $345.3 for 2002)	34.3	194.0	325.3	369.2
Provision for loss	—	15.9	147.2	169.6
Intercompany expenses (eliminated in consolidation)	.1	6.7	1.2	3.0
Operating costs and expenses	14.6	(5.6)	94.1	69.7
Special charges	—	—	25.7	36.7
Gain on extinguishment of debt	—	—	(1.8)	(17.0)
Reorganization items, net	—	(2,133.8)	14.4	—

Total expenses	49.0	(1,922.8)	606.1	631.2

Income (loss) before income taxes, equity in undistributed earnings of subsidiaries, distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, discontinued operations and cumulative effect of accounting change	(43.3)	1,925.0	(575.0)	(507.5)
Income tax expense (benefit):
Tax benefit on period income	(6.1)	8.5	(108.2)	(181.4)
Valuation allowance for deferred tax assets	—	—	753.9	—

Income (loss) before equity in undistributed earnings of subsidiaries, distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, discontinued operations and cumulative effect of accounting change	(37.2)	1,916.5	(1,220.7)	(326.1)
Equity in undistributed earnings of subsidiaries before discontinued operations, and cumulative effect of accounting change (eliminated in consolidation)	133.5	269.2	(1,275.8)	140.3

Income (loss) before distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts, discontinued operations and cumulative effect of accounting change	96.3	2,185.7	(2,496.5)	(185.8)
Distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts (contractual distributions for 2002 of $179.8)	—	—	173.2	119.5

Income (loss) before discontinued operations, and cumulative effect of accounting change	96.3	2,185.7	(2,669.7)	(305.3)
Discontinued operations of subsidiaries, net of income taxes	—	16.0	(2,216.8)	(100.6)
Cumulative effect of accounting change of subsidiaries, net of income taxes	—	—	(2,949.2)	—

Net loss	96.3	2,201.7	(7,835.7)	(405.9)
Preferred stock dividends (contractual distributions for 2002 of $2.1)	27.8	—	2.1	12.8

Income (loss) applicable to common stock	$68.5	$2,201.7	$(7,837.8)	$(418.7)

The accompanying notes are an integral part of the condensed financial information.

CONSECO, INC. AND SUBSIDIARIES

SCHEDULE II

CONDENSED FINANCIAL INFORMATION OF REGISTRANT (PARENT COMPANY)

STATEMENT OF CASH FLOWS

(Dollars in millions)

	Successor	Predecessor

	Four months	Eight months	Years ended
	ended	ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Cash flows from operating activities:
Net income (loss)	$96.3	$2,201.7	$(7,835.7)	$(405.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed earnings of consolidated subsidiaries*	(133.5)	(269.2)	1,275.8	(140.3)
Discontinued operations of subsidiaries	—	(16.0)	2,216.8	100.6
Cumulative effect of accounting change of subsidiaries	—	—	2,949.2	—
Provision for loss on loan guarantees	—	15.9	147.2	169.6
Net investment losses	—	1.9	—	12.1
Income taxes	19.6	8.8	(243.1)	(162.7)
(Gain) loss on extinguishment of debt	—	—	(1.8)	(17.0)
Distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	—	173.2	183.9
Reorganization items and special charges	—	(2,157.0)	10.2	32.1
Other-affiliated*	16.8	42.0	927.4	256.1
Other	(8.1)	163.8	191.9	32.9

Net cash provided (used) by operating activities	(8.9)	(8.1)	(188.9)	61.4

Cash flows from investing activities:
Sales and maturities of investments	—	—	16.0	33.1
Investments and advances to consolidated subsidiaries*	—	(3.5)	(121.3)	(12.9)
Purchases of investments	—	—	(56.7)	(49.5)
Change in restricted cash	(17.3)	—	—	—
Payments from subsidiaries*	.8	5.5	414.0	950.1

Net cash provided (used) by investing activities	(16.5)	2.0	252.0	920.8

Cash flows from financing activities:
Issuance of common and convertible preferred shares	—	—	—	4.1
Issuance of notes payable and commercial paper	—	—	—	404.9
Payments on notes payable	—	—	(75.5)	(1,349.4)
Issuance of notes payable to affiliates*	27.0	—	—	—
Dividends to subsidiaries*	—	—	(36.0)	(36.0)
Dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts	—	—	(86.2)	(181.2)

Net cash provided (used) by financing activities	27.0	—	(197.7)	(1,157.6)

Net increase (decrease) in cash and cash equivalents	1.6	(6.1)	(134.6)	(175.4)
Cash and cash equivalents, beginning of the period	9.5	15.6	150.2	325.6

Cash and cash equivalents, end of the period	$11.1	$9.5	$15.6	$150.2

*	Eliminated in consolidation

The accompanying notes are an integral part of the condensed financial information.

CONSECO, INC. AND SUBSIDIARIES

SCHEDULE II

NOTES TO CONDENSED FINANCIAL INFORMATION

1.     Basis of Presentation

The condensed financial information should be read in conjunction with the consolidated financial statements of Conseco, Inc. The condensed financial information includes the accounts and activity of the parent company.

CONSECO, INC. AND SUBSIDIARIES

SCHEDULE IV

REINSURANCE

(Dollars in millions)

	Successor	Predecessor

	2003	2002	2001

Life insurance inforce:
Direct	$85,830.2	$94,098.3	$116,075.0
Assumed	1,753.8	3,380.7	1,996.5
Ceded	(23,431.2)	(26,368.9)	(26,088.6)

Net insurance inforce	$64,152.8	$71,110.1	$91,982.9

Percentage of assumed to net	2.7%	4.8%	2.2%

	Successor	Predecessor

	Four months	Eight months	Years ended
	ended	ended	December 31,
	December 31,	August 31,
	2003	2003	2002	2001

Premiums recorded as revenue for generally accepted accounting principles:
Direct	$934.3	$2,011.4	$3,287.8	$3,600.0
Assumed	31.9	57.3	78.7	146.0
Ceded	(92.1)	(196.4)	(327.8)	(249.4)

Net premiums	$874.1	$1,872.3	$3,038.7	$3,496.6

Percentage of assumed to net	3.6%	3.1%	2.6%	4.2%

EXHIBIT INDEX

Exhibit
No.		Description

1	.1**	Form of Underwriting Agreement relating to Common Stock.
1	.2**	Form of Underwriting Agreement relating to Class B Mandatorily Convertible Preferred Stock.
2.1		Sixth Amended Joint Plan of Reorganization of Conseco, Inc. and affiliated Debtors, incorporated by reference to Exhibit 2.2 of our Current Report on Form 8-K filed September 15, 2003.
2.2		Order Confirming Reorganizing Debtors’ Sixth Amended Joint Plan of Reorganization, incorporated by reference to Exhibit 2.3 of our Current Report on Form 8-K filed September 15, 2003.
3.1		Amended and Restated Certificate of Incorporation of Conseco, Inc., incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed September 15, 2003.
3	.2**	Second Amended and Restated Bylaws of Conseco, Inc.
4.1		Certificate of Designations relating to Class A Senior Cumulative Convertible Exchangeable Preferred Stock of Conseco, Inc., incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed September 15, 2003.
4.2		Series A Warrant Agreement between Conseco, Inc. and Wachovia Bank, N.A., as Warrant Agent, incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed September 15, 2003.
4	.3**	Form of Certificate of Designations relating to Class B Mandatorily Convertible Preferred Stock.
5	.1**	Opinion of Kirkland & Ellis LLP.
10.1		Credit Agreement dated as of September 10, 2003 among Conseco, Inc., Bank of America, N.A., as Agent, and other financial institutions, incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed September 15, 2003.
10	.2**	Amendment No. 1 to Credit Agreement dated as of January 15, 2004 among Conseco, Inc., Bank of America, N.A., as Agent, and other financial institutions.
10.3		Amendment No. 2 to Credit Agreement dated as of March 5, 2004 among Conseco, Inc., Bank of America, N.A., as Agent, and other financial institutions, incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K for the year ended December 31, 2003.
10.4		Guarantee and Security Agreement dated as of September 10, 2003 among Conseco, Inc., the Subsidiary Guarantors Party Thereto and Bank of America, N.A., as Agent, incorporated by reference to Exhibit 10.4 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.
10.5		Common Stock Registration Rights Agreement dated as of September 10, 2003, incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed September 15, 2003.
10.6		Preferred Stock Registration Rights Agreement dated as of September 10, 2003, incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed September 15, 2003.
10.7		Employment Agreement dated as of May 27, 2003 between Conseco, Inc. and William J. Shea, incorporated by reference to Exhibit 10.5 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.
10.8		Agreement dated as of June 18, 2003 between Conseco, Inc. and R. Glenn Hilliard, incorporated by reference to Exhibit 10.6 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.
10	.9**	Amendment dated as of December 30, 2003 to Agreement dated as of June 18, 2003 between Conseco, Inc. and R. Glenn Hilliard.
10	.10**	Employment Agreement dated as of September 10, 2003 between Conseco, Inc. and Eugene M. Bullis.
10	.11**	Employment Agreement dated as of July 15, 2002 between Conseco, Inc. and John R. Kline.

Exhibit
No.		Description

10	.12**	Employment Agreement dated as of September 10, 2003 between 40y86 Advisors, Inc. and Eric R. Johnson.
10.13		Conseco, Inc. 2003 Long-Term Equity Incentive Plan, incorporated by reference to Exhibit 4 of our Registration Statement on Form S-8 (No. 333-108835).
10	.14**	Form of Indemnification Agreement among Conseco, Inc., CDOC, Inc., Conseco Services, LLC and each director of Conseco, Inc.
10	.15**	Form of Limited Undertaking among Conseco Life Insurance Company of Texas, Conseco, Inc. and each director of Conseco, Inc.
12.1		Computation of Ratio of Earnings to Fixed Charges, Preferred Stock Dividends and Distributions on Company-obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts.
21	.1**	Subsidiaries of Conseco, Inc.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2**	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24	.1**	Powers of Attorney.

**	Previously filed.